EXHIBIT 99.D

DESCRIPTION OF THE REPUBLIC OF INDONESIA DATED APRIL 23, 2021

CERTAIN DEFINED TERMS AND CONVENTIONS

Unless otherwise indicated, all references in this report to “Rupiah”, “IDR” or “Rp” are to the currency of Indonesia, those to “dollars”, “U.S. dollars” or “U.S.$” are to the currency of the United States of America, those to “Euro” or “€” are to the currency of the European Union, those to “SDR” are to Special Drawing Rights of the International Monetary Fund (“IMF”) and those to “ID” are to Islamic Dinars of the Islamic Development Bank. References to “Indonesia” or the “Republic” are to the Republic of Indonesia, references to the “Government” are to the Government of Indonesia and references to “BI” are to Bank Indonesia.

In addition, unless otherwise indicated, all references in this report to (i) “tons” are to metric tons, each of which is equal to 1,000 kilograms or approximately 2,204.6 pounds, (ii) “barrels” are to U.S. barrels, each of which is equal to 159.0 liters, (iii) “LNG” are to liquefied natural gas and (iv) “LPG” are to liquefied petroleum gas. Measures of distance referred to herein are stated in kilometers or “km” each of which is equal to 1,000 meters or approximately 0.62 miles. Measures of area referred to herein are stated in square kilometers, each of which is equal to approximately 0.39 square miles, or in hectares, each of which is equal to approximately 2.47 acres.

The Ministry of Energy and Mineral Resources publishes an average monthly and annual price for Indonesian crude oil which is commonly referred to as the Indonesian Crude Price (the “ICP”). ICP is calculated as the sum of Dated Brent and Alpha publication. Dated Brent is calculated based on the publication average of the current month, while Alpha is calculated based on publication average within the current month or the publication average within the current month and the previous month, taking into account the quality of crude oil, development of international crude oil prices, and/or national energy resilience. The Government evaluates the methodology of the calculation of the ICP from time to time and, if appropriate, adjusts the formula to ensure that the ICP closely tracks world market prices for Indonesian crude oil. The Government uses the ICP for various accounting and other purposes. For instance, the Ministry of Finance uses the ICP as an assumption underlying the preparation of the Government budget. See “Republic of Indonesia — Government Budget.”

Statistical information included in this report is the latest official data publicly available at the date hereof. Financial data provided in this report may be subsequently revised in accordance with Indonesia’s ongoing maintenance of its economic data. The Republic has no obligation to distribute such revised data to any holder of debt securities.

In August 2014, the Republic revised its methodology in compiling balance of payments data, using the sixth edition of Balance of Payments and International Investment Position Manual (“BPM6”). This revised methodology was implemented to comply with international best practices. BPM6 will be implemented gradually in Indonesia’s balance of payments (BOP) statistics. The first phase of implementation, which began in the second quarter of 2014, involves reclassifying existing data components and improving the methodology in accordance with BPM6, using sources of data currently available.

The shift to the new methodology impacts the following data:

•

In the goods account, the changes include: (a) reclassifying “goods for processing” as “manufacturing services on physical inputs owned by others” and “repairs on goods” as “maintenance and repair services” in the services account; and (b) incorporating only “goods procured in ports by carriers” and “general merchandise on a balance of payments basis.”

•

In the services account, the changes include: (a) combining “information and computer services” and “communication services (excluding postal and couriers)” into “telecommunication, computer and information services”; (b) reclassifying “postal and couriers services” to “transportation services”; and (c) incorporating the “financial intermediation services” section into “indirectly measured estimates” (“FISIM”).

•

The income account and current transfers account are renamed the primary income account and secondary income account, respectively, to comply with the terms used in the System of National Accounts 2008 and adjustments were made to the accounts after the implementation of FISIM.

•

In the financial account, the changes include: (a) the presentation format of direct investment data, which was previously based on the directional principle of investment (direct investments abroad and foreign direct investments in Indonesia) that was based on the principle of assets-liabilities (“direct investments — asset” and “direct investments — liability”). Notwithstanding the change, the net value of direct investments according to BPM6 is the same as that in the fifth edition of Balance of Payments and International Investment Program Manual (“BPM5”); and (b) including financial derivative data as an independent component, which is consistent with the information displayed by Indonesia’s International Investment Position Statistics.

•

In the current account, the changes include: (a) the calculation of several indicators associated with the account; (b) reclassifying “goods for processing” from goods to services; and (c) recording net values instead of gross values. While the changes resulted in smaller values of imports of goods and services and current account receipts, and larger values of indicators for reserve adequacy and the debt service ratio, the level of the current account remains unchanged from the previous methodology.

The shift to the new methodology does not affect the “net errors and omissions,” “total balance,” and “reserves and related items” values in the current and financial accounts.

In this report, gross domestic product (“GDP”) is shown in both current and constant market prices. GDP at current market prices value a country’s output using the actual prices for each year, while GDP at constant market prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation. In 2015, Statistics Indonesia (Badan Pusat Statistik (“BPS”)) adopted the calendar year 2010 as the base year (the “Base Year”) for the calculation of Indonesia’s GDP in constant market prices. Unless stated otherwise, all GDP growth rates in this report (in aggregate or by sector) are period-on-period comparisons based on constant market prices using the Base Year. Percentage shares of Indonesia’s GDP represented by various sectors (unless otherwise noted) use current market prices.

PRESENTATION OF INFORMATION

For ease of presentation, certain financial information relating to the Republic included herein is presented as translated into U.S. dollars. Unless otherwise specified herein, all translations of Rupiah into U.S. dollars or from U.S. dollars into Rupiah were made at the middle exchange rate, the mid-point between the buy and sell rates (the “BI middle exchange rate”), between the Rupiah and the U.S. dollar, as announced by Bank Indonesia, the Indonesian Central Bank, as of the respective dates to which such information relates. However, these translations should not be construed as a representation that the Rupiah amount actually represents such U.S. dollar amount or could be converted into U.S. dollars at the rate indicated or any other rate. The BI Transaction Exchange Rate — Mid-Rate was Rp14,572 = U.S.$1 on March 31, 2021. In addition, unless otherwise specified herein, all translations of Rupiah into currencies other than U.S. dollars, or from such other currencies into Rupiah, were made at the BI middle exchange rate between the Rupiah and such other currencies as announced by Bank Indonesia as of the respective dates to which such information relates.

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar as of the end of the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2016	13,473	13,303
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021^	14,525	14,157

Source: Bank Indonesia

^	As of March 31, 2021.

Unless otherwise indicated, all statistical data and figures for 2020 or any part thereof are estimates based upon preliminary data and are subject to review and adjustment.

Certain budget figures appear as audited numbers in the relevant year’s Central Government Financial Report (Laporan Keuangan Pemerintah Pusat (“LKPP”)).

Certain statistical or financial information included in this report may differ from previously published information for a number of reasons, including basis of presentation and ongoing statistical revisions. Also, certain monetary amounts included in this report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an exact arithmetic aggregation of the figures that precede them.

FORWARD-LOOKING STATEMENTS

Forward-looking statements are statements that are not about historical facts, including statements about Indonesia’s beliefs and expectations. These statements are based on current plans, estimates and projections, and therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made. Some of the statements contained in this report under “Republic of Indonesia” are forward looking. They include statements concerning, among others:

•	the Republic’s economic, business and political conditions and prospects;

•	the Republic’s financial stability;

•	the depreciation or appreciation of the Rupiah;

•	changes in interest rates; and

•	governmental, statutory, regulatory or administrative initiatives.

The Republic undertakes no obligation to update publicly any of them in light of new information or future events, including changes in Indonesia’s economic policy or budgeted expenditures, or to reflect the occurrence of unanticipated events.

Forward-looking statements involve inherent risks and uncertainties. The Republic cautions you that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statement. These factors include, but are not limited to:

•

adverse external factors, such as high international interest rates and recession or low growth in the Republic’s trading partners. High international interest rates could increase the Republic’s current account deficit and budgetary expenditures. Recession or low growth in the Republic’s trading partners could lead to fewer exports from the Republic and, indirectly, lower growth in the Republic;

•

instability or volatility in the international financial markets. This could lead to domestic volatility, making it more difficult for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign direct and portfolio investment inflows;

•

adverse domestic factors, such as a decline in domestic savings and investment, increases in domestic inflation, high domestic interest rates and exchange rate volatility. Each of these factors could lead to lower growth or lower international reserves; and

•

other adverse factors, such as adverse oil price movements, climatic or seismic events, international or domestic hostilities, infectious disease outbreaks or pandemics, political uncertainty and delays in implementing and realizing infrastructure projects and economic policies.

DATA DISSEMINATION

The Republic subscribes to the IMF’s Special Data Dissemination Standard, which is designed to improve the timeliness and quality of information of subscribing member countries. This standard requires subscribing member countries to provide schedules, referred to as the “Advance Release Calendar”, indicating, in advance, the date on which data will be released. For Indonesia, precise dates or “no-later-than-dates” for the release of data are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the IMF’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the IMF’s Dissemination Standards Bulletin Board. The internet website for Indonesia’s Advance Release Calendar and metadata is located at https://dsbb.imf.org/sdds/country/IDN/advance-release-calendar-base. Neither the Republic nor any agents or underwriters acting on behalf of the Republic in connection with the offer and sale of securities, as contemplated in this report, accept any responsibility for information included on that website, and its contents are not intended to be incorporated by reference into this report.

REPUBLIC OF INDONESIA

Overview

Indonesia is the world’s fourth most populous country, with a population of approximately 270.2 million in 2020. It is a developing nation in Southeast Asia, spread across an archipelago of approximately 16,056 islands.

Despite a contraction in 2020 largely due to the negative impact that the Covid-19 outbreak had on domestic demand, in recent years Indonesia has enjoyed relatively high economic growth and consolidated its transformation to a participatory democracy that places greater political power in the hands of local and regional governments. The Republic expects to resume that trajectory in 2021 as the Covid-19 outbreak subsides and economic activity normalizes.

The following table sets forth certain of the Republic’s principal economic indicators as of and for the specified dates and periods.

Selected Key Economic Indicators

	Year Ended December 31,
	2016L	2017L	2018L	2019P	2020P
National account and prices:
Real GDP growth (period-on-period)	5.0%	5.1%	5.2%	5.0%	(2.1)%
Per capita GDP (in millions of Rupiah)	48.0	51.9	56.0	59.1	56.9
Per capita GDP (in U.S. dollars)(1)	3,604	3,877	3,927	4,175	3,912
Average exchange rate (Rupiah per U.S. dollar)(2)	13,303	13,385	14,246	14,139	14,525
Inflation rate ((year-on-year) change in CPI)	3.0%	3.6%	3.1%	2.7%	1.7%
External sector:
Current account (% of GDP)	(1.8)%	(1.6)%	(2.9)%	(2.7)%	(0.4	)%(3)
Fiscal account:
Budget deficit (% of GDP)	(2.5)%	(2.5)%	(1.8)%	(2.2)%	(6.1)%
External debt of the central Government (in trillions of Rupiah) as of December 31,	1,496.3	1,648.2	1,857.4	1,815.1	2,037.0
Debt service ratio (% of Government revenue)	32.5%	34.0%	39.1%	42.8%	45.3%

Sources:    Statistics Indonesia (Badan Pusat Statistik (“BPS”)), BI and Ministry of Finance

L	Laporan Keuangan Pemerintah Pusat (“LKPP”) (Central Government Financial Report/Audited).
P	Preliminary.
(1)

Per capita GDP in U.S. dollars has been converted from Rupiah into U.S. dollars and the U.S. dollar amounts of external debt of the central Government have been converted into Rupiah at the following exchange rates were used: Rp13,305 per U.S.$ for 2016, Rp13,385 per U.S.$ for 2017, Rp14,257 per U.S.$ for 2018, Rp14,148 per U.S.$ for 2019 and Rp14,556 per U.S.$ for 2020. These exchange rates are calculated by BPS with reference to the weighted average monthly exchange rates applicable to export and import transactions for each month in a given period.

(2)	Official average exchange rate for the relevant period published by BI in its annual report.
(3)	As published by BI in Indonesia’s balance of payments report.

Recent Developments

Recent Public Health Developments

The Covid-19 outbreak continues in Indonesia. The outbreak has resulted in a high number of cases and deaths in the country. As of April 19, 2021, the country had recorded over 1.6 million cases of Covid-19, of which over 43,000 were fatal. The number of active cases, however, has begun to abate, with the number of current infections dropping to approximately 100,000 as of April 19, 2021 from a peak of approximately 175,000 at the beginning of February 2021. The Government has commenced to vaccinate the population, and as of April 19, 2021 approximately 4.1% of the population, or 11.0 million persons, had received at least a single dose of a vaccine and approximately 2.2% of the population, or 6.1 million people, had been fully vaccinated against Covid-19.

Additional legislative and regulatory measures that the Government implemented to address the impact of the Covid-19 pandemic on Indonesia include:

•

On May 11, 2020, the Government issued Government Regulation No. 23 of 2020, which allows the channeling of state budgets to state-owned-enterprises (“SOEs”), subject to adherence to certain principles such as social justice, prudence, good governance, transparency and accountability. Such support is mainly allocated in the forms of capital injections, funds placement, subsidies, cash compensation and working capital support and loan subsidies.

•	On July 20, 2020, the President established the Committee for Covid-19 Mitigation and National Economic Recovery.

•

On September 2, 2020, the Ministry of Finance enacted Ministry of Finance Regulation No. 118/PMK.06/2020, which served as a basis for the Government to invest in certain SOEs and other government institutions as part of a national recovery program.

•	On October 22, 2020, the Ministry of Health enacted regulations concerning the provision of Covid-19 vaccines and related equipment, including rules on their distribution.

•

On November 16, 2020, Bank Indonesia enacted regulations allowing banks to use credit assets and/or financing assets that were restructured during the Covid-19 stimulus period as collateral for short-term liquidity loans under certain circumstances.

Outlook and 2021 Budget

Despite the recent progress against the spread of Covid-19, the virus and the measures taken to contain it continue to incur a substantial burden on the Government’s finances. The Indonesian economy contracted by 2.1% in 2020, compared to growth of 5.0% or more in each of the prior four years. The slowdown was largely due to the negative impact that the Covid-19 outbreak had on domestic demand. The outbreak initially adversely affected only travel-related sectors such as tourism, airlines, hospitality, food and beverage. Subsequently, however, a combination of weak demand and supply disruptions caused by extensive restrictions on mobility and commerce to limit the spread of the outbreak affected a broader set of sectors, including manufacturing, commodities and other export-oriented sectors.

The Government expects growth to resume in the near term, with the 2021 Budget assuming a growth rate of 5.0%. The primary deficit in 2021, however, is expected to be 5.7% of GDP, which, despite representing a decline from the 6.34% primary deficit recorded in 2020, is high compared to recent historical norms. Prior to the outbreak of Covid-19 in the country, the Government capped its annual budget deficit at 3% of GDP. The Government aims to restore the 3% budget deficit cap by 2023. The Government expected to finance the primary deficits primarily through the issuance of government securities. For a discussion of the 2021 Budget, see “Government Budget—2021 Budget.”

Task Force for Covid-19 and National Economic Recovery Program

In April 2020, the Government established the Task Force for Covid-19 and a National Economic Recovery Program (Komite Penanganan Covid-19 dan Pemulihan Ekonomi Nasional, “KPC-PEN”) to help coordinate the Government’s efforts to address the Covid-19 pandemic and disburse the funds that have been set aside for that purpose in the 2020 Budget and the 2021 Budget. The Government estimates that around 40 million households have benefited from social protection spending under KPC-PEN to date. Funding for micro, small and medium enterprises (“MSMEs”) has supported informal and self-employment for those suffering unemployment as a result of the Covid-19 pandemic. Unrealized KPC-PEN amounts from the 2020 Budget were combined with the KPC-PEN amounts from the 2021 Budget, which total Rp372.1 trillion, for realization during 2021.

The Law on Job Creation

On November 2, 2020, the President signed Law No. 11 of 2020 (the “Law on Job Creation”), an omnibus law that amended or revoked more than 70 existing laws and regulations. The Law on Job Creation aims to increase investment in the country by (i) reducing and streamlining licensing requirements, (ii) reducing restrictions on foreign investments, (iii) creating a framework for incentivizing investments, (iv) amending employment laws and regulations, including changes to existing rules on employee termination, fixed-term employment and outsourcing, and (v) amending land and spatial planning laws. The Law on Job Creation provides for the establishment of an Indonesian sovereign wealth fund, the Nusantara Investment Authority, to attract foreign capital to invest in strategic sectors of the Indonesian economy, support sustainable development and boost economic growth. The Nusantara Investment Authority will have a two-tiered board, comprising a five-member supervisory board co-chaired by the Minister of Finance and the Minister of State Owned Enterprises and a five-member independent board of directors.

The Law on Job Creation mandates the issuance of a number of implementing government regulations and presidential regulations that will significantly influence how the law is substantively implemented. Since February 2021, the Government has begun issuing a significant portion of the implementing regulations, however some portion of the regulations remains to be drafted and/or given effect.

Land and People

Area

Situated between Malaysia, Singapore and the Philippines to the north and Australia to the south, the Republic of Indonesia covers a total land area of approximately 1,916,907 square km, comprising approximately 16,056 islands (the majority of which are uninhabited) and forming part of the world’s largest archipelago.

The main islands of Indonesia are Sumatera, Java, Bali, Kalimantan (also known as Borneo, the northern part of which belongs to Malaysia and Brunei), Sulawesi and Papua (the eastern part of which belongs to Papua New Guinea). Indonesia extends 5,120 km across the equator from Nanggroe Aceh Darussalam, or Aceh, in the west to Papua in the east. Jakarta, Indonesia’s capital and largest city, is located on the northern coast of the western part of Java.

In recent years, the Government has implemented various measures to address haze and other adverse effects caused by forest and field fires related to land clearance for agriculture in the islands of Sumatera and Kalimantan.

Volcanic and Other Natural Disasters

Indonesia is located in one of the most volcanically and seismically active regions in the world. Because it is located in the convergence zone of three major lithospheric plates, it is subject to significant seismic activity that can lead to destructive volcanic eruptions, earthquakes and tsunamis, or tidal waves, including the 2004 earthquake and subsequent Indian Ocean tsunami that devastated the Province of Aceh and the 2018 earthquake and subsequent tsunami that caused substantial loss of life and extensive infrastructure and property damage in Central Sulawesi. In addition to these geological events, Indonesia has also been struck by other natural disasters such as heavy rains and flooding. The central Government’s realization of contingency fund for financing post-natural disaster relief efforts was Rp2.9 trillion in 2016, Rp4.3 trillion in 2017, Rp6.4 trillion in 2018 and Rp8.6 trillion in 2019. All of these natural disasters have resulted in loss of life, the displacement of people and destruction of property, and could have significant economic and developmental effects.

Environment

Environmental problems confronting Indonesia include:

•	deforestation;

•	scarcity and quality of the water supply;

•	land subsidence;

•	soil erosion;

•	air pollution;

•	inadequate waste management in urban centers; and

•	land and forest fires.

Indonesia is also vulnerable to the impact of global climate change such as prolonged droughts, increased frequency of extreme weather events and heavy rainfall resulting in floods, that will, in turn, impact the production and distribution of food, water, and energy. Therefore, Indonesia considers climate change mitigation and adaptation efforts essential for building resilience in safeguarding food, water and energy resources. Indonesia has adopted the National Action Plan on Climate Change Adaptation, which provides a national framework for adaptation initiatives that has been mainstreamed into the National Development Plan. The medium-term goal of Indonesia’s climate change adaptation strategy is to reduce risks on all development sectors (agriculture, water, energy security, forestry, maritime and fisheries, health, public service, infrastructure, and urban system) by 2030 through local capacity strengthening, improved knowledge management, convergent policy on climate change adaptation and disaster risks reduction, and application of adaptive technology.

The Government seeks to address these environmental concerns through greater supervision and regulation, and community and private sector awareness and involvement.

In 2009, former President Susilo Bambang Yudhoyono announced an emissions target that became the basis for Indonesia’s national climate change policy (“INDC”) in 2015. The current INDC provides for 29% reduction in greenhouse gas (“GHG”) by 2030 and the same 41% conditional target by 2030. In 2011, Yudhoyono issued Presidential Regulation No. 61/2011 which included the National Action Plan for Greenhouse Gas Reduction (Rencana Aksi Nasional Penurunan Emisi Gas Rumah Kaca (“RAN-GRK”)), as well as Presidential Regulation No. 71/2011 on Implementation of a National GHG Inventory. These identify the actions that Indonesia will take to reduce its GHG emissions. In 2012, the National Development Planning Agency (Kementerian PPN/Bappenas (“Bappenas”)), established a secretariat for RAN-GRK.

RAN-GRK requires the participation of Government ministries and institutions to reduce GHG emissions. RAN-GRK identifies major sectors that will be essential for Indonesia’s provinces to achieve emission reduction target described in Local Action Plan for Green House Gas Emission Reduction (Rencana Aksi Daerah untuk Penurunan Emisi Gas Rumah Kaca (“RAD-GRK”)). These sectors are: forestry and peatlands, agriculture, energy, industry, transportation, waste and other supporting sectors. Although RAN-GRK is a national action plan, it also lays the foundation for the actions of provinces, localities, and private enterprises to implement GHG reductions. RAN-GRK mandates that Indonesia’s provinces develop and submit RAD-GRK. RAN-GRK provides local governments with capacity building, budgets and potential participation in domestic and international markets to incentivize market participants to contribute to RAN-GRK’s goals. RAD-GRKs are tailored to the development plans of each province. The Ministry of Home Affairs with the support of Bappenas and the Ministry of the Environment oversees and coordinates the preparation of RAD-GRKs. Bappenas creates the guidelines for each of the local action plans.

Indonesia’s environmental law was enacted in 2009 by virtue of Law No. 32 of 2009 on Environmental Protection and Management (the “Environmental Law”) and was partially amended by the Law on Job Creation. The Environmental Law is based on the concepts of sustainable development, prevention, precaution and a “polluter pays” principle and introduced environmental documentation and licensing requirements. Under the Environmental Law, all business activities must have an environmental document, either in the form of an environmental impact planning document (“AMDAL”), an environmental management/monitoring efforts report (“UKL-UPL”), or a written statement on readiness to manage and monitor the environment (“SPPL”). An AMDAL is a comprehensive study of the potentially significant environmental impacts of a proposed business. A UKL-UPL covers the monitoring and management efforts undertaken by businesses that are unlikely to have a significant impact on the environment. An SPPL is typically required by services providers. These documents must be obtained before the business can apply for a business license. The Law on Job Creation simplified such environmental licensing policy by, among other things, integrating the environmental license into the business license (perizinan berusaha) which is now administered through the Online Single Submission (“OSS”) system. The OSS system is, an electronic licensing platform managed by the OSS Body, which is part of the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal). The implementation of this integrated licensing policy is pending the relevant implementing rules under the Law on Job Creation.

To better address environmental issues, the Ministry of Environment and the Ministry of Forestry were merged to become the Ministry of Environment and Forestry in October 2014. Its objectives are the design, implementation, execution and supervision of a coherent and consistent environmental and deforestation policy at a national level and for each relevant sector. The Ministry of Environment and Forestry received a budget for 2017 of Rp6,463 billion, or approximately U.S.$477.1 million, for 2018 of Rp8,025 billion, or approximately U.S.$598.9 million, for 2019 of Rp9,076.5 billion, or approximately U.S.$672.3 million, for 2020 of Rp6,779.6 billion, or approximately U.S.$480.7 million, and for 2021 of Rp7,957.1 billion, or approximately U.S.$509.4 million.

In recent years, Jakarta has been plagued by frequent floods amid peaks in the rainy season given inadequate infrastructure and water management, resulting in the temporary relocation of tens of thousands of residents. Jakarta is also experiencing land subsidence issues primarily due to deep groundwater extraction combined with demand pressure from high-rise buildings in Jakarta. To address this, the Ministry of Public Works and Housing introduced a National Capital Integrated Coastal Development master plan.

In addition, the Ministry of Public Works and Housing is collaborating with the Ministry of Environment and Forestry on an environmental program to build regional domestic waste infrastructure and domestic wastewater treatment in order to improve environmental quality.

Population

Indonesia had a population of approximately 270.2 million in 2020 and is the fourth most populous country in the world, after China, India and the United States. The population is primarily concentrated in Java (estimated at approximately 151.6 million in 2020). In 2020, Jakarta, the capital, was estimated to have a population of approximately 10.6 million.

Indonesia’s population is young and growing. In 2020, the Government estimated that approximately 23.3% of the population was under 15 years of age and approximately 40.2% was under 25 years of age. The population growth rate during the period of 2010 to 2020 was 1.25% per annum.

Indonesia’s population is predominantly Muslim, with a significant Christian minority and the remaining consists of Hindus, Buddhists and followers of other religions. Indonesia’s population is primarily of Malay descent, but consists of more than 300 ethnic groups, including the Acehnese, Batak and Minangkabau in Sumatera; the Javanese and Sundanese in Java; the Madurese in Madura; the Balinese in Bali; the Sasak in Lombok; the Minahasan, Makassarese, Toraja and Bugis in Sulawesi; the Dayak in Kalimantan; and the Dani and Asmat in Papua. The country’s population also includes people of Chinese, Arab, Eurasian, Indian and Pakistani backgrounds.

The national language is Bahasa Indonesia, which is based on the Malay language. English is widely used and taught in most secondary schools. In total, approximately 500 languages and dialects are spoken throughout Indonesia.

Government and Political Developments

Political History and Development of Political Parties

From 1605 until its independence in 1945, Indonesia was under almost continuous Dutch colonial rule. The period of Dutch administration was interrupted by a short period of British colonial rule in the 19th century and ended by the Japanese occupation for three years before Indonesia proclaimed its independence on August 17, 1945. In the same year, Indonesia adopted its Constitution. In 1967, the executive power was transferred from President Soekarno to General Soeharto who served as Indonesia’s President until 1998, when he resigned in the aftermath of social unrest that followed the 1997 Asian financial crisis.

The post-Soeharto era, which is known in Indonesia as the Reformasi, led to changes in various governmental institutions and structural reforms of the judiciary, legislature, and executive office. Between 1999 and 2002, the Constitution was amended to strengthen constitutional checks and balances and the separation of powers and provide for a more direct democracy.

In July 2014, President Joko Widodo and Vice President Muhammad Jusuf Kalla were elected to serve until 2019. The nominations of presidential and vice-presidential candidates are proposed by coalitions of political parties and the candidates’ relationships with and support from political parties have a considerable effect on election results. In the 2014 election, the legislative and presidential elections were held separately with three months span in between. Accordingly, the legislative election results were an important indicator of the outcome of the presidential election due to the political support from the political parties.

A total of 15 parties (including three local parties in Aceh) took part in the 2014 legislative election. In addition to presidential and legislative elections, each of Indonesia’s 34 provinces conducts their own gubernatorial elections, with governors serving five-year terms. After a successful national legislative election on April 9, 2014, the General Election Commission (Komisi Pemilihan Umum (“KPU”)) by virtue of KPU Decree No. 412/kpts/KPU/2014 dated May 9, 2014 in conjunction with KPU Decree No. 416/kpts/KPU/2014 dated May 14, 2014, confirmed 10 (out of 15) participating political parties qualified for parliamentary seats in the House of Representatives (Dewan Perwakilan Rakyat (“DPR”)). Simultaneous local elections were held in June 2018, consisting of 17 provinces governatorial elections including for Indonesia’s four most populous provinces (West Java, East Java, Central Java and North Sumatra) and 154 cities and municipalities mayor elections.

2019 Elections and Recent Political Developments

In 2019, for the first time, Indonesia’s presidential and legislative election was held simultaneously. The general election was held on April 17, 2019 for the election of president and vice president, members of the House of Representatives, members of the Regional Representative Council, members of the Provincial Legislative Council, and members of the City/Regency Legislative Council.

On May 21, 2019, the KPU confirmed the election of President Joko Widodo and Vice President KH. Ma’ruf Amin to serve as the president and vice president, respectively, until 2024. Following the announcement of the election results, the primary opposition presidential and vice presidential candidates filed a claim against the general election’s result with the Constitutional Court. On June 27, 2019, the Constitutional Court rendered a decision rejecting these claims. President Widodo and Vice President Amin took their oath of office and commenced serving their five-year term on October 20, 2019.

While Indonesia has successfully conducted elections in the past and the recent general elections, the country continues to face various socio-political issues and has, from time to time, experienced political instability and social and civil unrest. Since 2000, thousands of Indonesians have participated in demonstrations in Jakarta and other Indonesian cities both for and against former President Megawati, former President Yudhoyono and current President Widodo, as well as in response to specific issues, including the introduction of new bills, laws and/or policies by the Government reductions in fuel or electricity subsidies, privatization of state assets, anticorruption measures, decentralization and provincial autonomy, actions of former Government officials and their family members, and the American-led military campaigns in the Middle-East and, most recently, the Law on Job Creation. Gubernatorial elections in Jakarta in February and April 2017 led to protests with religious undertones. Despite a few demonstrations that turned disruptive, Indonesia has gone through several major elections that were generally peaceful and led to successful transition. Considering the recent state of the political environment in Indonesia, political campaigns in Indonesia may bring a degree of political and social uncertainty to Indonesia that could lead to further civil disturbances.

In August 2019, President Widodo announced plans to move Indonesia’s capital from Jakarta to an area in East Kalimantan province on the island on the island of Borneo. He further announced that the physical relocation of the capital will begin in 2024 and is expected to cost Rp466 trillion, 19% of which will originate from state budget. The remaining amount will be funded through public private partnerships as well as private investments. The plan is preliminary and is subject to change and various government approvals, including the approval of Parliament as well as the anticipated enactment into law (undang-undang) as the legal basis for the relocation.

Following the inauguration of his second presidential term in October 2019, President Widodo announced his administration’s plans to continue regulatory reform by focusing on initiatives such as developing a dynamic workforce, promoting industry cooperation through technology, continuing infrastructure development, simplifying regulations by creating two omnibus laws—one on job creation and one on small business empowerment—which will be a legislative priority, reducing bureaucracy and diversifying the nation’s economy by reducing dependency on production of natural resources.

Central Government

The Government is based on the Constitution, under which the Republic is structured as a unitary republic. The Constitution enshrines a set of fundamental principles known as Pancasila (the five principles), encompassing belief in one supreme God, humanity, the unity of Indonesia, democracy led by the wisdom of deliberations among representatives and social justice for all.

The Constitution vests the sovereignty in the country’s people and establishes the office of the President, the People’s Consultative Assembly (Majelis Permusyawaratan Rakyat) or MPR, (which consists of the House of Representatives (Dewan Perwakilan Rakyat) or DPR and the Regional Representatives’ Council (Dewan Perwakilan Daerah) or DPD, the Supreme Audit Agency (Badan Pemeriksa Keuangan) or BPK, the Supreme Court (Mahkamah Agung), the Constitutional Court (Mahkamah Konstitusi) and the Judicial Commission (Komisi Yudisial).

The MPR has the authority to amend the Constitution and inaugurate and dismiss the President. The MPR has a bicameral structure, consisting of the DPR, which is the principal legislative body, and the DPD. The DPR has 575 members. Starting from 2019, the DPD has 136 members, consisting of four members from each province, where elections were successfully held in 2019.

Members of the DPR are elected by a proportional representation system. The DPD members are elected in non-partisan elections based on a plurality of votes within the relevant electorate.

Each of the DPR and the President has the power to initiate legislation. All legislation, including the Republic’s budget, must be approved by both the DPR and the President. While the DPD is able to initiate legislation regarding regional matters, this is subject to approval from both the DPR and the President.

The President has the authority and responsibility for the conduct of the administration of the Republic. This includes the authority to declare war, make peace, conclude treaties with other states and propose statutes; these presidential actions must, however, be approved by the DPR before taking effect. Constitutional amendments in 1999 restrict the President and Vice President to a maximum of two five-year terms.

The President is assisted in the administration of his responsibilities by ministers who are appointed and dismissed by the President and who are responsible only to the President.

Judicial System

The Constitution states that the Indonesian judicial system must be independent and that judicial authority is to be exercised by the courts free from the influence of non-judicial power. The Republic’s judicial power is exercised by the Supreme Court, various lower courts and the Constitutional Court. The courts below the Supreme Court are organized by subject matter jurisdiction. These courts include the general, religious, military and administrative courts. The general courts have jurisdiction over all criminal and civil cases outside the limited jurisdiction of any of the special courts. The religious courts have jurisdiction over cases such as family law among Muslims. The military courts have jurisdiction over cases involving military personnel. The administrative courts have jurisdiction over actions involving certain Government decisions.

Furthermore, there are several special courts under the general courts and the administrative courts such as (i) commercial courts, which have jurisdiction over bankruptcy cases and intellectual property rights cases (except trade secrets); (ii) juvenile courts, which have jurisdiction over child cases; (iii) human rights courts, which have jurisdiction over gross violations of human rights cases; (iv) corruption courts, which have jurisdiction over corruption cases; (v) labor courts, which have jurisdiction over industrial relations cases; (vi) fishery courts, which have jurisdiction over criminal fishery cases; and (vii) tax courts which have jurisdiction over tax disputes. The Supreme Court also has the authority to issue opinions on legal matters to various Government authorities and officials, to order a court to adjudicate a particular matter or to set aside an unlawful decision. The Constitutional Court has exclusive jurisdiction with respect to questions of constitutional law.

Regional Governments and Regional Autonomy

Indonesia has 34 provinces, including the special capital region of Jakarta. Each province is headed by a governor and consists of several subdivisions. There are two types of subdivisions, namely kabupaten, or regencies, and kota, or municipalities. Political and governmental arrangements in regencies and municipalities are generally similar, but municipalities tend to be more urban. Regencies and municipalities are divided into kecamatan, or districts, which in turn are further divided into kelurahan, or villages, or sub-districts. Indonesia consists of 416 regencies and 98 municipalities in 34 provinces. The latest regional elections were successfully held in 9 provinces, 37 municipalities and 224 regencies in December 2020.

Over the past two decades, the central Government has promoted and created significant regional autonomy through legislation. Under current law, government matters are divided into three areas:

(i)	matters that are solely under the authority of the central Government, such as foreign affairs, defense, security, judicial, national fiscal and monetary matters, and religion;

(ii)	matters that are concurrently implemented by the central Government, provincial Governments and regency/municipal Governments. These include:

(a)

mandatory matters to be implemented by regional Governments, namely basic services, which consists of education, health, public works and special planning, housing, social order and social welfare, and non-basic services. Social welfare and non-basic services are further divided into other matters such as labor, women’s empowerment and child protection, food sustainability, land policy, living environment, population administration and civil registration, community and village empowerment, population control and family planning, transportation, communication and informatics, cooperatives, plantations, investment, youth and sports, statistics, encryption, culture, libraries and archives; and

(b)	optional matters to be implemented by regional Governments, namely maritime and fisheries, tourism, agriculture, forestry, energy and mineral resources, trade, industry and transmigration; and

(iii)

matters that are solely under the authority of the President as head of Government, such as Army, Navy and Air Force affairs, the appointment and the replacement of ambassadors and consuls, the granting of pardon and rehabilitation, amnesty and abolition, award of titles, decorations and other marks of state honor.

The provinces of Aceh, Jakarta, Yogyakarta, Papua and West Papua enjoy special autonomy from the central Government. In Papua and West Papua, a portion of the population has shown support for the Free Papua Movement (generally known by its Indonesian initials, OPM). While there have been some violent incidents involving the armed wing of the OPM, including those targeting the Indonesian police, the National Armed Forces and police have taken measures to maintain security and order in these provinces, and the Government has continued its policy of promoting social welfare in Papua and West Papua. The Government is addressing the concerns of certain groups seeking greater independence by expanding the powers of the local governments, investing in infrastructure, improving judicial access, instituting affirmative action programs, working to resolve differences among local ethnic groups, increasing welfare programs and infrastructure development and fostering business growth and investment in areas populated by these groups.

Terrorism

Several terrorism-linked bombing incidents have taken place in Indonesia over the years, including incidents linked to ISIS and Jemaah Islamiah, a Southeast Asian terrorist network linked to other terrorist organizations outside the region. In response to these incidents, security forces and the judiciary took action to bring the perpetrators to justice and have targeted terrorist networks. Since the emergence of ISIS, several terror attacks have been committed by ISIS or ISIS affiliated groups in Indonesia. On January 14, 2016, multiple explosions and gunfire took place near the Sarinah shopping mall in central Jakarta that killed eight people and injured 23 people (commonly known as the Sarinah bombing). On July 18, 2016, Indonesian National Armed Forces and police troops killed Santoso, the leader of a pro-ISIS group, who had been a fugitive for years.

On May 24, 2017, in an incident commonly known as the Kampung Melayu bombing, two suicide bombers set off explosives near the Kampung Melayu bus station, one of Jakarta’s busiest transit hubs, killing three police officers, the two suicide bombers, and wounding at least 10 other people. In June 2017, the anti-terror squad of Indonesia’s national police arrested 36 men suspected of being involved in the Kampung Melayu bombing and who are members of the Jamaah Anshar Daulah/Jamaah Ansharut Tauhid terror group, a splinter cell of Jemaah Islamiah.

A terror incident commonly known as the Surabaya bombings occurred on May 13, 2018, in which suicide bombers detonated bombs in three churches and an apartment complex in Surabaya, the second largest city in Indonesia. The next day, two perpetrators detonated their devices at the Surabaya police headquarters while they were being checked by the police at the entrance. In total, 15 civilians, one police officer and 13 suicide bombers were killed, and around 50 people were injured in the Surabaya bombings. The attacks occurred just days after a three-day prison standoff between the Indonesian national police and inmates convicted of terrorist activities at the headquarters of the mobile brigade of the Indonesian national police in West Java, commonly known as the Mako Brimob standoff, in which five police officers were killed. These attacks were the deadliest terror attacks in Indonesia since the 2002 Bali bombings. Indonesia’s national police believe the attacks were perpetrated in retaliation for the imprisonment of Aman Abdurrahman, the leader of the Jamaah Ansharut Daulah/Jamaah Ansharut Tauhid terror group.

On June 1, 2018, Indonesia’s national police announced that they had arrested 37 suspects after a series of anti-terror operations across Indonesia. Four people who were accused of terrorism were killed during shootouts. By mid-July 2018, 197 suspected terrorists had been apprehended, of which 20 were killed during the raids.

On June 22, 2018, Indonesia enacted a revised anti-terrorism law, which now enables Indonesian security forces to take pre-emptive action against suspected militants and envisages a broader role for Indonesian armed forces to support the efforts of the counter-terrorism unit of Indonesia’s national police.

Several arrests of suspected terrorists were made during March 2019 in North Sumatera during which one suspect and her child were killed during an explosion.

On October 10, 2019, the then current security minister Wiranto was stabbed during an official visit in Banten followed by suicide bombings at the police headquarters in Medan in November 2019. 74 arrests were made in the aftermath of the attacks and both instances have been linked to the Jamaah Ansharut Daulah/Jamaah Ansharut Tauhid terror group. Overall, the number of acts of terrorism has decreased in recent years.

Indonesia’s counter-terrorism efforts include laws in respect of counter-terrorism, anti-radicalization, money laundering, cyber security, and training efforts for police and security officers (including sending officers to Canada and the United States for training). Indonesia also participates in regional counter-terrorism efforts through the Association of South East Asian Nations (“ASEAN”), and global efforts through the United Nations. The Government also adopted de-radicalization/counter narrative measures as well as bolstered police anti-terror units with additional personnel, equipment and training. Over the period of the Widodo administration, several hundred terrorist suspects have been reformed through de-radicalization measures.

Economic Policy Packages in 2015 – 2019

After the election of President Joko Widodo in 2014, the Government introduced 16 economic stimulus policy packages to encourage domestic economic growth through the creation of a climate that is more conducive to business growth and development. The policy packages contain various initiatives and policies aimed at achieving such goals and were realized during 2015-2019. The implementation of certain policies and initiatives under the economic policy packages is ongoing.

National Medium-Term Development Plan (RPJMN) 2020-2024

In October 2019, President Joko Widodo announced his presidential vision for the establishment of an advanced sovereign, independent and supportive to mutual cooperation. Such vision contained the following objectives:

•	improving the quality of the Indonesian labor force;

•	achieving a productive, independent and competitive economic structure;

•	attaining equitable and prosperous national development;

•	achieving a sustainable environmental climate;

•	developing cultural progress reflecting the nation’s personality;

•	developing a dignified and trustworthy legal system which is free from corruption;

•	protection of all nations and provision of security to all Indonesian citizens;

•	attaining good, effective and reliable governance; and

•	achieving synergy of the governmental framework with the regional Government.

In addition, in October 2019, President Joko Widodo also introduced the Government’s National Medium-Term Development Plan 2020-2024 (the “RPJMN 2020-2024”), containing President Widodo’s five main priorities, namely enhancement of human resource development, enhancement of infrastructure development, simplification of regulation and bureaucracy and economic transformation. Such priorities were translated into the RPJMN 2020-2024 development agenda as follows:

•	strengthening economic resilience to achieve superior economic growth,

•	developing more remote regions to reduce economic gaps and improve equality;

•	improvement of quality and competitiveness of the labour force;

•	engaging in mental revolution and cultural development;

•	strengthening infrastructure to support economic development and improve basic services;

•	conservation of environment, supporting climate change and enhancing disaster resilience; and

•	enhancing political, legal, defense, stability and transforming public services.

To realize the RPJMN 2020-2024 development agenda, in October 2019, President Widodo announced his administration’s plans to implement regulatory reform by focusing on initiatives in line with such objectives by preparing three bills of omnibus laws, namely an omnibus bill on job creation, an omnibus bill on development and strengthening the financial sector and an omnibus bill on tax provision.

Economic Equalization Policy

In April 2017, the Government announced the Economic Equalization Policy (“EEP”), which embodies a national policy for economic transformation to overcome the middle-income trap and to enable Indonesia to achieve the status of a developed country. The EEP is an integrated reform policy comprising three parts: (i) land; (ii) opportunity; and (iii) human capital:

Land

•	Social forestry

•

The Ministry of Environment and Forestry will distribute access to social forest management covering an area of 211,522 hectares for 48,911 families with 134 permits. The initial focus will be on 11 villages with a total area of 15.576 hectares for 9,411 households.

•	Agrarian reform and transmigration land legalization

•

Transmigration of land of 220,000 hectares and 3,800 hectares under the National Agrarian Operation Project is ready to be legalized from a total of 4.5 million hectares, while 23,000 hectares of displaced land and 707,000 hectares of forest disposal are also ready to be redistributed from a total of 4.5 million hectares.

•	Agrarian reforms will be expanded to several provinces, including Banten, West Java, Central Java, Riau, West Kalimantan, West Sumatra, North Sumatra and Maluku.

•	Affordable housing for the urban poor.

•

The central Government is committed to housing development within urban areas which are well connected to centers of activity, economic resources and public transportation for the urban poor. Core housing policies include the provision of land for affordable housing (land availability), implementation of a housing scheme for the construction of cheap housing and a housing financing scheme.

Opportunity

•	Targeted development of key sectors

•

The EPP aims to have a targeted development of key sectors, which includes focusing on addressing issues relating to the tax system, development of manufacturing and IT industries and the retail sector. Through this targeted development, the Government hopes to improve the competitiveness of the retail sector and strengthen synergies between traditional and modern retail.

Human capital

•	Vocational training and labor markets

•	Vocational and labor policies will be structured for capacity building of human resources, especially to align with industry needs and to support government priority programs.

•	Policy steps will also be taken by the Government to draft and improve the road map for vocational education and training, through reclassification and prioritization of business fields and positions.

•	There will be a job matching program that will focus on strengthening vocational programs for industries.

•	Vocational schemes will be in place for the automotive, tourism and transportation sectors.

Infrastructure Reforms

The Government has undertaken certain infrastructure reforms to accelerate infrastructure provision. The reforms are: (i) fiscal reforms; (ii) institutional reforms; and (iii) regulatory reforms:

Fiscal reforms

•	Viability gap funding

•

Issuance of Minister of Finance Regulation No. 223/PMK.011/2012 as amended by Minister of Finance Regulation No. 170/PMK.08/2018 to increase project financial feasibility by contributing up to 49% of the construction cost.

•	Availability payment

•

Issuance of a regulatory framework for annuity payment scheme by the Government (Minister of Finance Regulation No. 260/PMK.08/2016 for the central Government and Minister of Home Affairs Regulation No. 96 of 2016 for the regional Government) during the concession period after the project becomes operational by the private sector in order to make the project bankable.

•	Land revolving fund

•	Issuance of Minister of Finance Regulation No. 220/PMK.05/2010, which is a revolving fund sourced from the state budget to accelerate land acquisitions.

•	Risk-sharing guidelines

•	The Indonesia Infrastructure Guarantee Fund (“IIGF”) has issued risk allocation and mitigation guidelines for public-private partnership projects (“PPP”).

Institutional reforms

•	Committee for Acceleration of Priority Infrastructure Delivery (Komite Percepatan Penyediaan Infrastruktur Prioritas (“KPPIP”))

•	KPPIP is actively involved in accelerating the delivery of priority infrastructure projects.

•	PT. Sarana Multi Infrastruktur (“PT SMI”)

•	PT SMI merged with the Government Investment Center to become an infrastructure funding company.

•	IIGF

•	The IIGF has the capacity to provide project guarantees for non-PPP projects.

•	Public-private Partnership Unit (“PPP Unit”)

•	The PPP Unit provides facilities to help government contracting agencies with preparation for PPP projects.

•	State Asset Management Agency

•	The State Asset Management Agency is mandated to provide land funds for National Strategic Projects to ensure timely land acquisition process.

•	Regulatory reforms

•	Direct lending

•	Issuance of Presidential Regulation No. 82 of 2015 to allow guarantees for direct lending to state-owned enterprises to accelerate financial close process for infrastructure projects.

•	Land acquisition

•

Issuance of Presidential Regulation No. 148 of 2015 as the fourth amendment to Presidential Regulation No. 71 of 2012 to stipulate land acquisition acceleration based on Law No. 2 of 2012, which was later superseded by Government Regulation No. 19 of 2021, to implement the Law on Job Creation.

•	Economic packages

•

Conduct deregulation for issues that impede infrastructure delivery and develop a task force under the Coordinating Ministry for Economic Affairs to ensure effective implementation of economic packages.

Foreign Relations and International and Regional Organizations

Indonesia maintains close diplomatic relationships with neighboring countries and aims to continue to strengthen economic relations with all its partners.

The Republic is one of the five founding members of ASEAN, an organization that was established in 1967 to ensure regional stability and is now committed to reducing development gaps among its member states (Brunei Darussalam, Cambodia, Indonesia, Laos, Malaysia, Myanmar, Philippines, Singapore, Thailand and Vietnam), which have entered into various agreements on mutual assistance and cooperation in several areas.

The Republic’s other principal memberships in international and regional organizations include:

•	United Nations;

•	the IMF;

•	the World Bank and certain World Bank-related organizations;

•	the Asian Development Bank (“ADB”);

•	the Chiang Mai Initiative Multilateralization;

•	the Credit Guarantee and Investment Facility (“CGIF”);

•	the Group of Twenty (“G20”), in which it is the only ASEAN member state that concurrently enjoys membership;

•	the Islamic Development Bank;

•	World Trade Organization;

•	the Asia Pacific Economic Cooperation (“APEC”), where it was one of the 12 founding economies and continues to play an important role;

•	the Asian Infrastructure Investment Bank, which has a mission to improve social and economic outcomes by investing in sustainable infrastructure and other productive sectors in Asia and beyond; and

•	the Indian Ocean Rim Association (“IORA”).

Indonesia also seeks to lead other developing countries through its membership in the following organizations of developing countries: the Non-Aligned Movement, the Organization of the Islamic Conference, the Group of 77 and China, the Developing 8, the Group of 15, and as observer at the G-24 Forum.

In terms of bilateral cooperation with China, Indonesia has been pursuing opportunities to support Government’s infrastructure connectivity development program through the Belt and Road Initiative. This initiative led by the People’s Republic of China, comprises two segments: (i) the Silk Road Economic Belt, a land road route western mainland China that leads to Central Asia up to the Middle East; and (ii) the 21st Century Maritime Silk Road, a strategic and important sea-land encircling Southeast Asia, the Persian Gulf and reaching the Horn of Africa. This initiative promotes better connectivity among countries in Asia, Europe as well as Africa and South America, and also encourages trade balance, e-commerce, digital economy and financial inclusion. In 2017, Indonesia was actively involved in the formulation of the Guiding Principles on Financing the Development for the Belt and Road Initiative. The Government has offered four economic corridors located in North Sumatera, North Kalimantan, North Sulawesi and Bali as part of the Belt and Road Initiative, with estimated project cost of U.S. $91.1 billion.

Indonesia became a member of the IORA (an association that connects countries along the Indian Ocean region) in 1997. Since joining the IORA, Indonesia has been an active member and has directly engaged in a number of initiatives and Indonesia continues to promote economic and maritime diplomacy in the Indian Ocean region. Indonesia hosted the leader’s summit of IORA in Jakarta in March 2017, which concluded with the enactment of the IORA Concord (also referred to as the Jakarta Concord), which aims to lay the foundation and set the course for cooperation within the IORA in the coming years to overcome the increasingly complex problems in the Indian Ocean region.

The following table shows Indonesia’s capital participation in major international financial organizations as of December 31, 2020.

			As of December 31, 2020 contributed capital
Name of organization	Year of admission		Subscribed	Paid in
	(in millions of U.S. dollars)
Asian Development Bank(1)	1966		8,375.4	418.8
IMF(1)	1966	(2)	6,734.5	6,734.5
World Bank Group
International Bank for Reconstruction and Development	1966	(2)	2,778.3	167.2
International Development Association	1968		141.6	65.0
International Finance Corporation	1968	(3)	31.6	31.6
Multilateral Investment and Guarantee Agency	1986		20.0	3.8
Islamic Development Bank(4)	1975		1,579.8	209.0
International Islamic Trade Finance Corporation	1992		2.1	2.1
The Islamic Corporation for the Insurance of Investment and Export Credit(4)	1992		0.7	0.4
Islamic Corporation For The Development Of The Private Sector	1992		22.3	22.2
International Fund for Agricultural Development	1977		82.0	78.0
Common Fund for Commodities	1980		1.3	1.3
Credit Guarantee and Investment Facility	2012		21.6	15.6
ASEAN Infrastructure Investment Bank	2015		3,360.7	672.1
ASEAN Infrastructure Fund	2012		120.0	120.0
International Rubber Consortium Limited	2002		4.0	4.0

Source: Bank Indonesia and Ministry of Finance

(1)	Denominated in Special Drawing Rights (“SDR”) of the IMF. Converted to U.S. dollars using the exchange rate on January 4, 2021 of U.S.$1.44878 to SDR 1.
(2)	Indonesia rejoined the IMF and the International Bank for Reconstruction and Development in 1966, it originally became a member of these organizations in 1954 and resigned its memberships in 1965.
(3)	Indonesia rejoined the International Finance Corporation in 1968, it originally became a member in 1956 and resigned its membership in 1961.
(4)	Denominated in ID (ID 1 = SDR 1). See footnote (1) above.

Foreign Relations

Indonesia embraces a foreign policy that is free and active while remaining committed to playing an important role in the maintenance of peace and security in the world. This policy is ingrained in Indonesia’s Constitution and is further testament that the aspirations of the international community as enshrined in the Charter of the United Nations is aligned to that of Indonesia. In this respect, Indonesia assumes leadership roles in advancing the interests of not just certain blocs of like-minded countries, as is likely the norm in international relations but rather continuously and persistently assumes the bridge-building negotiating role in constructing platforms that accommodate the interests of all countries for the common benefit of all.

Indonesia continues its active participation in the forums deemed crucial to life outcomes for the billions in the world for decades to come. In this context, Indonesia has shown active participation in the G20 Summit held in Hangzhou, China from September 4 to 5, 2016, the APEC Summit held in Lima, Peru from November 19 to 20, 2016, the G20 Summit held in Hamburg, Germany from July 7 to 8, 2017 and the APEC Summit held in Da Nang, Vietnam from November 10 to 11, 2017, the APEC Summit held in Port Moresby, Papua New Guinea from November 17 to 18, 2018, the G20 Summit held in Buenos Aires, Argentina from November 30 to December 1, 2018, the G20 Summit held in Osaka, Japan from June 28 to June 29, 2019, the APEC Summit held virtually from Kuala Lumpur, Malaysia on November 20, 2020, and the G20 Summit held virtually from Riyadh, Saudi Arabia from November 21 to November 22, 2020.

Indonesia has hosted a series of international events in recent years, including the 2018 Annual Meeting of IMF and World Bank Group in Bali, the Indonesia — Africa Forum in Bali, the 18th Asian Games and the 2018 Asian Para Games. The 2018 Annual Meeting of IMF and World Bank Group in Bali was held from October 12 to 14, 2018 and was attended by 3,500 delegates from 189 member countries, including G20 countries such as China, Japan, United States and France. The Our Ocean Conference (“OOC”) in Bali was held from October 29 to 30, 2018. The OOC 2018 resulted in 305 commitments in the maritime sector with an estimated value of U.S.$10.7 billion, as well as the establishment of 14 million square kilometers new marine protected areas.

Maritime Boundaries Delimitation and the South China Sea

The Government has conducted border diplomacy with its 10 neighboring countries, namely, India, Thailand, Malaysia, Singapore, Vietnam, the Philippines, Palau, Papua New Guinea, Timor-Leste, and Australia.

Indonesia has agreed on the following maritime boundaries:

•

Several Territorial Sea boundaries with Malaysia (northern part of the Malacca Strait) and Singapore (central, western and eastern part of the Singapore Strait), and completion of all Territorial Sea boundaries with Papua New Guinea;

•	Exclusive Economic Zone with the Philippines, Australia, and Papua New Guinea; and

•	Continental Shelf with India, Thailand, Malaysia (Malacca Strait and South China Sea), Vietnam, Australia and Papua New Guinea.

Negotiations on the following maritime boundaries are ongoing:

•	Remaining segments of Territorial Sea boundaries with Malaysia, Singapore and Timor-Leste;

•	Exclusive Economic Zone with India, Thailand, Malaysia, Vietnam, Palau and Timor-Leste; and

•	Continental Shelf with Malaysia, the Philippines, Palau, and Timor-Leste.

Indonesia aims to resolve these maritime boundaries through peaceful and diplomatic channels in accordance with international law.

While Indonesia does not have overlapping territorial claims in the South China Sea with China, it continues to establish communication and consultation with China to promote dispute resolution and the avoidance of conflict in this area. In May 2017, the foreign ministers of Indonesia and China signed a Plan of Action for the Implementation of the Comprehensive Strategic Partnership for 2017-2021, which included China’s commitment to the full implementation of the DOC and to expedite the adoption of a Code of Conduct. Indonesia has also encouraged cooperation between the Indonesian Maritime Security Board and the Chinese Coast Guard to enhance mutual trust and prevent potential conflict. Indonesia has also organized several workshops with experts in their personal capacities to discuss potential cooperation in various projects and initiatives relating to the South China Sea, including potential business cooperation in the South China Sea Rim.

Indonesia continues to pursue the economic development of its exclusive economic zone off the coast of the Natuna Islands in the North Natuna Sea (which is also referred to as a part of the South China Sea and which China has said is a traditional Chinese fishing ground). According to press reports, Indonesia has taken action against foreign-flagged fishing vessels in this zone, which have included Chinese vessels.

Sustainable Development Goals

The Government reiterated its commitment to implement the United Nation’s Sustainable Development Goals (the “SDGs”) in order to achieve the 2030 development agenda introduced by the United Nations. Through Presidential Regulation No. 59 of 2017 relating to the Implementation of SDGs in Indonesia, Bappenas was instructed to present a roadmap to implement the SDGs in Indonesia.

Economy and Gross Domestic Product

Introduction

Indonesia has a balanced and diversified economy. The main challenges currently facing Indonesia’s economy include uncertainty in relation to the global economic recovery and commodity prices, which are crucial factors in determining the Republic’s export performance.

Domestically, factors that affect the economy are demographic growth and job creation, the country’s progress in implementing its infrastructure programs, maintaining relatively stable and low inflation and balancing domestic budgetary pressures against the burden of serving external debt.

Principal Sectors of the Economy

Indonesia’s principal economic sectors are manufacturing industry (including coal, oil and gas); agriculture, forestry and fishery; wholesale and retail trade, repair of motor vehicles and motorcycles; construction; and mining and quarrying.

The tables below show the composition of Indonesia’s GDP by sector at current prices and constant prices, respectively, for the periods indicated.

Gross Domestic Product by Industry

(at current prices)

	Year Ended December 31,
	2016	%	2017	%	2018	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	286,400	2.3	309,373	2.3	332,299	2.2	336,673	2.1	307,606	2.0
Non-Coal, Oil and Gas Manufacturing Industries	2,258,804	18.2	2,430,339	17.9	2,615,152	17.6	2,782,921	17.6	2,760,435	17.9

Total Manufacturing Industry	2,545,204	20.5	2,739,712	20.2	2,947,451	19.9	3,119,594	19.7	3,068,042	19.9
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,635,410	13.2	1,768,865	13.0	1,931,813	13.0	2,060,379	13.0	1,995,470	12.9
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	1,266,865	10.2	1,347,526	9.9	1,417,317	9.6	1,488,986	9.4	1,574,977	10.2
Forestry and Logging	87,542	0.7	91,609	0.7	97,397	0.7	104,122	0.7	108,640	0.7
Fishery	317,190	2.6	348,828	2.6	385,908	2.6	419,635	2.7	431,469	2.8

Total Agriculture, Forestry, and Fishery	1,671,598	13.5	1,787,963	13.2	1,900,622	12.8	2,012,743	12.7	2,115,086	13.7
Mining and Quarrying
Oil, Gas and Geothermal Mining	364,986	2.9	391,450	2.9	460,170	3.1	439,603	2.8	332,560	2.2
Coal and Lignite Mining	231,698	1.9	323,365	2.4	401,277	2.7	368,891	2.3	283,195	1.8
Metal Ore	73,301	0.6	94,322	0.7	111,321	0.8	96,825	0.6	130,957	0.8
Other Mining and Quarrying	220,884	1.8	220,418	1.6	226,219	1.5	244,596	1.5	246,831	1.6

Total Mining and Quarrying	890,868	7.2	1,029,555	7.6	1,198,987	8.1	1,149,914	7.3	993,542	6.4
Construction	1,287,601	10.4	1,410,514	10.4	1,562,297	10.5	1,701,741	10.7	1,652,660	10.7
Government Administration, Defense Compulsory Social Security	476,491	3.8	499,344	3.7	541,686	3.7	571,622	3.6	580,175	3.8
Information and Communication	449,189	3.6	513,716	3.8	558,938	3.8	626,533	4.0	695,839	4.5
Transportation and Warehousing	644,994	5.2	735,230	5.4	797,777	5.4	881,548	5.6	689,701	4.5
Financial and Insurance Service	520,207	4.2	571,204	4.2	616,315	4.2	671,434	4.2	696,066	4.5
Education Service	417,345	3.4	447,138	3.3	481,747	3.2	522,375	3.3	549,397	3.6
Other*	1,419,950	11.4	1,563,357	11.5	1,699,126	11.5	1,863,546	11.8	1,837,029	11.9

Gross Value Added at Basic Prices	11,958,856	96.4	13,066,596	96.1	14,236,758	95.9	15,181,428	95.9	14,873,005	96.4
Taxes less Subsidies on Products	442,873	3.6	523,230	3.9	601,998	4.1	651,108	4.1	561,147	3.6

Total GDP	12,401,729	100.0	13,589,826	100.0	14,838,756	100.0	15,832,535	100.0	15,434,152	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Gross Domestic Product by Industry

(at constant 2010 prices)

	Year Ended December 31,
	2016	%	2017	%	2018	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
Manufacturing Industry
Coal Industry and Oil and Gas Refining	220,392	2.3	219,849	2.2	219,832	2.1	217,402	2.0	202,604	1.9
Non-Coal, Oil and Gas Manufacturing Industries	1,796,485	19.0	1,883,617	19.0	1,973,537	18.9	2,059,266	18.8	2,007,317	18.7

Total Manufacturing Industry	2,016,877	21.4	2,103,466	21.2	2,193,368	21.0	2,276,668	20.8	2,209,920	20.6
Wholesale and Retail Trade; Repair of Motor Vehicles and Motorcycles	1,255,761	13.3	1,311,747	13.2	1,376,879	13.2	1,440,263	13.2	1,386,695	12.9
Agriculture, Forestry, and Fishery
Agriculture, Livestock, Hunting & Agriculture Services	936,357	9.9	970,263	9.8	1,005,655	9.6	1,038,903	9.5	1,060,823	9.9
Forestry and Logging	60,002	0.6	61,280	0.6	62,982	0.6	63,218	0.6	63,196	0.6
Fishery	214,597	2.3	226,833	2.3	238,616	2.3	252,279	2.3	254,112	2.4

Total Agriculture, Forestry, and Fishery	1,210,956	12.8	1,258,376	12.7	1,307,253	12.5	1,354,399	12.4	1,378,131	12.9
Mining and Quarrying
Oil, Gas and Geothermal Mining	313,744	3.3	302,653	3.1	298,420	2.9	289,980	2.6	272,583	2.5
Coal and Lignite Mining	223,099	2.4	226,479	2.3	235,561	2.3	259,599	2.4	245,499	2.3
Metal Ore	89,303	0.9	95,150	1.0	103,719	1.0	88,003	0.8	105,829	1.0
Other Mining and Quarrying	148,447	1.6	155,396	1.6	158,804	1.5	168,624	1.5	166,564	1.6

Total Mining and Quarrying	774,593	8.2	779,678	7.9	796,505	7.6	806,206	7.4	790,475	7.4
Construction	925,040	9.8	987,925	10.0	1,048,083	10.1	1,108,425	10.1	1,072,335	10.0
Government Administration, Defense Compulsory Social Security	319,965	3.4	326,514	3.3	349,278	3.4	365,534	3.3	365,441	3.4
Information and Communication	459,208	4.9	503,421	5.1	538,763	5.2	589,536	5.4	651,931	6.1
Transportation and Warehousing	374,843	4.0	406,679	4.1	435,337	4.2	463,158	4.2	393,482	3.7
Financial and Insurance Service	378,279	4.0	398,971	4.0	415,621	4.0	443,093	4.0	457,482	4.3
Education Service	293,888	3.1	304,811	3.1	321,134	3.1	341,355	3.1	350,330	3.3
Other*	1,088,288	11.5	1,149,671	11.6	1,220,674	11.7	1,310,119	12.0	1,276,373	11.9

Gross Value Added at Basic Prices	9,097,698	96.4	9,531,259	96.1	10,002,893	95.9	10,498,756	95.9	10,332,595	96.4
Taxes less Subsidies on Products	336,916	3.6	381,669	3.9	422,959	4.1	450,282	4.1	389,848	3.6

Total GDP	9,434,613	100.0	9,912,928	100.0	10,425,852	100.0	10,949,038	100.0	10,722,443	100.0

Source:    BPS

P	Preliminary.
*

Includes the Procurement of Electricity and Gas; Procurement of Water, Management of Trash, Waste and Recycle; Accommodation and Food Beverages Supply; Real Estate; Corporate Services; Health Service and Social Activity; and Other Services sectors.

Manufacturing Industry

Indonesia’s principal manufacturing industries include food products and beverages, coal and refined petroleum products, fabricated metal products, computer, electronic and optical products and electrical equipment. Other major manufacturing industries include transport equipment and chemicals, pharmaceuticals and botanical products. Manufacturing has been the largest contributor to economic growth since the 1980s. The manufacturing industry sector consists of the sub-sectors of (i) coal industry and oil and gas refining and (ii) non-coal, oil and gas manufacturing industries.

In 2016, Indonesia’s manufacturing industries grew by 4.3%, the same as in the previous year. Non-coal, oil and gas manufacturing industries grew by 4.4% during 2016, mainly driven by growth in the food and beverage manufacturing sub-sector, which grew by 8.3%. Coal, oil, and gas manufacturing industries grew by 2.8% during 2016 compared to the previous year, primarily due to the demand recovery in the industry, after experiencing a downturn driven by declines in commodities prices.

In 2017, Indonesia’s manufacturing industries grew by 4.3%, the same as in the previous year. Non-coal, oil and gas manufacturing industries grew by 4.9% during 2017, mainly driven by growth in the food and beverage manufacturing sub-sector, which grew by 9.2%. Coal, oil, and gas manufacturing industries contracted by 0.3% during the 2017 compared to the previous year.

In 2018, Indonesia’s manufacturing industries grew by 4.3%, the same as in the previous year. Non-coal, oil and gas manufacturing industries grew by 4.8% during 2018, mainly driven by the machinery and equipment sub-sector, which grew by 9.5%. This was partially offset by a 0.1% contraction in the coal industry and oil, and gas refining.

In 2019, Indonesia’s manufacturing industries grew by 3.8% compared to 4.3% in 2018, mainly driven by the growth in non-coal, oil and gas manufacturing industries, which grew by 4.3%, offset by the contraction in coal industry and oil and gas refining, which contracted by 1.1% in 2019.

In 2020, Indonesia’s manufacturing industries contracted by 2.9% compared to the 3.8% growth in 2019, primarily due to a 6.8% contraction in the coal, oil and gas refinery industry. Non-coal, oil and gas manufacturing industries declined by 2.5%, primarily due to contractions in the transport equipment industry and the machinery equipment industry, which contracted by 19.9% and 10.2%, respectively.

Wholesale and retail trade; repair of motor vehicles and motorcycles

The wholesale and retail trade; repair of motor vehicles and motorcycles sector includes wholesale and retail trade, as well as the repair of motor vehicles, including motorcycles. In recent years, this has generally been the third largest segment of the economy, behind manufacturing and agriculture, forestry and fishery.

In 2016, the wholesale and retail trade; repair of motor vehicles and motorcycles sector grew by 4.0%, compared to 2.5% in 2015. This growth was driven by the wholesale and retail trade of non-cars and motorcycles sub-sector and the wholesale and retail trade of cars, motorcycles, and repairs sub-sector, which grew by 4.0%.

In 2017, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.5%, compared to 4.0% in 2016. This growth was mainly driven by the wholesale and retail trade of cars, motorcycles, and repairs sub-sector, which grew by 4.7%. The wholesale and retail trade of non-cars and motorcycles sub-sector grew by 4.4% in 2017.

In 2018, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 5.0%, compared to 4.5% growth in 2017. This growth was mainly driven by the wholesale and retail trade of non-cars and motorcycles sub-sector, which grew by 5.0%. The wholesale and retail trade of cars and motorcycles, and repairs sub-sector grew by 4.8% in 2018.

In 2019, the wholesale and retail trade, repair of motor vehicles and motorcycles sector grew by 4.6% compared to 5.0% in 2018. This growth was mainly driven by the wholesale and retail trade of non-cars and motorcycles sub-sector, which grew by 4.8%. The wholesale and retail trade of cars and motorcycles, and repairs sub-sector grew by 3.7% in 2019.

In 2020, the wholesale and retail trade, repair of motor vehicles and motorcycles sector declined by 3.7% compared to the 4.6% growth in 2019, mainly driven by a 14.1% contraction in the wholesale, retail trade, and repairs of cars and motorcycles sub-sector. The wholesale and retail trade of non-cars and motorcycles sub-sector declined by 1.3%.

Agriculture, forestry and fishery

The agriculture, forestry and fishery sector consists of the sub-sectors of (i) agriculture, livestock, hunting and agriculture services, (ii) forestry and logging and (iii) fishery.

In 2016, the agriculture, forestry, and fishery sector grew by 3.4%, slower than its growth of 3.8% in 2015. This growth was mainly driven by the fishery sub-sector, which grew by 5.2%. The agriculture, livestock, hunting and agriculture services sub-sector grew by 3.3% while the forestry sub-sector contracted by 1.0% in 2016.

In 2017, the agriculture, forestry, and fishery sector grew by 3.9%, compared to 3.4% in 2016. This growth was mainly driven by the fishery sub-sector, which grew by 5.7% compared to 2016. The agriculture, livestock, hunting and agriculture services sub-sector, and the forestry sub-sector grew by 3.6% and 2.1%, respectively, in 2017.

In 2018, the agriculture, forestry, and fishery sector grew by 3.9%, the same rate as in 2017. This growth was mainly driven by the fishery subsector, which grew by 5.2% compared to 2017. The agriculture, livestock, hunting and agriculture services subsector and the forestry subsector grew by 3.6% and 2.8%, respectively, in 2018.

In 2019, the agriculture, forestry, and fishery sector grew by 3.6% compared to 3.9% in 2018. This growth was mainly driven by the fishery subsector, which grew by 5.7% compared to 2018. The agriculture, livestock, hunting and agriculture services subsector and the forestry subsector grew by 3.3% and 0.4%, respectively, in 2019.

In 2020, the agriculture, forestry, and fishery sector grew by 1.8% compared to 3.6% in 2019. This growth was mainly driven by the agriculture, livestock, hunting and agriculture services subsector, which grew by 2.1% compared to 2019. The fishery subsector grew by 0.7% and the forestry subsector declined by 0.03%, in 2020.

The following table sets forth production statistics for Indonesia’s most important agricultural products for the periods indicated.

Production of Principal Agricultural Products by Sub-sectors

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in thousands of tons, except as otherwise indicated)
Food crops
Rice(1) (2)	79,355	81,149	59,201	54,604	55,161
Cassava	20,261	19,054	19,341	N/A	N/A
Corn	23,578	28,924	30,056	N/A	N/A
Sweet Potato	2,169	2,029	1,914	N/A	N/A
Soybeans (shelled)	860	539	983	N/A	N/A
Peanuts (shelled)	570	495	512	N/A	N/A
Mung bean	253	241	235	N/A	N/A
Estate cash crops
Dry Rubber	3,358	3,680	3,630	3,302	2,885
Coffee	664	718	756	753	754
Cocoa	658	591	767	735	713
Tea	139	146	140	130	128
Sugarcane	2,205	2,122	2,172	2,227	2,131
Tobacco	127	181	196	270	261
Palm Oil	31,731	37,965	42,884	47,120	48,297
Livestock
Meat	3,356	4,597	4,779	4,889	4,676
Eggs	2,031	5,217	5,268	5,355	5,652
Milk	913	928	951	945	948
Fish products
Captured Fish	6,580	7,071	7,356	7,722	N/A
Farmed Fish	16,002	16,115	15,790	15,306	N/A
Forestry(3)
Logs	37,621	43,206	47,966	46,204	51,512
Sawn Timber	1,874	1,912	2,079	2,529	2,552
Plywood	3,684	3,761	4,214	4,158	3,822

Sources:    BPS, Ministry of Agriculture, Ministry of Marine Affairs and Fisheries, and Ministry of Environment and Forestry

P	Preliminary.
N/A	Not available.
(1)	2016 and 2017 result of coordination meeting between Ministry of Agriculture and BPS.
(2)	Since 2018, the calculation of paddy harvested area data was carried out using the area sampling framework method, replacing the eye estimate method previously.
(3)	All units are in thousands of cubic meters.

Mining and Quarrying

Indonesia is a significant player in the global mining and quarrying industry with significant production of natural gas, coal, crude oil, tin, nickel, bauxite and copper.

In 2016, the mining and quarrying sector grew by 0.9% compared to a contraction of 3.4% the previous year, primarily due to growth in the other mining and quarrying, the oil, gas and geothermal mining, and the metal ore sub-sectors, which grew by 6.4%, 2.1% and 1.8%, respectively. This was partially offset by a 4.1% contraction in the coal and lignite mining sub-sector in 2016.

In 2017, the mining and quarrying sector grew by 0.7% compared to 0.9% in 2016, primarily due to growth in the metal ore, the other mining and quarrying, and the coal and lignite mining sub-sectors, which grew by 6.5%, 4.7%, and 1.5%, respectively. This was partially offset by a contraction in the oil, gas and geothermal mining sub-sector, which contracted by 3.5% in 2017.

In 2018, the mining and quarrying sector grew by 2.2% compared to 0.7% in 2017, primarily due to growth in the metal ore, the other mining and quarrying, and the coal and lignite mining, and the other mining and quarrying sub-sectors, which grew by 9.0%, 4.0%, and 2.2%, respectively. This was partially offset by a contraction in the oil, gas and geothermal mining sub-sector, which contracted by 1.4% in 2018.

In 2019, the mining and quarrying sector grew by 1.2% compared to 2.2% in 2018, primarily due to growth in the coal and lignite mining and the other mining and quarrying subsector, which grew by 10.2% and 6.2%, respectively. This growth was partially offset by a contraction in the metal ore mining and the oil, gas and geothermal mining subsector, which contracted by 15.2% and 2.8%, respectively.

In 2020, the mining and quarrying sector declined by 2.0% compared to the 1.2% growth in 2019, primarily due to contractions in the oil, gas, and geothermal mining subsector and the coal and lignite mining subsector, which respectively contracted by 6.0% and 5.4%. This contraction was offset by a growth in metal ore mining, which grew by 20.3%.

As products in the mining and quarrying sector are internationally traded commodities with prices set by the world markets, the performance of this sub-sector is primarily affected by international market prices. See “— Foreign Trade and Balance of Payments — Exports and Imports.”

Oil and Natural Gas

The oil and gas market in Indonesia is characterized by the presence of large, diversified companies with highly vertically integrated operations throughout oil exploration, production, refining, transportation and marketing. Pertamina, a SOE, plays an important role in the production of oil and gas in Indonesia.

In 2015, 2016 and 2017, the contribution of the Indonesian oil and gas industry to Indonesia’s GDP decreased due to a decrease in international crude oil prices. Oil and gas exports contributed 9.5%, 7.0%, and 5.1% to total exports in 2018, 2019, and 2020, respectively. Decrease in oil and gas exports is primarily due to Government’s policy to optimize the utilization of oil and gas for domestic demand. In 2018, 2019, and 2020, oil gas revenues comprised 10.7%, 9.2%, and 6.3%, respectively, of the Government’s domestic revenue (inclusive of income tax revenue from the oil and gas sub-sector). Decrease in oil production within the last two years is primarily due to natural decline in the reservoir performance and lack of new oil and gas reserve which may increase production.

The following table sets forth crude oil production by source for the periods indicated.

Crude Oil Production by Source(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
Pertamina	30	28	29	30	28
Production sharing contracts(2)	274	264	253	242	231

Total	304	292	282	272	259

Source:    Ministry of Energy and Mineral Resources

P	Preliminary
(1)	Includes production of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven crude oil reserves for the periods indicated based on estimates prepared by the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources, as well as SKK Migas, which are based on the applicable Annual Reserve Oil and Gas Report received by SKK Migas from various oil and gas contractors. SKK Migas is a government entity responsible for supervising upstream oil and gas activities. Proven crude oil reserves include developed and undeveloped volumes that are economically recoverable at either current prices or forecasted future prices as calculated by each relevant contractor under the coordination of SKK Migas. Estimates of proven crude oil reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Crude Oil Reserves

Year	Proven Crude Oil Reserves
(in million stock tank barrels)
2016	3,306.9
2017	3,170.9
2018	3,154.3
2019	2,483.9
2020P	2,442.1

Source:    Ministry of Energy and Mineral Resources

P	Preliminary

The following table sets forth Indonesia’s crude oil exports by source for the periods indicated.

Crude Oil Exports(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of barrels)
Production sharing contracts(2)	127	102	73	26	27
Government and government-designated(3)	0	1	1	0	4

Total	127	103	74	26	31

Source:    Ministry of Energy and Mineral Resources

P	Preliminary
(1)	Includes exports of crude oil condensate.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

(3)	Exports by Pertamina and entities designated by SKK Migas are reported together.

The following table sets forth the average price of Indonesian crude oil, measured by the ICP, for the periods indicated.

Average Price of Crude Oil

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in U.S. dollars per barrel)
ICP(1)	40.1	51.2	67.5	62.4	40.4

Sources:    Directorate General of Oil and Gas, Ministry of Energy and Mineral Resources

P	Preliminary
(1)	For a description of the ICP, see “Certain Defined Terms and Conventions.”

The following table sets forth natural gas production by source for the periods indicated.

Natural Gas Production by Source(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of cubic feet)
Pertamina	299	371	371	349	312
Production sharing contracts(2)	2,222	2,410	2,463	2,298	2,130

Total	2,521	2,781	2,834	2,647	2,442

Source:    Ministry of Energy and Mineral Resources

P	Preliminary
(1)	Includes LPG.
(2)

Most of the production under production sharing contracts is provided to Pertamina. Production sharing contracts are a common type of joint cooperation contract used in Indonesia’s oil and gas upstream sector, under which the Government and the contractor agree to split the production measured in revenue based on agreed percentages.

The table below sets forth Indonesia’s proven natural gas reserves for the periods indicated based on estimates prepared by the Ministry of Energy and Mineral Resources’ Reserve Oil and Gas Evaluation Team, which is composed of representatives from the Oil and Gas Directorate of the Ministry of Energy and Mineral Resources, the Center of Research and Development of Oil and Gas Technology of the Ministry of Energy and Mineral Resources, as well as SKK Migas, which are based on the applicable Annual Reserve Oil and Gas Report received by SKK Migas from various oil and gas contractors. Proven natural gas reserves represent marketable volumes that generate sales revenue. Estimates of proven natural gas reserves are comparable to estimates prepared using international standards and include total volume without regard to the direct economic benefit of Indonesia. Estimates are prepared pursuant to the Petroleum Resources Management System sponsored by the Society of Petroleum Engineers.

Proven Natural Gas Reserves

Year	Proven Natural Gas Reserves
(in trillions of standard cubic feet of gas )
2016	101.2
2017	100.4
2018	96.1
2019	49.7
2020P	43.6

Source:    Ministry of Energy and Mineral Resources

P	Preliminary

Minerals

The Republic’s major mineral products are coal, nickel, copper and bauxite, and it has substantial resources of each of these minerals. In recent years, the Government has pursued policies designed to increase the production and export of value-added products using these mineral resources.

Grasberg Copper Mine

Under Law No. 4 of 2009 on Mineral and Coal Mining enacted by the Government in January 2009 (which was subsequently amended by Law No. 3 of 2020 enacted in June 2020 and further amended by Article 39 of the Law on Job Creation, as so amended, the “Mining Law”), two new types of licenses were created: ijin usaha pertambangan (“IUP”) and ijin usaha pertambangan khusus (“IUPK”). Subsequent to the enactment of the Mining Law, the Government issued various regulations thereunder, including (i) regulations mandating the domestic processing and refining of minerals, (ii) regulations requiring the reclamation of areas affected by mining activities, (iii) regulations related to local community development and empowerment, optimization and conservation of mineral resources, and job opportunities for local mining service providers and local communities surrounding a mining area and (iv) regulations relating to procedures for the granting of a production operation special mining permit, which provide guidelines for the granting of an operation production IUPK in order to continue the operation of a contract of work.

Pursuant to the Mining Law, contracts of work issued under the prior mining law, including PT Freeport Indonesia’s (“Freeport”) contract of work, will remain valid until the end of their terms. Under the current regulations, however, contract of work holders, including Freeport, are required to refine their mining products in Indonesia and, contract of work holders, including Freeport, are required to convert their contract of work into an IUPK to continue the export of concentrate.

On February 20, 2017, Freeport-McMoRan Inc. (“FCX”), the parent company of Freeport, the operator of the Grasberg copper mine in the province of Papua, announced that Freeport had provided to the Government formal notice of an impending dispute pursuant to the dispute resolutions provisions of the contract of work entered into between Freeport and the Government.

On April 4, 2017, the Government granted Freeport a temporary special mining permit, which was effective from February 2017 to October 2017. In August 2017, Freeport agreed to convert its contracts of work into an IUPK and to transfer to Indonesia a 51% stake in the Grasberg copper mine. Freeport also agreed to build a smelter to process copper concentrate in Indonesia in order to support job creation and increase the amount of processing work done in Indonesia. In exchange, the Government agreed to grant Freeport an initial five-year license expiring in 2021 and to extend Freeport’s permit to operate the mine for two additional ten-year terms until 2041, subject to the construction of certain smelters, submission of the applicable permit applications and certain other conditions.

On September 27, 2018, the Indonesian state-owned enterprise PT Indonesia Asahan Aluminium (Persero) or Inalum, entered into various agreements with FCX, Rio Tinto and other relevant parties in connection with Inalum’s acquisition of a 51.2% share ownership in Freeport Indonesia and other interests related to the Grasberg copper mine for a cash consideration of U.S.$3.85 billion.

The transaction was completed in December 2018, pursuant to which Inalum owns, directly and indirectly, 51.2% beneficial equity interest in Freeport Indonesia (subject to a dividend assignment mechanism to replicate the joint venture economics), and FCX’s ownership is 48.8%. FCX continues to manage the operations of Freeport Indonesia. The Government has granted Freeport Indonesia an IUPK to replace its Contract of Work, enabling Freeport Indonesia to conduct operations in the Grasberg minerals district through Freeport Indonesia an extension of mining rights through 2031, with rights to extend mining rights through 2041 subject to it completing the construction of a new smelter within five years of the closing of the transaction and fulfilling its defined fiscal obligations to the Government.

Construction

Over the last five years, besides the development of a basic public services infrastructure, the main drivers of the construction sector were improvement works in the areas of communications and logistics infrastructure, transportation and electrification.

In 2016, the construction sector grew by 5.2% compared to a growth of 6.4% in 2015, primarily due to several infrastructure projects implemented by the public and private sectors such as airports, industrial zones, bridges, and highways.

In 2017, the construction sector grew by 6.8% compared to a growth of 5.2% in 2016, primarily due to several infrastructure projects conducted by the public and private sectors such as roads, highways, light rail transit, and bridges.

In 2018, the construction sector grew by 6.1% compared to 6.8% in 2017, primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

In 2019, the construction sector grew by 5.8% compared to 6.1% in 2018. This growth was primarily due to the increased construction activity on infrastructure projects such as light rail transits and highways.

In 2020, the construction sector contracted by 3.3% compared to 5.8% growth in 2019. This contraction was primarily due to reduced construction activity as a result of Covid-19, which led to delayed completion of infrastructure projects.

Transportation and Warehousing

The transportation and warehousing sector comprises the sub-sectors of (i) railway transport, (ii) land transport, (iii) sea transport, (iv) river, lake and ferry transport, (v) air transport and (vi) warehousing and support activities for transportation; postal and courier.

In 2016, the transportation and warehousing sector grew by 7.4% compared to 6.7% in 2015. The sub-sector contributing the highest growth was air transport at 13.2%, followed by warehousing and support activities of transportation, postal and courier at 7.5% and land transport at 7.1%.

In 2017, the transportation and warehousing sector grew by 8.5%, compared to 7.4% in 2016. The sub-sector contributing the highest growth was railway transport at 19.0%, followed by air transport at 11.9% and warehousing and support activities for transportation; postal and courier at 8.5%.

In 2018, the transportation and warehousing sector grew by 7.1%, compared to 8.5% in 2017. The sub-sector contributing the highest growth was railway transport at 10.7%, followed by warehousing and support activities for transportation; postal and courier at 7.9%, and sea transport and land transport at 7.2% each.

In 2019, the transportation and warehousing sector grew by 6.4% compared to 7.1% in 2018. The sub-sector contributing the highest growth was sea transport at 10.6%, followed by warehousing and support activities for transportation, postal and courier at 10.3%. This was partially offset by contraction in the air transport subsector, which contracted by 9.8%.

In 2020, the transportation and warehousing sector contracted by 15.0% compared to the 6.4% growth in 2019. The subsector contributing the highest contractions was air transport at 53.0%, followed by railways transport at 42.3%. This contraction was primarily due to mobility restriction during the Covid-19 pandemic.

Information and Communication

In 2019, the information and communication grew by 9.4% compared to 7.0% in 2018. This growth was primarily due to an increase in the number of start-ups, game online industries, and construction of base transceiver stations.

In 2020, the information and communication grew by 10.6% compared to 9.4% in 2019. This growth was primarily due to an increase in data traffic in telecommunications industry as a result of the working from home and school from home arrangements.

Other sectors

None of the other sectors shown in the tables above comprised more than 5% of GDP, at either current prices or constant prices, for the periods indicated.

Gross Domestic Product by Expenditure

In this report, GDP is shown in both current and constant prices. GDP at current prices value a country’s output using the actual prices for each year, while GDP at constant prices (also referred to as “real” GDP) value output using the prices from a base year, thereby eliminating the distorting effects of inflation and deflation.

The following table shows the distribution of GDP in the Indonesian economy by expenditure at current prices and constant prices, respectively, for the periods indicated (at current prices).

Gross Domestic Product by Expenditure

(at current prices)

	Year Ended December 31,
	2016	%	2017	%	2018	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
GDP	12,401,729	100.0	13,589,826	100.0	14,838,756	100.0	15,832,535	100.0	15,434,152	100.0
Add: Imports of goods and services	2,273,528	18.3	2,606,283	19.2	3,275,145	22.1	3,008,574	19.0	2,472,899	16.0

Total supply of goods and services	14,675,257	118.3	16,196,109	119.2	18,113,901	122.1	18,841,109	119.0	17,907,051	116.0

Less: Exports of goods and services	2,367,365	19.1	2,742,061	20.2	3,116,546	21.0	2,920,518	18.4	2,649,787	17.2

Total domestic expenditure	12,307,891	99.2	13,454,048	99.0	14,997,355	101.1	15,920,592	100.6	15,257,264	98.9

Allocation of total domestic expenditure:
Household consumption expenditure	7,027,023	56.7	7,623,056	56.1	8,274,214	55.8	8,965,837	56.6	8,900,011	57.7
NPISHs consumption expenditure	144,499	1.2	160,594	1.2	180,893	1.2	206,093	1.3	201,276	1.3
Government consumption expenditure	1,181,613	9.5	1,239,470	9.1	1,338,639	9.0	1,394,795	8.8	1,433,686	9.3

Total consumption	8,353,136	67.4	9,023,120	66.4	9,793,746	66.0	10,566,726	66.7	10,534,974	68.3

Gross domestic fixed capital formation	4,040,202	32.6	4,370,575	32.2	4,791,211	32.3	5,121,372	32.3	4,897,786	31.7
Change in inventories (residual)(1)	(85,446)	(0.7)	60,353	0.4	412,397	2.8	232,494	1.5	(175,496)	(1.1)

Total domestic expenditure	12,307,891	99.2	13,454,048	99.0	14,997,355	101.1	15,920,592	100.6	15,257,264	98.9

Source:    BPS

P	Preliminary.
(1)	Includes statistical discrepancies.

Gross Domestic Product by Expenditure

(at constant 2010 prices)

	Year Ended December 31,(1)
	2016	%	2017	%	2018	%	2019P	%	2020P	%
	(in billions of Rupiah and percentage of GDP)
GDP	9,434,613	100.0	9,912,928	100.0	10,425,852	100.0	10,949,038	100.0	10,722,443	100.0
Add: Imports of goods and services	1,818,133	19.3	1,964,819	19.8	2,203,270	21.1	2,040,354	18.6	1,740,166	16.2

Total supply of goods and services	11,252,747	119.3	11,877,747	119.8	12,629,122	121.1	12,989,392	118.6	12,462,609	116.2
Less: Exports of goods and services	1,971,183	20.9	2,146,565	21.7	2,286,395	21.9	2,266,679	20.7	2,092,038	19.5

Total domestic expenditure	9,281,564	98.4	9,731,183	98.2	10,342,727	99.2	10,722,713	97.9	10,370,571	96.7

Allocation of total domestic expenditure:
Household consumption expenditure	5,126,308	54.3	5,379,629	54.3	5,651,456	54.2	5,936,399	54.2	5,780,218	53.9
NPISHs consumption expenditure	105,362	1.1	112,664	1.1	122,970	1.2	136,027	1.2	130,193	1.2
Government consumption expenditure	774,305	8.2	790,756	8.0	828,877	8.0	855,931	7.8	872,558	8.1

Total consumption	6,005,975	63.7	6,283,049	63.4	6,603,303	63.3	6,928,357	63.3	6,782,970	63.3
Gross domestic fixed capital formation	3,041,585	32.2	3,228,763	32.6	3,444,310	33.0	3,597,664	32.9	3,419,704	31.9
Change in inventories (residual)(2)	234,004	2.5	219,370	2.2	295,114	2.8	196,692	1.8	167,897	1.6

Total domestic expenditure	9,281,564	98.4	9,731,183	98.2	10,342,727	99.2	10,722,713	97.9	10,370,571	96.7

Source: BPS

P	Preliminary.
(1)	Calculated with calendar year 2010 as the Base Year.
(2)	Includes statistical discrepancies.

Inflation

The Government sets inflation targets periodically and targeted an inflation rate of 3.5% (±1.0%) for 2019 and 3.0% (±1.0%) for 2020 and 2021. Bank Indonesia enacts and implements policies to achieve the inflation target in coordination with the Government.

In addition, the Inflation Management and Monitoring Team (Tim Pemantauan dan Pengendalian Inflasi (“TPI”)) is responsible for identifying and analyzing the sources of inflation and making policy recommendations to maintain low and stable inflation levels in the medium-to-long term. The TPI at the national level consists of a number of governmental authorities, including Bank Indonesia, the Ministry of Finance, the Ministry of Transportation, the Ministry of Trade, the Ministry of Agriculture, the Ministry of Energy and Mineral Resources, and the Coordinating Ministry of Economic Affairs. Since 2010, the TPI has also been formed in various regions to strengthen policy coordination, particularly in monitoring and controlling regional inflation.

The following table shows the Consumer Price Index (“CPI”) as of the end of the periods indicated and the percentage change against the previous period.

Changes in Consumer Price Index

	As of December 31,
	2016	2017	2018	2019	2020
CPI(1)	126.7	131.3	135.4	139.1	105.7
Annual percentage year-on-year	3.0%	3.6%	3.1%	2.7%	1.7%

Source:    BPS

(1)

Calculated on the basis of (i) 2012 CPI = 100 for 2016-2019, and (ii) 2018 CPI = 100 for 2020. From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia.

The following table shows percentage changes year-on-year in the CPI for certain commodities for the periods indicated.

Inflation by Commodity(1)

	For the year ended December 31,
	2016	2017	2018	2019
Food	5.7%	1.3%	3.4%	4.3%
Processed food, beverages and cigarettes	5.4%	4.1%	3.9%	4.0%
Housing	1.9%	5.1%	2.4%	1.8%
Clothing	3.1%	3.9%	3.6%	4.9%
Health	3.9%	3.0%	3.1%	3.5%
Education, recreation and sports	2.7%	3.3%	3.2%	3.3%
Transportation, communication, and financial Service	(0.7)%	4.2%	3.2%	0.2%

Source:    BPS

(1)	Annual percentage year-on-year.

Inflation by Commodity(1)(2)

Year ended December 31, 2020
Food, drinks, and tobacco	3.6
Clothing and Footwear	1.0
Housing, water, electricity, and household fuel	0.4
Household equipment, tools, and routine maintenance	1.0
Health	2.8
Transportation	(0.9)
Information, communication, and financial services	(0.4)
Recreation, sports, and culture	0.7
Education	1.4
Food and beverage providers/restaurant	2.3
Personal care and other services	5.8

Source:     BPS

(1)	Annual percentage year-on-year.
(2)

From January 2020, BPS calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia. The categories of commodities measured under the cost of living survey changed between the 2012 and the 2018 surveys. Accordingly, inflation by commodity for 2020 may not be directly comparable to prior periods.

Indonesia measures annual inflation by year-on-year changes in the CPI.

In 2016, annual inflation was 3.0%, which was lower than the 3.4% annual inflation in 2015. This decrease was primarily due to smaller increases in the prices for: housing; health; and education, recreation and sports, which increased by 1.9%, 3.9% and 2.7%, respectively.

In 2017, annual inflation was 3.6%, which was higher than the 3.0% annual inflation in 2016. This increase was primarily due to larger increases in the prices for: housing; transportation, communication, and financial service; clothing; and education, recreation and sports, which increased by 5.1%, 4.2%, 3.9% and 3.3%, respectively.

In 2018, annual inflation was 3.1%, which was lower than the 3.6% annual inflation in 2017. This was primarily due to smaller increases in the prices for: housing; transportation, communication, and financial service; clothing; and processed food, beverages and cigarettes, which increased at 2.4%, 3.1%, 3.5% and 3.9%, respectively.

In 2019, annual inflation was 2.7%, which was lower than the 3.1% annual inflation in 2018. This was primarily due to smaller increases in the prices for: housing; and transportation, communication, and financial service, which increased at 1.8% and 0.2%, respectively.

In 2020, annual inflation was 1.7%, which was lower than the 2.7% annual inflation in 2019. This was primarily due to deflation in the prices for: transportation; and information, communication, and financial services, which decreased at 0.9% and 0.4%, respectively. From January 2020, BPS has calculated CPI based on a consumption pattern obtained from a cost of living survey conducted in 2018 in 90 cities in Indonesia. Prior to January 2020, CPI was based on a consumption pattern obtained from a cost of living survey conducted in 2012 in 82 provincial capital cities in Indonesia

Privatization of State-Owned-Enterprises

The sale by the Government of SOE shares to private investors has been an important means for the Government to promote private investment and to improve the efficiency, transparency, public accountability and corporate governance of the SOEs.

As of December 31, 2020, there were 107 SOEs that comprised 14 listed SOEs, 80 non-listed SOEs, and 13 special purpose entities. In addition, there were 35 enterprises in which the Government owned a minority stake. Most SOEs were in the manufacturing industry (26), warehouse and transportation industry (25) and insurance and financial service industry (14).

The Government is currently pursuing the sale of minority interests by various SOEs and/or their subsidiaries. The Government is also pursuing the amalgamation of SOEs that operate in the same or related industries or sectors.

The following table sets forth significant full and partial privatizations since 2011 (including prior periods where relevant):

State-Owned-Enterprises Privatizations

SOE	Year of offering		Government equity interest after offering	Proceeds to the Government		Proceeds to SOE
			(percentages)	(in billions of Rupiah)
PT Bank Tabungan Negara (Persero) Tbk	2009		72.9	—		1,819
	2012	(3)	60.0	135.9		1,870
PT Garuda Indonesia (Persero) Tbk	2011		69.1	—		3,187
	2014	(3)	60.5	11.2		1,449
PT Kertas Basuki Rachmat Tbk(1)	2011		—	2.6	(2)	—
PT Atmindo Tbk(1)	2011		—	9.0	(2)	—
PT Jakarta International Hotel Development, Tbk(1)	2011		—	18.5	(2)	—
PT Waskita Karya (Persero) Tbk	2012		68.0	—		1,171
PT Semen Baturaja (Persero) Tbk	2013		76.2	—		1,309
PT Sarana Karya (Persero)(4)	2013		—	48.2		—
PT Kertas Padalarang (Persero)(5)	2013		—	12.1		—
PT Waskita Karya (Persero) Tbk(6)	2015		68.0	—		5,289
PT Aneka Tambang (Persero) Tbk(6)	2015		65.0	—		5,381
PT Adhi Karya (Persero) Tbk(6)	2015		51.0	—		2,727
PT Wijaya Karya (Persero) Tbk(6)	2016		65.0	—		6,149
PT Krakatau Steel (Persero) Tbk(6)	2016		80.0	—		1,875
PT Pembangunan Perumahan (Persero) Tbk(6)	2016		51.0	—		4,412
PT Jasa Marga (Persero) Tbk(6)	2016		70.0	—		1,786

Source:    Ministry of State Owned Enterprises.

(1)	Minority Ownership by Government.
(2)	Sale of unsold shares from 2007.
(3)	Rights issue through the issuance of new shares.
(4)

Pursuant to Government Regulation No. 91 of 2013, sales of shares held by the Republic in PT Sarana Karya (Persero) have been made using strategic sales method to PT Wijaya Karya (Persero) Tbk with total gross proceeds of Rp50 billion on December 31, 2013.

(5)

Pursuant to Government Regulation No. 35 and 36 of 2013, sales of shares held by the Republic in PT Kertas Padalarang (Persero) have been made using strategic sales method to Perum Peruri with total gross proceeds of Rp13 billion on December 18, 2013.

(6)	Rights issues carried out through the execution of pre-emptive rights using the addition of State Capital Investment Fund, from the Government.

Labor and Employment

Labor

The following table sets forth the proportion of the employed labor force in each sector of the economy as of the period indicated.

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
Sector	2016(1)		2016(1)		2017(1)		2017(1)		2018(1)		2018(1)		2019(1)		2019(1)		2020(2)P		2020(2)P
		%		%		%		%		%		%		%		%		%		%
Agriculture, forestry and fishing	38.3	31.7	37.8	31.9	39.7	31.9	35.9	29.7	39.8	30.7	36.6	29.0	39.1	29.7	35.5	27.5	39.0	29.2	38.2	29.8
Mining and quarrying	1.3	1.1	1.5	1.2	1.4	1.1	1.4	1.1	1.4	1.1	1.5	1.2	1.4	1.0	1.4	1.1	1.3	1.0	1.4	1.1
Manufacturing	16.5	13.6	15.9	13.4	17.1	13.7	17.6	14.5	18.2	14.0	18.5	14.7	18.5	14.0	19.2	14.9	18.7	14.0	17.5	13.6
Electricity, gas, steam and air conditioning supply	0.3	0.2	0.3	0.2	0.3	0.2	0.3	0.2	0.3	0.3	0.3	0.3	0.3	0.2	0.4	0.3	0.3	0.3	0.3	0.2
Water supply, sewerage, waste management and remediation activities	0.3	0.3	0.2	0.2	0.4	0.3	0.4	0.3	0.4	0.3	0.5	0.4	0.4	0.3	0.5	0.4	0.5	0.3	0.5	0.4
Construction	7.7	6.4	8.0	6.7	7.2	5.8	8.1	6.7	7.2	5.6	8.5	6.7	7.8	5.9	8.7	6.7	8.1	6.1	8.1	6.3
Wholesale and retail trade, repair of motor vehicles and motorcycles	24.1	20.0	21.6	18.2	23.2	18.7	22.5	18.6	23.9	18.5	23.5	18.6	24.8	18.9	24.2	18.8	24.8	18.6	24.7	19.2
Transportation and storage	4.7	3.9	5.0	4.2	4.9	4.0	5.1	4.2	5.2	4.0	5.5	4.3	5.3	4.0	5.7	4.4	5.5	4.1	5.6	4.4
Accommodation and food service activities	5.6	4.7	6.3	5.3	7.1	5.7	6.9	5.7	8.2	6.3	7.8	6.1	8.9	6.8	8.6	6.7	9.1	6.8	8.5	6.7
Information and communication	0.6	0.5	0.7	0.6	0.8	0.7	0.8	0.7	1.0	0.8	0.9	0.7	1.0	0.7	0.9	0.7	1.0	0.7	0.9	0.7
Financial and insurance activities	1.7	1.4	1.7	1.5	1.8	1.4	1.7	1.4	1.7	1.3	1.8	1.4	1.8	1.4	1.8	1.4	1.8	1.4	1.6	1.2
Real estate activities	0.3	0.3	0.4	0.3	0.3	0.3	0.3	0.3	0.3	0.2	0.4	0.3	0.3	0.3	0.4	0.3	0.4	0.3	0.4	0.3
Professional, scientific and technical activities, Administrative and support service activities	1.4	1.1	1.4	1.2	1.4	1.2	1.7	1.4	1.6	1.2	1.7	1.3	1.7	1.3	1.9	1.5	1.8	1.4	1.8	1.4
Public administration and defence, compulsory social security	4.4	3.6	5.0	4.2	5.0	4.0	4.6	3.8	5.5	4.2	4.8	3.8	5.2	4.0	4.9	3.8	5.4	4.1	4.6	3.6
Education	5.7	4.8	6.1	5.1	6.4	5.1	6.0	4.9	6.4	5.0	6.2	4.9	6.7	5.1	6.4	5.0	7.1	5.3	6.0	4.7
Human health and social work activities	1.6	1.4	1.8	1.5	1.8	1.5	1.8	1.5	2.0	1.6	1.9	1.5	2.0	1.5	2.0	1.5	2.2	1.7	2.0	1.6
Other service activities	5.9	4.9	5.0	4.2	5.6	4.5	6.0	5.0	6.3	4.9	6.1	4.8	6.4	4.9	6.4	4.9	6.2	4.7	6.4	5.0

Total	120.6	100.0	118.4	100.0	124.5	100.0	121.0	100.0	129.5	100.0	126.3	100.0	131.7	100.0	128.8	100.0	133.3	100.0	128.5	100.0

Source:    BPS

P	Preliminary
(1)	Estimation using results of back-casting from population projection weighing results.
(2)	Estimation using population projections weighing results.

Employed Labor Force of Indonesia by Gender

The following table sets forth Indonesia’s employed labor force by gender as of the period indicated.(1)

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2016		2016		2017		2017		2018		2018		2019		2019		2020P		2020P
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Male	73.7	61.1	72.9	61.6	74.8	60.0	74.7	61.8	77.6	60.0	77.7	61.5	78.9	59.9	79.4	61.6	80.7	60.5	77.8	60.5
Female	46.9	38.9	45.5	38.4	49.8	40.0	46.3	38.2	51.9	40.0	48.6	38.5	52.8	40.1	49.4	38.4	52.6	39.5	50.7	39.5

Total	120.6	100.0	118.4	100.0	124.5	100.0	121.0	100.0	129.5	100.0	126.3	100.0	131.7	100.0	128.8	100.0	133.3	100.0	128.5	100.0

Source:    BPS

P	Preliminary
(1)	Percentages are calculated as percentages of the employed labor force.

Employment and Unemployment in Indonesia

The following table sets forth Indonesia’s employment and unemployment rate as a percentage of Indonesia’s labor force as of the period indicated.(1)

	As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August		As of February		As of August
	2016		2016		2017		2017		2018		2018		2019		2019		2020P		2020P
	(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%		(in millions)%
Employed	120.6	94.5	118.4	94.4	124.5	94.7	121.0	94.5	129.5	94.9	126.3	94.7	131.7	95.0	128.8	94.8	133.3	95.1	128.5	92.9
Unemployed(2)	7.0	5.5	7.0	5.6	7.0	5.3	7.0	5.5	7.0	5.1	7.1	5.3	6.9	5.0	7.1	5.2	6.9	4.9	9.8	7.1

Total	127.7	100.0	125.4	100.0	131.5	100.0	128.1	100.0	136.4	100.0	133.4	100.0	138.6	100.0	135.9	100.0	140.2	100.0	138.2	100.0

Source:    BPS

P	Preliminary
(1)	Working age population refers to all persons in Indonesia 15 years old or older and includes certain non-workforce categories such as students and home makers.
(2)

The Government defines unemployment to include all persons 15 years old and older without work who (i) are looking for work, (ii) have established a new business, (iii) are not looking for work because they do not expect to find work, and (iv) have made arrangements to start work on a date subsequent to the unemployment measurement date.

Despite improvements in recent years, unemployment is expected to remain a problem in Indonesia if economic growth and job creation fail to keep pace with population growth. Youth unemployment (between the ages of 15 to 24) remains a particular problem, but has improved in recent years. The Government has sought to address employment issues through a number of policies and regulations, including efforts to create new areas of work and to develop existing areas of work through employee-employer relationships and entrepreneurial programs. The Government provides various forms of assistance (including tax relief and infrastructure support) to encourage employers to create jobs for employees while also creating and developing productive and sustainable working opportunities through entrepreneurial programs, the use of technology and encouraging voluntary work. As of February 2020, immediately prior to the severity of the Covid-19 outbreak in the country, Indonesia had its lowest unemployment rate in ten years. This improvement was due in part to a narrowing of the gap between workforce skills and the skills required in available jobs.

Regional governments have the power to establish minimum wage requirements through tripartite wage boards and do so from the beginning of each calendar year. The table below sets out the national average monthly minimum wage for each year and the average increase across the country for each year. Due to the Covid-19 pandemic, most provinces have not increased the minimum wage for 2021.

Year	National average minimum wage	Increase in average minimum wage
2016	Rp1,967,572.0	9.9%
2017	Rp2,074,151.1	8.9%
2018	Rp2,268,874.2	9.3%
2019	Rp2,455,662.2	8.2%
2020	Rp2,672,370.8	8.9%

Source:     Ministry of Manpower

Pension and Health Funds

In November 2011, the Government enacted a law creating the Social Security Administering Agencies (Badan Penyelenggara Jaminan Sosial (“BPJS”)) or Law No. 24 of 2011 on Social Security Administering Agencies. The BPJS consists of the (i) BPJS for Health Coverage (“BPJS Kesehatan”), which provides healthcare services for all citizens and (ii) BPJS for Social Security Benefit for Workers (“BPJS Ketenagakerjaan”), which provides social security benefits for private sector and informal workers. BPJS Kesehatan and BPJS Ketenagakerjaan took over the functions of the Government’s other social security administering agencies, namely PT Jamsostek (Persero) and PT Askes (Persero), on January 1, 2014. In November 2020, Law No. 24 of 2011 was amended by the Law on Job Creation.

In order to implement the BPJS, PT Asabri (Persero) and PT Taspen (Persero) will assign: (i) the provision of healthcare benefits and pensions for police and armed forces to be administered by PT Asabri (Persero) and (ii) the provision of pensions and retirement benefits to be administered by PT Taspen (Persero) and BPJS Ketenagakerjaan. The assignments are expected to be completed by no later than 2029.

In November 2020, the Law on Job Creation amended Law No. 40 of 2004 by adding the Unemployment Benefits Program (Jaminan Kehilangan Pekerjaan (“JKP”)). Prior to the effectiveness of the Law on Job Creation, unemployment benefit was not a part of Indonesia’s social security program. Under Law of Job Creation and its implementing regulation, employers are mandated to register their employees in JKP program. The benefits include hard cash, access to job market information and job training, all of which are accessible in the event of employment termination.

Income Distribution

As of September 2020, Indonesia had a Gini Index of 0.385. The Gini Index is a measure of income distribution that ranges between 0.0 and 1.0, with higher numbers indicating greater inequality. In practice, the lowest value does not go below 0.2 and the highest value may reach 0.6.

The percentage of people living below the poverty line in Indonesia has exhibited a decreasing trend since the Asian financial crisis in 1998. BPS measures poverty using a basic needs approach and defines poverty as an economic inability to fulfill food and non-food basic needs, measured by consumption and expenditure. Based on this methodology, approximately 49.5 million people, or 24.2% of the population, were living below the poverty line in 1998, and this decreased to approximately 27.6 million, or 10.2% of the population, as of September 2020.

Regional Growth

As the island with the highest population density, high consumption and an industrial base, Java has historically been the main contributor to Indonesia’s economic growth. Based on preliminary data for the year ended December 31, 2020, Java contributed 58.8% of the country’s GDP, Sumatera contributed 21.4%, Kalimantan contributed 7.9%, Sulawesi contributed 6.7%, Bali & Nusa Tenggara contributed 2.9%, and Maluku & Papua contributed 2.4%.

The Government allocates a portion of the state budget for transfers to regions and village funds each year. Transfers to regions and village funds has become one of the funding instruments for accelerated development programs and is an instrument to achieve national priority goals carried out by the regional Government. This allocation plays a strategic role to support the performance of all regions in improving the quality of and equalizing basic public services, creating employment, alleviating poverty and improving equity in capacity inter-regional finance.

From 2016 to 2020, the budget for transfers to regions and village funds on average increased by 4.3% per year. The increase in transfers to the regions in recent years has been instrumental in improving delivery of basic public services in the area. For more information, see “— Government Revenues and Expenditure.”

Infrastructure Development

A key priority of the Government is to encourage infrastructure development as a means to accelerate economic growth particularly in rural areas, support further industrial development and tourism, enhance urban transportation and improve the lives and economic welfare of Indonesians by reducing unemployment and poverty.

The Government has introduced a number of sector-specific reforms to encourage infrastructure development, including the requirement that the relevant ministries prepare long-term infrastructure development master plans for their respective sectors. See “— Government and Political Developments.”

The Government has selected a list of projects called National Strategic Projects, which currently consists of 201 projects across 22 sectors (including roads, railways, seaports, airports, zones, housing, water, dams, irrigation, technology, energy, education and seawall), and ten programs (including electricity, economic equality, border zones, roads, national strategic tourism areas, development of smelters, increase of food estate provision, development of super-hubs and development of accelerated economic areas). The Government estimates that the total cost of the infrastructure projects under the National Strategic Projects will be approximately Rp4,817.7 trillion (equivalent to U.S.$329.98 billion, using the 2021 Budget exchange rate assumption of Rp14,600 per U.S.$). Indonesia’s infrastructure investment requirements exceed available public sector funding. As a result, the Government expects to pay for approximately 41.0% of this cost using public sector funding (state budgets, SOEs and regional SOEs) as well as private sector investment. The public sector funds would primarily be used to support basic infrastructure projects, food security (e.g., irrigation, dams) and transportation, logistics and connectivity projects as well as urban transportation.

In addition to maintaining and upgrading existing infrastructure, the Government has identified a number of priority infrastructure projects. The KPPIP has designated 37 priority projects in eight main sectors: roads and bridges, water and sanitation, refineries, electricity, ports, public transportation, railways, and information technology. The priority projects have an estimated cost of Rp2,490.0 trillion and are eligible to receive certain direct administrative support provided by KPPIP.

As part of the newly released RPJMN 2020-2024, the Government has selected a list of major projects called Strategic Priority Projects, which consists of 41 major projects with main focus areas, among others, regulation and policy harmonization, tourism, industrial area, agriculture and fishery, renewable energy, ports, regional development, disaster recovery, skill improvement and education, roads and bridges, railways, public transportation, refineries, electricity, information technology, water and sanitation as well as housing. The Government estimates that the total cost of the infrastructure projects under the National Strategic Projects will be approximately Rp6,394 trillion (equivalent to U.S.$437.95 billion using the 2021 Budget exchange rate assumption or Rp14,600 per U.S.$1.00).

The Government expects to finance the remaining cost of the priority infrastructure projects through greater private sector participation, specifically: partnerships between the Government and the private sector (i.e., private public partnerships (“PPPs”)), and increased borrowing by the Government and SOEs.

The Government recognizes the important role of PPPs in the development of infrastructure projects and has adopted regulations that provide the legal and regulatory framework for PPPs— from procurement of the PPP concessionaire to the provision of Government support and guarantees. For a discussion of these guarantees, see “ — Public Debt — Contingent Liabilities.”

Completion timeline for priority projects

The below table shows the construction commencement years for the priority projects under the National Medium Term Plan for 2015 - 2019 as well as expected commercial operation years as of December 31, 2020. The expected commencement of operations has been delayed for a number of projects as a result of the Covid-19 pandemic and the measures taken by the Government to counteract the pandemic.

Priority Projects		Construction Commencement Year	Expected Commercial Operation Year
Roads and Bridges	Balikpapan — Samarinda Toll Road	2017	Completed
	Serang — Panimbang Toll Road	2017	2022
	Manado — Bitung Toll Road	2016	Completed
	Eight sections of the Sumatera toll road:
	Medan — Binjai	2015	2021
	Palembang — Indralaya	2015	Completed
	Bakauheni — Terbanggi Besar	2015	Completed
	Pekanbaru — Dumai	2016	Completed
	Terbanggi Besar — Pematang Panggang	2017	Completed
	Pematang Panggang — Kayu Agung	2017	Completed
	Palembang — Tanjung Api-api	2019	2024
	Kisaran — Tebing Tinggi	2019	2021
	Yogyakarta — Bawen Toll Road	2019	2021
	Probolinggo — Banyuwangi Toll Road	2017	2024

Water and Sanitation	Jakarta Sewerage System (JSS)	2019	2022
	Water Supply System (SPAM) West Semarang	2019	2021
	National Capital Integrated Coastal Development (NCICD) Phase A	2016	2022
	Water Supply System (SPAM) Lampung	2018	Completed
	Water Supply System (SPAM) Jatiluhur	2020	2022

Refineries	Oil refinery in Bontang	2021	2027
	Oil refinery in Tuban	2021	2026
	Refinery Development Master Plan (RDMP)	2019	2021
	Abadi WK Masela Field	2020	2027
	Jambaran – Tiung Biru Gas Field Unitisation	2017	2021
	Indonesian Deepwater Development (IDD)	2012	2027
	Tangguh LNG Train 3 Project	2016	2022

Electricity	PLTU Mulut Tambang	2018	2024
	The 500kV Sumatera Transmission	2016	Completed
	Central — West Java Transmission Line	2018	2024
	PLTU Indramayu	2022	2026
	PLTU Batang	2016	2022/2023
	Gas Power Plant (18 provinces)	2017	2021
	Energy From Major Cities’ Waste	2017	2021

Ports	Bitung International Hub Seaport	2017	2022
	Kuala Tanjung International Hub Seaport	2015	2024
	Patimban Seaport	2018	2022
	Inland Waterways / Cikarang-Bekasi-Java Sea (CBL)	2019	2021

Public Transportation	MRT Jakarta (North — South Corridor)	2013	2024
	Light Rail Transit (LRT) South Sumatera	2015	Completed
	Light Rail Transit (LRT) Jakarta, Bogor, Depok, Bekasi	2015	2022

Railways	Soekarno-Hatta International Airport (SHIA) Express Railway	2015	Completed
	Makassar — Parepare Railway	2015	2021
	East Kalimantan Railway	2018	2021
	General Railway Organization in Jakarta	2016	Completed
	Adi Soemarmo Airport Railway Access	2017	Completed

Information Technology	Palapa Ring Broadband	2016	Completed

Transportation-related projects

The transportation network on the Indonesian archipelago relies heavily on sea and air transportation compared to most other countries of comparable size. Most road networks in and around major cities are heavily congested, while many inter-urban and rural road networks are in poor condition and are in need of repair. Public funds for road maintenance and construction are insufficient, and the Government is encouraging private participation and investment in building toll roads, mostly in Java, Sumatera and Sulawesi.

In the railways sector, by 2030 the railway network is expected to cover 12,100 km and achieve passenger share of approximately 11.0%-13.0%, and freight transport share of approximately 15.0%-17.0%. In addition, the plan provides strategies for the Government to achieve its goals by 2030, such as strategies regarding railway network development, increasing security and safety, technology transfer and industrial development, human resources development, institutional development, investment and financing.

In addition, railway projects are expected to be developed in the provinces of Aceh, North Sumatera, West Sumatera, South Sumatera and South Sulawesi, as well as in Java and several urban railways in Jakarta, Bandung, Yogyakarta, Surabaya and Medan. The Government is also studying the feasibility of railway projects in Kalimantan and Papua and an elevated train and subway system in Jakarta.

Construction of the Jakarta Mass Rapid Transit (“MRT”), (Phase One), connecting Lebak Bulus to Bundaran Hotel Indonesia, commenced in 2013. Phase One constitutes approximately 15.7 km out of a total of approximately 23.8 km and was completed and operational in March 2019. Construction for Phase Two, connecting Bundaran Hotel Indonesia, MRT East-West Line and Kalideres-Ujung Menteng has commenced.

Construction of the Light Rail Transit in South Sumatera and the Jakarta, Bogor, Depok and Bekasi region commenced in 2015. Construction in South Sumatera was completed in 2018, whereas construction in Jakarta was partially completed in 2019. Construction in Bogor, Depok and Bekasi is still ongoing.

Construction of a high-speed train to connect Jakarta and Bandung commenced in 2016. In addition, two additional bus-way corridors have been developed and the construction of the remaining sections of the tolled ring road circling the outer city of Jakarta, the Jakarta Outer Ring Road, has been completed.

Energy related projects

The Government has included the construction of 27,000 MW Power Plant, 19,000 KMS Transmission System, and 38,000 MVA Main Station to develop the electricity sector in Indonesia, as parts of the 41 Strategic Priority Projects under the RPJMN 2020-2024.

Currently, the Government is guided by policy objectives as provided in the Government Annual Work Plan Document 2020, which provides a general framework for the preparation of specific work plans and budgets by the various ministries. These policy objectives are:

(i)	Improving the management on energy and electricity, including the funding aspect through several measures:

a)	implementation of electrical industry management to achieve transformation into an efficient and transparent industry;

b)	implementation of optimal energy and electricity tariff and pricing;

c)	promotion of wider access and utilization of renewable energy sources and energy efficiency measures by implementing creative funding schemes and providing incentive grants; and

d)	provision of extra funding to provide better access to energy and electricity for low-income families.

(ii)	Developing sustainable and efficient energy and electricity resource management through several measures:

a)	optimizing the use of renewable energy, such as geothermal, water, sun, and biomass to create an optimal mixture of energy sources;

b)	improvement of energy efficiency through the development of energy service companies and smart grid system; and

c)	utilization of high efficiency and low emission technologies.

(iii)	Expanding access to and improving the service quality of energy and electricity to make it more affordable for the society through several measures:

a)	development of on grid and off grid network system;

b)	expansion, rehabilitation, and upgrades of transmission system and distribution with improved information system management and data control;

c)	utilization of economically-efficient cooking method and fuel, such as urban gas distribution network, liquefied petroleum gas, electrical stove and clean cook stove; and

d)	governmental direct subsidy on energy and electricity.

(iv)	Improving the energy and electricity supply through several measures:

a)	fulfillment of energy demand with better energy supply based on regional development plans;

b)	improvement of oil and natural gas refineries infrastructure;

c)	guaranteed primary energy supply from domestic resources; and

d)	development of operational back up supply of fuels and liquefied natural gas from domestic resources.

Based on the National Medium Term Plan to develop the electricity sector in Indonesia, the Government is guided by policy objectives as provided in the Government Annual Work Plan Document 2018, which provides a general framework for the preparation of specific work plans and budgets by the various ministries. These policy objectives are:

(i)	accelerating the development of energy and electricity infrastructure;

(ii)	expanding access to energy and electricity infrastructure to rural, remote, border areas, and to the areas of economic activity

(iii)	promoting energy diversification;

(iv)	improving funding and pricing policies;

(v)	encouraging private participation; and

(vi)	encouraging the use of local components and inputs.

Telecommunications

The Government aims to reduce the digital divide between rural and urban areas. One Government initiative to achieve this reduction is to implement the Universal Service Obligation (“USO”), which aims at providing broadband access to villages in non-commercial areas using facilities placed in schools, community health centers, or rural government offices.

Due to the importance of broadband network access to the improvement of economic growth, the Government introduced the Indonesia Broadband Plan (“IBP”), which consists of a policy document and an implementation plan. The policy document outlines Indonesia’s current broadband ecosystem, the use of broadband as a strategy to improve Indonesia’s competitiveness, and the policies and strategies for developing Indonesia’s broadband. The implementation plan includes a detailed action plan for the broadband infrastructure project and its development. The Government has set a target to enable internet access in each regency by 2019 and remote areas by 2021.

One of the Government’s major projects in telecommunication is the Palapa Ring Broadband project. This Rp21 trillion (U.S.$1.55 billion) project comprises three sections, west, central and east, and will span 13,000 kilometers. It aims to construct a broadband network across Indonesia’s 57 cities, as well as in frontier, outermost and remote regions. In July 2017, telecommunication developer PT Palapa Timur Telematika commenced the construction of a broadband network in eastern Indonesia under the Palapa Ring Broadband project, which was completed in October 2019.

Foreign Investment

Foreign investment in Indonesia is primarily governed under Law No.25 of 2007 on Capital Investment (as partially amended by Law on Job Creation) (the “2007 Investment Law”). Pursuant to 2007 Investment Law, the Government has enacted a list of among others (i) sectors that are restricted for any investment and (ii) sectors that are open for investment with certain requirements (e.g. maximum foreign ownership or limited to certain locations) by issuing a presidential regulation. Any sector that is not included in the list is open for foreign investment without restriction. Since the enactment of 2007 Investment Law, the list was amended several times, lastly in 2016.

As part of the implementing regulations to the Law on Job Creation, in 2021, the government enacted a new investment list. The new investment list notably reduces a considerable number of sectors that are open for investment with certain requirements, from previously 350 sectors to 46 sectors. Sectors that are not listed are generally fully open for any investment (domestic or foreign investment) without any ownership restriction/limitation.

Following the issuance of Government Regulation No. 24 of 2018 on Electronic Integrated Business Licensing Services, as part of the Government’s ease of doing business initiative, the Government, among other things, launched the OSS system and changed the applicable licensing policy from a “pre-approval” regime to a “post evaluation” regime. These initiatives are also applicable to foreign investments.

The 2007 Investment Law provides certain tax incentives such as income tax deductions and certain deductions or exemptions with respect to import duties and value added tax on purchases of capital goods and raw materials. These tax incentives are granted in accordance with prevailing tax laws and regulations. Companies’ income tax holidays or reductions within certain amounts and periods may only be granted to a new investment in a pioneer industry, namely an industry with wide-ranging links that give added value, promotes new technology, and possesses strategic values for the national economy.

The Government has also taken other measures to attract more foreign direct investment, including measures described in the Government’s economic policy packages. See “— Government and Political Developments.”

Foreign Investment in Indonesia

Foreign investment in Indonesia is divided into direct investments, portfolio investments and other investments, and information about these types of investments is included in the Republic’s reports on its balance of payments published by the Bank Indonesia. Due to the different concept and method of compiling investment statistics, foreign direct investment statistical data published by Bank Indonesia are not comparable to the “administrative” foreign direct investment statistical data published by the Indonesia Investment Coordinating Board (Badan Koordinasi Penanaman Modal (“BKPM”)) under “Direct Investments Realizations.”

The following table sets out the amounts of foreign investments in Indonesia by non-residents.

Foreign Investment in Indonesia

	Year ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
Direct Investments
Equity Capital	4,684	18,839	19,993	25,069	19,668
Debt instrument	(142)	1,671	(1,083)	(76)	(565)

Total direct investments	4,542	20,510	18,910	24,994	19,103
Portfolio investments:
Equity securities	1,319	(2,538)	(3,668)	(397)	(4,362)
Debt securities	15,459	26,953	18,151	21,978	9,443

Total portfolio investments	16,777	24,415	14,483	21,581	5,081
Financial derivatives	(618)	(569)	(584)	(730)	(1,291)
Other investments	(7,316)	2,740	11,499	6,059	2,142

Total foreign investment	13,386	47,096	44,308	51,903	25,035

Source:    Bank Indonesia

P	Preliminary.

Foreign Direct Investment in Indonesia by Country of Origin(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
North America	(370)	(2,546)	(3,997)	2,199	888
USA	(335)	(2,458)	(3,936)	1,247	614
Canada	(3)	(27)	(25)	852	124
Other North America(2)	(32)	(61)	(37)	99	150
Central and South America	302	36	798	439	1204
Argentina	0	1	(0)	(0)	0
Brazil	17	15	17	10	3
Mexico	1	1	1	1	0
Cayman Islands	5	(141)	84	235	100
Other Central and South America	279	160	696	193	1,100
Europe	2,158	5,932	1,097	2,801	(911)
European Union	1,554	5,349	540	2,445	(916)
Austria	52	45	99	132	58
Belgium	23	(18)	(13)	26	(17)
Denmark	8	8	3	27	5
Finland	1	136	54	(159)	16
France	(106)	(340)	63	528	(53)
Germany	109	561	565	383	(48)
Greece	8	(5)	(0)	0	0
Ireland	4	151	181	122	61
Italy	10	13	(335)	(669)	(377)
Luxembourg	143	114	47	99	(0)
Netherlands	(574)	4,059	522	289	(73)
Portugal	0	0	(0)	0	0
Spain	2	106	1	5	12
Sweden	11	36	(305)	23	(8)
United Kingdom	1,858	469	(333)	1,636	(493)
Other European Union	5	14	(10)	1	(0)
Russia	0	1	1	0	26
Turkey	4	2	20	41	7
Other Europe	600	580	536	315	(28)
Asia	14,643	16,862	22,303	17,831	17,303
Japan	2,499	3,913	5,679	8,319	2,081
People’s Republic of China	355	1,994	3,398	811	810
South Korea	199	16	109	1,053	1,568
India	54	40	85	57	303
Hong Kong SAR	1,564	548	1,161	453	2,746
Taiwan	24	(1)	31	119	694
Saudi Arabia	0	1	1	1	39
ASEAN	9,907	10,190	11,157	6,880	8,198
Brunei Darussalam	(3)	(3)	(3)	(3)	(0)
Cambodia	—	0	1	0	2
Lao PDR	—	—	—	—	—
Malaysia	869	976	621	(608)	239
Myanmar	0	1	1	(0)	1
Philippines	10	14	17	15	1
Singapore	8,407	9,413	10,334	6,316	4,617
Thailand	613	(232)	164	1,137	3,212
Vietnam	11	20	21	23	126
Other Asia	41	163	682	139	864
Australia and Oceania	(3)	156	15	279	213
Australia	(6)	175	13	273	208
New Zealand	0	(20)	2	1	4
Other Australia and Oceania	3	1	1	6	1
Africa	(13,148)	64	49	43	(29)
South Africa	(1)	1	3	3	26
Other Africa	(13,147)	63	46	39	(54)
Others	339	76	299	292	(87)

Total	3,921	20,579	20,563	23,883	18,581

Source:    Bank Indonesia

P	Preliminary.
(1)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.
(2)	Includes Bermuda, Greenland and Saint Pierre & Miquelon.

Foreign Direct Investment

The following table sets out the amounts of foreign direct investments in Indonesia by non-residents.

Foreign Direct Investment

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
Equity capital(1)	4,684	18,839	19,993	25,069	19,668
Debt instruments:
Inflow	50,638	49,415	48,458	48,070	40,897
Outflow	(50,780)	(47,744)	(49,540)	(48,146)	(41,462)
Total debt instruments	(142)	1,671	(1,083)	(76)	(565)

Total direct investments	4,542	20,510	18,910	24,994	19,103

Memorandum(2)
Direct investment in Indonesia	3,921	20,579	20,563	23,883	18,581

Source: Bank Indonesia

P	Preliminary.
(1)	Includes privatization and banking restructuring.
(2)	Presents foreign direct investment in accordance with the directional principle prescribed by BPM5.

In 2016, despite a challenging global economic environment, net foreign direct investment was U.S.$4.5 billion compared to U.S.$19.8 billion in 2015. The decrease was mainly driven by divestment activities in the banking sector, including divestment by a foreign SPV of its interests in one of the largest private banks in Indonesia to a domestic entity in the last quarter of 2016. Manufacturing, trade and the agricultural sectors were the main contributors to net foreign direct investment in 2016. The majority of foreign direct investment was from ASEAN countries followed by other Asian developing countries (including China) and Japan.

In 2017, net foreign direct investment was U.S.$20.5 billion compared to U.S.$4.5 billion in 2016. This increase was mainly due to a promising domestic economic outlook and a more conducive investment climate, which encourages foreign investors to make long term investments in Indonesia, including equity investments in Indonesian start-up companies. The manufacturing, trade, and the agriculture sectors were the main contributors to net foreign direct investment in 2017. The majority of the foreign direct investment came from ASEAN countries, followed by Europe and Japan.

In 2018, net foreign direct investment was U.S.$18.9 billion compared to U.S.$20.5 billion in 2017. This decrease was mainly due to significant outflows related to the acquisitions of several foreign direct investment companies in the mining sector by domestic companies and higher inter-company debt repayments, which was partially offset by foreign direct investment inflows from capital investments in several Indonesian start-up companies. The manufacturing, trade, and agriculture sectors were still the main contributors to net foreign direct investment in 2018. ASEAN countries were the main contributors to foreign direct investment inflows, followed by Japan, China and Hong Kong.

In 2019, net foreign direct investment was U.S.$25.0 billion compared to U.S.$18.9 billion in 2018. This increase was mainly due to capital investments in several Indonesian companies, especially banks, and acquisition of several domestic manufacturing firms and financial intermediaries by foreign investors. In addition, foreign direct investment inflows were also supported by the global bond issuances by companies in the mining, manufacturing, property and energy sectors. The manufacturing and trade sectors were still the main contributors to net foreign direct investment in 2019. The majority of the foreign direct investment was from Japan, followed by ASEAN countries.

In 2020, despite the exceptional global financial market uncertainty caused by the Covid-19 pandemic, net foreign direct investment was maintained at U.S.$19.1 billion, down from U.S.$25.0 billion in 2019. Foreign direct investment inflows in 2020 were primarily attributable to a net inflow of equity capital relating to the acquisition of a domestic bank by a company from Thailand and in the form of debt instruments relating to global bond issuances by mining companies through foreign affiliates. The financial intermediaries and manufacturing sectors were still the main contributors to net foreign direct investment inflows in 2020. ASEAN countries were the main contributors to foreign direct investment inflows, followed by China and other Asian emerging markets.

Foreign Portfolio Investment

The following table sets out the amounts of foreign portfolio investments in Indonesia by non-residents.

Foreign Portfolio Investments

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
Equity securities:
Inflows	21,727	18,526	25,052	48,065	44,300
(Outflows)	(20,408)	(21,064)	(28,720)	(48,462)	(48,662)
Net equity securities	1,319	(2,538)	(3,668)	(397)	(4,362)
Debt securities (net)	15,459	26,952	18,151	21,978	9,443

Total portfolio investments	16,778	24,415	14,483	21,581	5,081

Source:    Bank Indonesia

P	Preliminary.

In 2016, foreign capital inflows in the form of portfolio investments were U.S.$16.8 billion, lower than the U.S.$17.5 billion recorded in the previous year. The decrease was caused by widespread global uncertainty in the wake of the U.S. presidential election, combined with expectations of a further increase in the U.S. Federal Funds Rate. This prompted a net foreign capital outflow from Indonesia, especially in the fourth quarter of 2016. In addition, the decrease was also caused by a decrease in the issuances of both global corporate bonds and Government global bonds.

In 2017, foreign capital inflows in the form of portfolio investments were U.S.$24.4 billion, higher than the U.S.$16.8 billion recorded in 2016. The increase resulted from higher global corporate bond issuances for expansion and refinancing purposes issued to capitalize on lower interest rates. Furthermore, the increase was also supported by higher foreign capital inflows to long-term public sector debt instruments denominated in Rupiah. These developments were in line with continued economic growth in Indonesia and investor confidence in the domestic economic outlook.

In 2018, foreign capital inflows in the form of portfolio investments were U.S.$14.5 billion, lower than the U.S.$24.4 billion recorded in 2017. Uncertainty in the global financial markets caused limited foreign fund placements in the stock market and government bond market, resulting in a decrease in the net foreign capital inflows to Indonesia. In addition, the decrease was also caused by an increase of outflows due to the payment at maturity of government global bonds.

In 2019, foreign capital inflows in the form of portfolio investments were U.S.$21.6 billion, higher than the U.S.$14.5 billion recorded in 2018. This was primarily due to a favorable domestic economic outlook resulting in higher net foreign fund placements in the bond market and lower net outflows from the stock market.

In 2020, foreign capital inflows in the form of portfolio investments were U.S.$5.1 billion, lower than the U.S.$21.6 billion recorded in 2019. Elevated financial market uncertainty caused by global and domestic factors, especially in the first quarter of 2021 has contributed to limited foreign fund placements in the government bond market and higher net outflows in the stock market, resulting in lower net foreign capital inflows to Indonesia.

Other Foreign Investment

The following table sets out the amounts of other investments (other than portfolio or foreign direct investments) in Indonesia by non-residents, mainly consisting of loans received and paid.

Other Foreign Investments

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
Loans
Bank sector:
Disbursements	4,741	3,541	7,837	3,121	3,902

Debt repayments	(5,307)	(4,568)	(3,546)	(4,521)	(5,502)

Total bank sector	(566)	(1,027)	4,291	(1,400)	(1,600)
Corporate sector:
Disbursements	15,659	19,711	28,746	30,187	20,692

Debt repayments	(20,376)	(16,619)	(22,733)	(23,012)	(17,836)

Total corporate sector	(4,717)	3,092	6,013	7,175	2,856
Other (net)(1)	(2,034)	675	1,196	284	886

Total other investments	(7,316)	2,740	11,499	6,059	2,142

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of loans of public sector and trade credit, currency and deposits, and other liabilities of private sector and public sector.

In 2016, other foreign investments fell from a surplus of U.S.$1.7 billion in 2015 to a deficit of U.S.$7.3 billion. The deficit was primarily due to net payments of foreign loans by both the public and private sectors.

In 2017, other foreign investments increased from a deficit of U.S.$7.3 billion in 2016 to a surplus of U.S.$2.7 billion. The surplus was primarily due to net withdrawals of foreign loans by the private sector and increased inflows of trade credit in line with higher imports of goods.

In 2018, other foreign investments increased from a surplus of U.S.$2.7 billion in 2017 to a surplus of U.S.$11.5 billion. The increased surplus was primarily due to higher increase in withdrawals of foreign loans by the banking and corporate sector than their debt repayments as well as higher inflows of trade credits.

In 2019, foreign other investments fell from a surplus of U.S.$11.5 billion in 2018 to a surplus of U.S.$6.1 billion. The decrease in surplus was primarily due to higher loan repayments coupled with lower loan drawings of government and banks.

In 2020, foreign other investments decreased from a surplus of U.S.$6.1 billion in 2019 to a surplus of U.S.$2.1 billion. The decreased surplus was primarily due to lower loan withdrawal and a net payment on trade credit of private sector.

Direct Investment Realizations

Foreign Direct Investment

In 1973, the Republic established BKPM, an investment services agency of the Government, to accelerate economic growth by attracting foreign capital investment. BKPM’s main function is to implement the Government’s objectives for investment in the country.

Under Indonesian law, most direct equity investments by foreign persons are subject to approval by the BKPM, regardless of the size of the investment. The BKPM reviews applications for approval based on the Negative Investment List, which lists those business sectors that are closed to foreign investment and those that are open to foreign investment subject to certain conditions, including limits on the percentage of foreign capital ownership; and also based on criteria established by the particular ministry that regulates the sector in which the foreign investor seeks to invest. Upon receiving approval, a foreign investor may complete the investment, but is not obligated to do so.

Due to the different concept and method of compiling investment statistics, “administrative” foreign direct investment statistical data published by the BKPM and “Balance of Payment” foreign direct investment statistical data published by Bank Indonesia are not comparable. BKPM calculates foreign direct investment based on realized investments in Indonesian companies owned by foreign investors within a certain reporting period. BKPM’s realization data covers the total value of investments funded by foreign investors, other foreign creditors, as well as domestic investors and creditors. In comparison, Bank Indonesia’s calculation method covers the entire flow of investments stemming from foreign investors over a certain reporting period. In addition, Bank Indonesia excludes from its calculations foreign investments made by investors with a non-resident ownership of less than 10% per individual investors while BKPM has no such minimum ownership requirement. In terms of sector coverage, BKPM excludes certain sectors from its calculation, including investments in oil and gas, banking, non-bank financial institutions, insurance, leasing, investment sectors licensed by technical/sectoral agencies, investments through the stock market and household investments. Bank Indonesia covers all economic sectors. As a result the data regarding realized foreign direct investments is not comparable to those under “Foreign Investment in Indonesia” in the table above.

The following table sets forth the amount of realized foreign direct investment by sector of the economy for the periods indicated.

Realized Foreign Direct Investment by Sector(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
Primary Sector
Food Crops, Plantation & Livestock	1,589	1,433	1,721	947	1,184
Livestock(2)	49	160	—	—	—
Forestry	78	48	43	36	43
Fishery	43	59	24	54	48
Mining	2,742	4,376	3,039	2,256	2,005

Total Primary Sector	4,502	6,076	4,827	3,294	3,280

Secondary sector:
Food Industry	2,115	1,970	1,307	1,272	1,592
Textile Industry	321	372	305	239	280
Leather Goods & Footwear Industry	144	369	244	188	214
Wood Industry	268	396	276	95	85
Paper and Printing Industry	2,787	596	668	446	943
Chemical and Pharmaceutical Industry	2,889	2,579	1,938	1,486	1,743
Rubber and Plastic Industry	737	633	447	292	291
Non Metallic Mineral Industry	1,076	672	456	475	248
Metal, Industry not Machinery & Electronic Industry	3,897	3,782	2,219	3,559	5,969
Medical Precision & Optical Instruments, Watches & Clock, Machinery and Electronic Industry	9	5	1,341	500	601
Motor Vehicles & Other Transport Equipment Industry	2,369	1,271	971	754	942
Other Industry	75	504	174	245	294

Total Secondary Sector	16,688	13,149	10,348	9,551	13,202

Tertiary sector:
Electricity, Gas & Water Supply	2,140	4,241	4,384	5,921	4,614
Construction	187	225	248	162	190
Trade & Repair	670	1,294	609	421	434
Hotel & Restaurant	888	1,090	869	626	441
Transportation, Storage & Communication	750	1,900	3,027	4,728	3,580
Housing, Ind. Estate & Office Building	2,321	2,874	4,303	2,889	2,191
Other Services	818	1,392	693	618	733

Total Tertiary Sector	7,775	13,015	14,133	15,364	12,184

Total	28,964	32,240	29,308	28,209	28,666

Source:    BKPM

P                Preliminary

(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

(2)	For 2018, 2019 and 2020, the “Livestock” sector was merged into the “Food Crops & Plantation” sector to become the “Food Crops, Plantation & Livestock” sector.

Domestic Direct Investment

In addition to direct equity investments by foreign persons, BKPM also approves certain types of domestic direct investments. The following table sets forth the amount of realized domestic direct investment by sector of the economy for the periods indicated.

Realized Domestic Direct Investment by Sector(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in billions of Rupiah)
Primary sector:
Food Crops, Plantation & Livestock	20,999	22,041	31,186	43,599	32,096
Livestock(2)	466	843	—	—	—
Forestry	204	30	3,053	9,367	1,164
Fishery	3	33	88	248	565
Mining	6,034	20,635	33,100	25,675	13,755

Total Primary Sector	27,705	43,582	67,427	78,888	47,580

Secondary sector:
Food Industry	32,046	38,540	39,088	36,603	27,873
Textile Industry	3,210	7,863	3,597	1,313	2,103
Leather Goods & Footwear Industry	69	196	282	77	395
Wood Industry	3,151	1,569	1,536	1,586	1,263
Paper and Printing Industry	5,258	9,023	2,894	2,950	3,746
Chemical and Pharmaceutical Industry	30,112	13,734	13,338	9,484	22,526
Rubber and Plastic Industry	3,577	4,823	3,415	3,069	4,429
Non Metallic Mineral Industry	15,405	7,641	4,522	3,573	5,862
Metal Industry not Machinery & Electronic Industry	11,569	13,809	10,468	8,183	8,858
Medical Precision & Optical Instruments, Watches & Clock, Machinery, and Electronic Industry	5	0.2	1,950	1,152	1,156
Motor Vehicles & Other Transport Equipment Industry	1,714	34,474	1,837	2,608	2,556
Other Industry	744	676	717	2,076	2,051

Total Secondary Sector	106,859	99,188	83,643	72,673	82,818

Tertiary sector:
Electricity, Gas & Water Supply	22,795	25,428	37,265	37,164	35,519
Construction	14,039	30,334	44,980	55,091	68,289
Trade & Repair	4,513	3,712	6,430	13,663	16,748
Hotel & Restaurant	1,560	4,797	9,096	16,163	10,203
Transportation, Storage & Communication	26,770	34,474	58,740	68,083	93,283
Housing, Ind. Estate & Office Building	9,193	17,246	15,472	27,797	44,853
Other Services	2,873	3,589	5,551	16,977	14,243

Total Tertiary Sector	81,742	119,581	177,534	234,937	283,138

Total	216,306	262,351	328,604	386,498	413,536

Source:    BKPM

P	Preliminary
(1)

Excludes foreign investment in oil and natural gas projects, banking, non-bank financial institutions, insurance, leasing, mining in terms of contracts of work, coal mining in terms of agreement of work, investment in which licenses were issued by a technical/sectoral agency, portfolio as well as household investment.

(2)	For 2018, 2019 and 2020, the “Livestock” sector was merged into the “Food Crops & Plantation” sector to become the “Food Crops, Plantation & Livestock” sector.

Foreign Trade and Balance of Payments

Membership in International and Regional Free Trade Agreements

The Government supports the liberalization of international trade and investment through its membership in several international and regional trade organizations. Indonesia is a signatory to the GATT 1947 and a founding member of the World Trade Organization through the ratification of Law No. 7 of 1994 on Agreement Establishing the World Trade Organization. In 2017, the Government ratified the WTO Trade Facilitation Agreement through Law No. 17 of 2017 on Ratification of Protocol Amending the Marrakesh Agreement Establishing the World Trade Organization.

ASEAN has served as the forum for the negotiation of a number of regional agreements, and in 2015, ASEAN leaders adopted the ASEAN Economic Community Blueprint 2025, which is a roadmap for strategic integration of the economies of the ASEAN Member States. In 2009, the ASEAN Member States also entered into the ASEAN Comprehensive Investment Agreement which aims to create a free and open regime in ASEAN to achieve economic integration. ASEAN Member States have entered into six free trade agreements, namely: the ASEAN Trade in Goods Agreement (“ATIGA”), the ASEAN-China Free Trade Agreement (“ACFTA”), the ASEAN-Korea Free Trade Agreement (“AKFTA”), the ASEAN-Japan Comprehensive Economic Partnership (“AJCEP”), the ASEAN-India Free Trade Agreement (“AIFTA”), and the ASEAN-Australia and New Zealand Free Trade Agreement (“AANZFTA”). In addition, Indonesia has entered into two bilateral trade agreements and one regional trade agreement: the Indonesia-Japan Economic Partnership Agreement (“IJ-EPA”), the Indonesia-Pakistan Preferential Trade Agreement (“IP-PTA”), and the ASEAN-Hong Kong, China Free Trade Agreement (“AHKFTA”), which is pending ratification by the President of the Republic. These free trade agreements cover three core areas, namely: trade in goods, trade in services and investments.

On November 15, 2020, the member states of ASEAN, including the Republic, and Australia, China, Japan, New Zealand and South Korea entered into the Regional Comprehensive Economic Partnership (“RCEP”). RCEP seeks to establish a comprehensive, high-quality, and mutually beneficial economic partnership that will facilitate the expansion of regional trade and investment and contribute to global economic growth by eliminating tariffs on imports between its signatories and establishing common rules for e-commerce, trade and intellectual property. The agreement is expected to stimulate the economies of its members through a significant reduction of tariffs and the establishment of a common framework for e-commerce and rules of origin. RCEP does not establish unified labor or environmental standards.

Further to the above, on July 5, 2020, Indonesia has also finalized the Indonesia-Australia Comprehensive Economic Partnership Agreement (“IA-CEPA”). Building on existing Asean-Australia-New Zealand Free Trade Agreement, the IA-CEPA provides for the elimination of the remaining tariffs applicable on Indonesian imports into Australia. It also provides for ‘skill exchange’ programs, allowing professionals from both countries to gain experience in the other’s market.

Various regional and bilateral free trade agreements of which Indonesia is a party are currently in different stages of negotiations, namely, the Indonesia-European Union Comprehensive Economic Partnership Agreement and the Indonesia European Free Trade Association Comprehensive Economic Partnership Agreement.

Tariff Reforms

The Minister of Finance is authorized to set rates for import duties. The Republic maintains a policy of using tariff rates to promote the competitiveness of Indonesian products in international markets and to reduce price distortions in order to support the establishment of free trade. The Republic has implemented preferential tariff commitments under the ATIGA, the ACFTA, the AKFTA, the AIFTA, the AANZFTA, the IJ-EPA and the IP-PTA. As of March 1, 2018, the preferential tariff commitments under AJCEP have been implemented based on the Minister of Finance Regulation No. 18/PMK. 010/2018. The AHKFTA is intended to be implemented after the Republic has ratified the AHKFTA.

Exports and Imports

Beginning in 2012, the Republic started using a revised methodology in compiling exports and imports data. This revised methodology was implemented in order to comply with international best practices and to improve consistency with other Bank Indonesia publications. As a result of this change, the classification of certain export and import products has changed. Revisions following classification changes were carried out for data published in 2005 onwards. Since March 1, 2014, exporters must declare the value of their exported goods using terms of delivery cost insurance freight in order to enhance the validity and accuracy of freight and insurance data for export activities. The requirements introduced in 2014 have not changed the business process of export transactions, in which the export value is still the real transaction value agreed by exporters and importers.

The following table shows Indonesia’s exports and imports for the periods indicated as published by Bank Indonesia.

Exports and Imports

	Year Ended December 31,
	2016	2017	2018	2019	20120P
	(in millions of U.S. dollars)
Exports:
Oil and gas exports (f.o.b.)	12,916	15,573	17,614	11,981	8,467
Non-oil and gas exports (f.o.b.)	131,554	153,310	163,111	156,474	154,875

Total exports (f.o.b.)	144,470	168,883	180,725	168,455	163,342
Total imports (c.i.f.)	(135,867)	(157,683)	(190,317)	(173,489)	(142,147)

Balance of trade	8,603	11,199	(9,592)	(5,033)	21,195

Source:    Bank Indonesia

P	Preliminary.

In 2016, Indonesia recorded a trade surplus of U.S.$8.6 billion, higher than the U.S.$6.7 billion surplus recorded in 2015. The higher surplus was caused by a 4.6% decrease in imports, which was higher than the 3.1% decrease in exports, each compared against the previous year. Exports contracted at a lower rate compared to 2015, primarily due to improvements in commodity prices such as coal and palm oil resulting in higher coal and palm oil exports, especially during the second half of 2016.

In 2017, Indonesia recorded a trade surplus of U.S.$11.2 billion, higher than the U.S.$8.6 billion surplus recorded in 2016. The higher trade surplus was caused by an increase in exports of 16.9% to U.S.$168.9 billion, which was higher than the 16.0% increase in imports. This increase in exports was primarily driven by higher commodity prices and improvements in global demand in 2017, while higher imports was in line with increased domestic economic activities in 2017.

In 2018, Indonesia recorded a trade deficit of U.S.$9.6 billion, a reversal of the U.S.$11.2 billion surplus in 2017. The trade deficit was caused by a 20.7% increase in imports, which was higher than the 7.0% increase in exports. Imports increased at a higher rate as a result of robust domestic demand, primarily due to higher imports of raw materials and capital goods, including importation for public infrastructure projects. Higher imports were also a result of higher global oil prices. Export growth rate was lower in 2018 than in 2017, in line with lower global trade volumes and weakening global commodity prices.

In 2019, Indonesia recorded a trade deficit of U.S.$5.0 billion, lower than the U.S.$9.6 billion deficit in 2018. The lower trade deficit was caused by an 8.8% decrease in imports, which was higher than the 6.8% decrease in exports. The decrease in exports and imports in 2019 was in line with lower global trade volumes and weakening global commodity prices, which led to real export and import contraction. The lower imports were also in line with the government’s policies to control imports, including the B-20 program.

In 2020, Indonesia recorded a trade surplus of U.S.$21.2 billion, reversed from the U.S.$5.0 billion deficit in 2019. The trade surplus was caused by an 18.1% decrease in imports, which was greater than the 3.0% decrease in exports. A greater import contraction affected all commodity groups in response to severely impaired domestic economic activity, curbed by mobility restrictions during the Covid-19 pandemic, as well as an export contraction recorded in 2020.

Export-Import Data from the Central Statistics Agency

In addition to the exports and imports related data published by Bank Indonesia, the Central Statistics Agency or BPS also publishes data relating to imports and exports compiled based on the International Merchandise Trade Statistics Manual issued by the United Nations. Due to the different methods and timing of compiling export-import statistics, the export-import data published by BPS is different to the export-import data published by Bank Indonesia.

The tables below show Indonesia’s exports and imports for the periods indicated as published by the BPS.

	Year Ended December 31,
	2016	2017	2018	2019R	2020P
	(in millions of U.S. dollars)
Exports:
Non-oil and gas exports	132,028.5	153,083.8	162,841.0	155,893.7	154,998.5
Oil and gas exports	13,105.5	15,744.4	17,171.7	11,789.3	8,309.0

Total exports	145,134.0	168,828.2	180,012.7	167,683.0	163,307.5

Imports:
Non-oil and gas imports	116,913.4	132,669.3	158,842.4	149,390.4	127,311.5
Oil and gas imports	18,739.4	24,316.2	29,868.8	21,885.3	14,256.8

Total imports	135,652.8	156,985.5	188,711.2	171,275.7	141,568.3

P	Preliminary.
R	Revision.

The following table sets forth Indonesia’s exports by major commodity groups for the periods indicated.

Exports by Sector

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in thousands of U.S. dollars)
General merchandise	143,104,609	167,001,721	178,702,737	164,910,990	157,799,780
Agricultural
Coffee bean	1,000,542	1,175,625	807,357	872,089	808,635
Tea	85,057	88,171	78,624	63,791	66,850
Spices	698,006	568,048	543,032	560,463	706,632
Tobacco	49,440	55,547	67,005	59,737	63,743
Cocoa bean	85,498	55,522	74,284	82,215	77,023
Shrimp and prawn	1,441,142	1,543,894	1,471,051	1,391,141	1,558,668
Other agricultural products	2,135,090	2,447,373	2,781,591	2,805,987	2,911,091

Total Agricultural products	5,494,777	5,934,180	5,822,944	5,835,423	6,192,642

Manufacture products
Textile and Textile products	11,883,661	12,580,222	13,272,404	12,916,809	10,598,554
Processed wood products	3,691,540	3,756,483	4,123,971	3,554,922	3,514,645
Palm oils	14,357,667	18,512,908	16,528,433	14,720,420	17,289,749
Chemicals	3,236,877	4,611,231	4,702,931	4,349,491	3,957,653
Base metal products	7,436,783	9,493,976	12,377,082	13,363,675	16,696,618
Electrical apparatus, measuring instruments and others	8,386,801	8,851,781	9,318,094	9,412,842	9,400,790
Cement	82,332	128,604	237,185	281,951	322,887
Paper and paper products	3,442,980	3,877,961	4,524,415	4,408,263	4,243,152
Processed rubber	5,538,628	7,235,893	6,149,674	5,741,597	5,264,533
Oil products(1)	672,387	1,439,359	1,550,453	1,646,807	1,304,152
Liquefied Petroleum Gas(1)	44,880	75,797	56,405	9,734	416
Other manufacture products	47,886,360	51,567,588	53,976,851	52,600,236	51,720,860

Total Manufacture products	106,660,895	122,131,803	126,817,901	123,006,747	124,314,009

Mining products
Copper ore	3,481,608	3,439,732	4,186,888	1,280,055	2,412,204
Nickel ore	0	155,189	628,027	1,097,556	0
Coal	14,563,340	20,473,795	23,967,604	21,687,266	16,443,058
Bauxite	431	66,433	265,013	467,585	555,518
Crude oil(1)	4,941,219	5,267,880	5,086,551	1,720,014	1,426,591
Natural Gas(1)	6,604,093	7,994,558	9,719,229	7,505,736	5,111,340
o/w LNG	4,841,407	5,566,051	6,665,555	4,909,596	3,359,689
Other mining products	161,123	180,884	265,312	400,215	404,904

Total Mining products	29,751,815	37,578,472	44,118,624	34,158,426	26,353,614
Other merchandise(2)	1,197,123	1,357,266	1,943,268	1,910,394	939,515
Other goods(3)	1,365,177	1,880,792	2,022,247	3,544,376	5,541,878

Total Exports	144,469,786	168,882,513	180,724,984	168,455,366	163,341,658

Memorandum(4)
Non-oil & gas exports	131,553,644	153,309,550	163,110,799	156,474,110	154,874,740
Oil & gas exports	12,916,143	15,572,963	17,614,185	11,981,260	8,466,920

Source:    Bank Indonesia

P	Preliminary.
(1)	As a component of oil and gas exports.
(2)	Consists of art goods, goods not elsewhere specified, and goods procured in ports by carriers.
(3)	Consists of non-monetary gold and merchanting goods.
(4)	Presents the classification of exports based on two main groups of commodities: (i) oil and gas and (ii) non-oil and gas.

The table below sets forth Indonesia’s exports by destination for the periods indicated.

Exports by Destination

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in thousands of U.S. dollars)
America
North America
United States of America	16,068,802	17,761,095	18,454,928	17,814,460	18,594,853
Canada	733,241	820,451	912,897	856,090	782,733
Other North America	1,533	1,487	1,735	1,178	1,021
Total North America	16,803,575	18,583,033	19,369,561	18,671,728	19,378,608
Central and South America
Argentina	219,225	266,407	238,057	202,416	157,271
Brazil	1,099,466	1,229,571	1,145,641	1,003,214	1,017,307
Mexico	795,730	969,911	902,494	933,401	883,204
Other Central and South America	1,090,693	1,096,573	1,304,236	1,185,127	1,112,753

Total Central and South America	3,205,114	3,562,461	3,590,428	3,324,157	3,170,535

Total America	20,008,689	22,145,494	22,959,989	21,995,885	22,549,143

Europe
European Union
Netherlands	3,244,318	4,038,134	3,892,838	3,107,328	3,105,925
Belgium	1,123,078	1,240,474	1,261,226	1,075,660	1,175,519
United Kingdom	1,582,654	1,405,751	1,463,845	1,347,574	1,264,374
Italy	1,570,726	1,935,497	1,919,750	1,748,679	1,740,505
Germany	2,632,296	2,660,084	2,699,327	2,400,449	2,407,245
France	886,124	976,592	1,001,618	1,008,851	913,922
Spain	1,578,057	2,009,431	2,264,238	1,606,738	1,509,349
Other European Union	1,816,541	2,060,831	2,572,118	2,213,190	2,106,142

Total European Union	14,433,792	16,326,794	17,074,960	14,508,470	14,222,981

Russia	1,273,965	1,225,509	1,000,426	862,376	971,609
Turkey	1,022,876	1,166,983	1,179,583	1,147,700	1,046,747
Other Europe	2,692,988	1,725,671	1,163,159	1,427,068	2,796,242

Total Europe	19,423,621	20,444,958	20,418,128	17,945,614	19,037,579

Asia and Middle East
ASEAN
Brunei Darussalam	85,377	64,393	61,402	102,853	128,789
Philippines	5,260,823	6,596,663	6,825,281	6,767,873	5,892,160
Cambodia	424,465	509,699	524,127	609,618	540,472
PDR Laos	5,863	4,199	7,293	6,811	5,038
Malaysia	6,860,484	8,289,391	9,007,479	8,695,155	7,980,774
Myanmar	606,350	827,078	897,486	874,498	1,030,918
Singapore	11,141,463	12,751,079	13,831,319	12,904,470	10,814,806
Thailand	5,380,611	6,346,267	6,697,297	6,167,367	5,086,067
Vietnam	3,016,614	3,560,980	4,534,581	5,134,383	4,937,597

Total ASEAN	32,782,050	38,949,750	42,386,265	41,263,029	36,416,621

Hong Kong SAR	2,127,953	2,393,397	2,557,530	2,492,627	2,003,349
India	10,076,131	13,997,145	13,712,737	11,797,304	10,350,796
Iraq	91,069	126,070	135,567	168,850	185,901
Japan	15,265,069	17,026,602	18,763,677	15,272,018	13,472,201
South Korea	6,390,236	7,371,175	9,047,961	6,993,812	6,334,448
Pakistan	2,017,977	2,396,857	2,411,831	1,917,150	2,374,442
People’s Republic of China	17,037,050	23,238,232	26,946,250	27,912,462	31,556,534
Saudi Arabia	1,327,878	1,380,757	1,221,072	1,503,450	1,337,231
Taiwan	4,225,363	4,835,246	4,748,062	4,351,577	4,232,879
Other Asia and Middle East	5,574,123	6,351,102	6,246,418	6,297,157	5,714,218

Total Asia and Middle East	96,914,899	118,066,334	128,177,369	119,969,433	113,978,620

Australia and Oceania
Australia	3,197,126	2,527,490	2,733,511	2,321,841	2,506,066
New Zealand	378,687	426,694	489,885	444,705	479,783
Other Australia and Oceania	346,007	360,945	347,332	372,667	373,648
Total Australia and Oceania	3,921,820	3,315,129	3,570,728	3,139,213	3,359,496

Africa
South Africa	727,757	685,637	645,333	585,479	572,239
Other Africa	2,294,232	2,876,878	3,016,491	2,915,213	2,912,639
Total Africa	3,021,989	3,562,515	3,661,823	3,500,692	3,484,878
Unclassified exports (1)	1,178,768	1,348,083	1,936,947	1,904,528	931,941
Total (f.o.b.)	144,469,786	168,882,513	180,724,984	168,455,366	163,341,658

Source:    Bank Indonesia

P	Preliminary.
(1)	Consists of goods procured in ports by carriers and merchanting goods.

The following table sets forth Indonesia’s imports by major commodity groups for the periods indicated.

Imports by Sector(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in thousands of U.S. dollars)
General Merchandise	135,035,916	156,657,285	188,187,080	171,720,170	140,245,219
Consumption Goods
Food and beverages, primary, mainly for household	1,729,432	2,256,256	2,304,817	2,461,143	2,311,232
Food and beverages, processed, mainly for household	3,008,370	2,892,394	4,182,556	3,427,209	3,123,868
Passenger motor cars	594,978	571,655	530,492	563,382	305,712
Transport equipment, nonindustrial	142,456	184,479	288,635	237,743	202,426
Durable consumer goods	1,208,820	1,557,133	1,985,222	2,069,190	1,777,178
Semi-durable consumer goods	2,221,224	2,841,290	3,592,082	3,802,345	3,198,551
Non-durable consumer goods	2,154,671	2,516,428	3,095,309	2,816,772	2,608,670
Fuels and lubricants, processed, oil products(2)	5,146,414	7,156,986	9,346,912	7,531,780	3,666,469
Goods not elsewhere specified	824,708	777,941	668,994	663,501	781,049

Total Consumption Goods	17,031,073	20,754,563	25,995,020	23,573,065	17,975,155

Raw materials and auxiliary goods
Food and beverages, primary, mainly for industry	4,423,376	5,172,249	5,316,619	5,528,661	5,006,804
Food and beverages, processed, mainly for industry	3,459,829	3,561,421	3,402,989	3,233,934	3,763,531
Industrial supplies, primary	3,986,892	5,018,999	6,103,771	5,650,464	4,545,622
Industrial supplies, processed	47,299,348	53,844,245	63,771,434	59,354,978	48,763,004
Parts and accessories for capital goods	15,529,878	17,287,162	20,597,484	19,124,732	17,749,286
Parts and accessories for transport equipment	6,384,650	7,528,898	9,048,335	8,241,401	5,800,391
Fuels and lubricants, primary	7,197,942	7,920,735	10,527,350	7,106,269	4,459,708
o/w Crude oil(2)	6,874,010	7,279,080	9,627,278	6,054,275	3,557,106
Fuels and lubricants, processed	6,833,802	9,970,888	11,956,794	10,179,672	7,772,769
o/w Oil products(2)	4,721,414	6,884,186	8,385,774	6,881,369	4,533,505
o/w Liquefied Petroleum Gas(2)	1,841,452	2,754,544	3,142,809	2,876,647	2,809,927

Total Raw materials and auxiliary goods	95,115,716	110,304,596	130,724,776	118,420,110	97,861,114

Capital Goods
Capital goods (except transport equipment)	19,855,824	21,229,079	25,955,366	25,811,574	21,970,509
Passenger motor cars	594,978	571,655	530,492	563,382	305,712
Other transport equipment, industrial	1,966,437	3,223,416	4,245,633	2,676,473	1,714,339

Total Capital Goods	22,417,238	25,024,150	30,731,490	29,051,428	23,990,560

Other merchandise(3)	471,889	573,977	735,794	675,566	418,390

Other goods(4)	830,884	1,025,757	2,129,700	1,768,419	1,901,635

Total	135,866,800	157,683,042	190,316,780	173,488,589	142,146,854

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	As a component of oil and gas imports.
(3)	Consists of goods procured in ports by carriers.
(4)	Consists of nonmonetary gold.

The following table sets forth Indonesia’s imports by country of origin for the periods indicated.

Imports by Place of Origin(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in thousands of U.S. dollars)
America
North America
United States of America	7,419,480	8,156,624	10,133,329	9,292,376	8,417,952
Canada	1,382,005	1,539,436	1,849,810	1,827,252	1,623,021
Other North America	2,008	24	195	3	1

Total North America	8,803,494	9,696,084	11,983,334	11,119,630	10,040,973

Central and South America
Argentina	1,373,780	1,150,507	1,438,057	1,810,225	1,740,897
Brazil	2,347,422	1,784,443	1,687,381	1,846,832	2,275,776
Mexico	177,236	184,127	269,351	252,495	238,295
Other Central and South America	449,709	567,051	516,954	517,974	500,835
Total Central and South America	4,348,148	3,686,128	3,911,743	4,427,526	4,755,804

Total America	13,151,641	13,382,212	15,895,077	15,547,156	14,796,777

Europe
European Union
Netherlands	710,662	1,035,945	1,225,689	859,506	820,167
Belgium	492,260	631,535	611,069	640,921	513,385
United Kingdom	892,660	1,047,837	1,138,205	1,060,357	984,941
Italy	1,388,461	1,550,224	1,801,754	1,743,423	1,521,690
Germany	3,152,972	3,502,246	3,909,355	3,421,230	2,939,619
France	1,380,662	1,630,294	1,692,548	1,463,555	1,420,698
Spain	484,441	482,722	668,137	603,465	440,412
Other European Union	2,222,940	2,600,335	2,986,296	2,636,266	2,412,368

Total European Union	10,725,058	12,481,136	14,033,053	12,428,724	11,053,278

Russia	846,317	1,270,371	1,508,902	1,089,622	843,722
Turkey	308,327	576,238	607,201	341,337	273,981
Other Europe	1,857,943	2,100,603	2,267,195	2,250,665	2,317,252

Total Europe	13,737,645	16,428,348	18,416,351	16,110,347	14,488,232

Asia and Middle East
ASEAN
Brunei Darussalam	88,029	38,021	14,289	29,155	71,940
Philippines	816,532	823,612	904,048	791,066	556,337
Cambodia	25,197	27,942	32,593	40,583	44,258
PDR Laos	4,196	11,897	25,426	31,233	42,290
Malaysia	7,247,345	8,750,587	8,767,438	7,826,886	6,992,397
Myanmar	112,955	145,240	151,124	182,505	187,175
Singapore	14,501,421	18,217,827	23,957,617	20,168,411	13,895,102
Thailand	8,647,191	9,037,149	10,557,703	9,079,021	6,289,009
Vietnam	3,228,483	3,163,823	3,658,058	3,650,859	2,983,247

Total ASEAN	34,671,348	40,216,098	48,068,296	41,799,719	31,061,756

Hong Kong SAR	1,814,777	3,054,928	4,306,538	5,136,340	4,015,843
India	2,858,593	3,975,918	4,648,384	4,065,942	3,595,103
Iraq	106	168	95	161	301
Japan	12,981,644	15,363,524	18,304,503	16,084,462	11,001,764
South Korea	6,657,910	8,354,646	9,350,079	8,707,588	7,063,543
Pakistan	156,774	239,310	642,791	379,989	196,596
People’s Republic of China	30,677,815	34,292,172	43,678,116	43,165,693	38,202,228
Saudi Arabia	2,720,977	2,770,951	4,714,594	3,565,923	2,559,806
Taiwan	2,877,222	3,268,451	3,555,643	3,721,549	3,610,972
Other Asia and Middle East	3,661,887	4,900,394	5,424,837	4,762,408	3,791,845

Total Asia and Middle East	99,079,053	116,436,560	142,693,876	131,389,772	105,099,757

Australia and Oceania
Australia	5,241,353	5,915,819	5,651,408	5,455,153	4,499,423
New Zealand	660,958	732,917	772,749	755,917	750,076
Other Australia and Oceania	37,469	173,445	234,079	213,786	167,923

Total Australia and Oceania	5,939,779	6,822,182	6,658,236	6,424,855	5,417,421

Africa
South Africa	288,464	366,530	584,671	181,345	258,480
Other Africa	3,198,328	3,673,232	5,332,776	3,159,547	1,667,797

Total Africa	3,486,792	4,039,762	5,917,447	3,340,892	1,926,277

Unclassified imports(2)	471,889	573,977	735,794	675,566	418,390

Total	135,866,800	157,683,042	190,316,780	173,488,589	142,146,854

Source:    Bank Indonesia

P	Preliminary.
(1)	Data collected on a cost, insurance and freight basis.
(2)	Consists of goods procured in ports by carriers.

Balance of Payments

Balance of payments figures measure the relative flow of goods, services and capital into and out of a country as represented in the current account and the capital and financial account. The current account tracks a country’s trade in goods and services, as well as income and current transfer transactions. The capital and financial account covers all transactions involving capital transfers, acquisition or disposal of non-produced, non-financial assets, and financial assets and liabilities. A balance of payments surplus indicates a net inflow of foreign currencies, while a balance of payments deficit indicates a net outflow of foreign currencies.

The following table sets forth the Republic’s balance of payments for the periods indicated.

Balance of Payments(1)

	Year Ended December 31,
	2016	2017	2018	2019	2020P
	(in millions of U.S. dollars)
Current account	(16,952)	(16,196)	(30,633)	(30,279)	(4,739)
Goods(2)	15,318	18,814	(228)	3,508	28,201
Total exports (f.o.b.)	144,470	168,883	180,725	168,455	163,342

Non-oil and gas exports	131,554	153,310	163,111	156,474	154,875

Oil and gas exports	12,916	15,573	17,614	11,981	8,467
Total imports (f.o.b.)	(129,152)	(150,069)	(180,953)	(164,948)	(135,141)

Non-oil and gas imports	(111,464)	(127,146)	(151,935)	(142,647)	(121,275)
Oil and gas imports	(17,688)	(22,922)	(29,019)	(22,300)	(13,867)
Services	(7,084)	(7,379)	(6,485)	(7,641)	(9,843)
Primary income	(29,647)	(32,131)	(30,815)	(33,775)	(29,028)
Secondary income	4,460	4,500	6,895	7,629	5,932
Capital account	41	46	97	39	37
Financial account(4)	29,306	28,686	25,122	36,564	7,829

(i) Public sector	15,992	20,515	8,748	12,675	3,413
Portfolio investment	18,629	21,868	9,732	15,230	1,424

Assets	1,795	(9)	228	258	—
Liabilities	16,835	21,877	9,504	14,973	1,424
Other investment	(2,637)	(1,353)	(983)	(2,555)	1,989

Assets	(269)	—	—	—	—
Liabilities	(2,369)	(1,353)	(983)	(2,555)	1,989
Loans	(574)	(1,362)	(755)	(2,298)	1,989
Drawings	4,619	3,645	4,588	3,773	8,166
Repayments	(5,193)	(5,007)	(5,344)	(6,070)	(6,177)
Other liabilities	(1,795)	9	(228)	(258)	—
(ii) Private sector	13,314	8,171	16,374	23,888	4,416
Direct investment	16,136	18,502	12,511	20,531	14,114

Assets	11,594	(2,008)	(6,399)	(4,462)	(4,989)
Liabilities	4,542	20,510	18,910	24,994	19,103
Portfolio investment	366	(809)	(420)	6,760	2,508

Assets	423	(3,346)	(5,399)	152	(1,149)
Liabilities	(57)	2,537	4,980	6,608	3,657
Financial derivatives	(9)	(128)	34	186	18

Other investment	(3,179)	(9,395)	4,249	(3,589)	(12,224)

Assets	1,768	(13,487)	(8,233)	(12,203)	(12,377)
Liabilities	(4,947)	4,093	12,482	8,614	153
Errors and omissions	(305)	(950)	(1,717)	(1,648)	(530)

Overall balance	12,089	11,586	(7,131)	4,676	2,597

Reserves and related items	(12,089)	(11,586)	7,131	(4,676)	(2,597)

Memorandum(3)
Reserve asset position	116,362	130,196	120,654	129,183	135,897

Source:    Bank Indonesia

P	Preliminary.
(1)

Bank Indonesia uses (+) and (-) signs in its published data to follow BPM5 whereby (+) means inflow and (-) means outflow. In financial account, (+) denotes increase in liabilities or decrease in assets, while (-) represents increase in assets or decrease in liabilities. The table above has been adjusted to align with the formatting hereof.

(2)	The calculation of export and import figures included in the balance of payments data compiled by Bank Indonesia differs in coverage and timing from the data on export/import trade compiled by BPS.
(3)

Presents the position of reserve assets at the end of period. A surplus/deficit in the overall balance of payments during a reporting period will increase/decrease the outstanding amount of reserve assets at the end of that period.

In 2016, the current account deficit decreased compared to 2015, with the deficit of U.S.$17.5 billion or 2.0% of GDP in 2015 falling to U.S.$17.0 billion or 1.8% of GDP in 2016. The lower current account deficit was mainly due to higher non-oil and gas trade surplus and a lower deficit in the oil and gas trade balance and services account due to a lower deficit in transportation services, each as compared to 2015, which was partially offset by a higher deficit in the primary income and a lower surplus in the secondary income. The lower oil and gas trade deficit was due to the drop in oil imports brought about by the fall in global crude oil prices and lower consumption of oil based fuels mainly due to Government subsidy reforms.

Amid growing uncertainty in the global financial markets, the capital and financial account for 2016 posted a surplus of U.S.$29.3 billion, higher than the U.S.$16.8 billion surplus in 2015. The increase was primarily the result of positive sentiment towards the domestic economic outlook and easing global risk. Net direct investment increased from U.S.$10.7 billion in 2015 to U.S.$16.1 billion in 2016. The portfolio investment account also recorded a surplus due to positive sentiment concerning the sound implementation of Law No. 11 of 2016 (the “Tax Amnesty Law”). The other investment deficit shrank on net withdrawals of private sector deposits abroad.

Indonesia’s overall balance of payments in 2016 recorded a surplus of U.S.$12.1 billion compared to the deficit of U.S.$1.1 billion in 2015. The surplus resulted in higher international reserves from U.S.$105.9 billion as of December 31, 2015 to U.S.$116.4 billion as of December 31, 2016.

In 2017, the current account deficit decreased to U.S.$16.2 billion and improved as a percentage of GDP to 1.6% of GDP compared to 1.8% of GDP in 2016. The lower deficit was primarily attributable to a higher trade balance surplus that offset the higher deficit of services and primary income.

Improving investor perception of the domestic economic outlook led to a high capital and financial account surplus that reached U.S.$28.7 billion in 2017. However, the increase in placements of private sectors’ deposits in offshore banks resulted in an increase in net deficit of other investments, leading to capital and financial accounts being lower in 2017 compared to 2016.

Indonesia’s overall balance of payments in 2017 recorded a surplus of U.S.$11.6 billion, slightly lower than the U.S.$12.1 billion surplus in 2016. The surplus resulted in an increase in international reserves from U.S.$116.4 billion as of December 31, 2016 to U.S.$130.2 billion as of December 31, 2017.

In 2018, the current account deficit increased to U.S.$30.6 billion or 2.9% of GDP compared to a U.S.$16.2 billion deficit or 1.6% of GDP in 2017. The higher deficit was mainly due to higher non-oil and gas imports, particularly imports of raw materials and capital goods reflecting robust economic activity in Indonesia, amid restrained performance of exports of non-oil and gas. The increase in the deficit was also due to an increase in oil imports in line with the increase in average global oil prices and domestic fuel consumption.

Amid high uncertainty in the global financial markets, the capital and financial account recorded a significant surplus of U.S.$25.2 billion in 2018, mainly due to long-term capital inflows from foreign direct investments.

Indonesia’s overall balance of payments in 2018 recorded a deficit of U.S.$7.1 billion, which resulted in a decrease in international reserves from U.S.$130.2 billion as of December 31, 2017 to U.S.$120.7 billion as of December 31, 2018.

In 2019, the current account deficit decreased slightly to U.S.$30.3 billion compared to a U.S.$30.6 billion deficit in 2018. The lower current account deficit was primarily due to goods trade surplus and higher secondary income surplus. Goods trade surplus in 2019 reversed the deficit in the previous year, affected by higher surplus of non-oil and gas and coupled with lower deficit of oil and gas. Meanwhile, higher secondary income surplus was primarily due to an increase of Indonesian workers remittances receipts.

The capital and financial account surplus increased to U.S.$36.6 billion in 2019 compared to a U.S.$25.2 billion deficit in 2018, primarily due to significant inflows in foreign direct investment and portfolio investment.

Indonesia’s overall balance of payments in 2019 recorded a surplus of U.S.$4.7 billion, in line with the higher capital and financial account surplus. Consequently, official reserve assets were U.S.$129.2 billion as of December 31, 2019, an increase from U.S.$120.7 billion as of December 31, 2018.

In 2020, the current account deficit decreased considerably to U.S.$4.7 billion compared to a U.S.$30.3 billion deficit in 2019. The lower current account deficit was primarily due to higher goods trade surplus and lower primary income deficit. The higher goods trade surplus in 2020 was driven by rapid growth of the non-oil and gas trade surplus coupled with a narrower oil and gas trade deficit. In addition, lower primary income deficit in line with the ongoing Covid-19 pandemic coupled with exceptional global financial market uncertainty, which fed through to deteriorating corporate performance and lower foreign capital inflows in the form of direct investment, portfolio investment and other investment. On the other hand, the services trade deficit recorded a wider deficit which was primarily caused by reduction in the travel services trade surplus due to a precipitous decline of international and domestic travelers caused by closed borders and mobility restrictions to prevent Covid-19 transmission.

The capital and financial account surplus decreased to U.S.$7.9 billion in 2020 compared to a U.S.$36.6 billion surplus in 2019, primarily due to a net outflow of portfolio investment at the beginning of the year in response to global financial market panic stoked by rapid Covid-19 transmission around the world.

Indonesia’s overall balance of payments in 2020 recorded a surplus of U.S.$2.6 billion, accompanied by a higher position of reserve assets from U.S.$129.2 billion at the end of 2019 to U.S.$135.9 billion at the end of 2020.

Financial System

Indonesia Financial Safety Net and Crisis Management

In April 2016, the Law on Prevention and Resolution of Financial System Crisis was passed that revamped the coordination framework for crisis management and resolution among Indonesia Financial Safety Net (“KSSK”) participants and also refined the emphasis on strengthened supervisory capacity, improved banking liquidity and prevention measures. These coordinated policy responses allow an institutionalized early warning system and crisis management protocol which enable KSSK to identify potential disruptions, and determine effective policy responses and resolution steps.

As a KSSK, the Ministry of Finance also contributes to safeguard financial system stability. In the event of a disruption, such as sudden reversals in capital flows, the Crisis Management Protocol will be activated to determine the policy response required to maintain market confidence and stability. Policy responses include, amongst others, the Bond Stabilization Framework which provides the mechanism to execute buybacks with several SOEs for the purpose of maintaining stability of the sovereign bond market, placement of funds in instruments with a longer maturity period by issuing longer term securities, debt switching to lengthen debt maturities and reduce the risks associated with refinancing.

Indonesia Deposit Insurance Corporation and Liquidity Support

Since September 2005, the Indonesia Deposit Insurance Corporation (“IDIC”), has insured customers’ deposits and actively participated in maintaining the stability of the financial system. The IDIC membership is compulsory for every bank conducting business in Indonesia. The prevailing IDIC coverage is up to Rp2 billion for each depositor in any one bank. The IDIC will pay, in accordance with its procedures, deposit insurance claims when a member bank has its license revoked by the OJK. The maximum amount of deposit insured can be adjusted, among others, in the event of a crisis that can potentially decrease public trust in the banking system or affect the stability of the financial system.

The Government’s policy on addressing sudden reversals in capital flows involves, among others, the implementation of a Crisis Management Protocol, which involves cooperation between the Ministry of Finance, Bank Indonesia, OJK and IDIC. In the event of a financial crisis, policy steps could include executing buybacks for stabilization in the event of a disruption; taking steps to enhance cooperation among Government institutions, Bank Indonesia, SOEs, regulators and other market participants to maintain stability of the sovereign bond market; and encouraging the placement of funds in instruments with a longer maturity by issuing longer term securities and debt switching to lengthen debt maturities and reduce risks associated with refinancing.

In April 2016, the parliament passed Law on Prevention and Resolution of Financial System Crisis, which provides a clear division of responsibilities between the Ministry of Finance, Bank Indonesia, OJK and IDIC in preventing and resolving crises in the financial system through the establishment of a Financial System Stability Committee with representatives from each of the Ministry of Finance, Bank Indonesia, OJK and IDIC. The Financial System Stability Committee aims to provide a coordinated policy response on the basis of regular monitoring of key areas of the financial system. In March 2020, certain provisions with respect to short term liquidity loans were revoked in order to enable the implementation of Covid-19 related financial policies.

The Banking System

The Government’s policies for the banking sector emphasize the strengthening of the banking system.

The law governing Bank Indonesia, Indonesia’s central bank, was amended in 2004 to, among other things, provide that Bank Indonesia will conduct monetary policy to achieve an inflation target as determined by the Government in consultation with Bank Indonesia. It also provides for the creation of the Bank Indonesia Supervisory Board (the “Supervisory Board”), to assist the DPR in conducting oversight of Bank Indonesia’s internal financial management. The Supervisory Board comprises five members chosen by the DPR and appointed by the President for three-year tenures. The January 2004 amendment also stipulates that Bank Indonesia is the lender of last resort to ensure the stability of the financial system. Bank Indonesia’s banking supervision function was transferred to the OJK on December 31, 2013. The latest amendment to the Central Bank Law was in 2008, mainly to amend the collateral requirement on Sharia financing, certain provisions of which were revoked by the Law on Prevention and Resolution of Financial System Crisis.

The authorities implement risk mitigation by strengthening micro and macro-prudential surveillance. Micro-prudential surveillance is performed on an individual bank or financial institution in order to ensure the fulfillment of prudential regulations through on-site and off-site supervision. Additionally, macro-prudential surveillance also aims to ensure that prudential regulations are adhered to at the industry level as an aggregate.

Under a framework of strengthening micro-prudential surveillance, a number of measures have been introduced by Bank Indonesia and the OJK to bolster and improve surveillance in order to better anticipate the symptoms of troubled banks on a risk basis, as well as enhance the quality of human resources through training, attachments and certification programs.

In addition, improvements to the tools and methodologies used in surveillance are ongoing in order to reinforce macro-prudential aspects, among others, stress testing, probability of default analysis, transition matrices and other early warning mechanisms. The creation of the financial system safety net also assists authorities to mitigate potential systemic risks that might arise.

OJK has issued banking regulations that are in line with the international standards, such as the Basel framework. In terms of the capital reforms, OJK issued its rule for the Basel III capital framework in December 2013, which was amended in February 2016. These cover (i) raising the quality of regulatory capital, (ii) setting a minimum Tier 1 and CET 1 ratio of 6% and 4.5%, respectively, as well as a minimum capital requirement based on risk profile between 8% to 14%, and (iii) building-up of adequate buffers above the minimum capital requirement based on risk profile (including a capital conservation buffer, countercyclical buffer and capital surcharge for D-SIBs). In 2015, OJK issued regulation regarding D-SIB methodology and capital surcharge application which was applied for the first time in January 2016.

As part of its Basel III implementation policies, OJK issued regulations for the Basel III Liquidity framework, Liquidity Coverage Ratio (“LCR”), Net Stable Funding Ratio (“NSFR”), and the risk weighted assets (“RWA”), calculation relating to derivative transactions. The LCR regulation was issued in December 2015 and requires banks to maintain short-term liquidity through high quality liquid assets that meet their liquidity needs for thirty days. The NSFR regulation was issued in July 2017 and uses NSFR as an indicator to evaluate a bank’s long-term liquidity risk by comparing the amount of stable funding available to the bank with the amount of stable funding required by the bank. It aims to reduce long-term liquidity risk by requiring banks to fund activities from stable and adequate sources of funds. Regulations relating to the RWA calculation for derivative transactions were issued in September 2017, providing guidelines for calculating the risk exposure to derivative transactions due to counterparty credit risk.

Under the Prevention and Resolution of Financial System Crisis law, OJK has issued a regulation concerning a systemic bank recovery plan in April 2017. This regulation establishes the requirements for systemic banks to prepare and submit recovery plans. Systemic banks are also required to have guidelines in relation to the recovery plan in place, which are prepared by taking into account the governance principles supporting the implementation of the recovery plan. Moreover, systemic banks are also obliged to evaluate and perform stress testing in order to assess the adequacy of their recovery plans at least once a year.

As of December 31, 2020, total banking assets were Rp9,347.8 trillion, consisting of commercial bank assets of Rp9,177.8 trillion and rural bank assets (including assets of sharia rural banks) of Rp170.0 trillion.

Islamic Financial System

The Government believes that the Islamic finance banking industry has an opportunity to grow rapidly in Indonesia, which has the largest Muslim population in the world. The industry provides the Muslim community with alternative financial products and services that conform to Sharia principles. These Sharia principles as applied to the Islamic finance banking industry includes Sharia concepts related to mudarabah (profit and loss sharing), wadiah (safekeeping), musharaka (joint venture), murabahah (cost plus), and ijara (leasing). Sharia prohibits riba, or usury, defined as interest paid on all loans of money. Furthermore, investments in some businesses that provide goods or services considered contrary to Islamic principles (such as pork or alcohol) are also considered haraam (sinful and prohibited) under Sharia principles. To assist with the development and growth of Islamic financial services in Indonesia, these alternative financial products are considered an integral part of the banking industry and contribute to enhancing the stability of the Indonesian financial system by supporting national economic development in Indonesia.

In July 2008, the Sharia Banking Law was enacted to facilitate the expansion of the Indonesian Islamic banking industry. The Sharia Banking Law applies Sharia principles to banking for Sharia banks and Sharia divisions of conventional banks, prohibiting the payment and receipt of interest and providing that returns on funds that are distributed or lent out must be based on the actual profits generated. The Sharia Banking Law also prohibits Islamic banking business and transactions that would support practices or products forbidden or discouraged by Sharia principles. This law also requires existing Sharia divisions of commercial banks to operate as separate Islamic commercial banks if such a division’s assets account for at least half of the parent commercial bank’s assets or within 15 years of the enactment of the Sharia Banking Law. The Government believes that this legislation will better position Indonesia as a venue for Islamic banking and finance.

One of the main challenges for Indonesia’s Sharia capital markets is the small number of companies that issue Sharia-compliant products such as Islamic bonds (“Sukuk”). Of the 89 underwriters licensed by OJK as of December 31, 2020, only 26 were involved in issuances of Sukuk, and only 62 of the 97 investment managers (including one sharia investment manager fully managing Sharia funds) were licensed by OJK.

The Indonesian Islamic financial industry has been developing under the regulatory authority of OJK (since December 31, 2013) and previously Bank Indonesia, which formulates and publishes a strategic plan for the development of the industry. OJK has established a new strategic plan for the development of Indonesia’s Islamic banking industry for 2020-2025. This new strategic plan is expected to provide guidelines that include detailed initiatives as well as specific objectives for the Sharia banking industry to achieve. This strategic plan for the development of the national Sharia banking industry is recognized as the “Roadmap of Indonesian Islamic Banking 2020-2025” with a view to “establish a Sharia banking industry that contributes to facilitating the development of the halal industry and a competitive and efficient Sharia banking industry by increase of business scale and application of technology.” The roadmap includes, among others, the following measures: (i) establishment of Shariah banker code of conduct and basic compentence, (ii) strengthening the implementation of compliance and internal audit functions on compliance with Sharia principles, (iii) issuance of regulations to develop Sharia banking products to be offered to the customers and to aid national priority programs, (iv) strengthening the capital of Sharia banking entities and issuing regulations on banking synergy and settlement of Shariah People’s Financing Bank (Bank Pembiayaan Rakyat Syariah), and (v) encouraging digitalization of Sharia banking.

OJK and Bank Indonesia have issued various regulations in order to support the growth and development of the Sharia banking industry taking into account precautionary principles and Sharia principles.

The Sharia Non-Bank Financial Industry (Industri keuangan Non Bank Syariah or IKNB Sharia) is also supervised by OJK and consists of the Sharia Insurance Company, the Sharia Pension Fund, the Sharia Financial Institution and other Sharia Financial Service Institutions. OJK issued OJK Regulation No. 33/POJK.05/2016 to govern the Sharia pension funds which came into force in September 2016. Under the regulation, management of Sharia pension funds may be conducted by way of: (i) establishment of Sharia pension fund, (ii) conversion of pension fund into Sharia pension fund, (iii) formation of Sharia unit in Employee Pension Fund, or (iv) sale of Sharia investment package in financial institution pension fund. There are currently no established Sharia pension funds in Indonesia.

As of December 31, 2020, assets of Sharia banks were Rp412.0 trillion, or 4.4% of Indonesia’s total banking assets.

Anti-Money Laundering Regime

Various financial regulatory agencies in the Republic were formed to combat money laundering activities within Indonesia. In 2002, the Government enacted an anti-money laundering law (“2002 AML Law”), and established a financial intelligence unit, the Indonesian Financial Transaction Reports and Analysis Centre (Pusat Pelaporan Analisis Transaksi Keuangan (“PPATK”)). The PPATK’s duties were later expanded to include matters relating to countering terrorism financing, and consequently, the PPATK was appointed to be the focal point of countering money-laundering and financing of terrorism in Indonesia.

Some of the significant progress made in implementing the Government’s anti-money laundering laws and countering financing of terrorism, national strategies in the last few years includes: promulgating a new Anti-Money Laundering Law, namely, Law No. 8 of 2010 on the Prevention and Eradication of Money Laundering Crimes (the “2010 AML Law”), and the ratification of the UN Convention against Transnational Organized Crime. The 2010 AML Law came into force on October 22, 2010 replacing the 2002 AML Law, as amended, to be in line with current international standards and best practices.

As part of the implementation of the Government’s policy to prevent and eradicate the crime of money laundering, the PPATK has issued and continues to issue various regulations as further implementation of the 2010 AML Law.

On March 13, 2013, the DPR adopted the Law No. 9 of 2013 on the Prevention and Eradication of the Financing of Terrorism (“Law No. 9”). Law No. 9 comprehensively regulates: (i) the criminalization of terrorist financing offenses and other offenses related to terrorism financing offenses; (ii) the application of the principle of recognizing users of financial services; reporting and compliance monitoring; (iii) surveillance activities through a remittance transfer system or through other systems by financial service providers; (iv) control disposition of cash and/or other payment instruments into or outside the Indonesian customs area; (v) blocking mechanisms relating to the movement of cash and/or other payment instruments; (vi) the inclusion in the list of suspected terrorists and terrorist organizations; and (vii) arrangements regarding the setting of the investigation, prosecution, and examination at trial.

Terrorism financing within the scope of Law No. 9 includes acts committed, directly or indirectly, in order to provide, gather, give, or lend funds to those who are known to intend to commit an act of terrorism. In addition to individuals, Law No. 9 regulates the criminalization of terrorist financing to terrorist organizations. Terrorist organizations within Law No. 9 can include a collection of people who have a common goal and that, based on a court decision, have committed an act of terrorism. Parties that are named in lists of terrorist organizations also fall within the scope of Law No. 9.

Since 2017, OJK has required any financial service provider to identify, assess and understand the risk of money laundering and/or terrorism financing crimes related to customers, countries, geographic areas, products, services, transaction or delivery channels. To perform these types of activities, the financial service provider must establish policies, supervision and maintenance procedures and mitigation of money laundering and terrorism financing risks and establish a special task force and/or appoint an officer to act as a person-in-charge for the implementation of anti-money laundering and anti-terrorism financing programs. The financial service provider is required to submit suspicious financial transaction reports, cash transaction reports and other reports to the PPATK. In September 2019, OJK began to require certain additional measures to prevent the funding and proliferation of weapons of mass destructions, namely the requirements for OJK to conduct data maintenance, identity and background checking of transaction parties and immediate blocking of suspected transactions.

Bank Indonesia

Bank Indonesia’s statutory mandate states that “the objective of Bank Indonesia is to achieve and maintain the stability of the Rupiah.” Rupiah stability can be measured in terms of its value vis-à-vis either domestic or external goods. Rupiah stability relative to domestic goods is reflected in the inflation rate, while stability relative to external goods is represented by the exchange rate of the Rupiah against other currencies. Market conditions determine the Rupiah exchange rate, consistent with the floating exchange rate system adopted by Bank Indonesia in August 1997. See “Foreign Exchange and Reserves — Exchange Rates.” Bank Indonesia may, however, continue to use its policy instruments to minimize exchange rate fluctuations.

Bank Indonesia, as a separate legal entity from the Government, has its own assets and its own liabilities. The foreign exchange reserves held by Bank Indonesia are recorded on the assets side of the Bank Indonesia balance sheet, while certain items of foreign debt (such as loans from the IMF) are liabilities of Bank Indonesia.

The following table sets forth the balance sheet of Bank Indonesia and was prepared in accordance with the Monetary and Financial Statistics Manual published by the IMF, as of the dates indicated.

Analytical Balance Sheet of Bank Indonesia

	As of December 31,					As of January 31,
	2016	2017	2018	2019	2020P	2021P
	(in billions of Rupiah)
Base Money (M0)	945,916	989,565	1,069,554	1,111,506	1,147,200	978,922
Currency in Circulation(1)	586,763	612,545	749,167	793,727	898,870	803,171
Commercial Banks Demand Deposits at Bank Indonesia	308,756	288,824	319,653	316,598	246,807	172,949
Private sector Demand Deposits	366	361	734	1,181	1,523	2,801
Bank Indonesia Certificates (“SBI”)(2)	50,031	87,835	—	—	—	—
Factors Affecting Base Money (M0)	945,916	989,565	1,069,554	1,111,506	1,147,200	978,922
Net Foreign Assets	1,422,446	1,525,701	1,708,563	1,759,105	1,877,480	1,905,992
Claims on Non-Residents	1,529,331	1,642,137	1,829,782	1,874,561	1,997,927	2,026,236
Liabilities to Non-Resident	(106,886)	(116,436)	(121,219)	(115,545)	(120,447)	(120,245)
Claims on Other Depository Corporations	465	362	158	56	56	56
Liquidity Credits	56	56	56	56	56	56
Other Claims	409	307	102	—	—	—
Net claims on central Government	91,814	82,455	22,027	(6,890)	(191,278)	(352,598)
Claims on central Government	241,710	207,515	197,009	155,269	124,326	127,946
Liabilities to central Government	(149,895)	(125,060)	(174,982)	(162,159)	(315,605)	(480,544)
Claims on Other Sectors	7,865	7,505	10,410	10,106	9,805	9,780
Claims on Other Financial Institutions	0	0	—	—	—	—
Claims on Private Sectors	7,865	7,505	10,410	10,106	9,805	9,780
Open Market Operations(3)	(177,243)	(259,798)	(170,345)	(173,675)	(15,312)	(63,730)
Other Liabilities to Commercial & Rural Banks	(83,990)	(80,483)	(97,969)	(89,668)	(58,222)	(69,557)
Deposits included in Broad Money (M2)	—	0	—	—	—	—
Deposits excluded from Broad Money (M2)	(192)	(9)	(8)	—	—	—
Shares and Other Equity	(313,331)	(252,816)	(371,443)	(354,651)	(447,681)	(426,810)
Net Other items	(1,918)	(33,352)	(31,850)	(32,786)	(27,649)	(24,210)

Source:    Bank Indonesia

P	Preliminary.
(1)	Currency outside banks plus cash in vault.
(2)

SBI which is used to fulfill the secondary statutory reserve requirement of banks and accounted for as primary money supply components. Included in base money from October 2009 to June 2018. Starting from July 2018 SBI is not accounted as component of primary money supply, due to changes in the reserve requirement regulation.

(3)

Consists of total SBI after it is reduced by the SBI used to fulfill the secondary statutory reserve requirement of banks, and is accounted for as a primary money supply component (see footnote 2). Such SBI types include: Syariah SBI, Third Party Syariah SBI, Bank Indonesia Facility, Fine Tune Operation, Government Bonds, State Syariah Negotiable Paper, and Reserve Reverse Repo Government Bonds.

Banks and Other Financial Institutions

The Indonesian financial system consists of banks and non-bank financial institutions. Non-bank financial institutions consist of, among others, insurance companies, pension funds, finance companies, venture capital companies, securities companies, mutual funds, credit guarantee companies and pawn shops.

The following table sets forth the total number of financial institutions in operation and their share of total assets of the financial system as of the date indicated.

Indonesian Financial Institutions as of December 31, 2020

	Number of institutions		Assets*		Percentage of total assets
			(in trillions of Rupiah)		(%)
Banking:
Commercial banks	109		9,177.8		74.5
Rural credit banks(1)	1,669		170.0		1.4

Total banking	1,778		9,347.8		75.9

Insurance:
Life insurance	59		580.7		4.7
General insurance & Reinsurance	84		201.9		1.6
Social insurance(2)	5		671.8		5.5

Total insurance	148		1,454.4		11.8

Pension funds:
Financial institution pension funds	24		109.7		0.9
Employer pension funds	195		207.0		1.7

Total pension funds	219		316.7		2.6

Finance companies(3)	176		456.1		3.7
Venture capital companies	61		19.5		0.2
Securities companies	123	(4)	61.0	(5)	0.5
Mutual funds (collective investment schemes, not institutions)	2,216		573.5		4.7
Credit guarantee companies	22		25.2		0.2
Pawn shops	94		72.2		0.6

Total	4,837		12,326.4		100.0

Sources:    OJK

*	Unaudited.
(1)	Including sharia rural banks.
(2)	Social insurance encompasses traffic and public transportation, health social security programs, worker social security programs and insurance for civil servants and the armed forces.
(3)	Finance companies provide investment financing, working capital financing, multipurpose financing, sharia financing and other financing based on OJK approval.
(4)	Includes 25 securities companies that are not members of a securities exchange but act as broker-dealers.
(5)	Only assets of securities companies as members of a securities exchange.

Indonesian banks are divided into two categories: commercial banks and rural banks. Both commercial and rural banks may operate under either conventional banking principles or under Sharia principles.

The OJK is responsible for the regulation and supervision of the insurance industry. Development of this sub-sector has required the implementation of more robust regulatory requirements and, in particular, improved capital requirements, including requirements to continuously maintain a specified ratio of risk-weighted assets to risk-weighted liabilities.

Pension funds are divided into two categories: employer pension funds and financial institution pension funds. Employer pension funds may be run either as defined benefit plans or as defined contribution plans, while financial institution pension funds may only be run as defined contribution plans.

Indonesia’s other non-bank financial institutions include finance companies, guarantee companies, venture capital companies, Indonesia export credit agencies, infrastructure financing companies and secondary mortgage facilities companies.

Bank Assets and Liabilities

The following table sets forth the consolidated balance sheets of the commercial banks as of the dates indicated.

Consolidated Balance Sheet of Commercial Banks

	As of December 31,
	2016	2017	2018	2019	2020P
	(in trillions of Rupiah)
Assets
Loans	4,413.4	4,781.9	5,358.0	5,683.8	5,547.6
Interbank Assets	207.1	235.6	221.0	245.3	252.8
Placements at Bank Indonesia	717.8	701.3	767.1	766.8	775.4
Securities (including Government Bonds)	860.5	1,035.4	941.9	1,012.7	1,466.9
Equity Participation	33.9	39.7	43.5	50.8	55.0
Other Claims	171.3	218.6	293.4	329.9	656.5
Others	325.8	375.2	443.3	473.7	423.6

Total Assets	6,729.8	7,387.6	8,068.3	8,563.0	9,177.8

Liabilities
Third Party Funds	4,836.8	5,289.2	5,630.5	5,998.6	6,665.4
Liabilities owed to Bank Indonesia	0.8	1.2	2.8	2.1	6.0
Interbank Liabilities	168.5	184.2	192.5	197.5	176.7
Securities	93.2	113.3	115.1	135	125.1
Borrowing	179.7	199.1	296.7	299.1	270.0
Other Liabilities	100.7	121.2	206.5	187.4	135.0
Guarantee Deposits	5.2	5.9	4.6	4.2	4.4
Others	432.3	441.2	485.4	493.0	526.2
Capital:
Paid in Capital	176.7	196.3	209.3	211.8	229.6
Reserves	64.8	65.3	68.3	75.1	73.7
Current Earnings/Loss	106.5	131.2	150.0	156.5	104.7
Retained Earnings/Loss	411.2	469.9	542.9	615.1	612.6
Estimates of Additional Paid in Capital	111.7	124.7	114.5	144.1	192.2
Others	41.7	44.7	49.2	43.5	56.2

Total Liabilities	6,729.8	7,387.6	8,068.3	8,563.0	9,177.8

Source:     OJK.

P	Preliminary.

The following table shows the average capital adequacy ratio of the banking system as of the dates indicated:

Average Capital Adequacy Ratios

	As of December 31,
	2016	2017	2018	2019	2020P
	(percentages)
CAR	22.9	23.2	23.0	23.4	23.8

Source:    Bank Indonesia and OJK

P	Preliminary.

Non-Performing Loans

Since the beginning of 2005, Indonesian banks have been required to calculate their non-performing loans (“NPLs”), using international best practices-based standards that require banks to classify as “non-performing” all loans to any borrower if any of that borrower’s loans are non-performing. Banks nationwide are required to apply the same uniform loan classification system to all loans meeting one of three criteria: (i) loans greater than Rp10 billion that are made to one borrower or one similar project; (ii) loans between Rp1 billion and Rp10 billion that are made to one of the 50 largest debtors of the lending bank; and (iii) loans based on joint financing to one borrower or one project.

The following table shows the gross NPL ratios as of the dates indicated.

Non-Performing Loans Ratios

	As of December 31,
	2016	2017	2018	2019	2020P
	(percentages)
Gross NPL ratio	2.9	2.6	2.4	2.5	3.1

Source:    Bank Indonesia and OJK

P	Preliminary.

Capital Markets and Capital Markets Regulation

The Indonesian capital markets are regulated by the OJK, which superseded the Capital Markets and Financial Institutions Supervisory Agency (Badan Pengawas Pasar Modal dan Lembaga Keuangan (“Bapepam-LK”)) and assumed its duties and functions when Bapepam-LK and the Ministry of Finance’s Directorate General of Financial Institution, were merged into a single unit on December 31, 2012.

The regulatory framework for the Indonesian capital markets is provided by the Capital Markets Law No. 8 of 1995 on Capital Markets (the “Capital Markets Law”). The Capital Markets Law granted the original regulatory authority (and its successors, including OJK) authority in the fields of regulation, development, supervision and law enforcement. The law also provides the authority and responsibilities of self-regulatory organizations, capital market institutions, professionals and firms conducting business in the capital markets. According to the Capital Markets Law, OJK is responsible for the guidance, regulation and day-to-day supervision necessary to implement orderly, fair and efficient capital markets and to protect the interests of investors and the public.

Over the past few years, OJK has introduced rules to strengthen its supervisory and enforcement capacity over Indonesia’s capital markets and to promote sound and transparent capital markets. It has exercised its authority over publicly listed companies by issuing new corporate governance regulations to make corporate management and audit committees more directly responsible for financial reports. OJK has also issued revised regulations on the content of listed companies’ annual reports, general meeting of shareholders, board of directors and board of commissioners, remuneration and nomination committees, and corporate secretary.

The following table sets forth key indicators regarding the Indonesian Stock Exchange (Bursa Efek Indonesia (“IDX”)) and any securities traded on the IDX as of and for the year ended December 31, 2020.

Indonesian Stock Exchange

IDX
Market capitalization (in trillions of Rupiah)	6,970.0
Listed shares (in billions of shares)	6,054.1
Average daily transaction value (in billions of Rupiah)(1)	9,209.9
Average daily transaction volume (in millions of shares)(1)	11,373.9

Source:     IDX

(1)	For the year ended December 31, 2020.

As the largest Muslim country in the world, Indonesia has been engaged in an initiative to establish a legal framework for the development of an investor market in Indonesia for Sharia-compliant securities, which are securities that comply with the tenets of Islamic legal principles. The OJK and Bapepam-LK issued various regulations on the form and issuance of Sharia-compliant commercial paper and mutual funds to enhance the growth of the Sharia-compliant securities industry and to provide alternative mutual fund products to investors within Indonesia as well as to attract Muslim investors outside Indonesia.

The IDX, a self-regulatory body, has two indices based on Sharia stock, the Jakarta Islamic Index (“JII”), and the Indonesia Sharia Stock Index (“ISSI”).

The JII is a stock market index established on the Indonesian Stock Exchange. The JII was launched in 2000 and consists of the 30 largest Sharia-compliant listings by market capitalization and average liquidity in the regular market. As of December 31, 2020, the market capitalization of the JII was Rp2,058.77 trillion.

The IDX launched the Indonesia Sharia Stock Index, or ISSI on May 12, 2011. The ISSI is comprised of 424 Sharia stocks which are listed on the IDX as of December 31, 2020. As of December 31, 2020, the market capitalization of the ISSI was Rp3,344.93 trillion.

Monetary Policy

Bank Indonesia conducts its monetary policy under two principles: first, inflation targeting framework (“ITF”) was adopted as the anchor of monetary policy. Second, a floating exchange rate system was introduced under which Bank Indonesia may intervene in the foreign exchange market, but the objective of Bank Indonesia’s intervention is not to achieve a particular exchange rate level but to avoid excessive volatility.

Bank Indonesia adopted the ITF in July 2005. It replaced the previous monetary policy that used base money as the monetary policy target. At the operational level, the monetary policy stance is reflected in the setting of the policy rate, BI Rate, with the expectation of influencing money market rates and in turn the deposit rates and lending rates in the banking system. Changes in these rates will ultimately influence inflation. While other factors in the economy are also taken into account, Bank Indonesia will normally raise the BI Rate if future inflation is forecasted ahead of the established inflation target. Conversely, Bank Indonesia will lower the BI Rate if future inflation is predicted below the inflation target.

In order to strengthen its monetary policy framework, Bank Indonesia introduced a new benchmark rate effective from August 19, 2016, namely the Bank Indonesia 7-Day Reverse Repo Rate (“BI Repo Rate”), to replace the BI Rate. The BI Repo Rate changes the tenor of the policy rate from a 360 day tenor (used in the BI Rate) to 7-day tenor money market rates. The change aims to improve the effectiveness of monetary policy in influencing money market rates and bank rates, both lending and funding rates. The enhancement is directed to strengthen the effectiveness of policy rate setting as a tool to achieve monetary policy operational targets as reflected in the overnight interbank rates.

Implementation of the BI Repo Rate is complemented by normalization of the interest rate corridor in which the Lending Facility and the Deposit Facility, are positioned symmetrically from the BI Repo Rate at a spread of 75 basis points (“bps”).

In order to ensure financial and macroeconomic stability, Bank Indonesia also deploys a variety of policy instruments (policy mix approach) which consist of (i) policy rate to anchor inflation expectation complemented by (ii) exchange rate flexibility to lessen pressure on current account, (iii) capital flow management to dampen short-term excessive volatility of exchange rate, (iv) appropriate macro-prudential measures, and (v) ensure good communication to the public. Bank Indonesia also pursues financial market deepening to support the stability of the Rupiah exchange rate and enhance the effectiveness of transmission of monetary policy.

During 2020, Bank Indonesia has strengthened its policy mix oriented towards safeguarding economic stability and stimulating economic recovery from the distress caused by the Covid-19 pandemic. The policy response was instituted through an accommodative monetary policy mix, including BI Repo Rate reductions, liquidity injections, strengthening the monetary operations strategy and guiding the exchange rate towards the currency’s fundamental value. Accommodative macroprudential policy was maintained along with efforts to strengthen payment system policy in order to accelerate the digital economy and finance, buttressed by other supporting policies. Bank Indonesia also continued to strengthen synergy with the Government and other relevant authorities in order to follow up on all responsibilities in accordance with Law No. 2 of 2020 as part of the national policy response under the extraordinary conditions caused by the Covid-19 pandemic.

Bank Indonesia lowered the BI Repo Rate five times in 2020. BI Repo Rate reductions in 2020 totalled 125 basis points, bringing the BI Repo Rate to 3.75% by the end of 2020. Reductions of 25 bps were announced at each Board of Governors Meeting in February, March, June, July and November 2020. The measured decision to reduce gradually the BI Repo Rate was based on low inflation and the need to maintain the attractiveness and competitiveness of domestic financial assets for investment for the sake of external stability.

To stimulate national economic recovery and maintain financial system stability, Bank Indonesia also introduced monetary stimuli in the form of quantitative easing. As of the end of 2020, Bank Indonesia had injected Rupiah liquidity totalling approximately Rp726.57 trillion, equivalent to 4.7% of GDP, primarily in the form of lower reserve requirements totalling around Rp155 trillion and monetary expansion totalling approximately Rp555.77 trillion. Bank Indonesia lowered reserve requirements by 300 bps, including the 50 bps incentive, in 2020. In addition, Bank Indonesia lowered the foreign currency reserve requirements by 400 bps, effective March 16, 2020 in order to boost foreign exchange liquidity in the banking industry and alleviate pressures in the foreign exchange market. Bank Indonesia also waived the additional macroprudential intermediation ratio (“MIR”) Giro, the balance of Rupiah demand deposits held at Bank Indonesia to meet MIR. This policy provided approximately Rp15.8 trillion of additional liquidity to the banking industry. In the latter half of the year, Bank Indonesia provided giro services to banks meeting the daily and average Rupiah reserve requirements of 1.5% per year, with a portion calculated to obtain a giro service of 3% of deposit, effective August 1, 2020.

Bank Indonesia also maintained a Rupiah exchange rate stabilization policy in line with the currency’s fundamental value and market mechanisms amid persistent global financial market uncertainty. Bank Indonesia stabilized and strengthened the Rupiah by increasing the intensity of triple-intervention policy in the spot market, Domestic Non-Deliverable Forwards (“DNDF”), transactions and purchases of Government securities in the secondary market. In addition, in March 2020, Bank Indonesia lowered the foreign currency reserve requirement by 400bps to boost foreign exchange liquidity in the banking sector and simultaneously alleviate pressure on the foreign exchange market, as well as expanding the types of underlying transactions for foreign investors to provide an alternative hedging instrument against Rupiah holdings. Furthermore, exchange rate stabilization policy is supported by efforts to reinforce external resilience. To that end, Bank Indonesia secured a bilateral repo line agreement with the US Federal Reserve and extended bilateral swap and repo line agreements with the Monetary Authority of Singapore.

Furthermore, Bank Indonesia expanded money market and foreign exchange market instruments and transactions in order to provide more hedging instruments against currency risk through DNDF transactions, foreign exchange swaps and term repo agreements with the banking industry, while strengthening monetary operations and Islamic financial market deepening through the Sharia Compliant Liquidity Facility, Sharia-Compliant Liquidity Management and Sharia-Compliant Interbank Fund Management Certificates. In addition, Bank Indonesia also strengthened foreign currency term deposit instruments in order to enhance foreign currency liquidity management in the domestic markets, while encouraging banks to utilize lower foreign currency reserve requirements for domestic purposes. Furthermore, to strengthen money market and foreign exchange market deepening, Bank Indonesia was also encouraging infrastructure development in terms of electronic trading platforms and a central counterparty. Striving to enhance transmission of its accommodative monetary policy stance, Bank Indonesia continued to strengthen its monetary operations strategy, while developing money market instruments to support corporate and SME financing in line with the national economic recovery program.

Bank Indonesia implemented an accommodative macro-prudential policy in line with the existing policy mix and national policy mix, including various efforts to mitigate risk in the financial sector caused by the outbreak of Covid-19. Therefore, Bank Indonesia relaxed the MIR by extending the incentive period of 50bps lower Rupiah reserve requirements for banks allocating small and medium enterprise (“SME”) loans, loans for export-import activity as well as non-SME loans to priority sectors as stipulated in the national economic recovery program from previously December 31, 2020 to June 30, 2021, while also injecting liquidity into the banking industry to support loan restructuring for SMEs as well as ultra-micro enterprises with loans from financial institutions and strengthening macro-prudential policies to encourage inclusive financing, particularly for SMEs. Furthermore, Bank Indonesia maintained a Countercyclical Buffer ratio of 0%, MIR in the range of 84-94% with a disincentive parameter of 0%, a Macroprudential Liquidity Buffer ratio of 6% with repo flexibility of 6%, and a Loan to Value / Financing to ratio Value for property credit / financing is in accordance with current regulations. Bank Indonesia also lowered the minimum down payment on automotive loans/financing from 5-10% to 0% for the purchase of green vehicles, while maintaining prudential principles.

Bank Indonesia maintained cash and non-cash payment system convenience and availability in order to facilitate economic and financial transactions. This was achieved through, amid the Covid-19 pandemic, the circulation of sanitized currency notes and the promotion of cashless transactions through e-money, internet banking and the launch of an Indonesian standard for quick response codes, as well as accelerating the implementation of the digital economy and finance as part of the economic recovery efforts. Bank Indonesia also implemented measures among the banking industry, financial technology companies, the Government and other relevant authorities to promote digitalization and support the economic recovery.

Bank Indonesia has also accelerated the implementation of the Indonesia payment systems blueprint for 2025 to support digital economy and finance activities during the Covid-19 pandemic, stimulate a momentum for national economic recovery as well as expedite economic and financial inclusion. Bank Indonesia also continued to strengthen synergies with the Government and other relevant authorities to support cashless social aid program disbursements through expediting the electronification of the social aid program disbursements, including the Family Hope Program, Noncash Food Assistance Program, Pre-Employment Card and Indonesia Smart Card to help alleviate the impact of Covid-19.

Furthermore, Bank Indonesia will continue to implement the follow-up policy measures required to support the national economic recovery program by carefully observing global economic and financial market dynamics as well as the Covid-19 transmission and the impact on the economic outlook of Indonesia over time. Close policy coordination with the Government and the Financial System Stability Committee will constantly be strengthening order to maintain macroeconomic and financial system stability, while accelerating the national economic recovery.

In connection with the Republic’s legislative and regulatory response to the Covid-19 pandemic, the Ministry of Finance and Bank Indonesia issued two joint decrees: (i) the first, on April 16, 2020, provides for Bank Indonesia to act as backstop buyer in primary market auctions of Government securities, pursuant to which Bank Indonesia purchased Rp75.9 trillion of Government securities in 2020; and (ii) the second, on July 7, 2020, related to the so-called “burden sharing” between Bank Indonesia and the Ministry of Finance whereby, to help fund the Government’s Covid-19 relief and recovery efforts:

•

Rp397.5 trillion of Government expenditure in the public goods sector which includes health sector, social protection and labor-intensive programs, support sectoral and local government support is to be financed via Government securities privately placed to Bank Indonesia with a reference interest rate equal to the 3-month BI Reverse Repo Rate, to be borne entirely by Bank Indonesia;

•

a substantial portion, or Rp177.0 trillion, of the total Rp505.9 trillion of Government expenditure in the non-public goods sector, which includes support to micro, small and medium enterprises, or MSME, and non-MSME corporates, is to be financed via Government securities issued via market mechanisms. The Government will bear the interest expense at a rate equal to the 3-month BI Reverse Repo Rate minus 1% and Bank Indonesia will bear the remaining interest expense necessary to match the market rate.

These burden sharing schemes are valid for 2020 only. As part of their commitment to transparency to the public, the Ministry of Finance and Bank Indonesia reported the realization of financing support under the joint decrees in their respective monthly press releases, with all amounts having been realized in full by the end of December 2020.

In January 2021, Bank Indonesia maintained the BI Repo Rate at 3.75%, while also maintaining the deposit facility rate at 3.00% and lending facility rate at 4.50%. The decision is consistent with projected low inflation and maintained external stability as well as efforts to support the economic recovery. Bank Indonesia has strengthened policy synergy with the Government and other relevant authorities and supports the various follow-up policies to build national economic recovery optimism through the gradual reopening of productive and safe economic sectors, while accelerating fiscal stimuli, increasing bank lending on the demand and supply sides, maintaining monetary and macroprudential stimuli as well as expediting economic and financial digitalization.

In February 2021, Bank Indonesia lowered the BI Repo Rate by 25 bps to 3.50%, deposit facility rate by 25 bps to 2.75% and lending facility rate by 25 bps to 4.25%. The decision is consistent with projected low inflation and maintained exchange rate stability as well as follow-up efforts to support national economic recovery momentum. In addition, Bank Indonesia has also instituted policy measures in synergy with Financial System Stability Committee policy, as contain in the Integrated Policy Package to Increase Corporate Financing and Accelerate the Economic Recovery. One of the measures was to relax payment requirements on automotive loans/financing to a minimum of 0% for all new motor vehicles to stimulate credit growth in the automotive sector, while maintaining prudential principles and risk management, effective from March 1, 2021 until December 31, 2021. Furthermore, Bank Indonesia also relaxed the loan/financing-to-value ratio on housing loans/financing to a maximum of 100% on all residential property (landed houses, apartments and shop houses/office houses) for banks meeting specific Non Performing Loan /Non Performing Financing criteria, and repealing regulations on the gradual liquidation of partially prepaid property to stimulate credit growth in the property sector, while maintaining prudential principles and risk management, effective from March 1, 2021 until December 31, 2021.

In March 2021, Bank Indonesia maintained the BI Repo Rate at 3.50%, while also maintained deposit facility rate at 2.75% and lending facility rate at 4.25%. The decision is consistent with the need to maintain Rupiah exchange rate stability amidst elevated global financial market uncertainty despite projected low inflation. Bank Indonesia has also instituted follow-up policy measures in synergy with Financial System Stability Committee policy, as contained in the Integrated Policy Package to Increase Corporate Financing. One of the measures was the policy of strengthening MIR and Sharia MIR through the inclusion of export letter of credit as a financing component, while incrementally introducing regulatory disincentives in the form of MIR related reserve requirement, to stimulate bank lending to the corporate sector and export-oriented businesses, which will accelerate the economic recovery.

Bank Indonesia is continuing to purchase government securities in the primary market to help fund the 2021 State Budget through mechanisms pursuant to the Joint Decree issued by the Minister of Finance and Governor of Bank Indonesia on April 16, 2020, which was subsequently extended on December 11, 2020 until December 31, 2021. As of March 16, 2021, Bank Indonesia has purchased government securities worth Rp65.03 trillion in 2021 in the primary market, including Rp22.90 trillion through primary auction and Rp42.13 trillion through greenshoe options.

Money Supply

Bank Indonesia tracks several different measures of money supply. Base money includes currency (bank notes and coins in circulation) and demand deposits of commercial banks and private sector at Bank Indonesia. Narrow money consists of currency outside the bank system plus Rupiah-denominated demand deposits in commercial banks. Broad Money consists of Narrow Money, securities other than shares, plus quasi-money, which includes time deposits and savings deposits in Rupiah and demand deposits in foreign currencies.

The following table sets forth the money supply as of the periods indicated.

Money Supply

		Money
End of period	Base money	Currency	Demand deposits	TotalM1	Quasi- money	Securities other than shares	TotalM2
	(in billions of Rupiah)
2016	989,565	508,124	729,519	1,237,643	3,753,809	13,525	5,004,977
2017	1,085,796	586,576	804,231	1,390,807	4,009,996	18,362	5,419,165
2018	1,069,554	625,370	831,779	1,457,150	4,282,364	20,533	5,760,046
2019	1,111,506	654,683	910,675	1,565,358	4,545,213	25,981	6,136,552
2020P	1,147,200	760,045	1,095,580	1,855,625	5,021,205	23,220	6,900,049

Source:    Bank Indonesia

P	Preliminary.
M1	Narrow Money.
M2	Broad Money.

	Factors affecting money supply
End of period	Foreign assets (net)	Claims on central Government (net) (1)	Claims on business sectors	Other items (net)(2)
	(in billions of Rupiah)
2016	1,298,938	519,065	4,115,821	79,272
2017	1,541,838	488,862	4,412,719	160,930
2018	1,442,602	472,729	4,868,594	184,424
2019	1,506,614	490,568	5,152,528	277,081
2020P	1,711,188	818,727	5,126,988	707,246

Source:    Bank Indonesia

P	Preliminary.
(1)	Claims on the Government are Rupiah-denominated claims which are included net of the Government’s deposits with the banking system.
(2)	Includes capital accounts, SDR allocations and inter-system accounts.

As of December 31, 2016, broad money grew by 10.0% compared to 8.9% as of the end of the previous year, due to accelerated growth in narrow money. Quasi-money decreased to 7.9% compared to the 8.4% increase as of the end of the previous year, due to a decline in foreign currency deposits. Narrow money increased to 17.3% compared to the 12.0% increase as of the end of the previous year, mainly due to an increase in currency outside commercial and rural banks as well as Rupiah demand deposits.

As of December 31, 2017, broad money grew by 8.3% compared to 10.0% growth as of the end of the previous year, resulting from slower growth in narrow money and quasi-money. Narrow money growth decreased to 12.4% compared to 17.3% as of the end of the previous year primarily due to a slower growth in Rupiah demand deposits. Quasi-money growth decreased to 6.8% compared to 7.9% as of the end of the previous year primarily due to a decrease in growth of Rupiah time deposits as well as Rupiah savings deposits.

As of December 31, 2018, broad money grew by 6.3% compared to 8.3% growth as of the end of the previous year, resulting from slower growth in narrow money. Narrow money growth decreased to 4.8% compared to 12.4% as of the end of the previous year due to a slower growth in Rupiah demand deposits and currency outside the bank system. Quasi-money growth was stable at 6.8%, as slower growth of time deposits and savings deposits were compensated by increased growth of foreign currency demand deposits.

As of December 31, 2019, broad money grew by 6.5% compared to 6.3% growth as of the end of the previous year, resulting from higher growth in narrow money. Narrow money growth increased to 7.4% compared to 4.8% as of the end of the same period in the previous year, due to a higher growth in Rupiah demand deposits. Quasi-money growth decreased to 6.1% compared to 6.8% in the same period as of the end of the previous year, due to a decrease in growth of savings deposits as well as foreign currency demand deposits.

As of December 31, 2020, broad money experienced faster growth on the back of narrow money and quasi-money. Totaling Rp6,900.0 trillion, broad money growth accelerated to 12.4% (year-on-year) compared to 6.5% (year-on-year) growth as of the end of the previous year. Narrow money growth increased to 18.5% compared to 7.4% in the previous year, in line with increases recorded in terms of currency outside banks and Rupiah demand deposits. Furthermore, quasi-money increased to 10.5% compared to 6.1% in the previous year, due to higher increases in time deposits, saving deposits, and foreign currency demand deposits.

Government Budget

Fiscal Policy

Since 2001, the focus of the Government’s fiscal policy has been to promote fiscal consolidation and reduce Government debt gradually in order to achieve fiscal sustainability. As a result of the overall macroeconomic situation and current policy challenges, since 2006, the Government has also focused fiscal policy on providing a modest degree of stimulus to the overall economy, within the constraints of the Government’s overall fiscal situation.

The following table sets forth Government revenues and expenditures for the periods indicated.

Government Revenues and Expenditures

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020P	2021B
	(in trillions of Rupiah)
Revenues and grants:
Domestic revenues
Tax revenues	1,285.0	1,343.5	1,518.8	1,546.1	1,282.8	1,444.5
Non-tax revenue	262.0	311.2	409.3	409.0	338.5	298.2
Total domestic revenues	1,546.9	1,654.7	1,928.1	1,955.1	1,621.3	1,742.7
Grants	9.0	11.6	15.6	5.5	12.3	0.9

Total revenues and grants	1,555.9	1,666.4	1,943.7	1,960.6	1,633.6	1,743.6

Expenditures:
Central government expenditures	1,154.0	1,265.4	1,455.3	1,496.3	1,827.4	1,954.5
Transfer to regions and rural fund(1)	710.3	742.0	757.8	813.0	762.5	795.5

Total expenditures	1,864.3	2,007.4	2,213.1	2,309.3	2,589.9	2,750.0

Primary balance(2)	(125.6)	(124.4)	(11.5)	(73.1)	(642.2)	(633.1)
Surplus/(deficit)	(308.3)	(341.0)	(269.4)	(348.7)	(956.3)	(1,006.4)
Financing:(3)(4)
Debt Financing	403.0	429.1	372.0	437.5	1,226.8	1,177.4
Investment Financing	(89.1)	(59.8)	(61.1)	(49.4)	(104.7)	(184.5)
On-Lending	1.7	(2.1)	(4.3)	(1.3)	1.5	0.4
Government Guarantee	(0.7)	(1.0)	(1.1)	—	(3.6)	(2.7)
Other Financing	19.6	0.4	0.2	15.2	70.9	15.8

Total Financing	334.5	366.6	305.7	402.1	1,190.9	1,006.4

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	Starting from the fiscal year (“FY”) 2015, Government allocates rural fund based on law number 6/2014.
(2)	Primary balance represents revenues minus expenditures excluding interest expenditures.
(3)

In 2016, total financing of Rp334.5 trillion exceeded the budget deficit of Rp308.3 trillion and the Government added the difference of Rp26.2 trillion to its reserves. In 2017, total financing of Rp366.6 trillion exceeded the 2017 deficit of Rp341.0 trillion and the Government added the difference of Rp25.6 trillion to its reserves. In 2018, total financing of Rp305.7 trillion exceeded the 2018 deficit of Rp269.4 trillion and the Government added the difference of Rp36.2 trillion to its reserves. In 2019, total financing of Rp402.1 trillion exceeded the 2019 deficit of Rp348.7 trillion and the Government added the difference of Rp53.4 trillion to its reserves. In 2020, total financing of Rp1,190.9 trillion exceeded the 2020 deficit of Rp956.3 trillion and the Government added the difference of Rp234.7 trillion to its reserves.

(4)	As of FY 2017, the financing line items have been reclassified and the previously reported data has been restated across the periods shown.

2021 Budget

On October 26, 2020, the Government passed Law No. 9 of 2020 on State Budget for 2021, effective from January 1, 2021.

The 2021 Budget policy is aimed primarily at supporting development priorities to accelerate economic recovery with a focus on spending on improving the quality of health, education, infrastructure, food (agriculture and fisheries), tourism, social safety nets, the business world, and MSMEs. Economic growth in 2021 is estimated to be in the range of 5%, supported by a gradual recovery in consumption as economic activity recover from the Covid-19 crisis.

The key macroeconomic assumptions for 2021 underlying the 2021 Budget are as follows:

•	an economic growth rate of 5.0%;

•	an inflation rate of 3.0%;

•	Government 10-year bond yield of 7.29%;

•	an exchange rate of Rp14,600 to U.S.$1.00;

•	U.S.$45 per barrel as the average price of Indonesian crude oil, measured by the ICP;

•	an oil production by the Republic of 705 thousand barrels per day; and

•	gas production by the Republic of 1,007 thousand barrel of oil equivalent per day.

Tax revenues under the 2021 Budget are targeted at Rp1,444.5 trillion, or an increase of 2.9% from the Revised 2020 Budget, which results in a tax revenue to GDP ratio of approximately 8.7%. The tax revenues will focus on providing selective and measured incentive support to accelerate economic recovery and continue tax reform.

Non-tax revenue under the 2021 Budget is targeted at Rp298.2 trillion, or an increase of 1.4% from the Revised 2020 Budget, supported by the prospect of rising prices for major world commodities, especially petroleum and optimising revenues from non-tax from line ministries.

Total expenditures under the 2021 Budget are estimated at Rp2,750.0 trillion, or an 0.4% increase from the Revised 2020 Budget allocation, comprising Rp1,954.5 trillion in central Government expenditures and Rp795.5 trillion in transfer to regions and rural funds. Allocations in the 2021 Budget include (i) Rp550.0 trillion for education; (ii) Rp413.8 trillion for infrastructure development; (iii) Rp421.7 trillion for social protection programs; and (iv) Rp169.7 trillion for health.

The primary deficit in the 2021 Budget is projected to be Rp1,006.4 trillion, or 5.7% of GDP, a reduction of the 6.34% primary deficit in the most recently revised 2020 Budget. The Government expects to fund the deficit from debt financing.

Realization of 2020 Budget

The key macroeconomic results for 2020, as compared with the key macroeconomic assumptions underlying the revised 2020 Budget, are as follows:

•	an economic growth rate of minus 2.2%, compared to 0.5% in the 2020 Revised Budget;

•	an inflation rate of 1.7%, compared to 3.0% in the 2020 Revised Budget;

•	a three-month Indonesian treasury bills yield of 3.2%, compared to 4.5% in the 2020 Revised Budget;

•	an exchange rate of Rp14,577 to U.S.$1, compared to Rp15,300 to U.S.$1 in the 2020 Revised Budget;

•	an ICP of U.S.$40.0 per barrel, compared to ICP of U.S.$33.0 per barrel in the 2020 Revised Budget;

•	an oil production by the Republic of 705 thousand barrels of oil per day, compared with 705 thousand barrels of oil per day in the 2020 Revised Budget; and

•	gas production by the Republic of 983 million barrels of oil equivalent of gas per day, compared to 992 million barrels of oil equivalent of gas per day in the 2020 revised Budget.

The realization of total Government revenues (including grants) for 2020 was Rp1,633.6 trillion, or 96.1% of the targeted amount set out in the 2020 Revised Budget, primarily driven by lower domestic tax revenues. Total Government revenues consisted of Rp1,282.8 trillion in tax revenue and Rp338.5 trillion in non-tax revenues. During 2020, total Government expenditures realization amounted to Rp2,589.9 trillion, or 94.6% of the projected expenditures in the 2020 Revised Budget. Total expenditures consisted of Rp1,827.4 trillion in central Government expenditure and Rp762.5 trillion in transfers to regions and rural funds. The total Government expenditures realization for 2020, as a percentage of the projected expenditures in the 2020 Revised Budget, was better than the corresponding performance in 2019. The better realization for 2020 was mainly driven by the higher realization of social assistance which reached Rp205.1 trillion or 120.1% of the 2020 Revised Budget, mainly due to the expansion of the distribution of social assistance to the community in the context of dealing with the impact of the Covid-19 pandemic.

Revised 2020 Budget

Government Regulation in Lieu of Law No. 1 of 2020 allows the Government to pass a budget amendment for the 2020 Budget through a presidential regulation. On June 25, 2020, Presidential Regulation No. 72 of 2020 further revised the 2020 Budget. Total expenditure under the revised 2020 Budget was estimated to amount to Rp2,739.2 trillion, an increase of Rp198.7 trillion compared to the initial 2020 Budget, comprising Rp1,975.2 trillion in central Government expenditures and Rp763.9 trillion in transfers to regions and rural funds. The revised 2020 Budget allocated additional resources to alleviate the impact of the Covid-19 pandemic through Rp358.9 trillion in direct spending by the Government and an additional Rp5.0 trillion in transfers to regions and rural funds. It also allocated Rp653.4 trillion to various funds, consisting of Rp86.4 trillion to revenue sharing funds, Rp384.4 trillion to general allocation funds, and Rp182.6 trillion to specific purpose allocation funds.

Under the Regulation of the Minister of Finance No. 239//PMK.03/2020 enacted on December 30, 2020, the period for income tax incentives has been further extended to December 2021. Tax revenues under the revised 2020 Budget were expected to reach Rp1,404.5 trillion, a decrease of 24.7% from the target in the initial 2020 Budget. Non-tax revenues under the revised 2020 Budget were expected to reach Rp294.1 trillion, a decrease of 19.9% from the target in the initial 2020 Budget.

As a result of increased expenditure and reduced tax revenues, the revised 2020 Budget contemplated that the primary deficit would increase to Rp1,039.2 trillion, or 6.34% of GDP. Government Regulation in Lieu of Law No. 1 of 2020 also allows the budget deficit gap to temporarily exceed the statutory limit of 3% of GDP until the fiscal year 2022.

trillion, or 6.34

Initial 2020 Budget

The 2020 Budget law was enacted on October 18, 2019. The 2020 Budget policy was directed at accelerating competitiveness through innovation and strengthening the quality of human resources. It was expected to be an instrument of government policy to achieve the vision of becoming a developed, independent, prosperous, and fair country while still being aware of various challenges, including global uncertainty, demographic changes, and massive economic transformation.

The key macroeconomic assumptions for 2020 underlying the 2020 Budget were as follows:

•	an economic growth rate of 5.3%;

•	an inflation rate of 3.1%;

•	three-month Indonesian treasury bills yield of 5.4%;

•	an exchange rate of Rp14,400 to U.S.$1.00;

•	an ICP of U.S.$63 per barrel;

•	an oil production by the Republic of 755 thousand barrels of oil per day; and

•	gas production by the Republic of 1,191 million barrels of oil equivalent of gas per day.

Tax revenues under the 2020 Budget were targeted at Rp1,865.7 trillion, or an increase of 4.4% from the 2019 Budget target, which results in a tax revenue to GDP ratio of approximately 11.6%. The taxation policies for 2020 include increasing the tax compliance, improving service quality, counseling and supervision through strengthening IT systems and tax administration, implementing an automatic information exchange program, broadening the range of goods subject to excise tax, and adjusting the excise duty rates on tobacco. Non-tax revenue under the 2020 Budget was targeted at Rp367.0 trillion, or a decrease of 3.0% from the 2019 Budget target. The non-tax revenue policies for 2020 aimed to continue to make various efforts to improve regulations, create fair and flexible tariff arrangements, strengthening supervision and inspection, optimizing the management of state assets and efficiency in the natural resources sector, as well as improving services and quality of public services in compliance with Law No. 9 of 2018 on Non-Tax State Revenue, which is the new benchmark for the improvement of governance and higher accountability in managing non-tax sources of Government revenues.

Total expenditures under the 2020 Budget were estimated at Rp2,540.4 trillion, or an 3.2% increase from the Rp2,461.1 trillion in the 2019 Budget, comprising Rp1,683.5 trillion in central Government expenditures and Rp856.9 trillion in transfer to regions and rural funds. Allocations in the 2020 Budget included (i) Rp508.1 trillion for education, (ii) Rp423.3 trillion for infrastructure development, (iii) Rp372.5 trillion for social protection programs, including programs for social assistance, village funding, subsidies and support for the development of small and medium enterprises and cooperatives, and (iv) Rp132.2 trillion for health.

The 2020 Budget projected a deficit of Rp307.2 trillion or 1.76% of projected 2020 GDP. This projected deficit was 3.8% higher than the projected deficit of Rp296.0 trillion or 1.84% of projected 2019 GDP in the 2019 Budget. The Government expected to fund the deficit from debt financing.

Government Finances

The following table sets forth information regarding the revenues and expenditures of the Government for the periods indicated.

Government Revenues.

The following table sets forth Government revenues by category for the periods indicated.

Government Revenues

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020P	2021B
	(in trillions of Rupiah)
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	36.1	50.3	64.7	59.2	33.2	45.8
Non-oil and gas	630.1	596.5	685.3	713.1	560.7	638.0

Total income tax	666.2	646.8	750.0	772.3	593.8	683.8
Value added tax (VAT)	412.2	480.7	537.3	531.6	448.4	518.5
Land and building tax	19.4	16.8	19.4	21.1	21.0	14.8
Excises	143.5	153.2	159.6	172.4	176.3	180.0
Other taxes	8.1	6.7	6.6	7.7	6.8	12.4

Total domestic taxes	1,249.5	1,304.3	1,472.9	1,505.1	1,246.3	1,409.6

International trade taxes:
Import duties	32.5	35.1	39.1	37.5	32.3	33.2
Export tax	3.0	4.1	6.8	3.5	4.2	1.8

Total international trade taxes	35.5	39.2	45.9	41.1	36.5	35.0

Total tax revenues	1,285.0	1,343.5	1,518.8	1,546.1	1,282.8	1,444.5

Non-tax revenues:
Natural resources:
Oil	31.4	58.2	101.5	83.6	50.7	57.9
Gas	12.6	23.6	41.3	37.5	19.0	17.1

Total oil and gas	44.1	81.8	142.8	121.1	69.7	75.0
General mining	15.8	23.8	30.3	26.3	21.2	22.1
Forestry	3.8	4.1	4.8	5.0	4.4	4.6
Fishery	0.4	0.5	0.4	0.5	0.6	1.0
Geothermal	0.9	0.9	2.3	1.9	2.0	1.4

Total non-oil and gas	20.8	29.3	37.8	33.8	28.1	29.1

Total natural resources	64.9	111.1	180.6	154.9	97.8	104.1
Profit transfer from SOEs	37.1	43.9	45.1	80.7	66.1	26.1
Other non-tax revenues	118.0	108.8	128.6	124.5	110.4	109.2
Public Service Agency (BLU) Income(1)	41.9	47.3	55.1	48.9	64.2	58.8

Total non-tax revenues	262.0	311.2	409.3	409.0	338.5	298.2

Total domestic revenues	1,546.9	1,654.7	1,928.1	1,955.1	1,621.3	1,742.7

Grants	9.0	11.6	15.6	5.5	12.3	0.9

Total revenues and grants	1,555.9	1,666.4	1,943.7	1,960.6	1,633.6	1,743.6

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)

Includes Government’s share of Bank Indonesia’s profits representing amounts in excess of Bank Indonesia’s capital ratio requirements, which excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Sources of Government Revenues.

The Government derives its revenues from both tax and non-tax sources. The main sources of tax revenues include income tax, value-added tax (“VAT”), customs duties and excises. The main sources of non-tax revenues are revenues generated from the sale of natural resources, profit transfers from SOEs and other non-tax revenues. Although oil and gas have historically been the single largest source of income tax and non-tax revenues for the Government, this has changed in recent years. In 2014, income tax from oil and gas as well as revenues generated from the sale of oil and gas constituted 16.0% and 54.4% of total income tax revenue and total non-tax revenues, respectively. In 2020, these ratios decreased to 5.6% and 20.6% respectively, primarily driven by a decrease in the average price of Indonesian crude oil and a decrease in oil and gas lifting.

Indonesian income tax comprises both corporate income tax and personal income tax. Previously, the general corporate income tax tariff, which is 25% flat, applied to taxable business profits, and listed companies that met certain conditions were eligible for a reduction of 5 percentage points from the standard rate, giving them an effective tax rate of 20%. As a response to Covid-19 pandemic, the Government passed legislation to lower corporate income tax. The first stage was scheduled for year 2020 and year 2021 with a decrease to 22% and a further decrease to 20% for year 2022 and afterward.

Along with the general tax cut for corporate income tax, the policy for lower tariffs for certain listed companies that meet the criteria is also kept with the reduction from the general tariff (being 3% lower), such that the effective tax rate for such listed companies is 19% in year 2020 and year 2021, and 17% in year 2022 and afterward.

Small enterprises, being corporate taxpayers with an annual gross turnover of up to Rp50 billion, are entitled to a 50% discount on the standard tax rate so that their effective tax rate will be 12.5%, to be imposed proportionally on taxable income of the part of gross turnover up to Rp4.8 billion. Certain enterprises with gross turnover of up to Rp4.8 billion are subject to a final tax at 0.5% of revenue.

Personal income tax rates are set at a maximum rate of 30% for annual taxable income above Rp500 million, 25% for annual taxable income above Rp250 million and up to Rp500 million, 15% for annual taxable income above Rp50 million and up to Rp250 million, and 5% for annual taxable income from Rp0 up to Rp50 million.

VAT is typically levied at a 10% rate on events involving the transfer of value-added goods or the provision of value-added services in the Indonesian customs area. There are certain VAT exemptions available on, among others, delivery and/or import of value-added goods designated as strategic goods (such as certain capital goods in the form of machinery and plant and equipment or specifically supporting the achievement of certain national objectives). Exports of value-added goods and certain services are subject to a VAT rate of 0%.

Customs duties consist of import duty and export duty. Import duty is applied on importation of goods and is payable at rates from 0% and 150% on cost, insurance and freight (“CIF”) level. Export of certain goods are subject to export duty on certain tariff based on the type of the products and calculated based on either certain percentage of customs value (ad valorem) or specifically based on duty rate/quantity in certain currency. Excises are generally imposed on certain goods, the distribution and consumption of which are required to be controlled due to their potential negative effects on society or the environment (such as ethyl alcohol and its concentrate, alcoholic drinks and tobacco products).

Other than the taxes described above, deliveries or imports of certain manufactured taxable goods may be subject to a sales tax on luxury goods, the rates of which by law may be increased up to 200%. These rates currently range between 10% - 125%. Further, a property tax, called Land and Building Tax (Pajak Bumi dan Bangunan (“PBB”)), is chargeable on all land and/or buildings unless exempted. Previously, certain documents were subject to nominal stamp duty payable as a fixed amount of either Rp6,000 or Rp3,000. Since January 2021, the nominal stamp duty increased to a single fixed amount of Rp10,000. The Rp6,000 and Rp3,000 stamp duties apply until January 1, 2022 provided that at least Rp9,000 had been paid.

Government revenues increased by 3.2% from Rp1,508.0 trillion in 2015 to Rp1,555.9 trillion in 2016, primarily driven by an increase in tax revenues. Total tax revenues increased by 3.6% from Rp1,240.4 trillion in 2015 to Rp1,285.0 trillion in 2016, mainly driven by increased revenues from income tax, which increased by 10.6% from Rp602.3 trillion in 2015 to Rp666.2 trillion due to increased non-oil and gas income tax. This was offset partly by declines in value added tax and land and building tax of 2.7% and 33.8%, respectively, due to lower economic growth. Total non-tax revenues increased by 2.5% from Rp255.6 trillion in 2015 to Rp262.0 trillion in 2016. Other non-tax revenues increased by 44.4% from Rp81.7 trillion in 2015 to Rp118.0 trillion in 2016 primarily due to decrease in economic transactions subject to stamp tax duties. This was offset by a further decline in revenues generated from the sale of oil and gas by 43.6% from Rp78.2 trillion in 2015 to Rp44.1 trillion in 2016, due to lower oil prices and declining oil production.

Government revenues increased by 7.1% from Rp1,555.9 trillion in 2016 to Rp1,666.4 trillion in 2017, primarily driven by an increase in tax revenues. Total tax revenues increased by 4.6% from Rp1,285.0 trillion in 2016 to Rp1,343.5 trillion in 2017, mainly driven by higher value added taxes, which increased by 16.6% from Rp412.2 trillion in 2016 to Rp480.7 trillion in 2017 primarily due to an increase in household consumption. This was offset partly by a 5.3% decline in non-oil and gas taxes from Rp630.1 trillion in 2016 to Rp596.5 trillion in 2017 mainly due to the decrease in non-oil and gas income tax. Total non-tax revenues increased by 18.8% from Rp262.0 trillion in 2016 to Rp311.2 trillion in 2017. This was primarily driven by an increase in total oil and gas revenues of 85.5% from Rp44.1 trillion in 2016 to Rp81.8 trillion in 2017 mainly due to higher oil prices. Total natural resources revenues increased by 71.2% from Rp64.9 trillion in 2016 to Rp111.1 trillion in 2017 mainly due to higher oil prices and an increase in demand for commodities such as coal.

Government revenues increased by 16.6% from Rp1,666.4 trillion in 2017 to Rp1,943.7 trillion in 2018, primarily driven by an increase in tax revenues. Total tax revenues increased by 13.0% from Rp1,343.5 trillion in 2017 to Rp1,518.8 trillion in 2018, mainly driven by an increase in non-oil-gas income taxes and value added tax. Total non-tax revenues increased by 31.5% from Rp311.2 trillion in 2017 to Rp409.3 trillion in 2018. This was primarily due to higher other non-tax revenues from line ministries. Total natural resources revenues increased by 62.6% from Rp111.1 trillion in 2017 to Rp180.6 trillion in 2018 mainly due to a higher crude palm oil price and weaker Rupiah exchange rate.

Government revenues increased by 0.9% from Rp1,943.7 trillion in 2018 to Rp1,960.6 trillion in 2019, primarily driven by an increase in tax revenues. Total tax revenues increased by 1.8% from Rp1,518.8 trillion in 2018 to Rp1,546.1 trillion in 2019, mainly driven by an increase in non-oil-gas income taxes, land and building taxes, and excises. Total non-tax revenues decreased by 0.1% from Rp409.3 trillion in 2018 to Rp409.0 trillion in 2019. In 2019, total natural resources revenues decreased by 14.2% from Rp180.6 trillion in 2018 to Rp154.9 trillion, due to decreased crude palm oil price and weaker Rupiah exchange rate.

Government revenues decreased by 16.7% from Rp1,960.6 trillion in 2019 to Rp1,633.6 trillion in 2020, caused by reduced economic activities due to the Covid-19 pandemic and provision of tax incentives. By the end of 2020, total tax revenues decreased by 17.0% from Rp1,546.1 trillion in 2019 to Rp1,282.8 trillion in 2020, mainly driven by decreases in almost all tax revenues. Total non-tax revenues decreased by 17.2% from Rp409.0 trillion in 2019 to Rp338,5 trillion in 2020. This was mainly due to a decrease in the average price of Indonesian crude oil, measured by the ICP, and a decrease in oil and gas lifting, compared to the same period in 2019.

The tax ratio, which is calculated by taking tax revenue and non-tax revenue from oil, gas and general mining over gross domestic product, was 10.8% in 2016, 10.7% in 2017, 11.4% in 2018, 10.7% in 2019, and 8.7% in 2020.

Tax Amnesty

In July 2016, the Government passed the Tax Amnesty Law which grants a certain tax amnesty to any individual or corporate taxpayer who met the requirements and submitted their application before March 31, 2017. 973,462 taxpayers participated in the program, which has concluded as of March 31, 2017.

As of March 31, 2017, Rp4,884.3 trillion in assets had been declared and the Government had collected Rp135.7 trillion as penalties under the scheme. Of the assets declared under the program, 75.8% are onshore, 21.2% are offshore and 3.0% have been repatriated (predominantly from Singapore). Most of the penalties collected, or Rp114.5 trillion of the total, as of March 31, 2017, represent “redemption” money, or the fee payable to the Government in exchange for the amnesty.

The Government hopes that the success of the tax amnesty program will continue to improve tax compliance in Indonesia. The submissions of annual tax reports by taxpayers who are required to submit one has risen in tandem with the number of registered taxpayers in the past few years. The compliance rate for annual tax rate submissions was 60.8% in 2016, 72.6% in 2017, 71.1% in 2018, 73.1% in 2019, and 77.6% in 2020.

Tax Incentive Policies

To drive investment, the Government’s tax incentives policy includes:

•

Tax holiday for certain “pioneer” industries, where eligible companies may be entitled to a 100% income tax discount for a period of five to 20 years depending on the investment value, subsequent to which the eligible company may been entitled to a 50% income tax discount for an additional two years;

•

Tax allowances to support investment in priority sectors, where the Government grants investment allowances of 30% from investment value (5% per year for six years) in addition to accelerated depreciation and amortization, dividend tariffs for foreign taxpayers of up to 10% or an amount according to the applicable tax treaty, and extended loss compensation beyond five years for a maximum period of 10 years;

•	Investment allowance for new investment in labor intensive sectors, where the Government grants investment allowance of 60% from investment value (10% a year for period of six years);

•	Super deduction for vocational activities conducted by industry, where government allows deduction to maximum 200% from all cost incurred; and

•	Super deduction for research and development activities conducted in Indonesia, where government allows deduction to maximum 300% from all cost incurred for specific R&D.

Government Expenditures.

The following table sets forth the expenditures of the Government for the periods indicated.

Government Expenditures

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020P	2021B
	(in trillions of Rupiah)
Central Government expenditures:
Personnel expenditures	305.1	312.7	346.9	376.1	380.2	421.1
Good and services expenditures	259.6	291.5	347.5	334.4	417.6	362.5
Capital expenditures	169.5	208.7	184.1	177.8	188.8	246.8
Interest payments:
Domestic debt	167.8	200.0	238.4	254.1	297.2	355.1
Foreign debt	15.0	16.6	19.5	21.4	16.9	18.2
Total interest payments	182.8	216.6	258.0	275.5	314.1	373.3
Subsidies:
Energy subsidies	106.8	97.6	153.5	136.9	108.8	110.5
Non-energy subsidies	67.4	68.8	63.4	64.9	87.4	64.8
Total subsidies	174.2	166.4	216.9	201.8	196.2	175.4
Grant expenditures	7.1	5.4	1.5	6.5	6.1	6.8
Social assistance(1)	49.6	55.3	84.3	112.5	205.1	161.4
Other expenditures	6.0	8.8	16.2	11.7	119.2	207.3

Total central Government expenditures	1,154.0	1,262.1	1,455.3	1,496.3	1,827.4	1,954.5

Transfers to Regions and Rural Fund
Transfer to Regions
Balanced funds:
General transfer funds:
Revenue sharing funds	90.5	88.2	93.7	104.0	93.9	102.0
General allocation funds	385.4	398.6	401.5	420.9	381.6	390.3
Total general transfer funds	475.9	486.8	495.2	524.9	475.5	492.3
Specific allocation funds:
Physical special allocation fund	75.2	62.1	58.1	64.2	50.2	65.2
Non-physical special allocation fund(2)	88.8	105.6	115.3	122.2	126.4	131.2
Total specific allocation funds	163.9	167.7	173.4	186.4	176.6	196.4
Total balanced funds	639.8	654.5	668.6	711.3	652.1	688.7
Regional incentive fund(3)	5.0	7.5	8.2	9.7	18.5	13.5
Specific autonomy funds(4)	18.3	19.4	20.1	21.0	19.6	20.0
Specific Fund for Special Region of Yogyakarta	0.5	0.8	1.0	1.2	1.2	1.3
Total Transfer to Regions	663.6	682.2	697.9	743.2	691.4	723.5
Rural Fund	46.7	59.8	59.9	69.8	71.1	72.0

Total transfers to regions and Rural Fund	710.3	742.0	757.8	813.0	762.5	795.5

Total Government expenditures	1,864.3	2,007.4	2,213.1	2,309.3	2,589.9	2,750.0

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Included under “Others” before FY 2016 except the regional incentive fund.
(3)	Included under “Others” before FY 2016.
(4)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Fuel Prices and Subsidies

The basic price and retail price of certain types of fuel are set by the Government through the Minister of Energy and Mineral Resources taking into consideration fuel purchasing cost, distribution cost, storage cost, and margin. Although the Government subsidy for fuel was eliminated in 2015, kerosene and gasoil continue to be subsidized by the Government. Historically, spending on subsidies has consumed a large portion of the Indonesian state budget. However, the Government in recent years has been implementing measures to raise subsidized fuel prices and reduce energy subsides by controlling the consumption of subsidized fuel through regulations, increased supervision and distribution management. In the past, fuel hike announcements have resulted in protests in major cities across Indonesia.

With recent global and domestic economic challenges, greater emphasis has been placed on improving national competitiveness. The Government is pursuing a more focused subsidy regime to provide direct subsidies to low income households and to allocate a large part of the budget for infrastructure development. Following the adjustment of fuel subsidies, the Government has implemented a conditional cash transfer program for low-income households. “Smart cards” have been introduced to provide improved health care services, better facilities, education assistance and other kinds of social assistance.

The savings from reductions in fuel subsidies have been allocated to more productive Government spending. For example, energy subsidy spending was Rp112.9 trillion on average for 2015 and 2016, whereas it decreased to Rp97.6 trillion for 2017. However, energy subsidy spending increased to Rp153.5 trillion for 2018, and then decreased to Rp136.9 trillion for 2019, and to Rp108.8 trillion for 2020. Spending for infrastructure was Rp262.6 trillion on average for 2015 and 2016. It increased to Rp381.2 trillion for 2017, Rp394.0 trillion for 2018, Rp394.1 trillion for 2019 and Rp284.3 trillion for 2020.

The table below sets forth the amount of subsidies for the periods indicated.

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020P	2021B
	(in trillions of Rupiah)
Subsidies:
Energy subsidies	106.8	97.6	153.5	136.9	108.8	110.5
Non-energy subsidies	67.4	68.8	63.4	64.9	87.4	64.8

Total subsidies	174.2	166.4	216.9	201.8	196.2	175.4

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.

The following table sets forth, by percentage, the allocation of central Government expenditures by function for the periods indicated.

Allocation of Central Government Expenditures by Function

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020RB	2021B
	(percentages)
General public services	23.8	24.3	25.8	26.7	38.4	26.9
Defense	8.5	9.3	7.3	7.7	6.0	7.0
Public order and safety	9.8	10.7	9.8	9.9	7.2	8.5
Economic affairs	25.0	24.3	26.3	24.0	22.1	26.2
Environmental protection	0.8	0.8	0.9	1.1	0.7	0.9
Housing and community amenities	2.4	2.2	2.2	1.8	1.0	1.7
Health	5.2	4.5	4.3	4.7	4.1	5.7
Tourism and culture	0.4	0.5	0.7	0.3	0.2	0.3
Religion	0.7	0.7	0.6	0.7	0.5	0.6
Education	11.4	10.9	10.0	10.4	7.2	9.0
Social protection	11.9	11.8	11.9	12.7	12.7	13.3

Total	100.0	100.0	100.0	100.0	100.0	100.0

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
RB	Revised 2020 Budget
B	Budget.

The table below sets forth certain Government budget expenditures for priority sectors for the periods indicated.

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020RB	2021B
	(in trillions of Rupiah)
Education	370.8	406.1	431.7	460.3	547.8	550.0
Infrastructure	269.1	381.2	394.0	394.1	281.1	417.4
Energy Subsidy	106.8	97.6	153.5	136.9	95.6	110.5
Health	92.8	92.2	109.2	113.6	212.5	169.7

Source:    Ministry of Finance.

L	LKPP (Government Financial Report/Audited).
RB	Revised 2020 Budget
B	Budget.

Deficit Financing. The following table sets forth, by amount, information on deficit financing for the periods indicated.

Deficit Financing(1)

	Year Ended December 31,
	2016L	2017L	2018L	2019L	2020P	2021B
	(in trillions of Rupiah)
Debt financing
Government securities (net)	407.3	441.8	358.4	446.3	1,177.2	1,207.3
Loans
Domestic loans (net)	1.1	0.6	1.4	3.0	2.5	1.0
Foreign loans:
Gross drawings:
Program loan	35.3	20.9	50.6	36.7	102.3	21.9
Project loan	28.1	30.8	38.0	37.5	35.9	29.5
Total gross drawing	63.4	51.7	88.6	74.2	138.2	51.4
Amortization	(68.7)	(65.1)	(76.3)	(86.0)	(91.0)	(82.3)
Total foreign loan (net)	(5.3)	(13.4)	12.3	(11.8)	47.2	(30.9)
Total loans (net)	(4.3)	(12.7)	13.6	(8.7)	49.7	(29.9)

Total debt financing	403.0	429.1	372.0	437.5	1,226.8	1,177.4

Investment financing
Investment to SOEs	(50.5)	(6.4)	(3.6)	(17.8)	(31.3)	(37.4)
Investment to other institutions	(10.8)	(3.2)	(2.5)	(2.5)	(25.0)	(5.0)
Investment to public service agencies	(25.3)	(48.2)	(52.7)	(28.2)	(31.3)	(60.7)
Investment in financial organizations/institutions	(3.8)	(2.0)	(2.3)	(2.3)	(0.7)	(0.9)
Revenue of investment	1.4	—	—	1.4	23.2	—
Government’s Investments	—	—	—	—	(39.7)	(10.0)
Others investment financing	—	—	—	—	—	(70.4)

Total investment financing	(89.1)	(59.8)	(61.1)	(49.4)	(104.7)	(184.5)

Lending
On-lending to SOEs/local government/institutions/other agencies:	1.7	(2.1)	(4.3)	(1.3)	1.5	0.4
Total lending	1.7	(2.1)	(4.3)	(1.3)	1.5	0.4
Mandatory guarantee	(0.7)	(1.0)	(1.1)	—	(3.6)	(2.7)
Other financing	19.6	0.4	0.2	15.2	70.9	15.8

Total financing (net)	334.5	366.6	305.7	402.1	1,190.9	1,006.4

Source:    Ministry of Finance

L	LKPP (Government Financial Report/Audited).
P	Preliminary.
B	Budget.
(1)	As of FY 2017, the deficit financing line items have been reclassified and the data previously reported has been restated across the periods shown.

Government Expenditures.

Total Government expenditures consist primarily of two components: (i) central Government expenditures and (ii) transfers to regions and rural fund. Central Government expenditures consist primarily of personnel, goods and services, capital, interest and social expenditures, as well as energy subsidies. Regional transfers consist primarily of expenditures for general and specific funds on the regional and rural level.

Total Government expenditures increased by 3.2% from Rp1,806.5 trillion in 2015 to Rp1,864.3 trillion in 2016. Total central Government expenditures decreased by 2.5% from Rp1,183.3 trillion in 2015 to Rp1,154.0 trillion in 2016, primarily due to lower capital and social assistance expenditures, which declined by 21.3% and 49.0%. This was partly offset by higher expenditures for personnel, goods and services and interest. Total transfers to regions and rural fund increased by 14.0% from Rp623.1 trillion in 2015 to Rp710.3 trillion in 2016, primarily driven by higher total general transfer funds, the physical special allocation fund and the rural fund.

Total Government expenditures increased by 7.7% from Rp1,864.3 trillion in 2016 to Rp2,007.4 trillion in 2017. Total central Government expenditures increased by 9.7% from Rp1,154.0 trillion in 2016 to Rp1,265.4 trillion in 2017, primarily due to higher goods and services expenditures, higher capital expenditures resulting from the continuing implementation of Government programs by line ministries and macroeconomic factors such as the lower Rupiah to U.S. dollar exchange rate, which have an effect on interest payments. Total interest payment increased by 18.5% from Rp182.8 trillion in 2016 to Rp216.6 trillion in 2017. Total transfers to regions and rural fund increased by 4.5% from Rp710.3 trillion in 2016 to Rp742.0 trillion in 2017, primarily due to higher distributions to the regional incentive fund, the balanced fund and the rural fund.

Total Government expenditures increased by 10.2% from Rp2,007.4 trillion in 2017 to Rp2,213.1 trillion in 2018. Total central Government expenditures increased by 15.0% from Rp1,265.4 trillion in 2017 to Rp1,455.3 trillion in 2018, primarily due to increases in fuel subsidies and interest payments. The increase in fuel subsidies was primarily due to an adjustment in diesel subsidies from Rp500.0/liter to Rp2,000.0/liter and payment of energy subsidy arrears from previous years. The increase in interest payments was primarily due to the depreciation of the Rupiah. Total transfers to regions and rural fund increased by 2.1% from Rp742.0 trillion in 2017 to Rp757.8 trillion in 2018, primarily due to higher specific allocation funds realization.

Total Government expenditures increased by 4.3% from Rp2,213.1 trillion in 2018 to Rp2,309.3 trillion in 2019. Total central Government expenditures increased by 2.8% from Rp1,455.3 trillion in 2018 to Rp1,496.3 trillion in 2019, primarily due to increases in personnel expenditures and social assistance expenditures resulting primarily from the implementation of social assistance programs. Total transfers to regions and rural fund increased by 7.3% from Rp757.8 trillion in 2018 to Rp813.0 trillion in 2019, primarily due to higher general transfer funds realization.

Total Government expenditure in 2020 reached Rp2,589.9 trillion or an increase of 12.2% from Rp2,309.3 trillion in 2019, in line with the countercyclical State Budget policy strategy adopted by the Government to withstand the impact of Covid-19 pandemic. Total central Government expenditure increased by 22.1% from Rp1,496.3 trillion in 2019 to Rp1,827.4 trillion in 2020. Total transfers to regions and rural fund decreased by 6.2% from Rp813.0 trillion in 2019 to Rp762.5 trillion in 2020 primarily due to lower general allocation funds realization, which also has lower budget allocation in the Revised 2020 Budget No. 2 compared to 2019.

Government Revenues.

The following table sets forth the revenues of the Government as (i) audited 2019 revenue as a percentage of the preliminary 2019 GDP at current prices and (ii) preliminary realized revenues for 2020 as a percentage of the preliminary 2020 GDP at current prices, respectively.

Government Revenues

	2019 LKPP Audited	2020P
	(percentage of 2019 GDP)	(percentage of 2020 GDP)
Total revenues and grants (in trillions of Rupiah)	1,960.6	1,633.6
Domestic revenues:
Tax revenues:
Domestic tax
Income tax:
Oil and gas	0.4%	0.2%
Non-oil and gas	4.5%	3.6%
Total income tax	4.9%	3.8%
Value added tax (VAT)	3.4%	2.9%
Land and building tax	0.1%	0.1%
Excises	1.1%	1.1%
Other taxes	0.0%	0.0%
Total domestic taxes	9.5%	8.1%
International trade taxes:
Import duties	0.2%	0.2%
Export tax	0.0%	0.0%
Total international trade taxes	0.3%	0.2%

Total tax revenue	9.8%	8.3%

Non-tax revenues:
Natural resources:
Oil	0.5%	0.3%
Gas	0.2%	0.1%
Total oil and gas	0.8%	0.5%
General Mining	0.2%	0.1%
Forestry	0.0%	0.0%
Fishery	0.0%	0.0%
Geothermal	0.0%	0.0%
Total non-oil and gas	0.2%	0.2%
Total natural resources	1.0%	0.6%
Profit transfer from SOEs	0.5%	0.4%
Other non-tax revenues	0.8%	0.7%
Public Service Agency (BLU) Income(1)	0.3%	0.4%

Total non-tax revenues	2.6%	2.2%

Total domestic revenues	12.3%	10.5%
Grants	0.0%	0.1%

Total Revenues and Grants	12.4%	10.6%

Source:	Ministry of Finance
P	Preliminary.
(1)

Includes Government’s share of Bank Indonesia’s profits, representing amounts in excess of Bank Indonesia’s capital ratio requirements. The excess amounts are transferred to the central Government to be used for repayments of certain central Government obligations to Bank Indonesia.

Government Expenditures.

The following table sets forth the expenditures of the Government as (i) audited 2019 expenditures as a percentage of the preliminary 2019 GDP and (ii) preliminary realized expenditures for 2020 as a percentage of preliminary 2020 GDP, respectively.

Government Expenditure

	2019 LKPP Audited	2020P
	(percentages of 2019 GDP)	(percentages of 2020 GDP)
Total expenditures (in trillions of Rupiah)	2,309.3	2,589.9
Central Government expenditures:
Personnel expenditures	2.4%	2.5%
Good and services expenditures	2.1%	2.7%
Capital expenditures	1.1%	1.2%
Interest payments:
Domestic debt	1.6%	1.9%
Foreign debt	0.1%	0.1%
Total interest payments	1.7%	2.0%
Subsidies:
Energy subsidies	0.9%	0.7%
Non-energy subsidies	0.4%	0.6%
Total subsidies	1.3%	1.3%
Grant expenditures	0.0%	0.0%
Social assistance(1)	0.7%	1.3%
Other expenditures	0.1%	0.8%
Total central Government expenditures	9.5%	11.8%
Transfers to Regions and Rural Fund:
Transfer to Regions
Balance funds:
General transfer funds:
Revenue sharing funds	0.7%	0.6%
General allocation funds	2.7%	2.5%
Total general transfer funds	3.3%	3.1%
Specific allocation funds:
Physical special allocation fund	0.4%	0.3%
Non-physical special allocation fund	0.8%	0.8%
Total specific allocation funds	1.2%	1.1%
Total balanced funds	4.5%	4.2%
Regional incentive fund	0.1%	0.1%
Specific autonomy funds(2)	0.1%	0.1%
Specific Fund for Special Region of Yogyakarta	0.0%	0.0%
Total transfer to Regions	4.7%	4.5%
Rural Fund	0.4%	0.5%
Total transfer to regions and rural fund	5.1%	4.9%
Total Government expenditures	14.6%	16.8%

Source:	Ministry of Finance
P	Preliminary.
(1)	Consists of Social Assistance from Ministries/Agencies Spending and Social Assistance for Disaster Relief.
(2)	Consists of specific autonomy fund and additional specific infrastructure autonomy fund for Papua and West Papua Provinces.

Government Deficit Financing.

The following table sets forth the deficit financing of the Government, by amount and (i) audited 2019 deficit financing as a percentage of the preliminary 2019 GDP and (ii) preliminary realized 2020 deficit financing as a percentage of preliminary 2020 GDP, respectively.

Government Deficit Financing

	2019 LKPP Audited	2020 RealizationP
	(percentages of 2019 GDP)	(percentages of 2020 GDP)
Total financing (net) (in trillions of Rupiah)	402.1	1,190.9
Debt financing
Government securities (net)	2.82%	7.63%
Loans
Domestic loans (net)	0.02%	0.02%
Foreign loans:
Gross drawings:
Program loan	0.23%	0.66%
Project loan	0.24%	0.23%
Total gross drawing	0.47%	0.90%
Amortization	(0.54)%	(0.59)%
Total foreign loan (net)	(0.07)%	0.31%
Total loans (net)	(0.06)%	0.32%
Total debt financing	2.76%	7.95%
Investment financing
Investment to SOEs	(0.11)%	(0.20)%
Investment to other institutions	(0.02)%	(0.16)%
Investment to public service agencies	(0.18)%	(0.20)%
Investment in financial organizations/institutions	(0.01)%	(0.00)%
Revenue of investment	0.01%	0.15%
Government’s investments	—	(0.26)%
Total investment financing	(0.31)%	(0.68)%
Lending
On-lending to SOEs/local government/institutions/other agencies:	(0.01)%	0.01%
Total lending	(0.01)%	0.01%
Mandatory guarantee	—	(0.02)%
Other financing	0.10%	0.46%
Total financing (net)	2.54%	7.72%

Source:	Ministry of Finance
P	Preliminary.

Public Debt

The reduction of public debt in percentage-of-GDP terms has been a consistent key fiscal policy objective of the Government. To achieve this objective, the Government’s policy has emphasized the strengthening of public debt management, the lengthening and balancing of the maturities of public debt and the growth of public debt at sustainable levels.

External Public Debt of the Republic

External public debt of the Republic consists of central Government debt (other than public domestic debt) and debt of Bank Indonesia owed to creditors outside Indonesia. The discussion below treats the external debt of Bank Indonesia as part of the Republic’s external debt. However, SBI, which are issued by Bank Indonesia in its role as formulator and implementer of the Republic’s monetary policy, are not considered liabilities of the Republic. Accordingly, SBI are not reflected in the Government debt discussions herein. See “— Financial System — Bank Indonesia.” The discussion of debt of the Republic in this section differs from the discussion of “Government debt” elsewhere in this report, in which Bank Indonesia debt is excluded and only central Government debt, which depends on Government revenue for its repayment, is included. See “— Government Budget — Government Finances.”

The following table sets forth information on the outstanding external public debt of the Republic in terms of creditor type as of the dates indicated.

Outstanding External Public Debt of the Republic by Source(1)

	As of December 31,
	2016	2017	2018	2019	2020P
	(in billions of U.S. dollars)
Concessional Loans:
Multilateral creditors	27.5	28.2	29.3	30.5	32.9
Bilateral creditors	23.5	23.2	23.1	21.4	23.7
Semi-concessional Loans:
Export agency creditors	—	0.1	—	—	—
Commercial(2)	60.4	70.2	75.8	78.6	87.8

Total	111.4	121.6	128.3	130.6	144.4

Total external public debt of the Republic, as a percentage of GDP for the period indicated(3)	12.1%	11.8%	12.5%	11.5%	12.7%

Source:	Ministry of Finance
P	Preliminary
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes securities (bonds and Sukuk) issued in international capital markets and commercial bank borrowings.
(3)	In calculating as a percentage of GDP, GDP in U.S. dollars has been converted from Rupiah into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Sources of External Public Borrowing

The sources of the Republic’s external public borrowings are, among others, foreign loans extended by multilateral creditors, bilateral creditors, export credit agency, and commercial creditors, including international bondholders.

The World Bank and the ADB have been important sources of funds for the Republic, and the Republic has also secured substantial commitments from the Kreditanstalt für Wiederaufbau (“KfW”), The Agence Française de Développement (“AFD”), and Japan International Cooperation Agency in recent years.

In 2016, the Republic drew down program loans of U.S.$1.1. billion from the World Bank, U.S.$1 billion from ADB, U.S.$440 million KfW, and €110 million from AFD.

In 2017, the Republic drew down program loans of U.S.$647 million from the World Bank, U.S.$400 million from the ADB, €200 million from KfW and €250 million from AFD.

In 2018, the Republic drew down program loans of U.S.$679.8 million from the World Bank, U.S.$1.4 billion from ADB, U.S.$100 million from the ASEAN Infrastructure Fund, €900 million from KfW and €300 million from AFD.

In 2019, the Republic drew down program loans of U.S.$1.1 billion from the World Bank and U.S$1.5 billion from ADB. Since 2012, the Government has expanded its sources of external financing by accessing the international capital markets (including the Islamic financial markets).

The total outstanding external public debt of the Republic as of December 31, 2020 was U.S.$144.4 billion.

Due to the Covid-19 pandemic, in 2020, the Government increased the financing of program loans into equivalent U.S.$6.9 billion from equivalent U.S.$1.6 billion. These program loans were sourced from World Bank in the amount of U.S.$875.10 million and JPY31,975.60 million, ADB in the amount of €1,388.76 million, AFD in the amount of €200 million, KfW in the amount of €1,050 million, Japan International Cooperation Agency in the amount of JPY81,800 million, Asian Infrastructure Development Bank in the amount of U.S.$962.5 million, and Australian Government in the amount of AUD1,500 million. A total of 71% from these program loans have been utilized for Covid-19 pandemic responses.

The following table sets forth the outstanding amounts of international development assistance received by the Republic as of the dates indicated.

International Development Assistance(1)(2)

	As of December 31,					As of January 31,
	2016	2017	2018	2019	2020P	2021P
	(in millions of U.S. dollars)
Bilateral loans	23,450.0	23,210.4	23,107.3	21,431.5	23,662.5	23,405.6
Multilateral loans:
International Monetary Fund	—	—	—	—	—	—
World Bank Group	17,261.9	17,955.7	18,295.8	18,832.0	19,285.4	19,233.8
Asian Development Bank	9,261.6	9,065.9	9,787.9	10,167.5	10,947.5	10,924.2
Islamic Development Bank	735.7	908.8	988.1	1,224.5	1,305.6	1,315.3
Nordic Investment Bank	11.7	11.4	10.2	9.3	9.4	9.2
European Investment Bank	22.0	16.1	9.9	3.4	—	—
International Fund for Agricultural Development	165.0	188.1	183.2	179.4	195.7	195.1
Asian Infrastructure Development Bank	—	23.8	73.6	117.3	1,167.6	1,187.4
Multilateral Investment Guarantee Agency	—	—	—	—	—	—

Total multilateral loans	27,457.9	28,169.8	29,348.7	30,533.4	32,911.1	32,865.1

Total loans	48,345.8	51,380.2	52,456.0	51,964.9	56,573.6	56,270.7

Source: Ministry of Finance

P	Preliminary.
(1)	The term international development assistance includes any concessionary loans provided by international financial institutions or foreign governments, excluding grants.
(2)	Foreign currency values of international development assistance have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

The following table sets forth the external public debt of the Republic by currency as of the dates indicated.

Outstanding External Public Debt of the Republic by Major Currency

	As of December 31,										As of January 31,
	2016		2017		2018		2019		2020P		2021P
	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))	(in millions of original currency)	(in millions of U.S. dollars(1))
U.S. dollars	75,267	75,267	87,874	87,874	93,702	93,702	93,937	93,937	97,990	97,990	98,982	98,982
Japanese yen	2,053,751	17,708	2,021,598	17,939	1,976,032	17,892	2,049,292	18,865	2,207,056	21,354	2,320,397	22,212
Euros	8,676	9,150	10,120	12,081	11,937	13,651	13,306	14,921	17,494	21,494	19,367	23,446
SDR	3,585	4,830	1,436	2,040	1,246	1,733	1,053	1,457	862	1,241	858	1,234
British pounds	129	161	105	141	77	97	46	61	17	22	17	23
Others	Multiple currencies	1,507	Multiple currencies	1,560	Multiple currencies	1,192	Multiple currencies	1,241	Multiple currencies	2,314	Multiple currencies	2,301

Total	N/A	108,624	N/A	121,635	N/A	128,267	N/A	130,481	N/A	144,415	N/A	148,198

Source: Ministry	of Finance
P	Preliminary.
(1)	Calculated based on the applicable BI middle exchange rates as of the date indicated for each column.

The following table sets forth the external debt service requirements of the central Government for the years indicated.

External Debt Service Requirements of the Central Government

Period	Principal repayment	Interest repayment	Total
	(in billions of U.S. dollars)
2020R	9.4	4.4	13.8
2021*	12.3	4.6	16.9
2022**	12.4	4.0	16.4
2023**	13.0	3.8	16.8
2024**	12.6	3.4	16.0

Source:    Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2021 to January 31, 2021 and (ii) projected principal and interest payments to be made from February 1, 2021 to December 31, 2021 based on external debt outstanding as of January 31, 2021.

**	Projected based on external debt outstanding as of January 31, 2021.

Payment History of External Debt

Indonesia maintains a policy of external debt management and has a history of servicing its external debt obligations in accordance with its terms.

In the wake of the Asian financial crisis in 1997, the Paris Club, an informal voluntary group of 18 creditor countries that seeks to coordinate solutions for payment difficulties experienced by debtor nations by extending or guaranteeing bilateral credits, played an important role in easing Indonesia’s foreign exchange burden. Between 1998 and 2000, Indonesia twice rescheduled certain payments of its Paris Club foreign debt. Pursuant to an April 2002 agreement, Paris Club debt payments of principal and interest of approximately U.S.$5.4 billion that were due to certain of Indonesia’s creditors between April 2002 and December 2003 were rescheduled.

In addition, on March 10, 2005, the Paris Club offered to permit Indonesia, as well as other countries affected by the December 2004 tsunami, to defer debt services payments through the end of 2005 to allow these countries to commit additional government resources to the tsunami-related humanitarian and relief efforts. On May 10, 2005, 18 individual Paris Club members and Indonesia signed a memorandum of understanding to reschedule some payments of principal and interest due under official development assistance and non-official development assistance.

While there have been a number of reschedulings of Indonesia’s external debt to its bilateral creditors as described above, Indonesia has not defaulted on, and has not attempted to restructure, the payment of principal or interest on any of its external securities in the last 20 years.

External Debt of Bank Indonesia

Under Indonesian law, Bank Indonesia has the ability to incur external debt primarily to meet balance of payments needs and maintain adequate foreign exchange reserves.

The following table sets forth the outstanding multilateral and commercial external debt of Bank Indonesia by type of credit as of the dates indicated.

Outstanding Multilateral and Commercial External Debt of Bank Indonesia(1)

	As of December 31,					As of January 31,
	2016	2017	2018	2019	2020P	2021P
	(in millions of U.S. dollars)
Multilateral	2,654	2,814	2,754	2,739	2,852	2,849
Commercial(2)	167	0	0	0	0	0
Total	2,821	2,814	2,754	2,739	2,852	2,849

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.
(2)	Includes bonds issued in international capital markets and commercial bank borrowings but excludes SBI owned by non-residents, currencies and deposits and other liabilities.

The following table sets forth the external debt service requirements of Bank Indonesia for the years indicated.

External Debt Service Requirements of Bank Indonesia

Period	Principal repayment	Interest repayment	Total
	(in millions of U.S. dollars)
2016	48.3	4.2	52.5
2017	144.9	13.4	158.3
2018	0.0	11.1	11.1
2019	0.0	22.5	22.5
2020	0.0	0.5	0.5
2021*(1)	0.0	2.8	2.8

Source:	Bank Indonesia
*	Projected based on external debt outstanding as of February 15, 2021.
(1)	Foreign currency values of outstanding external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of February 28, 2021.

In order to strengthen its international reserves and support its balance of payments, the Republic has entered into a swap arrangement with ASEAN as well as bilateral swap arrangements with other countries. See “— Foreign Exchange and Reserves — Regional Swap Arrangements of the Republic.”

External Debt of State-Owned-Enterprises

The following table sets forth the outstanding direct external debt of SOEs as of the dates indicated.

Outstanding Direct External Debt of State-Owned-Enterprises(1)

	As of December 31,					As of January 31,
	2016	2017	2018	2019	2020P	2021P
	(in millions of U.S. dollars)
Financial institutions:
Bank	5,235	4,724	6,924	7,441	9,055	8,734
Non-bank	3,497	4,016	3,865	3,850	3,370	3,370

Total financial institutions	8,731	8,740	10,789	11,291	12,425	12,104
Non-financial institutions	22,888	24,505	34,709	40,419	45,669	45,370

Total	31,619	33,245	45,499	51,710	58,094	57,474

Source: Bank Indonesia

P	Preliminary.
(1)	Foreign currency values of outstanding direct external debt have been converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

For a discussion of the Republic’s guarantee of certain external debt in connection with infrastructure projects in the country, see “— Public Debt — Contingent Liabilities.”

Domestic Public Debt of the Central Government

The following table sets forth the outstanding domestic public debt of the central Government as of the dates indicated.

Domestic Public Debt of the Central Government

	As of December 31,					As of January 31,
	2016	2017	2018	2019	2020P	2021P
	(in trillions of Rupiah)
Total domestic public debt(1)	2,019.2	2,346.9	2,608.8	2,971.5	4,037.6	4,145.9

Source: Ministry of Finance

P	Preliminary.
(1)	Excludes SBI, which are obligations of Bank Indonesia and not of the Government. See “— Financial System — Bank Indonesia.”

Domestic Debt Service Requirements of the Central Government

The following table sets forth the debt service requirements for the central Government for the years indicated.

Direct Domestic Debt Service Requirements of the Central Government

Period	Principal repayment and redemption	Interest repayment	Total
	(in trillions of Rupiah)
2020R	306.3	233.8	540.1
2021*	318.3	281.9	600.2
2022**	251.1	260.0	511.2
2023**	304.4	246.4	550.8
2024**	319.3	221.8	541.1

Source:	Ministry of Finance

R	Realization.
*

Calculated based on (i) actual principal and interest payments made from January 1, 2021 to January 31, 2021 and (ii) projected principal and interest payments to be made from February 1, 2021 to December 31, 2021 based on domestic debt outstanding as of January 31, 2021.

**	Projected based on domestic debt outstanding as of January 31, 2021.

Contingent Liabilities from Government Guarantees

As part of the Government’s policy to prioritize infrastructure development, the Government has provided support to encourage investments in infrastructure projects in the form of credit and investment guarantees. External debts of SOEs are not direct obligations of the Republic, unless such debts are explicitly guaranteed by the Republic.

Beginning in 2008 the Government has allocated a contingent budget with respect to these guarantees. Any unused budget allocation may be transferred to a guarantee reserve fund. This reserve fund, together with the relevant annual budget allocations, serves as reserves for any claim that arises from these guarantees.

The total guarantee provided by the Government has accumulated to Rp528.91 trillion (3.03% of GDP) between 2008 and 2020. No guarantee claim has materialized since the introduction of the Government guarantee programs. The Government has set a maximum guarantee limit of 6% of GDP for 2020-2024, but the Ministry of Finance can raise the limit if it sees the need.

As of December 31, 2020, the Government had accumulated Rp7.7 trillion in the guarantee reserve fund account and the guarantee that the Government has provided to infrastructure projects includes:

•

Full default risk guarantees relating to the PT Perusahaan Listrik Negara (“PT PLN”) loans for the construction of coal power plants with aggregate capacity of 10,000 MW and the associated transmission lines (‘Fast Track I’ program). Outstanding guarantees for this program amount to Rp16.7 trillion;

•

Business viability guarantees to independent power producers on the ability of PT PLN to fulfill its financial obligations based on power purchase agreements related to the ‘Fast Track II’ program. The guarantee exposure for this program amounts to Rp55.3 trillion;

•	Full default risk guarantees relating to the PT PLN loans for the construction of electricity infrastructure (35 GW program). Outstanding guarantees for this program amount to Rp64.7 trillion.

•

Partial default risk guarantees for local government-owned water companies’ loans in connection with the Millennium Development Goals in water provision. Outstanding guarantees for this program amount to Rp72.5 billion;

•

Co-guarantee scheme between the Government and the Indonesia Infrastructure Guarantee Fund (“IIGF”) to guarantee private-public partnership projects such as power plant projects (e.g. the Central Java steam power plant) and several section of toll road projects (e.g. Jakarta Cikampek II Elevated, Cileunyi — Sumedang — Dawunan, Krian — Legundi — Bunder — Manyar, Serang — Panimbang, Probolinggo — Banyuwangi, and Jakarta Cikampek II Selatan). The guarantee exposure for this program amounts to Rp71.4 trillion;

•	Full default risk guarantees relating to PT Hutama Karya loans and bonds for the construction of Sumatera Toll Roads. Outstanding guarantees for this program amount to Rp43.3 trillion;

•

Guarantee for infrastructure financing through direct loans from international financial institutions to SOEs to finance infrastructure projects. Outstanding guarantees for this program amount to Rp26.2 trillion;

•

Full default risk guarantee relating to the PT Kereta Api Indonesia (Persero) loans for the construction of the Light Rail Transit Jakarta-Bogor-Depok-Bekasi. Outstanding guarantees for this program amount to Rp7.9 trillion; and

•	Guarantee for local infrastructure financing through PT SMI. Outstanding guarantees for this program amount to Rp3 trillion.

As of December 31, 2020, no claims from the foregoing guarantees had arisen.

Foreign Exchange and Reserves

Exchange Rates

From 1978 to 1997, Indonesia maintained a managed floating exchange rate system under which the Rupiah was linked to a basket of currencies, the composition of which was based on Indonesia’s main trading partners. Indonesia has adopted a free floating exchange rate system since August 1997, under which market forces determine the exchange rate for the Rupiah. See “— Monetary Policy.”

The following table sets forth information on exchange rates between the Rupiah and the U.S. dollar for the periods indicated.

Exchange Rates

	Rupiah per U.S. dollar
	End of Period	Average
2016	13,473	13,303
2017	13,568	13,385
2018	14,380	14,246
2019	13,883	14,139
2020	14,050	14,525
2021^	14,525	14,157

Source:	Bank Indonesia
^	As of March 31, 2021.

By the end of 2016, the Rupiah appreciated by 2.3% from Rp13,785 per U.S. dollar at the end of 2015 to Rp13,473 per U.S. dollar as of December 31, 2016. On average the Rupiah appreciated from Rp13,392 per U.S. dollar in 2015 to Rp13,303 per U.S. dollar, a gain of 0.6%. Despite external pressures stemming from the timing of an increase of the Federal Funds Rate, the result of the UK referendum, the appreciation of the U.S. Dollar Index and the reaction of global markets to the U.S. election in November 2016, domestic factors remained conducive for Rupiah stability, particularly due to low inflation, an improved current account deficit and a sustained economic recovery. In addition, the successful tax amnesty program further bolstered investor confidence.

By the end of 2017, the Rupiah depreciated by 0.7% from Rp13,473 per U.S. dollar as of December 31, 2016 to Rp13,568 per U.S. dollar as of December 31, 2017. On average, the Rupiah depreciated by 0.6% from Rp13,303 per U.S. dollar as of December 31, 2016 to Rp13,385 per U.S. dollar as of December 29, 2017. The depreciation was in line with prevailing trends for most other global currencies against the U.S. dollar due to growing expectations of a further increase in the US Federal Funds Rate as well as U.S. tax reforms. The Rupiah exchange rate was stable in 2017 supported by the improving economic fundamentals in Indonesia, despite pressure in the last quarter of 2017 caused by external factors.

By the end of 2018, the Rupiah depreciated by 6.0% from Rp13,568 per U.S. dollar as of December 29, 2017 to Rp14,380 per U.S. dollar as of December 31, 2018. On average, the Rupiah depreciated by 6.4% from Rp13,385 per U.S. dollar as of December 29, 2017 to Rp14,246 per U.S. dollar as of December 31, 2018. The depreciation was in line with prevailing trends for most other global currencies against the U.S. dollar. The U.S. dollar appreciated globally following the intention of the US Federal Reserve Bank to gradually normalize its monetary policy, growing expectations of a further increase in the US Federal Funds Rate, solid economic growth in the US economy, higher inflationary pressure, and plans in the U.S. for tax reforms.

By the end of 2019, the Rupiah appreciated by 3.6% from Rp14,380 per U.S. dollar as of December 31, 2018 to Rp13,883 per U.S. dollar as of December 31, 2019. On average, the Rupiah appreciated by 0.8% from Rp14,246 per U.S. dollar in 2018 to Rp14,139 per U.S. dollar in 2019. The appreciation of Rupiah was supported by the increased supply of foreign currencies from exports and the increased foreign capital inflows due to the favorable national economic outlook, attractive domestic financial markets and less uncertainty in the global financial markets. Furthermore, the performance of the foreign exchange market showed an improvement, characterized by an increase in transaction volumes and more efficient quotation processes as well as further development of the DNDF market, all of which serve to improve foreign exchange market efficiency.

By the end of 2020, the Rupiah depreciated by 1.2% from Rp13,883 per U.S. dollar as of December 31, 2019 to Rp14,050 per U.S. dollar as of December 30, 2020. On average, the Rupiah depreciated by 2.7% from Rp14,139 per U.S. dollar in 2019 to Rp14,525 per U.S. dollar in 2020. The depreciation of Rupiah was in in line with prevailing trends for most other emerging markets currencies against the U.S. dollar. The Covid-19 pandemic triggered concern amongst global investors and market players, peaking towards the end of the first quarter of 2020. This spurred large and sudden capital outflows from developing economies, including Indonesia. The global rebalancing of capital flows resulted in Rupiah depreciation especially in the first half of 2020. The Rupiah regained value in the second half of 2020, bolstered by foreign capital inflows supported by robust global liquidity, attractive domestic financial assets for investment and continued investor confidence in the domestic economic outlook.

As of March 31, 2021, the Rupiah depreciated by 3.3% to Rp14,525 per U.S. dollar from Rp14,050 per U.S. dollar as of December 30, 2020, but on average the Rupiah appreciated by 1.0% year-to-date to Rp14,157 per U.S. dollar. Rupiah stability was supported by an increase of foreign capital inflows to domestic financial markets in line with lower global financial market uncertainty and the positive perception of investors towards a promising domestic economic outlook.

Prudential Policies on Foreign Exchange and Rupiah

Under Law No. 24 of 1999 on Foreign Exchange Activities and Exchange Rate System, every resident may freely own and use foreign currency. Foreign currency is also generally freely transferable within or from Indonesia although by regulation most domestic transactions are prohibited from using foreign currency. Bank Indonesia has the authority to request information and data regarding foreign exchange activities and implement provisions regarding foreign exchange activities based on prudential principles.

To maintain the stability of the Rupiah, and to prevent the utilization of the Rupiah for speculative purposes by foreign parties, the Rupiah is non-internationalized. Regulations prohibit banks from conducting, among others, the following transactions: (i) extensions of loans or of overdrafts in Rupiah or foreign currencies to foreign parties, (ii) transfers of Rupiah to foreign parties or offshore banks in excess of U.S.$1 million without underlying transactions, and (iii) purchases of Rupiah-denominated securities issued by foreign parties.

Bank Indonesia has issued several regulations concerning foreign currency transactions relating to the Rupiah in order to deepen financial markets. A deep foreign exchange market is distinguished by adequate liquidity, convenient transactions, fair prices and minimal risk in order to maintain economic stability. Bank Indonesia strives towards the creation of a liquid, efficient and secure domestic foreign exchange market through amendments to regulations concerning foreign exchange transactions.

On January 1, 2015, Bank Indonesia regulations came into effect to mitigate risks relating to external borrowing by non-bank corporations. Under these regulations, corporate issuers of debt must, subject to certain limited exceptions:

•	hedge at least 25% of their open foreign exchange positions (i.e., the excess of foreign currency liabilities that fall due within the following three to six months over foreign currency assets);

•	maintain a 70% minimum liquidity ratio of foreign currency assets to foreign currency liabilities maturing within three months after the end of a quarter; and

•	maintain a minimum credit rating (issuer and/or issue) of BB- by a rating agency acknowledged by Bank Indonesia.

As of September 30, 2020, based on Bank Indonesia’s assessment of corporate issuers’ compliance with the regulations above:

•	90.1% of corporate issuers are compliant with the hedging ratio requirement for liabilities due under three months;

•	93.9% of corporate issuers are compliant with the hedging ratio requirement for liabilities due between three to six months; and

•	88.2% of corporate issuers are compliant with the liquidity ratio requirement for liabilities due under three months.

International Reserves

The following table sets forth the Republic’s total official international reserves, expressed in (i) U.S. dollar equivalents and (ii) the number of months of imports and Government external debt repayments, in each case at the end of the periods indicated. These reserves consist of foreign exchange, gold, SDRs and a reserve position with the IMF. Indonesia complies with the IMF’s Special Data Dissemination Standard requirement on international reserves and foreign exchange currency liquidity.

Official International Reserves of the Republic(1)

	As of December 31,					As of March 31,
	2016	2017	2018	2019	2020P	2021P
	(in millions of U.S. dollars, except for months)
Gold	2,876	3,346	3,230	3,844	4,758	4,246
SDRs	1,499	1,588	1,553	1,542	1,605	1,579
Reserve position with the IMF	1,056	1,119	1,096	1,090	1,135	1,124
Foreign exchange and others	110,931	124,143	114,776	122,707	128,398	130,146

Total	116,362	130,196	120,654	129,183	135,897	137,095

Total as number of months of imports and Government external debt repayments	8.4	8.3	6.5	7.3	9.8	9.7

Source: Bank Indonesia

P	Preliminary.
(1)	Converted into U.S. dollars at the applicable BI middle exchange rates as of the respective dates indicated.

Foreign reserves totaled U.S.$116.4 billion, U.S.$130.2 billion, U.S.$120.7 billion, U.S.$129.2 billion and U.S.$135.9 billion as of December 31, 2016, 2017, 2018, 2019 and 2020, respectively.

As of December 31, 2020, foreign reserves increased to U.S.$135.9 billion, equivalent to 9.8 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

As of March 31, 2021, foreign reserves increased to U.S.$137.1 billion, equivalent to 9.7 months of import coverage and government external debt service requirements. In addition, the coverage ratio is in excess of the recommended international adequacy ratio of 3.0 months of import coverage.

Regional Swap Arrangements of the Republic

Following the experience of the Asian crisis in 1997 to 1998, ASEAN recognized a need to strengthen regional self-help and support mechanisms in East Asia and endeavored to prevent future financial crises. In 2000, ASEAN members agreed to strengthen the existing cooperative frameworks among monetary authorities through the Chiang Mai Initiative (“CMI”). The CMI involves an expanded ASA (extending its coverage to all members of ASEAN and increasing the size) and a network of BSAs among ASEAN+3 countries. The objectives of these bilateral swap arrangements are to address short-term liquidity difficulties in the region and to supplement existing international financial arrangements.

The ASA was originally created by five ASEAN member states in 1977 with a size of U.S.$100 million. After the CMI, it has been enlarged to include all ten ASEAN countries and increased in size to U.S.$2 billion.

Since CMI’s inception in 2000, ASEAN+3 member countries undertook a review to explore ways of enhancing its effectiveness. On 2010, ASEAN+3 member countries entered into a multilateral currency swap contract which covers all ASEAN+3 member countries with a total size of U.S.$120 billion (the CMI Multilateralization or CMIM). CMIM was developed from the CMI-BSA network to facilitate prompt and simultaneous currency swap transactions through establishing a common decision making mechanism under a single contract. The CMIM objectives are the same as the BSAs. In May 2012 and in response to the global and regional economic developments, the ASEAN+3 Finance Ministers and Central Bank Governors agreed to strengthen the CMIM as a regional financial safety net by doubling the total size to U.S.$240 billion and launching a crisis prevention program called the CMIM Precautionary Line (“CMIM-PL”). This arrangement became effective on July 17, 2014. In addition to the role of providing liquidity support for ASEAN+3 member countries, CMIM has contributed to the development of the regional surveillance capacity by establishing the ASEAN+3 Macroeconomic Research Office (“AMRO”), as an ASEAN+3 independent surveillance unit since early 2011.

Under the ASA, BSA, and CMIM, a total of U.S.$46.1 billion of foreign currency swap is currently available to the Republic as of December 31, 2017. Up to 30.0% of the amount available under the BSAs and CMIM may be activated without participating in any IMF program, but greater amounts requires participation in an IMF program. The Republic also has a U.S.$22.8 billion swap line in place with Japan. The swap line increased from U.S.$12.0 billion in December 2013. These swap arrangements will contribute to greater financial stability and sustainable economic growth in the region.

In March 2017, Bank Indonesia has renewed a three year Bilateral Currency Swap Agreement (“BCSA”), with the Republic of Korea amounting to KRW 10.7 trillion or Rp115 trillion.

In August 2018, Bank Indonesia renewed a BCSA with the Reserve Bank of Australia. The agreement will span a period of three years and allow for the exchange of local currencies between the two central banks of up to A.U.$10billion or Rp100.0 trillion.

In October 2018, Bank Indonesia renewed a bilateral swap agreement with Bank of Japan. The agreement enables Indonesia to swap its local currency against the Japanese Yen and the U.S. dollar in an amount of up to U.S.$22.8 billion or equivalent.

On November 5, 2018, Bank Indonesia established a one-year bilateral financial arrangement with the Monetary Authority of Singapore with a size of up to U.S.$10.0 billion or equivalent to enable the two central banks to access foreign currency liquidity from each other, if needed, to preserve monetary and financial stability.

On November 16, 2018, Bank Indonesia renewed a three-year BCSA with People’s Bank of China and increased the size of BCSA from CNY100.0 billion (equivalent to U.S.$15.0 billion) to CNY200.0 billion (equivalent to U.S.$30.0 billion).

On September 27, 2019, Bank Indonesia and Bank Negara Malaysia established a three-year bilateral financial arrangement with a size up to U.S.$2 billion (equivalent), which will enable both central banks to access foreign currency liquidity from each other if needed.

On November 5, 2019, Bank Indonesia renewed a one-year bilateral financial arrangement with the Monetary Authority of Singapore with a size of up to U.S.$10 billion or equivalent to enable the two central banks to access foreign currency liquidity from each other, if needed, to preserve monetary and financial stability.

In 2019, the Government of Indonesia made two currency swap arrangements for three Asian Development Bank loans. The first two Loans were converted on September 6, 2019 from USD Libor Based-Loan to EUR Fixed Rate-Loan in the total amount of U.S.$1 billion. The third loan was converted on December 17, 2019 from USD Libor Based-Loan to JPY Fixed Rate-Loan in the amount of U.S.$479.17 million.

In 2020, Bank Indonesia secured a bilateral repo line agreement with the US Federal Reserve and extended bilateral swap and repo line agreements with the Monetary Authority of Singapore.

As of March 31, 2021, no drawdowns on existing bilateral and regional swap arrangements have been made.

Debt-to-GDP Ratios

The following table sets forth the central Government’s debt-to-GDP ratio and debt service to GDP ratio as of the dates indicated. Under the State Finances Law No. 17 of 2003, the Republic’s debt-to-GDP ratio must remain below 60%.

Debt-to-GDP Ratios

	As of December 31,
	2016L	2017L	2018L	2019L	2020P
	(percentages, unless indicated otherwise)
Debt-to-GDP ratio	28.4	29.4	29.8	30.2	38.7
Debt service to GDP ratio	4.1	4.2	5.1	5.3	4.8
Total public debt of the central Government (in billions of U.S.$)(1)	261.6	294.9	308.4	344.3	430.7
—% in Loans	21.0	18.7	18.1	16.0	14.0
—% in Bonds	79.1	81.3	81.9	84.0	86.0

Source:	Ministry of Finance, Bank Indonesia
(1)	Outstanding foreign currency debt was converted to U.S. dollars using the BI middle exchange rate as of each period indicated in the table.
L	LKPP (Audited).
P	Preliminary.

DEBT TABLES OF THE REPUBLIC OF INDONESIA

External Loans of the Republic of Indonesia as of December 31, 2020	D-100

Domestic Loans of the Republic of Indonesia as of December 31, 2020	D-125

Guaranteed Domestic Loans of the Republic of Indonesia as of December 31, 2020	D-127

Guaranteed External Loans of the Republic of Indonesia as of December 31, 2020	D-128

Foreign Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2020	D-129

Domestic Currency-Denominated Bonds of the Republic of Indonesia as of December 31, 2020	D-132

EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2020

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
MULTILATERAL
ACU	NO INTEREST RATE	0.000%	0.000%	1998	2023	3,131,008	4,509,497	521,835	751,583
ACU	NO INTEREST RATE	0.000%	0.000%	2000	2025	5,844,757	8,418,028	1,364,920	1,965,854
ACU	NO INTEREST RATE	0.000%	0.000%	2000	2025	6,090,241	8,771,592	1,446,748	2,083,708
ACU	NO INTEREST RATE	0.000%	0.000%	2003	2027	5,075,320	7,309,831	1,022,529	1,472,719
ACU	NO INTEREST RATE	0.000%	0.000%	2003	2022	3,052,974	4,397,107	479,182	690,152
ACU	NO INTEREST RATE	0.000%	0.000%	2003	2021	14,623,149	21,061,284	609,298	877,554
ACU	NO INTEREST RATE	0.000%	0.000%	2003	2021	5,848,595	8,423,557	487,383	701,963
ACU	NO INTEREST RATE	0.000%	0.000%	2004	2021	13,108,847	18,880,281	546,202	786,678
ACU	NO INTEREST RATE	0.000%	0.000%	2004	2021	2,786,318	4,013,050	116,097	167,210
ACU	NO INTEREST RATE	0.000%	0.000%	2004	2022	18,069,158	26,024,468	3,011,526	4,337,411
ACU	NO INTEREST RATE	0.000%	0.000%	2004	2021	4,376,118	6,302,793	182,338	262,616
ACU	NO INTEREST RATE	0.000%	0.000%	2004	2021	18,682,190	26,907,400	778,425	1,121,142
ACU	NO INTEREST RATE	0.000%	0.000%	2005	2021	10,288,798	14,818,649	428,700	617,444
ACU	NO INTEREST RATE	0.000%	0.000%	2005	2022	3,522,416	5,073,231	587,069	845,538
ACU	NO INTEREST RATE	0.000%	0.000%	2005	2021	11,685,283	16,829,963	486,887	701,249
ACU	NO INTEREST RATE	0.000%	0.000%	2005	2021	9,547,404	13,750,841	795,617	1,145,904
ACU	NO INTEREST RATE	0.000%	0.000%	2005	2022	3,355,342	4,832,598	559,309	805,557
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2026	16,302,949	23,480,651	5,148,954	7,415,884
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2027	4,218,086	6,075,183	1,827,939	2,632,725
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2027	13,655,878	19,668,153	5,771,374	8,312,337
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2028	17,155,214	24,708,142	8,577,575	12,354,025
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2029	6,677,108	9,616,838	3,783,694	5,449,542
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2033	2,468,697	3,555,591	2,057,248	2,962,992
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2023	17,654,654	25,427,471	3,678,053	5,297,390
ACU	NO INTEREST RATE	0.000%	0.000%	2006	2023	5,203,056	7,493,805	1,300,764	1,873,451
ACU	NO INTEREST RATE	0.000%	0.000%	2007	2031	8,864,502	12,767,278	5,176,302	7,455,272
ACU	NO INTEREST RATE	0.000%	0.000%	2008	2032	6,325,743	9,110,778	4,217,162	6,073,852
ACU	NO INTEREST RATE	0.000%	0.000%	2008	2029	3,750,773	5,402,127	2,348,692	3,382,752
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2025	10,033,378	14,450,774	4,192,309	6,038,057
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2033	1,341,725	1,932,446	997,402	1,436,528
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2027	40,329,934	58,085,999	17,476,305	25,170,600
ACU	NO INTEREST RATE	0.000%	0.000%	2009	2033	9,172,817	13,211,334	6,774,063	9,756,481
ACU	NO INTEREST RATE	0.000%	0.000%	2011	2030	2,232,379	3,215,229	1,383,993	1,993,324
ACU	NO INTEREST RATE	0.000%	0.000%	2011	2031	1,746,424	2,515,322	1,233,860	1,777,091
ACU	NO INTEREST RATE	0.000%	0.000%	2011	2031	3,140,000	4,522,448	2,302,659	3,316,451
ACU	NO INTEREST RATE	0.000%	0.000%	2013	2033	3,625,695	5,221,981	3,021,413	4,351,651
ADB	ADB FLOATING RATE	6.400%	0.750%	1997	2021	7,744,717	7,744,717	821,917	821,917
ADB	ADB FLOATING RATE	6.400%	0.750%	1997	2022	26,385,417	26,385,417	4,117,117	4,117,117
ADB	ADB FLOATING RATE	6.400%	0.750%	1997	2022	23,507,365	23,507,365	3,868,865	3,868,865
ADB	ADB FLOATING RATE	6.400%	0.750%	1997	2022	35,709,678	35,709,678	5,622,478	5,622,478

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
ADB	ADB FLOATING RATE	6.400%	0.750%	1997	2023	3,791,494	3,791,494	1,121,594	1,121,594
EUR	EURIBOR 6 MTH	0.351%	0.150%	2020	2025	925,840,000	1,137,533,431	925,840,000	1,137,533,431
EUR	EURIBOR 6 MTH	0.351%	0.150%	2020	2030	462,920,000	568,766,715	462,920,000	568,766,715
EUR	EURIBOR 6 MTH	0.590%	0.000%	2019	2032	29,800,000	36,613,774	3,000,000	3,685,950
EUR	EURIBOR 6 MTH	0.590%	0.000%	2019	2033	44,850,000	55,104,958	300,000	368,595
EUR	FIXED	0.750%	0.000%	1990	2029	2,584,961	3,176,012	1,789,588	2,198,778
EUR	FIXED	0.750%	0.000%	1993	2031	2,900,308	3,563,464	2,126,893	2,613,207
EUR	FIXED	0.750%	0.000%	1995	2035	4,731,712	5,813,618	3,708,639	4,556,620
EUR	FIXED	0.990%	0.000%	2012	2030	6,288,000	7,725,752	4,244,565	5,215,085
EUR	FIXED	0.990%	0.000%	2017	2035	93,150,000	114,448,759	12,583,082	15,460,205
EUR	NO INTEREST RATE	0.000%	0.000%	2018	2033	452,867,785	556,416,060	452,867,785	556,416,060
EUR	NO INTEREST RATE	0.000%	0.000%	2018	2033	452,867,785	556,416,060	452,867,785	556,416,060
JPY	FIXED	0.025%	0.000%	2016	2031	52,454,375,000	507,516,625	50,173,750,000	485,450,685
JPY	LIBOR JPY 6 MONTHS	0.470%	0.000%	2019	2033	110,795,000,000	1,071,985,024	110,795,000,000	1,071,985,024
JPY	LIBOR JPY 6 MONTHS	0.540%	0.250%	2020	2034	31,975,600,000	309,376,455	31,975,600,000	309,376,455
JPY	NO INTEREST RATE	0.000%	0.000%	2017	2032	42,728,000,000	413,410,137	40,947,666,667	396,184,714
JPY	NO INTEREST RATE	0.000%	0.000%	2018	2039	52,275,000,000	505,781,101	52,275,000,000	505,781,101
JPY	NO INTEREST RATE	0.000%	0.000%	2019	2034	51,840,000,000	501,572,306	51,840,000,000	501,572,306
SDR	FIXED	0.750%	0.000%	1995	2035	5,443,537	7,840,163	2,721,757	3,920,065
SDR	FIXED	0.750%	0.000%	1998	2037	15,352,987	22,112,449	6,919,795	9,966,374
SDR	FIXED	0.750%	0.000%	1999	2024	26,468,010	38,121,084	9,596,004	13,820,838
SDR	FIXED	0.750%	0.000%	1999	2024	71,023,332	102,292,782	25,776,308	37,124,846
SDR	FIXED	0.750%	0.000%	1999	2024	3,796,674	5,468,236	1,519,886	2,189,047
SDR	FIXED	0.750%	0.000%	2000	2040	17,500,000	25,204,727	11,374,993	16,383,062
SDR	FIXED	0.750%	0.000%	2001	2026	35,414,179	51,005,984	14,183,233	20,427,687
SDR	FIXED	0.750%	0.000%	2001	2026	4,586,621	6,605,973	1,950,750	2,809,606
SDR	FIXED	0.750%	0.000%	2006	2044	13,638,602	19,643,271	10,891,177	15,686,237
SDR	FIXED	0.750%	0.000%	2006	2026	47,370,000	68,225,595	18,948,000	27,290,238
SDR	FIXED	0.750%	0.000%	2008	2048	42,033,300	60,539,306	38,911,034	56,042,399
SDR	FIXED	0.750%	0.100%	2001	2026	30,282,981	43,615,672	12,882,726	18,554,606
SDR	FIXED	0.750%	0.100%	2002	2026	55,551,518	80,009,191	23,607,635	34,001,372
SDR	FIXED	0.750%	0.100%	2007	2025	81,950,000	118,030,136	30,770,635	44,318,026
SDR	FIXED	0.750%	0.100%	2007	2026	89,508,359	128,916,215	33,565,635	48,343,581
SDR	FIXED	0.750%	0.100%	2007	2026	38,320,881	55,192,419	14,286,617	20,576,588
SDR	FIXED	0.750%	0.100%	2007	2026	90,838,458	130,831,916	37,412,983	53,884,802
SDR	FIXED	0.750%	0.200%	2000	2025	54,139,161	77,975,016	24,364,628	35,091,646
SDR	FIXED	0.750%	0.200%	2004	2026	3,409,938	4,911,232	1,450,673	2,089,361
SDR	FIXED	0.750%	0.200%	2006	2026	45,655,179	65,755,790	19,336,011	27,849,078
SDR	FIXED	0.750%	0.200%	2007	2025	39,654,356	57,112,984	13,859,724	19,961,747
SDR	FIXED	0.750%	0.300%	2001	2026	2,776,666	3,999,149	1,180,072	1,699,622

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
SDR	FIXED	0.750%	0.300%	2004	2026	21,585,432	31,088,853	9,173,806	13,212,758
SDR	FIXED	0.750%	0.300%	2004	2026	31,597,889	45,509,496	13,429,103	19,341,536
SDR	FIXED	0.750%	0.300%	2004	2026	15,647,425	22,536,519	6,649,044	9,576,419
SDR	FIXED	0.750%	0.300%	2005	2026	17,899,858	25,780,631	7,607,438	10,956,766
SDR	FIXED	0.750%	0.300%	2005	2025	47,003,494	67,697,727	19,972,164	28,765,311
SDR	FIXED	0.750%	0.300%	2005	2025	51,647,003	74,385,636	19,389,679	27,926,375
SDR	FIXED	0.750%	0.300%	2005	2026	19,832,774	28,564,551	8,435,624	12,149,578
SDR	FIXED	0.750%	0.300%	2005	2025	22,683,185	32,669,913	9,617,670	13,852,043
SDR	FIXED	0.750%	0.300%	2005	2026	9,920,000	14,287,480	4,219,758	6,077,591
SDR	FIXED	0.750%	0.350%	2000	2025	21,799,223	31,396,769	9,820,124	14,143,632
SDR	FIXED	0.750%	0.500%	2001	2026	87,499,973	126,023,597	32,855,899	47,321,369
SDR	FIXED	0.750%	0.500%	2003	2026	36,831,596	53,047,447	15,653,428	22,545,165
SDR	FIXED	0.750%	0.500%	2008	2025	119,500,000	172,112,279	53,711,654	77,359,291
SDR	FIXED	0.750%	0.500%	2008	2026	78,598,745	113,203,424	35,369,436	50,941,541
SDR	FIXED	1.000%	0.000%	1979	2024	9,621,601	13,857,705	353	509
SDR	FIXED	1.000%	0.000%	1982	2031	23,677,607	34,102,149	6,511,987	9,379,020
SDR	FIXED	1.000%	0.000%	1987	2022	100,993,106	145,457,353	5,607	8,076
SDR	FIXED	1.000%	0.000%	1988	2023	36,930,000	53,189,175	5,422	7,810
SDR	FIXED	1.000%	0.000%	1989	2023	18,188,412	26,196,226	900	1,296
SDR	FIXED	1.000%	0.000%	1990	2023	37,995,570	54,723,884	34,143	49,175
SDR	FIXED	1.000%	0.000%	1990	2023	21,624,641	31,145,324	1,106	1,593
SDR	FIXED	1.000%	0.000%	1993	2025	14,034,832	20,213,949	3,654	5,263
SDR	FIXED	1.000%	0.000%	1993	2021	12,771,722	18,394,730	319,487	460,148
SDR	FIXED	1.000%	0.000%	1994	2021	3,213,128	4,627,772	93,253	134,310
SDR	FIXED	1.000%	0.000%	1994	2021	10,903,600	15,704,129	474,687	683,678
SDR	FIXED	1.000%	0.000%	1995	2021	15,872,600	22,860,832	1,482,643	2,135,406
SDR	FIXED	1.000%	0.000%	1995	2022	18,791,399	27,064,691	2,577,499	3,712,295
SDR	FIXED	1.000%	0.000%	1996	2022	12,044,449	17,347,259	2,042,260	2,941,406
SDR	FIXED	1.000%	0.000%	1996	2022	24,324,298	35,033,559	4,202,393	6,052,581
SDR	FIXED	1.000%	0.000%	1996	2023	6,772,673	9,754,479	1,442,749	2,077,948
SDR	FIXED	1.000%	0.000%	1998	2024	8,799,590	12,673,786	2,670,322	3,845,985
SDR	FIXED	1.000%	0.000%	1998	2024	10,500,493	15,123,546	3,456,461	4,978,238
SDR	FIXED	1.100%	0.000%	2011	2032	29,022,733	41,800,575	21,999,460	31,685,165
SDR	FIXED	1.500%	0.000%	2000	2022	27,021,579	38,918,373	5,726,460	8,247,649
SDR	FIXED	1.500%	0.000%	2001	2022	31,003,569	44,653,515	5,158,123	7,429,090
SDR	FIXED	1.500%	0.000%	2001	2022	41,698,813	60,057,554	6,901,992	9,940,733
SDR	FIXED	1.500%	0.000%	2002	2023	74,834,760	107,782,268	15,592,062	22,456,781
SDR	FIXED	1.500%	0.000%	2003	2023	34,040,314	49,027,247	8,528,697	12,283,627
SDR	FIXED	1.500%	0.000%	2003	2023	23,962,479	34,512,443	5,991,190	8,628,931
SDR	FIXED	1.500%	0.000%	2003	2023	25,379,732	36,553,670	6,281,926	9,047,670

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
SDR	FIXED	1.500%	0.000%	2004	2024	13,780,339	19,847,411	4,018,289	5,787,422
SDR	FIXED	1.500%	0.000%	2004	2024	24,491,234	35,273,992	7,139,967	10,283,481
SDR	FIXED	1.500%	0.000%	2004	2024	14,539,228	20,940,416	4,860,592	7,000,565
SDR	FIXED	1.500%	0.000%	2005	2024	13,363,083	19,246,449	3,896,713	5,612,319
SDR	FIXED	1.500%	0.000%	2005	2025	2,945,950	4,242,964	1,224,743	1,763,960
SDR	FIXED	1.500%	0.000%	2005	2025	11,109,377	16,000,503	3,979,488	5,731,538
SDR	FIXED	1.500%	0.000%	2006	2025	34,207,410	49,267,911	14,252,146	20,526,940
SDR	FIXED	1.500%	0.000%	2006	2026	14,588,899	21,011,955	6,896,298	9,932,532
SDR	FIXED	1.500%	0.000%	2007	2026	32,326,766	46,559,275	16,187,972	23,315,052
SDR	FIXED	1.500%	0.000%	2007	2026	20,457,033	29,463,653	10,227,951	14,731,013
SDR	FIXED	1.500%	0.000%	2007	2027	31,155,525	44,872,372	17,836,572	25,689,482
SDR	FIXED	1.500%	0.000%	2008	2027	49,323,506	71,039,171	28,774,071	41,442,434
SDR	FIXED	1.500%	0.000%	2008	2028	31,335,613	45,131,747	20,519,043	29,552,965
SDR	FIXED	1.500%	0.000%	2009	2028	16,502,377	23,767,880	10,879,701	15,669,708
SDR	FIXED	2.190%	0.000%	2012	2030	15,870,000	22,857,087	8,066,876	11,618,481
USD	ADB FLOATING RATE	0.935%	0.750%	2002	2021	3,740,483	3,740,483	422,592	422,592
USD	ADB FLOATING RATE	1.005%	0.000%	2007	2022	300,000,000	300,000,000	50,000,000	50,000,000
USD	ADB FLOATING RATE	1.005%	0.000%	2008	2023	350,000,000	350,000,000	87,500,000	87,500,000
USD	ADB FLOATING RATE	1.426%	0.150%	2008	2023	280,000,000	280,000,000	70,000,000	70,000,000
USD	ADB FLOATING RATE	1.826%	0.000%	2006	2021	200,000,000	200,000,000	26,920,000	26,920,000
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	18,409,026	18,409,026	1,991,326	1,991,326
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	71,392,056	71,392,056	3,944,856	3,944,856
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	17,774,262	17,774,262	986,562	986,562
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	57,516,466	57,516,466	3,171,166	3,171,166
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	10,822,537	10,822,537	1,148,637	1,148,637
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	15,710,504	15,710,504	1,765,504	1,765,504
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2021	23,981,369	23,981,369	2,600,869	2,600,869
USD	ADB FLOATING RATE	6.400%	0.750%	1996	2022	27,382,260	27,382,260	5,658,660	5,658,660
USD	ADB FLOATING RATE	6.400%	0.750%	1997	2022	44,621,711	44,621,711	6,978,011	6,978,011
USD	ADB FLOATING RATE	6.400%	0.750%	1997	2022	15,381,230	15,381,230	3,068,930	3,068,930
USD	ADB FLOATING RATE	6.400%	0.750%	1997	2022	33,406,604	33,406,604	7,159,004	7,159,004
USD	ADB FLOATING RATE	6.400%	0.750%	1998	2022	7,045,607	7,045,607	1,481,107	1,481,107
USD	ADB FLOATING RATE	6.400%	0.750%	1998	2022	9,890,602	9,890,602	2,043,302	2,043,302
USD	ADB FLOATING RATE	6.400%	0.750%	1998	2022	84,043,480	84,043,480	17,367,780	17,367,780
USD	ADB FLOATING RATE	6.400%	0.750%	1998	2022	8,623,204	8,623,204	1,847,904	1,847,904
USD	ADB FLOATING RATE	6.400%	0.750%	1998	2022	6,479,098	6,479,098	1,338,998	1,338,998
USD	ADB FLOATING RATE	6.400%	0.750%	1999	2021	138,135,723	138,135,723	14,853,123	14,853,123
USD	ADB FLOATING RATE	6.400%	0.750%	1999	2022	29,195,110	29,195,110	6,033,310	6,033,310
USD	ADB FLOATING RATE	6.400%	0.750%	2000	2025	5,174,296	5,174,296	2,368,596	2,368,596
USD	ADB FLOATING RATE	6.400%	0.750%	2001	2025	21,509,284	21,509,284	9,846,384	9,846,384

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	ADB FLOATING RATE	6.400%	0.750%	2001	2024	3,824,992	3,824,992	1,440,892	1,440,892
USD	FIXED	0.250%	0.250%	2011	2051	124,311,085	124,311,085	124,311,085	124,311,085
USD	FIXED	0.750%	0.000%	1971	2021	7,566,937	7,566,937	113,504	113,504
USD	FIXED	0.750%	0.000%	1971	2021	14,968,798	14,968,798	224,741	224,741
USD	FIXED	0.750%	0.000%	1971	2021	34,305,420	34,305,420	514,581	514,581
USD	FIXED	0.750%	0.000%	1971	2021	4,019,076	4,019,076	60,286	60,286
USD	FIXED	0.750%	0.000%	1972	2021	12,533,749	12,533,749	376,012	376,012
USD	FIXED	0.750%	0.000%	1972	2021	6,257,472	6,257,472	187,724	187,724
USD	FIXED	0.750%	0.000%	1972	2021	12,891,464	12,891,464	386,600	386,600
USD	FIXED	0.750%	0.000%	1972	2022	9,550,170	9,550,170	429,758	429,758
USD	FIXED	0.750%	0.000%	1972	2022	19,221,866	19,221,866	864,982	864,982
USD	FIXED	0.750%	0.000%	1972	2022	39,991,132	39,991,132	1,799,601	1,799,601
USD	FIXED	0.750%	0.000%	1973	2022	3,600,000	3,600,000	180,000	180,000
USD	FIXED	0.750%	0.000%	1973	2022	5,000,000	5,000,000	300,000	300,000
USD	FIXED	0.750%	0.000%	1973	2023	27,500,000	27,500,000	2,062,500	2,062,500
USD	FIXED	0.750%	0.000%	1973	2023	46,000,000	46,000,000	3,450,000	3,450,000
USD	FIXED	0.750%	0.000%	1973	2023	7,702,698	7,702,698	577,448	577,448
USD	FIXED	0.750%	0.000%	1973	2023	50,000,000	50,000,000	3,750,000	3,750,000
USD	FIXED	0.750%	0.000%	1973	2023	14,896,026	14,896,026	1,113,526	1,113,526
USD	FIXED	0.750%	0.000%	1973	2023	9,992,038	9,992,038	899,283	899,283
USD	FIXED	0.750%	0.000%	1974	2023	5,000,000	5,000,000	450,000	450,000
USD	FIXED	0.750%	0.000%	1974	2024	21,118,111	21,118,111	2,223,011	2,223,011
USD	FIXED	0.750%	0.000%	1974	2024	30,000,000	30,000,000	3,150,000	3,150,000
USD	FIXED	0.750%	0.000%	1978	2026	40,000,000	40,000,000	5,400,000	5,400,000
USD	FIXED	0.750%	0.000%	1978	2026	28,673,287	28,673,287	3,870,891	3,870,891
USD	FIXED	0.750%	0.000%	1978	2026	49,000,000	49,000,000	6,615,000	6,615,000
USD	FIXED	0.750%	0.000%	1979	2026	9,546,069	9,546,069	1,288,719	1,288,719
USD	FIXED	0.750%	0.000%	1979	2025	67,000,000	67,000,000	8,040,000	8,040,000
USD	FIXED	0.750%	0.000%	1979	2029	5,500,000	5,500,000	1,579,373	1,579,373
USD	FIXED	0.750%	0.000%	1979	2026	11,147,916	11,147,916	1,504,359	1,504,359
USD	FIXED	0.750%	0.000%	1980	2026	26,163,597	26,163,597	3,532,077	3,532,077
USD	FIXED	0.750%	0.000%	1980	2026	36,526,867	36,526,867	4,931,118	4,931,118
USD	FIXED	0.750%	0.000%	1980	2028	35,058,627	35,058,627	4,732,911	4,732,911
USD	FIXED	0.750%	0.000%	1980	2026	30,000,000	30,000,000	4,050,000	4,050,000
USD	FIXED	1.370%	0.000%	2018	2036	39,885,000	39,885,000	12,255,000	12,255,000
USD	FIXED	4.220%	0.000%	2007	2027	600,000,000	600,000,000	357,180,000	357,180,000
USD	FIXED	4.250%	0.000%	2008	2027	200,000,000	200,000,000	119,060,000	119,060,000
USD	FIXED	4.410%	0.000%	2008	2033	600,000,000	600,000,000	500,340,000	500,340,000
USD	FIXED	4.450%	0.000%	2008	2030	51,965,240	51,965,240	48,093,829	48,093,829
USD	FIXED	4.580%	0.000%	2005	2025	400,000,000	400,000,000	181,720,000	181,720,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	4.690%	0.000%	2008	2033	950,000,000	950,000,000	818,235,000	818,235,000
USD	FIXED	4.730%	0.000%	2006	2026	530,000,000	530,000,000	279,416,000	279,416,000
USD	FIXED	4.920%	0.250%	2002	2021	193,047,094	193,047,094	16,577,436	16,577,436
USD	FIXED	4.930%	0.250%	2001	2021	208,900,000	208,900,000	10,080,000	10,080,000
USD	FIXED	4.930%	0.250%	2001	2021	12,476,344	12,476,344	449,834	449,834
USD	FIXED	4.930%	0.250%	2005	2023	44,595,403	44,595,403	10,554,696	10,554,696
USD	FIXED	4.980%	0.250%	2002	2022	29,496,021	29,496,021	4,668,701	4,668,701
USD	FIXED	4.980%	0.250%	2002	2022	2,041,270	2,041,270	312,700	312,700
USD	FIXED	4.980%	0.250%	2003	2023	12,742,290	12,742,290	2,346,429	2,346,429
USD	FIXED	5.030%	0.250%	2004	2024	187,774,783	187,774,783	49,104,941	49,104,941
USD	FIXED	5.040%	0.250%	2003	2023	132,048,021	132,048,021	25,154,548	25,154,548
USD	FIXED	5.040%	0.250%	2004	2024	8,871,240	8,871,240	2,250,233	2,250,233
USD	FIXED	5.050%	0.250%	2001	2021	10,293,125	10,293,125	501,425	501,425
USD	FIXED	5.150%	0.250%	2005	2025	80,000,000	80,000,000	27,576,468	27,576,468
USD	FIXED	5.200%	0.000%	2007	2026	174,107,152	174,107,152	82,658,690	82,658,690
USD	FIXED	5.220%	0.000%	2004	2024	300,000,000	300,000,000	90,480,000	90,480,000
USD	FIXED	5.280%	0.250%	2005	2025	67,300,000	67,300,000	23,371,764	23,371,764
USD	FIXED	5.280%	0.250%	2005	2025	68,139,965	68,139,965	24,391,066	24,391,066
USD	FIXED	5.280%	0.250%	2005	2025	36,374,144	36,374,144	13,243,885	13,243,885
USD	FIXED	5.480%	0.250%	2006	2026	61,765,082	61,765,082	27,507,560	27,507,560
USD	LIBOR 6 MONTHS	0.330%	0.000%	2007	2027	18,060,078	18,060,078	10,236,708	10,236,708
USD	LIBOR 6 MONTHS	0.502%	0.000%	2009	2024	300,000,000	300,000,000	140,518,455	140,518,455
USD	LIBOR 6 MONTHS	0.502%	0.150%	2009	2021	83,134,598	83,134,598	72,180,408	72,180,408
USD	LIBOR 6 MONTHS	0.528%	0.150%	2010	2034	99,481,861	99,481,861	84,929,485	84,929,485
USD	LIBOR 6 MONTHS	0.535%	0.150%	2010	2035	39,126,660	39,126,660	34,673,319	34,673,319
USD	LIBOR 6 MONTHS	0.535%	0.150%	2010	2035	33,673,448	33,673,448	29,488,906	29,488,906
USD	LIBOR 6 MONTHS	0.602%	0.150%	2011	2021	95,554,170	95,554,170	86,817,452	86,817,452
USD	LIBOR 6 MONTHS	0.602%	0.150%	2012	2021	159,964,339	159,964,339	147,688,485	147,688,485
USD	LIBOR 6 MONTHS	0.628%	0.000%	2011	2025	200,000,000	200,000,000	111,920,218	111,920,218
USD	LIBOR 6 MONTHS	0.728%	0.000%	2011	2021	200,000,000	200,000,000	128,465,566	128,465,566
USD	LIBOR 6 MONTHS	0.780%	0.250%	2007	2026	25,729,880	25,729,880	13,582,827	13,582,827
USD	LIBOR 6 MONTHS	0.802%	0.000%	2014	2021	400,000,000	400,000,000	300,000,000	300,000,000
USD	LIBOR 6 MONTHS	0.802%	0.150%	2013	2033	17,344,813	17,344,813	15,794,541	15,794,541
USD	LIBOR 6 MONTHS	0.802%	0.150%	2015	2021	400,000,000	400,000,000	333,333,333	333,333,333
USD	LIBOR 6 MONTHS	0.810%	0.000%	2009	2034	66,954,247	66,954,247	60,873,623	60,873,623
USD	LIBOR 6 MONTHS	0.810%	0.000%	2010	2034	18,718,505	18,718,505	17,469,981	17,469,981
USD	LIBOR 6 MONTHS	0.810%	0.000%	2010	2034	182,064,708	182,064,708	170,181,314	170,181,314
USD	LIBOR 6 MONTHS	0.828%	0.150%	2014	2032	72,320,206	72,320,206	69,020,234	69,020,234
USD	LIBOR 6 MONTHS	0.835%	0.150%	2014	2031	80,000,000	80,000,000	11,679,017	11,679,017
USD	LIBOR 6 MONTHS	0.835%	0.150%	2016	2033	108,700,000	108,700,000	35,337,538	35,337,538

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	0.840%	0.000%	2009	2034	1,000,000,000	1,000,000,000	909,900,000	909,900,000
USD	LIBOR 6 MONTHS	0.840%	0.000%	2013	2029	95,419,264	95,419,264	91,154,023	91,154,023
USD	LIBOR 6 MONTHS	0.840%	0.000%	2014	2030	500,000,000	500,000,000	500,000,000	500,000,000
USD	LIBOR 6 MONTHS	0.870%	0.250%	2020	2032	750,000,000	750,000,000	750,000,000	750,000,000
USD	LIBOR 6 MONTHS	0.875%	0.150%	2009	2025	17,232,130	17,232,130	14,866,521	14,866,521
USD	LIBOR 6 MONTHS	0.875%	0.750%	2007	2022	200,000,000	200,000,000	51,360,000	51,360,000
USD	LIBOR 6 MONTHS	0.880%	0.000%	2013	2034	137,600,000	137,600,000	105,364,546	105,364,546
USD	LIBOR 6 MONTHS	0.880%	0.250%	2020	2033	250,000,000	250,000,000	212,500,000	212,500,000
USD	LIBOR 6 MONTHS	0.880%	0.250%	2020	2033	250,000,000	250,000,000	212,500,000	212,500,000
USD	LIBOR 6 MONTHS	0.880%	0.250%	2020	2034	400,000,000	400,000,000	198,000,000	198,000,000
USD	LIBOR 6 MONTHS	0.902%	0.000%	2006	2021	400,000,000	400,000,000	53,840,000	53,840,000
USD	LIBOR 6 MONTHS	0.902%	0.750%	2002	2021	7,674,317	7,674,317	862,517	862,517
USD	LIBOR 6 MONTHS	0.902%	0.750%	2006	2030	143,052,258	143,052,258	101,010,508	101,010,508
USD	LIBOR 6 MONTHS	0.910%	0.250%	2018	2031	200,000,000	200,000,000	35,960,948	35,960,948
USD	LIBOR 6 MONTHS	0.910%	0.250%	2020	2034	300,000,000	300,000,000	300,000,000	300,000,000
USD	LIBOR 6 MONTHS	0.910%	0.500%	2012	2023	2,000,000,000	2,000,000,000	1,000,000,000	1,000,000,000
USD	LIBOR 6 MONTHS	0.915%	0.150%	2013	2025	11,727,166	11,727,166	10,993,063	10,993,063
USD	LIBOR 6 MONTHS	0.920%	0.150%	2016	2025	500,000,000	500,000,000	437,500,000	437,500,000
USD	LIBOR 6 MONTHS	0.920%	0.150%	2019	2039	297,750,000	297,750,000	19,914,315	19,914,315
USD	LIBOR 6 MONTHS	0.935%	0.750%	2005	2030	17,547,670	17,547,670	12,669,103	12,669,103
USD	LIBOR 6 MONTHS	0.940%	0.000%	2013	2033	700,000,000	700,000,000	700,000,000	700,000,000
USD	LIBOR 6 MONTHS	0.940%	0.250%	2018	2031	150,000,000	150,000,000	49,297,500	49,297,500
USD	LIBOR 6 MONTHS	0.940%	0.250%	2018	2032	400,000,000	400,000,000	132,400,000	132,400,000
USD	LIBOR 6 MONTHS	0.940%	0.250%	2018	2031	100,000,000	100,000,000	12,500,000	12,500,000
USD	LIBOR 6 MONTHS	0.940%	0.250%	2018	2031	300,000,000	300,000,000	16,773,024	16,773,024
USD	LIBOR 6 MONTHS	0.958%	0.750%	2002	2021	17,173,858	17,173,858	1,974,794	1,974,794
USD	LIBOR 6 MONTHS	0.958%	0.750%	2002	2022	33,707,581	33,707,581	5,542,402	5,542,402
USD	LIBOR 6 MONTHS	0.958%	0.750%	2002	2022	8,131,098	8,131,098	1,735,058	1,735,058
USD	LIBOR 6 MONTHS	0.975%	0.150%	2010	2025	200,000,000	200,000,000	111,920,218	111,920,218
USD	LIBOR 6 MONTHS	0.980%	0.000%	2011	2035	44,000,000	44,000,000	35,005,846	35,005,846
USD	LIBOR 6 MONTHS	0.980%	0.000%	2011	2035	250,000,000	250,000,000	217,157,531	217,157,531
USD	LIBOR 6 MONTHS	0.980%	0.000%	2012	2034	4,114,072	4,114,072	4,114,072	4,114,072
USD	LIBOR 6 MONTHS	0.987%	0.750%	2002	2022	13,302,586	13,302,586	2,173,386	2,173,386
USD	LIBOR 6 MONTHS	1.010%	0.000%	2011	2035	8,455,448	8,455,448	8,271,965	8,271,965
USD	LIBOR 6 MONTHS	1.010%	0.000%	2012	2036	91,089,216	91,089,216	91,060,012	91,060,012
USD	LIBOR 6 MONTHS	1.010%	0.000%	2012	2036	77,093,168	77,093,168	77,093,168	77,093,168
USD	LIBOR 6 MONTHS	1.010%	0.000%	2012	2037	500,000,000	500,000,000	500,000,000	500,000,000
USD	LIBOR 6 MONTHS	1.010%	0.000%	2014	2030	500,000,000	500,000,000	500,000,000	500,000,000
USD	LIBOR 6 MONTHS	1.015%	0.150%	2017	2034	500,000,000	500,000,000	153,896,116	153,896,116
USD	LIBOR 6 MONTHS	1.015%	0.150%	2019	2037	90,000,000	90,000,000	1,500,000	1,500,000

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	1.020%	0.000%	2002	2021	22,078,417	22,078,417	2,453,744	2,453,744
USD	LIBOR 6 MONTHS	1.020%	0.750%	2002	2022	25,421,969	25,421,969	4,136,365	4,136,365
USD	LIBOR 6 MONTHS	1.020%	0.750%	2002	2022	53,130,639	53,130,639	11,148,554	11,148,554
USD	LIBOR 6 MONTHS	1.030%	0.250%	2017	2026	100,000,000	100,000,000	38,346,480	38,346,480
USD	LIBOR 6 MONTHS	1.030%	0.250%	2017	2027	100,000,000	100,000,000	33,014,031	33,014,031
USD	LIBOR 6 MONTHS	1.040%	0.000%	2011	2035	525,373,016	525,373,016	513,972,421	513,972,421
USD	LIBOR 6 MONTHS	1.040%	0.250%	2018	2034	250,000,000	250,000,000	10,988,873	10,988,873
USD	LIBOR 6 MONTHS	1.060%	0.000%	2009	2033	47,365,385	47,365,385	41,815,068	41,815,068
USD	LIBOR 6 MONTHS	1.075%	0.150%	2012	2025	300,000,000	300,000,000	162,500,000	162,500,000
USD	LIBOR 6 MONTHS	1.075%	0.150%	2013	2033	48,757,919	48,757,919	41,578,100	41,578,100
USD	LIBOR 6 MONTHS	1.075%	0.150%	2013	2025	400,000,000	400,000,000	266,666,667	266,666,667
USD	LIBOR 6 MONTHS	1.080%	0.250%	2004	2024	29,978,871	29,978,871	8,655,932	8,655,932
USD	LIBOR 6 MONTHS	1.090%	0.000%	2009	2033	20,487,156	20,487,156	18,149,571	18,149,571
USD	LIBOR 6 MONTHS	1.090%	0.000%	2010	2033	99,880,000	99,880,000	88,483,692	88,483,692
USD	LIBOR 6 MONTHS	1.110%	0.000%	2014	2033	47,380,000	47,380,000	34,708,147	34,708,147
USD	LIBOR 6 MONTHS	1.115%	0.638%	2004	2028	46,372,874	46,372,874	30,177,585	30,177,585
USD	LIBOR 6 MONTHS	1.115%	0.750%	2004	2028	51,938,068	51,938,068	33,449,502	33,449,502
USD	LIBOR 6 MONTHS	1.115%	0.750%	2005	2025	53,986,553	53,986,553	27,338,795	27,338,795
USD	LIBOR 6 MONTHS	1.130%	0.250%	2019	2032	250,000,000	250,000,000	8,300,000	8,300,000
USD	LIBOR 6 MONTHS	1.130%	0.250%	2020	2032	300,000,000	300,000,000	5,170,000	5,170,000
USD	LIBOR 6 MONTHS	1.130%	0.250%	2020	2032	150,000,000	150,000,000	3,650,000	3,650,000
USD	LIBOR 6 MONTHS	1.140%	0.000%	2008	2030	41,190,000	41,190,000	38,121,345	38,121,345
USD	LIBOR 6 MONTHS	1.160%	0.250%	2020	2032	100,000,000	100,000,000	833,095	833,095
USD	LIBOR 6 MONTHS	1.170%	0.250%	2016	2036	300,000,000	300,000,000	273,150,000	273,150,000
USD	LIBOR 6 MONTHS	1.175%	0.150%	2018	2037	200,000,000	200,000,000	5,661,360	5,661,360
USD	LIBOR 6 MONTHS	1.180%	0.250%	2017	2031	450,000,000	450,000,000	217,338,795	217,338,795
USD	LIBOR 6 MONTHS	1.190%	0.250%	2019	2032	49,600,000	49,600,000	2,562,500	2,562,500
USD	LIBOR 6 MONTHS	1.210%	0.000%	2013	2037	634,074,990	634,074,990	634,058,256	634,058,256
USD	LIBOR 6 MONTHS	1.238%	0.150%	2015	2025	400,000,000	400,000,000	333,333,333	333,333,333
USD	LIBOR 6 MONTHS	1.238%	0.150%	2019	2025	500,000,000	500,000,000	500,000,000	500,000,000
USD	LIBOR 6 MONTHS	1.275%	0.750%	2002	2022	74,678,723	74,678,723	15,803,867	15,803,867
USD	LIBOR 6 MONTHS	1.275%	0.750%	2002	2023	61,588,530	61,588,530	18,542,229	18,542,229
USD	LIBOR 6 MONTHS	1.275%	0.750%	2002	2024	176,882,876	176,882,876	68,132,902	68,132,902
USD	LIBOR 6 MONTHS	1.292%	0.000%	2009	2024	200,000,000	200,000,000	93,678,970	93,678,970
USD	LIBOR 6 MONTHS	1.292%	0.150%	2008	2023	200,000,000	200,000,000	73,567,996	73,567,996
USD	LIBOR 6 MONTHS	1.305%	0.000%	2016	2031	148,200,000	148,200,000	29,922,136	29,922,136
USD	LIBOR 6 MONTHS	1.310%	0.250%	2015	2035	500,000,000	500,000,000	500,000,000	500,000,000
USD	LIBOR 6 MONTHS	1.310%	0.250%	2016	2037	400,000,000	400,000,000	400,000,000	400,000,000
USD	LIBOR 6 MONTHS	1.340%	0.250%	2016	2032	216,500,000	216,500,000	122,200,000	122,200,000
USD	LIBOR 6 MONTHS	1.340%	0.250%	2018	2034	250,000,000	250,000,000	10,988,873	10,988,873

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	1.370%	0.000%	2011	2035	150,000,000	150,000,000	114,020,718	114,020,718
USD	LIBOR 6 MONTHS	1.370%	0.000%	2019	2037	55,300,000	55,300,000	4,000,000	4,000,000
USD	LIBOR 6 MONTHS	1.380%	0.250%	2017	2032	125,000,000	125,000,000	38,876,747	38,876,747
USD	LIBOR 6 MONTHS	1.405%	0.750%	2002	2022	74,850,787	74,850,787	16,122,623	16,122,623
USD	LIBOR 6 MONTHS	1.410%	0.250%	2004	2024	54,410,916	54,410,916	16,157,575	16,157,575
USD	LIBOR 6 MONTHS	1.410%	0.250%	2005	2025	39,549,612	39,549,612	13,358,210	13,358,210
USD	LIBOR 6 MONTHS	1.410%	0.250%	2005	2025	14,500,000	14,500,000	5,140,000	5,140,000
USD	LIBOR 6 MONTHS	1.480%	0.250%	2017	2037	300,000,000	300,000,000	300,000,000	300,000,000
USD	LIBOR 6 MONTHS	1.540%	0.250%	2016	2032	216,500,000	216,500,000	136,750,000	136,750,000
USD	LIBOR 6 MONTHS	1.540%	0.250%	2018	2038	300,000,000	300,000,000	300,000,000	300,000,000
USD	LIBOR 6 MONTHS	1.580%	0.000%	2010	2034	929,654,925	929,654,925	845,753,433	845,753,433
USD	LIBOR 6 MONTHS	1.580%	0.000%	2010	2034	919,770,855	919,770,855	858,422,139	858,422,139
USD	LIBOR 6 MONTHS	1.590%	0.250%	2016	2036	400,000,000	400,000,000	400,000,000	400,000,000
USD	LIBOR 6 MONTHS	1.626%	0.150%	2012	2030	68,628,534	68,628,534	59,384,178	59,384,178
USD	LIBOR 6 MONTHS	1.626%	0.150%	2012	2025	300,000,000	300,000,000	175,000,000	175,000,000
USD	LIBOR 6 MONTHS	1.626%	0.150%	2012	2030	56,918,189	56,918,189	49,594,167	49,594,167
USD	LIBOR 6 MONTHS	1.680%	0.250%	2017	2032	125,000,000	125,000,000	38,876,747	38,876,747
USD	LIBOR 6 MONTHS	1.682%	0.150%	2015	2030	100,000,000	100,000,000	83,333,333	83,333,333
USD	LIBOR 6 MONTHS	1.692%	0.750%	2003	2027	254,448,314	254,448,314	156,416,131	156,416,131
USD	LIBOR 6 MONTHS	1.692%	0.750%	2007	2022	400,000,000	400,000,000	102,720,000	102,720,000
USD	LIBOR 6 MONTHS	1.715%	0.150%	2014	2031	40,000,000	40,000,000	3,443,626	3,443,626
USD	LIBOR 6 MONTHS	1.738%	0.150%	2017	2032	100,000,000	100,000,000	100,000,000	100,000,000
USD	LIBOR 6 MONTHS	1.740%	0.000%	2009	2034	5,000,000	5,000,000	4,655,000	4,655,000
USD	LIBOR 6 MONTHS	1.780%	0.000%	2010	2035	800,000,000	800,000,000	764,880,000	764,880,000
USD	LIBOR 6 MONTHS	1.780%	0.000%	2011	2035	110,618,216	110,618,216	105,762,077	105,762,077
USD	LIBOR 6 MONTHS	1.780%	0.000%	2011	2036	400,000,000	400,000,000	400,000,000	400,000,000
USD	LIBOR 6 MONTHS	1.780%	0.000%	2013	2037	74,763,379	74,763,379	67,578,464	67,578,464
USD	LIBOR 6 MONTHS	1.782%	0.000%	2013	2033	1,920,255	1,920,255	1,748,619	1,748,619
USD	LIBOR 6 MONTHS	1.800%	0.250%	2017	2030	200,000,000	200,000,000	185,400,000	185,400,000
USD	LIBOR 6 MONTHS	1.826%	0.750%	2002	2022	26,027,943	26,027,943	4,331,061	4,331,061
USD	LIBOR 6 MONTHS	1.826%	0.750%	2002	2022	57,367,383	57,367,383	12,250,868	12,250,868
USD	LIBOR 6 MONTHS	1.826%	0.750%	2002	2025	158,768,411	158,768,411	72,861,924	72,861,924
USD	LIBOR 6 MONTHS	1.840%	0.000%	2009	2033	275,000	275,000	236,858	236,858
USD	LIBOR 6 MONTHS	1.915%	0.150%	2017	2034	100,000,000	100,000,000	30,853,123	30,853,123
USD	LIBOR 6 MONTHS	1.920%	0.000%	2011	2035	129,044,476	129,044,476	126,244,211	126,244,211
USD	LIBOR 6 MONTHS	1.920%	0.000%	2012	2037	260,609,548	260,609,548	260,609,548	260,609,548
USD	LIBOR 6 MONTHS	2.213%	0.150%	2017	2025	400,000,000	400,000,000	400,000,000	400,000,000
USD	LIBOR 6 MONTHS	2.390%	0.250%	2017	2036	200,000,000	200,000,000	115,918,698	115,918,698
USD	LIBOR 6 MONTHS	2.680%	0.000%	2009	2033	411,022,100	411,022,100	354,013,335	354,013,335
USD	LIBOR 6 MONTHS	5.080%	0.300%	2004	2023	43,584,928	43,584,928	9,909,107	9,909,107

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	6.881%	0.250%	2020	2033	160,000,000	160,000,000	690,000	690,000
USD	NO INTEREST RATE	0.000%	0.000%	2008	2026	13,585,521	13,585,521	6,842,656	6,842,656
USD	NO INTEREST RATE	0.000%	0.000%	2008	2027	4,584,236	4,584,236	2,705,453	2,705,453
USD	NO INTEREST RATE	0.000%	0.000%	2009	2025	51,484,813	51,484,813	51,484,813	51,484,813
USD	NO INTEREST RATE	0.000%	0.000%	2011	2028	19,632,981	19,632,981	13,386,136	13,386,136
USD	NO INTEREST RATE	0.000%	0.000%	2011	2028	28,794,548	28,794,548	22,432,064	22,432,064
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	7,304,212	7,304,212	4,648,135	4,648,135
USD	NO INTEREST RATE	0.000%	0.000%	2011	2030	26,998,000	26,998,000	19,664,067	19,664,067
USD	NO INTEREST RATE	0.000%	0.000%	2011	2026	133,605,200	133,605,200	71,582,078	71,582,078
USD	NO INTEREST RATE	0.000%	0.000%	2011	2030	9,000,832	9,000,832	5,885,621	5,885,621
USD	NO INTEREST RATE	0.000%	0.000%	2011	2031	6,071,773	6,071,773	4,600,395	4,600,395
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	22,919,455	22,919,455	13,543,314	13,543,314
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	5,621,266	5,621,266	3,577,169	3,577,169
USD	NO INTEREST RATE	0.000%	0.000%	2011	2027	3,997,338	3,997,338	2,543,761	2,543,761
USD	NO INTEREST RATE	0.000%	0.000%	2011	2028	21,198,322	21,198,322	14,400,084	14,400,084
USD	NO INTEREST RATE	0.000%	0.000%	2011	2032	20,359,477	20,359,477	16,287,582	16,287,582
USD	NO INTEREST RATE	0.000%	0.000%	2012	2035	65,000,000	65,000,000	36,477,534	36,477,534
USD	NO INTEREST RATE	0.000%	0.000%	2013	2044	123,750,000	123,750,000	101,534,277	101,534,277
USD	NO INTEREST RATE	0.000%	0.000%	2013	2029	26,323,881	26,323,881	26,323,881	26,323,881
USD	NO INTEREST RATE	0.000%	0.000%	2013	2033	2,009,408	2,009,408	1,769,582	1,769,582
USD	NO INTEREST RATE	0.000%	0.000%	2013	2028	161,565,869	161,565,869	129,252,695	129,252,695
USD	NO INTEREST RATE	0.000%	0.000%	2013	2033	8,302,857	8,302,857	7,195,809	7,195,809
USD	NO INTEREST RATE	0.000%	0.000%	2014	2025	174,010,000	174,010,000	154,044,570	154,044,570
USD	NO INTEREST RATE	0.000%	0.000%	2014	2030	100,000,000	100,000,000	70,710,966	70,710,966
USD	NO INTEREST RATE	0.000%	0.000%	2016	2046	234,142,950	234,142,950	234,142,950	234,142,950
USD	NO INTEREST RATE	0.000%	0.000%	2016	2030	111,526,360	111,526,360	110,964,160	110,964,160
USD	NO INTEREST RATE	0.000%	0.000%	2017	2031	235,000,000	235,000,000	35,013,061	35,013,061
USD	NO INTEREST RATE	0.000%	0.000%	2017	2032	15,000,000	15,000,000	3,692,308	3,692,308
USD	NO INTEREST RATE	0.000%	0.000%	2020	2050	4,502,000	4,502,000	4,502,000	4,502,000
BILATERAL
AUD	FIXED	0.500%	0.000%	2020	2035	1,500,000,000	1,145,474,654	1,500,000,000	1,145,474,654
AUD	NO INTEREST RATE	0.000%	0.000%	2007	2047	290,024,929	221,477,470	269,723,184	205,974,047
CAD	NO INTEREST RATE	0.000%	0.000%	1971	2021	4,000,000	3,124,878	50,000	39,061
CAD	NO INTEREST RATE	0.000%	0.000%	1972	2021	1,306,665	1,020,792	14,790	11,555
CAD	NO INTEREST RATE	0.000%	0.000%	1972	2022	6,000,000	4,687,317	225,000	175,774
CAD	NO INTEREST RATE	0.000%	0.000%	1973	2023	7,023,677	5,487,033	434,886	339,742
CAD	NO INTEREST RATE	0.000%	0.000%	1973	2023	27,007,702	21,098,941	1,662,702	1,298,935
CAD	NO INTEREST RATE	0.000%	0.000%	1973	2023	22,191,471	17,336,408	1,664,389	1,300,253
CAD	NO INTEREST RATE	0.000%	0.000%	1973	2024	11,114,464	8,682,835	1,096,831	856,866
CAD	NO INTEREST RATE	0.000%	0.000%	1975	2024	12,417,888	9,701,096	1,239,888	968,625

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
CAD	NO INTEREST RATE	0.000%	0.000%	1975	2024	1,930,011	1,507,762	154,591	120,770

CAD	NO INTEREST RATE	0.000%	0.000%	1976	2024	9,399,999	7,343,462	837,000	653,881
CAD	NO INTEREST RATE	0.000%	0.000%	1976	2026	9,951,252	7,774,111	1,367,481	1,068,303
CAD	NO INTEREST RATE	0.000%	0.000%	1977	2027	3,797,864	2,966,965	662,864	517,842
CAD	NO INTEREST RATE	0.000%	0.000%	1978	2027	18,482,976	14,439,260	3,203,058	2,502,291
CAD	NO INTEREST RATE	0.000%	0.000%	1978	2027	19,479,946	15,218,113	3,229,946	2,523,297
CAD	NO INTEREST RATE	0.000%	0.000%	1979	2029	12,847,054	10,036,368	2,890,587	2,258,183
CAD	NO INTEREST RATE	0.000%	0.000%	1981	2030	21,059,866	16,452,376	5,264,967	4,113,094
CAD	NO INTEREST RATE	0.000%	0.000%	1982	2030	31,544,124	24,642,883	7,886,031	6,160,721
CAD	NO INTEREST RATE	0.000%	0.000%	1982	2024	1,480,844	1,156,864	149,594	116,866
CAD	NO INTEREST RATE	0.000%	0.000%	1983	2033	14,999,732	11,718,082	4,652,557	3,634,668
CAD	NO INTEREST RATE	0.000%	0.000%	1984	2034	855,778	668,551	288,826	225,636
CAD	NO INTEREST RATE	0.000%	0.000%	1984	2035	49,977,499	39,043,393	17,977,499	14,044,372
CAD	NO INTEREST RATE	0.000%	0.000%	2000	2021	14,342,222	11,204,422	551,622	430,938
CAD	NO INTEREST RATE	0.000%	0.000%	2002	2023	10,880,982	8,500,434	2,720,245	2,125,108
CHF	NO INTEREST RATE	0.000%	0.000%	2002	2023	5,666,667	6,420,790	1,416,667	1,605,198
CNY	FIXED	2.500%	0.350%	2008	2025	1,550,083,480	237,539,166	697,537,566	106,892,625
DKK	NO INTEREST RATE	0.000%	0.000%	2000	2021	19,733,332	3,259,071	758,975	125,349
DKK	NO INTEREST RATE	0.000%	0.000%	2002	2023	19,733,332	3,259,071	4,933,333	814,768
EUR	EURIBOR 6 MTH	0.013%	0.250%	2019	2031	500,000,000	614,325,062	500,000,000	614,325,062
EUR	EURIBOR 6 MTH	0.063%	0.250%	2018	2029	300,000,000	368,595,037	300,000,000	368,595,037
EUR	EURIBOR 6 MTH	0.100%	0.000%	2002	2021	452,471,235	555,928,839	29,591,619	36,357,746
EUR	EURIBOR 6 MTH	0.113%	0.250%	2018	2029	200,000,000	245,730,025	200,000,000	245,730,025
EUR	EURIBOR 6 MTH	0.113%	0.250%	2018	2029	200,000,000	245,730,025	200,000,000	245,730,025
EUR	EURIBOR 6 MTH	0.500%	0.000%	2002	2021	44,306,220	54,436,842	2,897,626	3,560,169
EUR	FIXED	0.002%	0.000%	2018	2048	6,374,584	7,832,133	6,374,584	7,832,133
EUR	FIXED	0.150%	0.000%	2007	2037	13,594,264	16,702,594	13,594,264	16,702,594
EUR	FIXED	0.150%	0.000%	2008	2038	18,752,916	23,040,773	18,752,916	23,040,773
EUR	FIXED	0.150%	0.000%	2008	2039	6,888,832	8,463,964	6,888,832	8,463,964
EUR	FIXED	0.150%	0.000%	2010	2040	3,695,046	4,539,919	3,695,046	4,539,919
EUR	FIXED	0.150%	0.000%	2011	2046	7,349,159	9,029,545	7,349,159	9,029,545
EUR	FIXED	0.150%	0.000%	2013	2051	12,430,001	15,272,122	12,430,001	15,272,122
EUR	FIXED	0.150%	0.000%	2016	2054	6,979,739	8,575,658	6,979,739	8,575,658
EUR	FIXED	0.200%	0.000%	2003	2038	10,840,484	13,319,162	7,743,203	9,513,688
EUR	FIXED	0.220%	0.000%	2014	2037	47,677,098	58,578,472	47,677,098	58,578,472
EUR	FIXED	0.250%	0.000%	1997	2035	15,683,500	19,269,534	8,122,101	9,979,221
EUR	FIXED	0.250%	0.000%	1997	2034	12,337,977	15,159,057	6,651,760	8,172,686
EUR	FIXED	0.330%	0.500%	2019	2031	20,779,100	25,530,244	4,891,996	6,010,552
EUR	FIXED	0.400%	0.400%	2014	2034	11,523,700	14,158,595	11,523,700	14,158,595
EUR	FIXED	0.400%	0.400%	2015	2034	7,730,000	9,497,465	7,730,000	9,497,465

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	0.400%	0.400%	2019	2023	20,250,000	24,880,165	15,187,500	18,660,124
EUR	FIXED	0.400%	0.400%	2019	2032	114,750,000	140,987,602	35,462,205	43,570,643
EUR	FIXED	0.500%	0.000%	1993	2038	63,683,736	78,245,030	31,878,920	39,168,039
EUR	FIXED	0.500%	0.000%	1993	2036	13,102,993	16,098,994	6,414,362	7,881,007
EUR	FIXED	0.500%	0.000%	1993	2045	47,838,742	58,777,077	26,413,670	32,453,159
EUR	FIXED	0.630%	0.000%	1998	2031	2,285,816	2,808,468	1,163,597	1,429,654
EUR	FIXED	0.750%	0.000%	1989	2029	20,451,675	25,127,953	6,037,335	7,417,772
EUR	FIXED	0.750%	0.000%	1991	2031	79,311,597	97,446,203	30,847,773	37,901,120
EUR	FIXED	0.750%	0.000%	1991	2033	58,747,437	72,180,046	24,143,203	29,663,549
EUR	FIXED	0.750%	0.000%	1993	2033	10,839,388	13,317,815	4,702,863	5,778,173
EUR	FIXED	0.750%	0.000%	1995	2035	11,654,155	14,318,879	5,832,180	7,165,709
EUR	FIXED	0.750%	0.000%	2004	2023	39,000,000	47,917,355	32,844,000	40,353,785
EUR	FIXED	0.750%	0.240%	1998	2038	12,271,005	15,076,772	7,362,603	9,046,063
EUR	FIXED	0.750%	0.250%	1995	2035	8,513,009	10,459,510	4,118,010	5,059,593
EUR	FIXED	0.750%	0.250%	1995	2035	14,902,735	18,310,247	7,462,735	9,169,090
EUR	FIXED	0.750%	0.250%	1998	2038	10,946,906	13,449,917	6,529,344	8,022,279
EUR	FIXED	0.750%	0.250%	1999	2039	76,609,992	94,126,876	46,468,344	57,093,336
EUR	FIXED	0.750%	0.250%	1999	2039	11,759,713	14,448,573	7,326,301	9,001,461
EUR	FIXED	0.750%	0.250%	2000	2040	8,087,557	9,936,778	5,265,557	6,469,528
EUR	FIXED	0.750%	0.250%	2000	2040	14,622,948	17,966,487	9,511,563	11,686,383
EUR	FIXED	0.750%	0.250%	2001	2035	2,652,707	3,259,249	1,592,707	1,956,880
EUR	FIXED	0.750%	0.250%	2001	2041	19,186,859	23,573,936	12,896,149	15,844,856
EUR	FIXED	0.750%	0.250%	2001	2041	20,221,795	24,845,511	14,154,890	17,391,407
EUR	FIXED	0.750%	0.250%	2003	2043	10,500,383	12,901,297	7,810,702	9,596,620
EUR	FIXED	0.750%	0.250%	2004	2044	9,000,000	11,057,851	6,942,000	8,529,289
EUR	FIXED	0.750%	0.250%	2005	2021	42,095,489	51,720,628	21,694,312	26,654,719
EUR	FIXED	0.750%	0.250%	2006	2045	6,000,000	7,371,901	5,000,000	6,143,251
EUR	FIXED	0.750%	0.250%	2006	2046	8,821,144	10,838,100	7,645,144	9,393,207
EUR	FIXED	0.750%	0.250%	2011	2051	19,000,000	23,344,352	18,817,731	23,120,407
EUR	FIXED	0.990%	0.000%	2020	2030	100,000,000	122,865,012	100,000,000	122,865,012
EUR	FIXED	1.000%	0.000%	2008	2028	36,800,000	45,214,325	27,234,212	33,461,318
EUR	FIXED	1.000%	0.000%	2011	2034	30,299,373	37,227,328	25,270,824	31,049,001
EUR	FIXED	1.230%	0.000%	2020	2030	100,000,000	122,865,012	100,000,000	122,865,012
EUR	FIXED	1.250%	0.000%	2017	2028	200,000,000	245,730,025	188,236,000	231,276,185
EUR	FIXED	1.300%	0.250%	2017	2028	200,000,000	245,730,025	188,236,000	231,276,185
EUR	FIXED	1.410%	0.500%	2017	2032	150,000,000	184,297,519	150,000,000	184,297,519
EUR	FIXED	1.500%	0.000%	1983	2022	3,723,010	4,574,277	60,554	74,400
EUR	FIXED	1.500%	0.000%	1983	2024	17,419,325	21,402,256	628,148	771,774
EUR	FIXED	1.500%	0.000%	1983	2025	11,820,946	14,523,806	57,678	70,866
EUR	FIXED	1.500%	0.000%	1984	2023	27,187,576	33,404,019	530,227	651,464

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	1.500%	0.000%	1984	2023	9,390,859	11,538,081	358,626	440,625
EUR	FIXED	1.500%	0.000%	1985	2027	25,816,798	31,719,812	961,309	1,181,112
EUR	FIXED	1.500%	0.000%	1987	2025	34,256,162	42,088,837	4,403,828	5,410,764
EUR	FIXED	1.500%	0.000%	1988	2024	7,351,926	9,032,944	960,841	1,180,538
EUR	FIXED	1.500%	0.000%	1988	2027	6,342,039	7,792,147	916,110	1,125,578
EUR	FIXED	1.620%	0.000%	2018	2028	150,000,000	184,297,519	150,000,000	184,297,519
EUR	FIXED	1.620%	0.000%	2018	2028	150,000,000	184,297,519	150,000,000	184,297,519
EUR	FIXED	1.900%	0.000%	2017	2032	100,000,000	122,865,012	100,000,000	122,865,012
EUR	FIXED	1.950%	0.000%	2002	2023	106,768,936	131,181,667	5,079,433	6,240,846
EUR	FIXED	2.000%	0.000%	1982	2030	4,729,450	5,810,839	245,420	301,535
EUR	FIXED	2.000%	0.000%	1982	2023	10,189,498	12,519,328	423,057	519,789
EUR	FIXED	2.000%	0.000%	1984	2034	27,251,857	33,482,998	887,603	1,090,553
EUR	FIXED	2.000%	0.000%	1984	2024	2,556,459	3,140,994	887,603	1,090,553
EUR	FIXED	2.000%	0.000%	1988	2026	5,158,481	6,337,968	867,820	1,066,248
EUR	FIXED	2.000%	0.000%	1989	2027	28,503,046	35,020,271	4,373,250	5,373,195
EUR	FIXED	2.000%	0.000%	1989	2027	33,043,770	40,599,232	7,217,966	8,868,355
EUR	FIXED	2.000%	0.000%	1989	2029	33,122,379	40,695,816	8,955,777	11,003,517
EUR	FIXED	2.000%	0.000%	1990	2029	37,767,403	46,402,924	10,570,044	12,986,885
EUR	FIXED	2.000%	0.000%	1991	2031	17,383,924	21,358,760	1,601,366	1,967,519
EUR	FIXED	2.000%	0.000%	1991	2024	19,223,588	23,619,064	3,156,797	3,878,599
EUR	FIXED	2.000%	0.000%	1991	2026	8,402,989	10,324,334	2,059,010	2,529,803
EUR	FIXED	2.000%	0.000%	1992	2022	20,093,771	24,688,214	6,397,284	7,860,024
EUR	FIXED	2.000%	0.000%	1992	2032	9,816,804	12,061,418	3,573,930	4,391,110
EUR	FIXED	2.000%	0.000%	1993	2023	23,519,427	28,897,146	2,939,928	3,612,143
EUR	FIXED	2.000%	0.000%	1993	2023	11,043,905	13,569,095	1,616,705	1,986,365
EUR	FIXED	2.000%	0.000%	1993	2033	60,383,571	74,190,282	10,155,791	12,477,914
EUR	FIXED	2.000%	0.250%	1994	2024	9,246,474	11,360,681	3,101,172	3,810,256
EUR	FIXED	2.000%	0.250%	1995	2035	10,276,967	12,626,797	3,186,371	3,914,935
EUR	FIXED	2.000%	0.250%	1995	2025	21,609,069	26,549,985	10,599,069	13,022,547
EUR	FIXED	2.000%	0.250%	2001	2031	9,428,222	11,583,986	4,831,708	5,936,479
EUR	FIXED	2.000%	0.400%	2014	2029	16,299,910	20,026,887	10,901,000	13,393,514
EUR	FIXED	2.060%	0.000%	2000	2021	65,882,618	80,946,686	2,533,947	3,113,334
EUR	FIXED	2.060%	0.000%	2015	2033	140,000,000	172,011,017	140,000,000	172,011,017
EUR	FIXED	2.080%	0.000%	2016	2034	100,000,000	122,865,012	100,000,000	122,865,012
EUR	FIXED	2.200%	0.000%	1995	2028	40,998,276	50,372,537	18,571,572	22,817,965
EUR	FIXED	2.200%	0.000%	1996	2030	45,463,607	55,858,866	18,744,680	23,030,653
EUR	FIXED	2.200%	0.000%	1999	2028	15,882,219	19,513,690	5,134,595	6,308,621
EUR	FIXED	2.270%	0.600%	2013	2022	189,512,796	232,844,920	71,067,298	87,316,845
EUR	FIXED	2.300%	0.250%	2013	2028	75,000,000	92,148,759	34,617,195	42,532,421
EUR	FIXED	2.350%	0.000%	2002	2025	9,365,347	11,506,735	2,250,722	2,765,350

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	2.350%	0.000%	2004	2028	2,456,933	3,018,711	928,736	1,141,092
EUR	FIXED	2.500%	0.000%	2000	2021	94,876,731	116,570,307	3,649,074	4,483,435
EUR	FIXED	2.500%	0.000%	2002	2023	89,122,861	109,500,814	22,280,710	27,375,197
EUR	FIXED	2.550%	0.250%	2017	2032	30,000,000	36,859,504	7,649,243	9,398,243
EUR	FIXED	2.950%	0.000%	2002	2023	127,398,151	156,527,755	31,849,539	39,131,939
EUR	FIXED	3.000%	0.000%	1980	2022	18,104,111	22,243,618	9,403	11,553
EUR	FIXED	3.000%	0.000%	1981	2022	19,780,036	24,302,743	55,483	68,169
EUR	FIXED	3.000%	0.000%	1982	2021	22,834,194	28,055,235	70,177	86,222
EUR	FIXED	3.040%	0.000%	2000	2021	78,434,008	96,367,953	3,016,693	3,706,460
EUR	FIXED	3.090%	0.000%	2013	2031	74,700,000	91,780,164	58,692,857	72,112,986
EUR	FIXED	3.500%	0.000%	1992	2025	137,433	168,857	1,958	2,406
EUR	FIXED	3.500%	0.000%	1992	2022	13,526,460	16,619,287	84,155	103,397
EUR	FIXED	3.500%	0.000%	1992	2025	9,320,870	11,452,088	29,224	35,906
EUR	FIXED	3.500%	0.000%	1992	2021	3,534,454	4,342,608	49,836	61,231
EUR	FIXED	3.500%	0.000%	1992	2025	7,317,553	8,990,712	24,901	30,594
EUR	FIXED	3.500%	0.000%	1993	2021	7,283,798	8,949,239	66,669	81,913
EUR	FIXED	3.500%	0.000%	1993	2021	4,044,244	4,968,961	129,247	158,800
EUR	FIXED	3.500%	0.000%	1993	2021	786,192	965,955	15,044	18,483
EUR	FIXED	3.500%	0.000%	1993	2021	10,853,433	13,335,072	150,145	184,476
EUR	FIXED	3.500%	0.000%	1995	2025	2,119,490	2,604,111	235,499	289,346
EUR	FIXED	3.500%	0.000%	1996	2021	15,966,579	19,617,339	443,516	544,926
EUR	FIXED	3.500%	0.000%	1996	2021	52,160,219	64,086,660	2,897,790	3,560,370
EUR	FIXED	3.500%	0.000%	1997	2024	26,162,220	32,144,215	5,087,098	6,250,264
EUR	FIXED	3.500%	0.000%	1997	2024	10,896,067	13,387,453	2,421,348	2,974,990
EUR	FIXED	3.500%	0.000%	1997	2026	29,601,112	36,369,410	9,867,037	12,123,137
EUR	FIXED	3.500%	0.000%	1997	2024	39,703,257	48,781,412	8,822,946	10,840,314
EUR	FIXED	3.500%	0.000%	1998	2026	20,481,742	25,164,895	6,827,247	8,388,298
EUR	FIXED	3.500%	0.000%	1998	2024	4,338,569	5,330,583	964,126	1,184,574
EUR	FIXED	3.500%	0.000%	1998	2027	11,118,944	13,661,291	4,324,034	5,312,724
EUR	FIXED	3.500%	0.000%	1998	2026	15,647,789	19,225,658	4,781,269	5,874,506
EUR	FIXED	3.500%	0.000%	1998	2029	24,898,896	30,592,031	11,757,812	14,446,237
EUR	FIXED	3.500%	0.000%	1998	2026	34,193,032	42,011,273	11,397,677	14,003,758
EUR	FIXED	3.500%	0.000%	1998	2023	32,681,718	40,154,397	5,446,953	6,692,400
EUR	FIXED	3.500%	0.000%	1999	2027	68,632,225	84,324,991	24,783,859	30,450,691
EUR	FIXED	3.500%	0.000%	1999	2024	28,814,783	35,403,287	5,602,874	6,883,972
EUR	FIXED	3.500%	0.000%	1999	2024	28,509,806	35,028,576	5,543,573	6,811,112
EUR	FIXED	3.500%	0.000%	1999	2024	28,649,483	35,200,191	5,570,733	6,844,481
EUR	FIXED	3.500%	0.000%	1999	2024	22,262,341	27,352,628	4,947,187	6,078,362
EUR	FIXED	3.500%	0.000%	1999	2026	21,667,405	26,621,660	7,222,469	8,873,887
EUR	FIXED	3.500%	0.000%	1999	2024	22,435,697	27,565,622	4,362,497	5,359,982

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	3.500%	0.000%	2000	2021	545,474	670,197	20,980	25,777
EUR	FIXED	3.500%	0.000%	2002	2023	487,625	599,121	121,906	149,780
EUR	FIXED	3.600%	0.000%	1991	2021	9,213,867	11,320,619	137,695	169,179
EUR	FIXED	4.660%	0.250%	2009	2024	30,887,392	37,949,798	22,491,392	27,634,052
EUR	FIXED	5.460%	0.250%	2002	2025	7,500,000	9,214,876	5,500,000	6,757,576
EUR	FIXED	5.890%	0.250%	2002	2024	37,349,000	45,888,853	26,333,000	32,354,044
EUR	FIXED	5.900%	0.000%	2002	2021	144,084,287	177,029,178	9,423,117	11,577,714
EUR	LIBOR 6 MONTHS	0.100%	0.000%	2002	2021	25,642,468	31,505,622	1,677,017	2,060,468
EUR	NO INTEREST RATE	0.000%	0.000%	1989	2025	9,419,954	11,573,828	1,570,648	1,929,777
EUR	NO INTEREST RATE	0.000%	0.000%	1991	2021	11,527,049	14,162,710	576,359	708,144
EUR	NO INTEREST RATE	0.000%	0.000%	1991	2021	14,668,834	18,022,865	892,160	1,096,153
EUR	NO INTEREST RATE	0.000%	0.000%	1993	2023	6,197,338	7,614,360	929,601	1,142,154
EUR	NO INTEREST RATE	0.000%	0.000%	1994	2024	4,957,713	6,091,295	994,140	1,221,451
EUR	NO INTEREST RATE	0.000%	0.000%	1996	2033	1,801,799	2,213,780	1,171,169	1,438,957
EUR	NO INTEREST RATE	0.000%	0.000%	2000	2021	11,235,774	13,804,835	432,146	530,956
EUR	NO INTEREST RATE	0.000%	0.000%	2002	2023	13,287,969	16,326,264	3,321,992	4,081,566
EUR	NO INTEREST RATE	0.000%	0.000%	2011	2023	18,768,936	23,060,456	9,871,389	12,128,483
EUR	NO INTEREST RATE	0.000%	0.000%	2019	2048	12,400,000	15,235,262	3,100,000	3,808,815
EUR	NO INTEREST RATE	0.000%	0.150%	2008	2023	6,102,500	7,497,837	2,034,167	2,499,279
EUR	NO INTEREST RATE	0.000%	0.250%	2012	2027	8,000,000	9,829,201	5,600,000	6,880,441
EUR	NO INTEREST RATE	0.000%	0.250%	2012	2027	8,000,000	9,829,201	5,600,000	6,880,441
EUR	NO INTEREST RATE	0.000%	0.250%	2020	2032	250,000,000	307,162,531	250,000,000	307,162,531
EUR	NO INTEREST RATE	0.000%	0.250%	2020	2032	300,000,000	368,595,037	300,000,000	368,595,037
EUR	NO INTEREST RATE	0.000%	0.400%	2018	2043	12,500,000	15,358,127	12,500,000	15,358,127
EUR	NO INTEREST RATE	0.000%	0.400%	2018	2043	12,000,000	14,743,801	9,980,500	12,262,543
EUR	NO INTEREST RATE	0.000%	0.400%	2020	2046	8,000,000	9,829,201	1,200,000	1,474,380
GBP	FIXED	3.343%	0.000%	1997	2022	18,955,088	25,648,135	2,106,121	2,849,793
GBP	LIBOR 6 MONTHS	0.938%	0.000%	2002	2021	214,661,737	290,458,864	14,038,878	18,996,010
JPY	COMMERCIAL INTEREST REFERENCE RATE	2.200%	0.200%	2012	2025	1,412,670,247	13,668,138	477,695,635	4,621,892
JPY	FIXED	0.010%	0.000%	2014	2054	7,079,000,000	68,492,098	5,985,264,846	57,909,782
JPY	FIXED	0.010%	0.000%	2020	2060	27,970,000,000	270,620,706	279,980,838	2,708,924
JPY	FIXED	0.010%	0.000%	2020	2035	50,000,000,000	483,769,585	50,000,000,000	483,769,585
JPY	FIXED	0.010%	0.100%	2008	2038	646,301,237	6,253,218	551,705,000	5,337,962
JPY	FIXED	0.010%	0.100%	2009	2039	1,572,911,089	15,218,531	1,312,390,000	12,697,887
JPY	FIXED	0.010%	0.100%	2013	2053	1,727,000,000	16,709,401	714,139,872	6,909,583
JPY	FIXED	0.010%	0.100%	2015	2055	657,000,000	6,356,732	238,697,945	2,309,496
JPY	FIXED	0.100%	0.000%	2015	2055	75,218,000,000	727,763,613	64,489,089,473	623,957,201
JPY	FIXED	0.100%	0.000%	2017	2042	8,309,000,000	80,392,830	2,840,397,564	27,481,959
JPY	FIXED	0.100%	0.000%	2017	2057	118,906,000,000	1,150,462,126	55,754,512,993	539,446,753
JPY	FIXED	0.100%	0.000%	2018	2058	70,021,000,000	677,480,603	19,847,342,772	192,030,816

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	0.150%	0.100%	2008	2023	30,768,000,000	297,692,452	8,790,852,000	85,054,937
JPY	FIXED	0.150%	0.100%	2010	2025	27,195,000,000	263,122,277	11,655,000,000	112,766,690
JPY	FIXED	0.150%	0.150%	2009	2024	28,083,000,000	271,714,025	10,698,280,000	103,510,050
JPY	FIXED	0.200%	0.100%	2009	2049	48,131,267,599	465,688,867	44,974,710,000	435,147,936
JPY	FIXED	0.300%	0.000%	2014	2054	7,075,000,000	68,453,396	5,611,812,746	54,296,486
JPY	FIXED	0.300%	0.100%	2011	2051	26,966,000,000	260,906,613	11,789,629,131	114,069,280
JPY	FIXED	0.300%	0.100%	2013	2053	5,104,000,000	49,383,199	3,663,148,274	35,442,394
JPY	FIXED	0.400%	0.000%	2005	2045	20,791,885,495	201,169,636	15,965,866,000	154,476,007
JPY	FIXED	0.400%	0.000%	2006	2046	23,125,703,144	223,750,236	19,235,517,000	186,111,162
JPY	FIXED	0.400%	0.000%	2006	2046	1,550,354,185	15,000,284	1,321,580,000	12,786,804
JPY	FIXED	0.400%	0.000%	2007	2047	6,210,886,208	60,092,757	5,393,969,000	52,188,763
JPY	FIXED	0.400%	0.000%	2020	2035	31,800,000,000	307,677,456	31,800,000,000	307,677,456
JPY	FIXED	0.509%	0.000%	1998	2028	15,171,500,000	146,790,205	2,952,502,500	28,566,618
JPY	FIXED	0.650%	0.100%	2008	2048	5,846,601,826	56,568,163	5,271,420,000	51,003,053
JPY	FIXED	0.700%	0.100%	2007	2022	23,182,000,000	224,294,931	4,415,616,000	42,722,814
JPY	FIXED	0.700%	0.100%	2008	2023	22,080,000,000	213,632,649	5,257,140,000	50,864,889
JPY	FIXED	0.700%	0.100%	2009	2024	18,586,000,000	179,826,830	6,195,322,000	59,942,167
JPY	FIXED	0.700%	0.100%	2010	2025	8,997,000,000	87,049,499	3,855,852,000	37,306,878
JPY	FIXED	0.750%	0.000%	2001	2041	5,705,511,965	55,203,063	3,928,344,000	38,008,267
JPY	FIXED	0.750%	0.000%	2004	2044	5,075,725,392	49,109,631	4,154,988,000	40,201,136
JPY	FIXED	0.750%	0.000%	2005	2045	16,746,082,991	162,024,912	13,451,627,000	130,149,760
JPY	FIXED	0.750%	0.000%	2006	2046	35,682,654,742	345,243,662	15,703,941,437	151,941,785
JPY	FIXED	0.750%	0.000%	2007	2047	34,635,294,974	335,110,046	29,760,333,045	287,942,879
JPY	FIXED	0.800%	0.000%	2013	2028	19,848,000,000	192,037,175	15,122,272,000	146,313,905
JPY	FIXED	0.800%	0.100%	2010	2025	8,391,000,000	81,186,212	3,995,710,000	38,660,059
JPY	FIXED	0.800%	0.100%	2011	2026	8,291,000,000	80,218,673	4,342,899,000	42,019,249
JPY	FIXED	0.800%	0.100%	2013	2028	15,490,000,000	149,871,818	11,064,285,000	107,051,291
JPY	FIXED	0.950%	0.000%	2001	2041	21,556,651,657	208,569,049	15,019,872,000	145,323,145
JPY	FIXED	0.950%	0.000%	2003	2043	48,538,362,136	469,627,666	35,800,155,000	346,380,523
JPY	FIXED	1.000%	0.000%	1998	2028	48,500,000,000	469,256,498	18,926,816,000	183,124,359
JPY	FIXED	1.000%	0.000%	1998	2028	98,524,758,827	953,265,634	38,448,672,000	372,005,962
JPY	FIXED	1.000%	0.000%	1999	2029	80,480,000,000	778,675,524	33,369,742,000	322,865,325
JPY	FIXED	1.000%	0.000%	2000	2030	35,964,000,000	347,965,787	16,666,230,000	161,252,303
JPY	FIXED	1.300%	0.000%	2004	2034	85,056,202,305	822,952,074	55,841,805,000	540,291,337
JPY	FIXED	1.300%	0.000%	2005	2035	10,794,000,000	104,436,178	7,634,772,000	73,869,410
JPY	FIXED	1.300%	0.000%	2005	2035	48,284,503,547	467,171,485	34,046,000,000	329,408,386
JPY	FIXED	1.300%	0.000%	2005	2045	2,606,700,483	25,220,848	1,883,802,000	18,226,522
JPY	FIXED	1.400%	0.000%	2014	2039	14,508,358,849	140,374,055	12,242,873,032	118,454,592
JPY	FIXED	1.400%	0.100%	2008	2038	35,031,815,051	338,946,533	29,884,820,000	289,147,340
JPY	FIXED	1.400%	0.100%	2009	2039	16,635,418,875	160,954,194	15,012,232,000	145,249,225

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
JPY	FIXED	1.400%	0.100%	2013	2038	3,311,000,000	32,035,222	2,605,157,023	25,205,915
JPY	FIXED	1.500%	0.000%	2006	2036	11,729,000,000	113,482,669	8,868,263,000	85,803,918
JPY	FIXED	1.500%	0.000%	2006	2036	15,671,499,292	151,627,894	11,837,226,000	114,529,798
JPY	FIXED	1.500%	0.000%	2007	2037	23,554,000,000	227,894,176	18,958,038,000	183,426,444
JPY	FIXED	1.500%	0.000%	2007	2037	35,894,767,767	347,295,938	28,695,315,000	277,638,413
JPY	FIXED	1.500%	0.000%	2007	2047	7,753,418,781	75,017,364	6,270,296,000	60,667,570
JPY	FIXED	1.800%	0.000%	2001	2041	44,731,538,438	432,795,156	24,840,350,000	240,340,116
JPY	FIXED	1.800%	0.000%	2002	2023	208,605,798,990	2,018,342,817	52,151,445,000	504,585,658
JPY	FIXED	1.800%	0.000%	2002	2042	39,326,310,126	380,497,455	24,126,172,000	233,430,164
JPY	FIXED	1.800%	0.000%	2003	2033	70,677,133,186	683,828,948	44,819,606,000	433,647,244
JPY	FIXED	1.800%	0.000%	2004	2034	14,542,600,396	140,705,355	9,576,819,000	92,659,475
JPY	FIXED	2.100%	0.000%	1998	2028	411,741,033	3,983,756	150,630,000	1,457,404
JPY	FIXED	2.200%	0.000%	1998	2028	20,000,000,000	193,507,834	7,317,060,000	70,795,422
JPY	FIXED	2.200%	0.000%	2000	2021	145,473,600,380	1,407,514,066	5,595,138,000	54,135,152
JPY	FIXED	2.300%	0.000%	1995	2025	40,260,976,732	389,540,720	9,349,970,000	90,464,622
JPY	FIXED	2.300%	0.000%	1998	2028	1,330,560,363	12,873,693	486,750,000	4,709,497
JPY	FIXED	2.500%	0.000%	1992	2022	15,891,138,604	153,752,991	1,550,352,000	15,000,263
JPY	FIXED	2.500%	0.000%	1995	2025	96,229,371,639	931,056,864	23,324,200,000	225,670,771
JPY	FIXED	2.500%	0.000%	1996	2026	11,580,095,331	112,041,958	3,359,292,000	32,502,466
JPY	FIXED	2.500%	0.000%	1998	2028	13,890,902,869	134,399,926	5,069,730,000	49,051,624
JPY	FIXED	2.600%	0.000%	1991	2021	142,738,694,202	1,381,052,778	6,964,062,000	67,380,028
JPY	FIXED	2.600%	0.000%	1992	2022	123,797,681,659	1,197,791,062	12,076,340,000	116,843,320
JPY	FIXED	2.600%	0.000%	1992	2022	580,619,754	5,617,724	56,644,000	548,053
JPY	FIXED	2.600%	0.000%	1992	2022	861,346,897	8,333,869	84,028,000	813,004
JPY	FIXED	2.600%	0.000%	1993	2023	10,893,524,544	105,399,117	1,325,030,000	12,820,184
JPY	FIXED	2.600%	0.000%	1993	2023	148,639,903,352	1,438,149,288	21,620,580,000	209,187,580
JPY	FIXED	2.600%	0.000%	1994	2024	140,896,857,218	1,363,232,284	27,448,224,000	265,572,319
JPY	FIXED	2.700%	0.000%	1996	2026	130,354,620,329	1,261,232,012	37,139,112,000	359,335,456
JPY	FIXED	2.700%	0.000%	1998	2028	132,731,650,675	1,284,230,712	46,650,675,000	451,363,554
JPY	FIXED	2.860%	0.200%	2011	2022	3,286,537,998	31,798,542	724,953,998	7,014,214
JPY	FIXED	3.000%	0.000%	1998	2028	6,068,600,000	58,716,082	1,099,147,500	10,634,683
JPY	FIXED	3.000%	0.000%	2000	2021	7,252,245,722	70,168,318	278,932,527	2,698,781
JPY	FIXED	3.000%	0.000%	2002	2023	6,352,091,212	61,458,971	1,588,022,800	15,364,743
JPY	LIBOR 6 MONTHS	0.010%	0.100%	2009	2024	9,361,000,000	90,571,342	2,995,520,000	28,982,829
JPY	LIBOR 6 MONTHS	0.106%	0.000%	2017	2047	71,943,000,000	696,076,705	5,297,627,289	51,256,619
KRW	FIXED	0.150%	0.000%	2011	2051	109,426,000,000	100,620,717	84,430,175,670	77,636,255
KRW	FIXED	0.150%	0.000%	2014	2054	40,720,146,500	37,443,481	40,720,146,500	37,443,481
KRW	FIXED	0.150%	0.000%	2014	2054	57,397,000,000	52,778,383	42,799,400,890	39,355,422
KRW	FIXED	0.200%	0.000%	2011	2041	39,845,706,280	36,639,405	39,845,706,280	36,639,405
KRW	FIXED	1.500%	0.000%	2007	2037	33,227,128,630	30,553,411	28,243,018,000	25,970,361

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
KRW	FIXED	1.500%	0.000%	2007	2037	23,717,066,770	21,808,604	20,159,484,000	18,537,292
KRW	FIXED	1.500%	0.000%	2009	2039	32,354,707,860	29,751,192	29,928,079,000	27,519,829
KRW	FIXED	2.000%	0.000%	2000	2030	32,899,947,110	30,252,557	16,449,960,000	15,126,266
KRW	FIXED	2.000%	0.000%	2005	2035	19,312,358,510	17,758,333	14,484,240,000	13,318,723
KRW	FIXED	2.500%	0.000%	1998	2027	27,366,962,730	25,164,800	9,578,436,000	8,807,679
KRW	FIXED	2.500%	0.000%	2000	2030	44,912,981,250	41,298,927	22,456,480,000	20,649,454
KRW	FIXED	3.000%	0.000%	2001	2025	13,203,435,770	12,140,983	3,667,620,000	3,372,494
KRW	FIXED	3.500%	0.000%	2000	2021	2,893,852,000	2,660,990	111,301,000	102,345
KRW	FIXED	3.500%	0.000%	2002	2023	4,214,155,990	3,875,052	1,053,530,000	968,755
SAR	FIXED	2.000%	0.000%	2010	2035	107,294,934	28,591,419	71,949,000	19,172,610
SAR	FIXED	2.000%	0.000%	2014	2038	131,250,000	34,974,845	93,767,675	24,986,742
SAR	FIXED	4.000%	0.000%	2002	2023	13,912,920	3,707,445	8,067,872	2,149,886
USD	FIXED	0.150%	0.000%	2011	2051	40,000,000	40,000,000	864,483	864,483
USD	FIXED	0.300%	0.000%	1995	2026	7,138,645	7,138,645	1,915,246	1,915,246
USD	FIXED	0.700%	0.000%	2003	2034	9,189,325	9,189,325	6,051,507	6,051,507
USD	FIXED	0.700%	0.000%	2004	2034	9,996,353	9,996,353	6,826,778	6,826,778
USD	FIXED	1.000%	0.000%	1999	2029	40,476,113	40,476,113	14,010,962	14,010,962
USD	FIXED	1.000%	0.000%	2002	2033	18,995,245	18,995,245	8,943,711	8,943,711
USD	FIXED	1.250%	0.000%	1991	2021	21,429,287	21,429,287	1,045,331	1,045,331
USD	FIXED	1.250%	0.000%	1994	2025	100,000,000	100,000,000	21,951,219	21,951,219
USD	FIXED	1.250%	0.000%	1995	2025	10,803,941	10,803,941	2,371,597	2,371,597
USD	FIXED	1.250%	0.000%	1996	2027	8,000,000	8,000,000	2,536,585	2,536,585
USD	FIXED	1.500%	0.000%	2000	2021	10,633,418	10,633,418	408,978	408,978
USD	FIXED	2.230%	0.500%	2014	2022	61,370,000	61,370,000	18,411,000	18,411,000
USD	FIXED	2.350%	0.500%	2014	2021	28,899,917	28,899,917	5,779,983	5,779,983
USD	FIXED	2.410%	0.000%	2008	2023	200,000,000	200,000,000	50,000,000	50,000,000
USD	FIXED	2.430%	0.000%	2010	2025	31,621,675	31,621,675	14,229,754	14,229,754
USD	FIXED	2.500%	0.000%	2000	2021	16,032,752	16,032,752	616,645	616,645
USD	FIXED	2.500%	0.000%	2002	2023	23,006,346	23,006,346	5,751,586	5,751,586
USD	FIXED	2.850%	0.250%	2016	2027	220,000,000	220,000,000	181,177,000	181,177,000
USD	FIXED	3.000%	0.000%	1979	2021	7,436,059	7,436,059	365,580	365,580
USD	FIXED	3.000%	0.000%	1979	2025	5,078,561	5,078,561	448,944	448,944
USD	FIXED	3.000%	0.000%	1980	2021	3,447,843	3,447,843	85,384	85,384
USD	FIXED	3.000%	0.000%	1980	2021	12,666,628	12,666,628	622,731	622,731
USD	FIXED	3.000%	0.000%	1980	2023	1,484,683	1,484,683	179,571	179,571
USD	FIXED	3.000%	0.000%	1980	2021	3,055,583	3,055,583	75,671	75,671
USD	FIXED	3.000%	0.000%	1980	2021	5,000,000	5,000,000	247,922	247,922
USD	FIXED	3.000%	0.000%	1980	2021	8,204,265	8,204,265	403,348	403,348
USD	FIXED	3.000%	0.000%	1980	2023	2,202,201	2,202,201	315,366	315,366
USD	FIXED	3.000%	0.000%	1980	2024	6,544,887	6,544,887	1,085,489	1,085,489

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.000%	0.000%	1981	2022	11,549,008	11,549,008	1,118,914	1,118,914
USD	FIXED	3.000%	0.000%	1981	2028	286,568	286,568	96,114	96,114
USD	FIXED	3.000%	0.000%	1981	2021	5,891,944	5,891,944	289,660	289,660
USD	FIXED	3.000%	0.000%	1981	2022	3,944,535	3,944,535	382,162	382,162
USD	FIXED	3.000%	0.000%	1981	2024	531,110	531,110	99,937	99,937
USD	FIXED	3.000%	0.000%	1981	2025	25,960	25,960	5,456	5,456
USD	FIXED	3.000%	0.000%	1982	2023	10,032,171	10,032,171	1,436,654	1,436,654
USD	FIXED	3.000%	0.000%	1982	2026	1,175,983	1,175,983	322,421	322,421
USD	FIXED	3.000%	0.000%	1982	2023	1,992,781	1,992,781	239,566	239,566
USD	FIXED	3.000%	0.000%	1982	2023	2,562,416	2,562,416	308,046	308,046
USD	FIXED	3.000%	0.000%	1982	2027	1,477,874	1,477,874	465,960	465,960
USD	FIXED	3.000%	0.000%	1982	2023	432,142	432,142	55,452	55,452
USD	FIXED	3.000%	0.000%	1982	2023	638,194	638,194	91,393	91,393
USD	FIXED	3.000%	0.000%	1982	2024	961,572	961,572	159,480	159,480
USD	FIXED	3.000%	0.000%	1982	2023	1,499,827	1,499,827	214,782	214,782
USD	FIXED	3.000%	0.000%	1982	2024	2,777,890	2,777,890	522,706	522,706
USD	FIXED	3.000%	0.000%	1982	2024	843,708	843,708	158,757	158,757
USD	FIXED	3.000%	0.000%	1982	2025	1,500,000	1,500,000	347,714	347,714
USD	FIXED	3.000%	0.000%	1983	2025	3,494,360	3,494,360	810,025	810,025
USD	FIXED	3.000%	0.000%	1983	2026	194,518	194,518	53,331	53,331
USD	FIXED	3.000%	0.000%	1983	2023	2,813,521	2,813,521	349,005	349,005
USD	FIXED	3.000%	0.000%	1983	2024	3,236,314	3,236,314	536,752	536,752
USD	FIXED	3.000%	0.000%	1983	2024	5,150,000	5,150,000	969,057	969,057
USD	FIXED	3.000%	0.000%	1983	2024	9,891,530	9,891,530	1,861,254	1,861,254
USD	FIXED	3.000%	0.000%	1983	2024	2,944,145	2,944,145	553,990	553,990
USD	FIXED	3.000%	0.000%	1983	2024	2,454,752	2,454,752	407,128	407,128
USD	FIXED	3.000%	0.000%	1983	2024	4,000,000	4,000,000	663,412	663,412
USD	FIXED	3.000%	0.000%	1983	2025	3,888,753	3,888,753	817,223	817,223
USD	FIXED	3.000%	0.000%	1983	2024	1,308,345	1,308,345	246,187	246,187
USD	FIXED	3.000%	0.000%	1983	2024	6,300,771	6,300,771	1,185,594	1,185,594
USD	FIXED	3.000%	0.000%	1983	2026	2,254,775	2,254,775	618,195	618,195
USD	FIXED	3.000%	0.000%	1984	2026	2,100,000	2,100,000	531,611	531,611
USD	FIXED	3.000%	0.000%	1984	2028	1,170,000	1,170,000	392,413	392,413
USD	FIXED	3.000%	0.000%	1984	2025	4,244,083	4,244,083	891,895	891,895
USD	FIXED	3.000%	0.000%	1984	2025	14,211,987	14,211,987	3,294,469	3,294,469
USD	FIXED	3.000%	0.000%	1984	2025	4,371,309	4,371,309	918,632	918,632
USD	FIXED	3.000%	0.000%	1984	2025	3,936,113	3,936,113	827,175	827,175
USD	FIXED	3.000%	0.000%	1984	2025	190,000	190,000	39,929	39,929
USD	FIXED	3.000%	0.000%	1984	2025	5,382,648	5,382,648	1,247,748	1,247,748
USD	FIXED	3.000%	0.000%	1984	2026	70,000	70,000	19,192	19,192

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.000%	0.000%	1984	2026	1,200,000	1,200,000	329,006	329,006
USD	FIXED	3.000%	0.000%	1984	2027	1,000,000	1,000,000	315,291	315,291
USD	FIXED	3.000%	0.000%	1984	2027	1,832,922	1,832,922	540,500	540,500
USD	FIXED	3.000%	0.000%	1985	2028	1,959,000	1,959,000	695,845	695,845
USD	FIXED	3.000%	0.000%	1985	2029	41,000	41,000	15,363	15,363
USD	FIXED	3.000%	0.000%	1985	2026	4,171,492	4,171,492	1,056,005	1,056,005
USD	FIXED	3.000%	0.000%	1985	2026	236,726	236,726	59,927	59,927
USD	FIXED	3.000%	0.000%	1985	2027	4,075,000	4,075,000	1,201,653	1,201,653
USD	FIXED	3.000%	0.000%	1985	2027	2,368,361	2,368,361	746,723	746,723
USD	FIXED	3.000%	0.000%	1985	2027	31,812	31,812	10,030	10,030
USD	FIXED	3.000%	0.000%	1985	2026	3,364,174	3,364,174	922,360	922,360
USD	FIXED	3.000%	0.000%	1986	2030	1,717,012	1,717,012	740,979	740,979
USD	FIXED	3.000%	0.000%	1986	2027	3,322,901	3,322,901	979,871	979,871
USD	FIXED	3.000%	0.000%	1986	2026	1,751,928	1,751,928	480,329	480,329
USD	FIXED	3.000%	0.000%	1986	2028	2,125,851	2,125,851	713,002	713,002
USD	FIXED	3.000%	0.000%	1986	2028	696,000	696,000	247,222	247,222
USD	FIXED	3.000%	0.000%	1986	2026	980,434	980,434	268,807	268,807
USD	FIXED	3.000%	0.000%	1986	2027	196,750	196,750	62,034	62,034
USD	FIXED	3.000%	0.000%	1986	2030	530,451	530,451	219,017	219,017
USD	FIXED	3.000%	0.000%	1986	2028	100,000	100,000	33,540	33,540
USD	FIXED	3.000%	0.000%	1987	2027	1,775,032	1,775,032	523,430	523,430
USD	FIXED	3.000%	0.000%	1987	2029	602,843	602,843	225,897	225,897
USD	FIXED	3.000%	0.000%	1987	2028	7,967,454	7,967,454	2,830,072	2,830,072
USD	FIXED	3.000%	0.000%	1987	2028	1,229,291	1,229,291	410,269	410,269
USD	FIXED	3.000%	0.000%	1987	2028	51,760	51,760	18,386	18,386
USD	FIXED	3.000%	0.000%	1987	2029	585,449	585,449	219,379	219,379
USD	FIXED	3.000%	0.000%	1987	2030	1,772,056	1,772,056	764,733	764,733
USD	FIXED	3.000%	0.000%	1987	2031	1,215,947	1,215,947	547,101	547,101
USD	FIXED	3.000%	0.000%	1988	2021	320,000	320,000	16,060	16,060
USD	FIXED	3.000%	0.000%	1988	2021	4,770,219	4,770,219	183,470	183,470
USD	FIXED	3.000%	0.000%	1998	2028	23,144,880	23,144,880	7,121,502	7,121,502
USD	FIXED	3.000%	0.000%	2000	2021	61,130,862	61,130,862	2,351,187	2,351,187
USD	FIXED	3.000%	0.000%	2002	2023	77,614,218	77,614,218	19,403,555	19,403,555
USD	FIXED	3.000%	0.000%	2007	2022	215,591,695	215,591,695	47,909,266	47,909,266
USD	FIXED	3.000%	0.000%	2011	2027	68,724,795	68,724,795	34,362,402	34,362,402
USD	FIXED	3.000%	0.000%	2012	2027	56,251,832	56,251,832	35,157,395	35,157,395
USD	FIXED	3.000%	0.000%	2012	2028	192,293,549	192,293,549	140,907,235	140,907,235
USD	FIXED	3.000%	0.000%	2018	2033	130,387,426	130,387,426	76,911,500	76,911,500
USD	FIXED	3.000%	0.200%	2012	2028	101,793,291	101,793,291	76,344,968	76,344,968
USD	FIXED	3.000%	0.200%	2013	2026	116,999,053	116,999,053	70,199,432	70,199,432

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	FIXED	3.000%	0.200%	2014	2030	240,983,647	240,983,647	218,785,247	218,785,247
USD	FIXED	3.000%	0.200%	2014	2030	316,153,519	316,153,519	300,345,843	300,345,843
USD	FIXED	3.000%	0.200%	2015	2031	252,177,991	252,177,991	243,603,674	243,603,674
USD	FIXED	3.000%	0.200%	2016	2032	297,498,543	297,498,543	258,481,342	258,481,342
USD	FIXED	3.000%	0.250%	2016	2032	175,056,018	175,056,018	167,762,017	167,762,017
USD	FIXED	3.170%	0.000%	2002	2023	103,597,572	103,597,572	25,899,393	25,899,393
USD	FIXED	3.310%	0.000%	2000	2021	103,930,586	103,930,586	3,997,330	3,997,330
USD	FIXED	3.400%	0.250%	2015	2026	45,000,000	45,000,000	29,117,647	29,117,647
USD	FIXED	3.400%	0.250%	2015	2026	200,000,000	200,000,000	141,180,000	141,180,000
USD	FIXED	3.470%	0.250%	2016	2028	220,000,000	220,000,000	194,118,000	194,118,000
USD	FIXED	3.500%	0.000%	1999	2024	29,997,556	29,997,556	5,675,214	5,675,214
USD	FIXED	3.500%	0.000%	1999	2024	36,862,932	36,862,932	6,974,069	6,974,069
USD	FIXED	3.500%	0.000%	1999	2024	16,367,091	16,367,091	3,538,831	3,538,831
USD	FIXED	3.500%	0.000%	2000	2025	25,801,357	25,801,357	6,973,340	6,973,340
USD	FIXED	3.500%	0.000%	2000	2025	18,000,000	18,000,000	4,864,865	4,864,865
USD	FIXED	3.500%	0.000%	2003	2028	10,199,208	10,199,208	4,410,468	4,410,468
USD	FIXED	3.710%	0.000%	2010	2025	300,000,000	300,000,000	135,000,000	135,000,000
USD	FIXED	3.770%	0.000%	2009	2024	300,000,000	300,000,000	105,000,000	105,000,000
USD	FIXED	3.850%	0.000%	2013	2028	38,758,055	38,758,055	29,068,541	29,068,541
USD	FIXED	3.900%	0.000%	2012	2032	29,999,128	29,999,128	22,999,331	22,999,331
USD	FIXED	3.900%	0.250%	2014	2025	200,000,000	200,000,000	117,650,000	117,650,000
USD	FIXED	4.875%	0.000%	2002	2021	26,254,967	26,254,967	1,717,075	1,717,075
USD	FIXED	5.300%	0.000%	2009	2024	42,500,000	42,500,000	14,875,000	14,875,000
USD	FIXED	5.300%	0.000%	2009	2024	47,685,000	47,685,000	19,074,000	19,074,000
USD	FIXED	5.300%	0.000%	2010	2025	47,600,000	47,600,000	21,420,000	21,420,000
USD	FIXED	5.300%	0.000%	2010	2025	2,550,000	2,550,000	1,147,500	1,147,500
USD	FIXED	5.300%	0.000%	2011	2026	45,900,000	45,900,000	25,245,000	25,245,000
USD	FIXED	5.300%	0.000%	2012	2027	96,900,000	96,900,000	67,830,000	67,830,000
USD	FIXED	6.650%	0.000%	1999	2029	25,000,000	25,000,000	15,244,759	15,244,759
USD	FIXED	7.210%	0.000%	1993	2023	20,000,000	20,000,000	4,284,934	4,284,934
USD	FIXED	7.310%	0.000%	1995	2025	25,000,000	25,000,000	9,894,040	9,894,040
USD	FIXED	7.440%	0.000%	1994	2026	15,000,000	15,000,000	6,931,034	6,931,034
USD	FIXED	7.440%	0.000%	1994	2026	10,000,000	10,000,000	4,620,689	4,620,689
USD	FIXED	7.800%	0.000%	1992	2022	25,000,000	25,000,000	4,527,536	4,527,536
USD	FIXED	8.380%	0.000%	1994	2024	25,000,000	25,000,000	8,677,767	8,677,767
USD	FIXED	8.900%	0.000%	1991	2021	25,000,000	25,000,000	625,000	625,000
USD	LIBOR 6 MONTHS	0.913%	0.000%	2002	2021	119,126,031	119,126,031	7,790,842	7,790,842
USD	LIBOR 6 MONTHS	0.996%	0.000%	2002	2021	5,744,421	5,744,421	375,685	375,685
USD	LIBOR 6 MONTHS	1.010%	0.000%	2002	2021	2,022,529	2,022,529	132,273	132,273
USD	LIBOR 6 MONTHS	1.063%	0.000%	2002	2021	40,958,829	40,958,829	2,678,707	2,678,707

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	5.000%	0.300%	2014	2028	9,481,270	9,481,270	7,110,953	7,110,953
USD	NO INTEREST RATE	0.000%	0.000%	2014	2025	5,539,092	5,539,092	640,160	640,160
USD	NO INTEREST RATE	0.000%	0.250%	2011	2022	15,863,434	15,863,434	3,172,687	3,172,687
USD	US TREASURY 6 MTH	1.625%	0.000%	2002	2021	272,565,892	272,565,892	17,825,809	17,825,809
COMMERCIAL CREDIT
CHF	LIBOR 6 MONTHS	0.850%	0.350%	2017	2025	101,946,786	115,513,912	95,949,916	108,718,975
CHF	LIBOR CHF 6 MONTHS	0.850%	0.250%	2019	2028	25,390,381	28,769,344	22,829,629	25,867,806
EUR	EURIBOR 6 MTH	0.750%	0.300%	2015	2022	9,732,500	11,957,837	3,435,000	4,220,413
EUR	EURIBOR 6 MTH	1.000%	0.500%	2017	2023	4,110,558	5,050,437	725,393	891,254
EUR	EURIBOR 6 MTH	1.150%	0.300%	2017	2024	19,346,850	23,770,510	10,786,211	13,252,479
EUR	EURIBOR 6 MTH	1.150%	0.500%	2017	2024	43,078,127	52,927,946	19,255,331	23,658,065
EUR	EURIBOR 6 MTH	1.250%	0.600%	2015	2024	17,311,440	21,269,703	12,118,008	14,888,792
EUR	EURIBOR 6 MTH	1.273%	0.500%	2011	2025	5,829,236	7,162,092	1,400,983	1,721,318
EUR	EURIBOR 6 MTH	1.600%	0.650%	2019	2028	243,908,151	299,677,780	43,042,615	52,884,314
EUR	EURIBOR 6 MTH	2.530%	0.800%	2016	2022	4,851,290	5,960,538	1,854,136	2,278,084
EUR	EURIBOR 6 MTH	2.876%	1.350%	2014	2021	13,623,394	16,738,384	3,801,371	4,670,555
EUR	EURIBOR 6 MTH	2.893%	0.550%	2015	2023	21,650,869	26,601,342	11,457,186	14,076,873
EUR	EURIBOR 6 MTH	2.900%	0.500%	2015	2023	6,433,650	7,904,705	5,808,460	7,136,565
EUR	EURIBOR 6 MTH	2.950%	0.000%	2016	2027	6,979,739	8,575,658	4,917,577	6,041,981
EUR	EURIBOR 6 MTH	3.183%	1.300%	2013	2021	12,139,311	14,914,965	1,517,414	1,864,371
EUR	EURIBOR 6 MTH	3.220%	0.000%	2013	2022	8,303,921	10,202,613	708,872	870,956
EUR	EURIBOR 6 MTH	3.402%	0.000%	2015	2021	16,198,195	19,901,914	5,399,398	6,633,971
EUR	FIXED	0.590%	0.000%	2017	2024	100,533,750	123,520,804	93,104,670	114,393,064
EUR	FIXED	0.990%	0.300%	2015	2023	91,036,314	111,851,778	68,277,236	83,888,834
EUR	FIXED	0.990%	0.400%	2016	2022	6,014,940	7,390,257	3,007,470	3,695,128
EUR	FIXED	1.280%	0.300%	2018	2027	35,214,565	43,266,380	12,428,670	15,270,487
EUR	FIXED	1.950%	0.500%	2014	2021	49,547,536	60,876,586	12,386,884	15,219,146
EUR	FIXED	2.700%	0.650%	2013	2021	57,979,743	71,236,818	7,247,468	8,904,602
EUR	FIXED	4.060%	0.750%	2010	2021	40,921,595	50,278,323	3,118,592	3,831,659
GBP	LIBOR 6 MONTHS	1.257%	0.000%	2002	2021	5,338,371	7,223,351	349,129	472,407
USD	FIXED	0.050%	0.000%	2016	2041	36,443,330	36,443,330	36,440,994	36,440,994
USD	FIXED	1.870%	0.500%	2015	2022	51,000,000	51,000,000	25,500,000	25,500,000
USD	FIXED	2.040%	0.200%	2016	2022	38,336,105	38,336,105	19,168,052	19,168,052
USD	FIXED	2.220%	0.500%	2016	2022	2,870,124	2,870,124	1,913,416	1,913,416
USD	FIXED	2.290%	0.500%	2017	2024	8,498,000	8,498,000	5,948,600	5,948,600
USD	FIXED	2.500%	0.500%	2016	2022	8,500,000	8,500,000	3,187,500	3,187,500
USD	FIXED	2.630%	0.500%	2012	2023	61,183,800	61,183,800	16,732,344	16,732,344
USD	LIBOR 3 MONTHS	2.124%	0.500%	2017	2031	130,474,830	130,474,830	122,956,799	122,956,799
USD	LIBOR 3 MONTHS	2.470%	0.250%	2013	2024	144,499,796	144,499,796	52,154,114	52,154,114
USD	LIBOR 6 MONTHS	0.882%	0.350%	2014	2024	119,000,000	119,000,000	79,333,332	79,333,332

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	1.111%	0.300%	2016	2022	27,212,750	27,212,750	14,585,321	14,585,321
USD	LIBOR 6 MONTHS	1.127%	0.350%	2017	2026	170,000,000	170,000,000	132,427,522	132,427,522
USD	LIBOR 6 MONTHS	1.146%	0.000%	2018	2024	42,313,477	42,313,477	42,313,477	42,313,477
USD	LIBOR 6 MONTHS	1.146%	0.000%	2018	2024	33,999,754	33,999,754	33,584,579	33,584,579
USD	LIBOR 6 MONTHS	1.246%	0.000%	2018	2025	59,498,368	59,498,368	34,124,913	34,124,913
USD	LIBOR 6 MONTHS	1.264%	0.000%	2018	2024	12,748,725	12,748,725	11,155,134	11,155,134
USD	LIBOR 6 MONTHS	1.316%	0.100%	2019	2024	12,747,960	12,747,960	12,747,960	12,747,960
USD	LIBOR 6 MONTHS	1.346%	0.000%	2018	2024	28,029,003	28,029,003	28,029,003	28,029,003
USD	LIBOR 6 MONTHS	1.350%	0.000%	2018	2024	22,082,702	22,082,702	21,882,571	21,882,571
USD	LIBOR 6 MONTHS	1.355%	0.000%	2018	2023	8,493,030	8,493,030	6,369,773	6,369,773
USD	LIBOR 6 MONTHS	1.366%	0.000%	2018	2024	8,498,433	8,498,433	8,006,088	8,006,088
USD	LIBOR 6 MONTHS	1.367%	0.000%	2019	2026	169,995,989	169,995,989	73,967,846	73,967,846
USD	LIBOR 6 MONTHS	1.383%	0.000%	2018	2024	12,725,945	12,725,945	11,135,202	11,135,202
USD	LIBOR 6 MONTHS	1.393%	0.000%	2018	2024	12,718,423	12,718,423	11,128,620	11,128,620
USD	LIBOR 6 MONTHS	1.398%	0.000%	2019	2025	34,849,150	34,849,150	24,599,400	24,599,400
USD	LIBOR 6 MONTHS	1.399%	0.000%	2018	2024	12,725,959	12,725,959	11,778,527	11,778,527
USD	LIBOR 6 MONTHS	1.403%	0.500%	2018	2024	18,700,000	18,700,000	16,362,500	16,362,500
USD	LIBOR 6 MONTHS	1.456%	0.000%	2019	2025	93,499,997	93,499,997	32,999,999	32,999,999
USD	LIBOR 6 MONTHS	1.456%	0.000%	2019	2026	156,398,376	156,398,376	66,100,303	66,100,303
USD	LIBOR 6 MONTHS	1.542%	0.500%	2017	2024	12,707,509	12,707,509	11,119,070	11,119,070
USD	LIBOR 6 MONTHS	1.672%	0.000%	2018	2024	16,999,111	16,999,111	14,874,222	14,874,222
USD	LIBOR 6 MONTHS	1.682%	0.500%	2016	2022	8,499,445	8,499,445	3,187,292	3,187,292
USD	LIBOR 6 MONTHS	1.708%	0.900%	2016	2022	21,245,920	21,245,920	10,622,960	10,622,960
USD	LIBOR 6 MONTHS	1.745%	0.900%	2017	2026	385,157	385,157	385,157	385,157
USD	LIBOR 6 MONTHS	1.746%	0.500%	2015	2021	8,499,685	8,499,685	2,124,921	2,124,921
USD	LIBOR 6 MONTHS	1.765%	0.900%	2016	2022	33,990,381	33,990,381	16,995,191	16,995,191
USD	LIBOR 6 MONTHS	1.825%	0.900%	2016	2022	16,978,750	16,978,750	6,367,031	6,367,031
USD	LIBOR 6 MONTHS	1.996%	0.000%	2017	2024	25,498,059	25,498,059	22,310,802	22,310,802
USD	LIBOR 6 MONTHS	2.003%	0.000%	2017	2024	321,300,000	321,300,000	321,300,000	321,300,000
USD	LIBOR 6 MONTHS	2.075%	0.600%	2016	2021	4,152,250	4,152,250	593,179	593,179
USD	LIBOR 6 MONTHS	2.198%	1.000%	2016	2022	2,549,999	2,549,999	1,078,918	1,078,918
USD	LIBOR 6 MONTHS	2.213%	0.125%	2008	2021	1,778,684	1,778,684	209,257	209,257
USD	LIBOR 6 MONTHS	2.245%	0.200%	2017	2022	12,657,095	12,657,095	6,630,115	6,630,115
USD	LIBOR 6 MONTHS	2.288%	0.000%	2018	2023	8,499,065	8,499,065	6,374,299	6,374,299
USD	LIBOR 6 MONTHS	2.375%	0.500%	2014	2023	29,750,000	29,750,000	12,750,000	12,750,000
USD	LIBOR 6 MONTHS	2.403%	0.000%	2016	2023	11,473,645	11,473,645	7,171,028	7,171,028
USD	LIBOR 6 MONTHS	2.438%	0.000%	2016	2022	25,436,250	25,436,250	12,718,125	12,718,125
USD	LIBOR 6 MONTHS	2.476%	0.500%	2017	2025	30,000,000	30,000,000	30,000,000	30,000,000
USD	LIBOR 6 MONTHS	2.658%	0.900%	2015	2021	16,998,746	16,998,746	2,124,843	2,124,843
USD	LIBOR 6 MONTHS	2.708%	0.500%	2016	2022	13,982,500	13,982,500	6,991,250	6,991,250

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
USD	LIBOR 6 MONTHS	2.715%	0.500%	2016	2023	16,888,319	16,888,319	8,444,159	8,444,159
USD	LIBOR 6 MONTHS	2.750%	0.500%	2017	2023	9,350,000	9,350,000	7,012,500	7,012,500
USD	LIBOR 6 MONTHS	2.758%	0.000%	2016	2023	8,496,523	8,496,523	6,056,531	6,056,531
USD	LIBOR 6 MONTHS	2.776%	0.000%	2014	2021	50,896,687	50,896,687	8,482,781	8,482,781
USD	LIBOR 6 MONTHS	2.866%	0.500%	2012	2021	5,948,900	5,948,900	594,890	594,890
USD	LIBOR 6 MONTHS	2.958%	0.500%	2015	2021	2,549,966	2,549,966	637,492	637,492
USD	LIBOR 6 MONTHS	2.976%	0.500%	2017	2022	5,440,000	5,440,000	2,720,000	2,720,000
USD	LIBOR 6 MONTHS	2.999%	0.500%	2016	2022	2,427,116	2,427,116	910,168	910,168
USD	LIBOR 6 MONTHS	3.037%	0.500%	2015	2022	38,867,100	38,867,100	19,433,550	19,433,550
USD	LIBOR 6 MONTHS	3.057%	0.500%	2015	2021	15,253,990	15,253,990	1,906,749	1,906,749
USD	LIBOR 6 MONTHS	3.057%	0.500%	2017	2023	10,199,932	10,199,932	7,649,949	7,649,949
USD	LIBOR 6 MONTHS	3.058%	0.250%	2016	2022	3,484,788	3,484,788	1,991,307	1,991,307
USD	LIBOR 6 MONTHS	3.060%	0.500%	2016	2022	12,716,964	12,716,964	4,768,861	4,768,861
USD	LIBOR 6 MONTHS	3.064%	0.500%	2016	2023	2,549,299	2,549,299	1,593,312	1,593,312
USD	LIBOR 6 MONTHS	3.067%	0.500%	2016	2021	25,425,200	25,425,200	6,356,300	6,356,300
USD	LIBOR 6 MONTHS	3.171%	0.500%	2015	2021	7,649,873	7,649,873	956,234	956,234
USD	LIBOR 6 MONTHS	3.171%	0.500%	2015	2021	5,950,000	5,950,000	743,750	743,750
USD	LIBOR 6 MONTHS	3.195%	0.500%	2017	2023	11,024,768	11,024,768	6,890,480	6,890,480
USD	LIBOR 6 MONTHS	3.248%	1.000%	2016	2022	3,258,374	3,258,374	1,221,890	1,221,890
USD	LIBOR 6 MONTHS	3.255%	0.000%	2015	2021	18,444,150	18,444,150	4,611,038	4,611,038
USD	LIBOR 6 MONTHS	3.285%	0.000%	2015	2021	21,250,000	21,250,000	5,312,500	5,312,500
USD	LIBOR 6 MONTHS	3.449%	0.500%	2012	2024	54,162,498	54,162,498	47,392,186	47,392,186
USD	LIBOR 6 MONTHS	3.680%	0.000%	2012	2021	121,549,235	121,549,235	27,010,945	27,010,945
USD	LIBOR 6 MONTHS	3.691%	0.250%	2015	2022	19,118,822	19,118,822	8,193,781	8,193,781
USD	LIBOR 6 MONTHS	4.577%	0.000%	2017	2024	38,160,750	38,160,750	38,160,750	38,160,750
USD	LIBOR 6 MONTHS	7.031%	0.100%	2019	2025	25,499,717	25,499,717	5,646,500	5,646,500
EXPORT CREDIT
AUD	NO INTEREST RATE	0.000%	0.000%	2006	2046	197,505,719	150,825,197	179,730,204	137,250,929
CHF	FIXED	0.500%	0.000%	2002	2021	4,172,639	4,727,936	272,891	309,207
CHF	LIBOR 6 MONTHS	0.500%	0.000%	2002	2021	132,853,152	150,533,312	8,688,596	9,844,878
CHF	LIBOR 6 MONTHS	0.850%	0.250%	2012	2021	11,139,491	12,621,939	1,392,436	1,577,742
EUR	EURIBOR 6 MTH	0.500%	0.000%	2002	2021	7,142,013	8,775,035	467,087	573,886
EUR	EURIBOR 6 MTH	0.563%	0.000%	2000	2021	38,589,510	47,413,006	1,484,212	1,823,577
EUR	EURIBOR 6 MTH	0.563%	0.000%	2002	2021	39,672,494	48,743,615	2,594,581	3,187,832
EUR	EURIBOR 6 MTH	0.750%	0.500%	2017	2027	21,335,000	26,213,250	17,570,000	21,587,383
EUR	EURIBOR 6 MTH	0.900%	0.150%	2016	2023	19,141,208	23,517,847	11,963,255	14,698,654
EUR	EURIBOR 6 MTH	1.948%	1.000%	2012	2025	148,802,419	182,826,110	83,701,360	102,839,687
EUR	EURIBOR 6 MTH	2.131%	1.000%	2013	2025	147,441,457	181,153,965	92,150,911	113,221,228
EUR	FIXED	0.200%	0.000%	2007	2021	520,000	638,898	66,180	81,312
EUR	FIXED	0.400%	0.400%	2019	2033	152,721,115	187,640,817	35,934,380	44,150,780

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	COMMITMENT CHARGE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
						(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EUR	FIXED	0.775%	0.271%	2016	2028	166,961,250	205,136,961	141,794,297	174,215,580
EUR	FIXED	4.460%	0.250%	2006	2021	59,069,277	72,575,475	2,461,220	3,023,978
EUR	FIXED	5.000%	0.000%	2002	2021	82,107,477	100,881,362	5,369,829	6,597,641
EUR	FIXED	5.100%	0.000%	2002	2021	159,331,440	195,762,593	10,420,276	12,802,874
EUR	FIXED	7.900%	0.000%	1995	2025	46,699,077	57,376,827	3,795,716	4,663,607
GBP	FIXED	3.343%	0.000%	1996	2021	10,550,478	14,275,855	128,255	173,542
JPY	JAPAN PRIME RATE	0.366%	0.000%	2002	2021	18,002,459,199	174,180,844	1,177,361,884	11,391,437
JPY	LIBOR 6 MONTHS	0.507%	0.000%	2002	2021	90,656,066,373	877,132,953	5,928,906,795	57,364,496
USD	FIXED	2.930%	0.600%	2015	2021	60,826,000	60,826,000	7,715,750	7,715,750
USD	FIXED	2.950%	0.000%	1999	2024	4,757,040	4,757,040	924,980	924,980
USD	FIXED	3.100%	0.500%	2010	2022	85,000,000	85,000,000	17,000,000	17,000,000
USD	FIXED	3.470%	0.000%	2002	2028	49,578,504	49,578,504	20,657,710	20,657,710
USD	FIXED	3.470%	0.000%	2002	2032	4,221,496	4,221,496	2,359,933	2,359,933
USD	FIXED	3.500%	0.000%	1995	2021	3,533,941	3,533,941	98,165	98,165
USD	FIXED	3.500%	0.000%	1996	2021	43,742,714	43,742,714	1,215,076	1,215,076
USD	FIXED	3.500%	0.000%	1996	2022	35,929,415	35,929,415	2,994,118	2,994,118
USD	FIXED	3.500%	0.000%	1996	2021	22,901,056	22,901,056	1,272,281	1,272,281
USD	FIXED	3.500%	0.000%	1997	2022	30,370,120	30,370,120	2,530,844	2,530,844
USD	FIXED	3.500%	0.000%	1997	2022	20,107,934	20,107,934	1,675,661	1,675,661
USD	FIXED	3.500%	0.000%	1997	2022	26,000,235	26,000,235	2,166,686	2,166,686
USD	FIXED	3.500%	0.000%	1997	2022	17,998,085	17,998,085	1,999,787	1,999,787
USD	FIXED	3.580%	0.500%	2012	2024	339,999,999	339,999,999	118,999,999	118,999,999
USD	FIXED	3.625%	0.000%	2002	2021	3,069,893	3,069,893	200,771	200,771
USD	FIXED	3.940%	0.500%	1999	2023	20,134,102	20,134,102	2,796,403	2,796,403
USD	FIXED	3.980%	0.500%	2012	2028	917,999,150	917,999,150	596,320,810	596,320,810
USD	FIXED	5.000%	0.000%	2002	2021	27,694,355	27,694,355	1,811,209	1,811,209
USD	FIXED	5.300%	0.000%	2011	2026	4,242,605	4,242,605	2,333,433	2,333,433
USD	FIXED	5.860%	0.000%	2002	2021	18,613,321	18,613,321	1,217,311	1,217,311
USD	LIBOR 6 MONTHS	0.720%	0.000%	2002	2021	38,442,111	38,442,111	2,514,115	2,514,115
USD	LIBOR 6 MONTHS	1.015%	0.000%	2002	2021	76,288,481	76,288,481	4,988,038	4,988,038
USD	LIBOR 6 MONTHS	1.063%	0.000%	2000	2021	27,355,355	27,355,355	731,633	731,633
USD	LIBOR 6 MONTHS	1.063%	0.000%	2002	2021	175,740,721	175,740,721	11,493,442	11,493,442
USD	LIBOR 6 MONTHS	1.111%	0.300%	2016	2022	15,287,250	15,287,250	8,093,250	8,093,250
USD	LIBOR 6 MONTHS	1.127%	0.000%	2002	2021	86,519,018	86,519,018	5,658,348	5,658,348
USD	LIBOR 6 MONTHS	2.818%	0.125%	2007	2022	6,939,998	6,939,998	1,224,706	1,224,706
USD	LIBOR 6 MONTHS	2.837%	0.250%	2017	2024	25,499,985	25,499,985	25,499,985	25,499,985
USD	LIBOR 6 MONTHS	3.063%	0.500%	2017	2023	18,667,611	18,667,611	11,667,257	11,667,257
USD	NO INTEREST RATE	0.000%	0.000%	2017	2047	92,049,935	92,049,935	92,049,935	92,049,935
TOTAL MULTILATERAL						USD	50,076,670,118	USD	32,911,127,810
TOTAL BILATERAL						USD	48,431,126,108	USD	22,824,856,135
TOTAL COMMERCIAL CREDIT						USD	3,850,533,227	USD	2,212,612,254
TOTAL EXPORT CREDIT						USD	5,022,464,227	USD	1,671,591,889

DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2020

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 6 MONTHS	6.363%	2013	2021	375,387,099,724.00	26,613,761.06	125,129,032,930.00	8,871,253.66
IDR	JIBOR 6 MONTHS	6.363%	2013	2021	7,828,506,681.00	555,016.43	2,609,502,227.00	185,005.48
IDR	JIBOR 6 MONTHS	6.363%	2013	2021	39,868,277,448.00	2,826,535.09	13,289,425,814.00	942,178.36
IDR	JIBOR 6 MONTHS	6.363%	2013	2021	109,020,418,600.00	7,729,203.73	36,340,139,534.00	2,576,401.24
IDR	JIBOR 6 MONTHS	6.363%	2014	2021	17,025,000,000.00	1,207,018.79	5,675,000,000.00	402,339.60
IDR	JIBOR 6 MONTHS	6.363%	2014	2021	19,891,762,668.00	1,410,263.22	6,630,587,406.00	470,087.73
IDR	JIBOR 6 MONTHS	5.613%	2014	2021	734,674,230,723.00	52,086,085.13	146,934,846,143.00	10,417,217.03
IDR	JIBOR 6 MONTHS	5.613%	2014	2021	175,491,406,330.00	12,441,787.05	35,098,281,274.00	2,488,357.41
IDR	JIBOR 6 MONTHS	5.613%	2014	2021	19,213,840,774.00	1,362,200.69	3,842,768,154.00	272,440.14
IDR	JIBOR 6 MONTHS	5.613%	2015	2021	21,984,199,600.00	1,558,610.39	4,396,839,920.00	311,722.08
IDR	JIBOR 6 MONTHS	5.863%	2014	2022	167,341,938,353.18	11,864,015.48	55,780,646,123.00	3,954,671.83
IDR	JIBOR 6 MONTHS	5.636%	2015	2022	169,999,816,000.00	12,052,450.62	56,666,605,335.00	4,017,483.54
IDR	JIBOR 6 MONTHS	5.636%	2015	2022	48,531,841,600.00	3,440,754.46	16,177,280,532.00	1,146,918.15
IDR	JIBOR 6 MONTHS	5.636%	2015	2022	29,858,950,000.00	2,116,905.35	9,952,983,335.00	705,635.12
IDR	JIBOR 6 MONTHS	5.386%	2015	2023	276,652,593,070.00	19,613,796.03	138,326,296,535.00	9,806,898.02
IDR	JIBOR 6 MONTHS	5.386%	2015	2023	18,572,804,199.00	1,316,753.22	9,286,402,099.00	658,376.61
IDR	JIBOR 6 MONTHS	5.386%	2016	2023	199,500,000,000.00	14,143,920.60	99,750,000,000.00	7,071,960.30
IDR	JIBOR 6 MONTHS	5.336%	2015	2023	612,779,411,350.00	43,444,127.00	367,667,646,810.00	26,066,476.20
IDR	JIBOR 6 MONTHS	5.336%	2015	2023	17,490,000,000.00	1,239,985.82	10,494,000,000.00	743,991.49
IDR	JIBOR 6 MONTHS	5.336%	2015	2023	18,622,233,744.00	1,320,257.62	11,173,340,248.00	792,154.57
IDR	JIBOR 6 MONTHS	5.336%	2016	2023	220,000,000,000.00	15,597,305.92	132,000,000,000.00	9,358,383.55
IDR	JIBOR 6 MONTHS	5.336%	2016	2024	516,974,390,974.00	36,651,853.31	361,882,073,683.00	25,656,297.32
IDR	JIBOR 6 MONTHS	4.974%	2016	2024	348,052,734,600.00	24,675,840.81	348,052,734,600.00	24,675,840.81
IDR	JIBOR 6 MONTHS	4.974%	2016	2024	379,986,300,000.00	26,939,829.85	379,986,300,000.00	26,939,829.85
IDR	JIBOR 6 MONTHS	4.974%	2016	2024	259,227,377,146.00	18,378,403.20	259,227,377,146.00	18,378,403.20
IDR	JIBOR 6 MONTHS	4.974%	2016	2024	59,483,375,000.00	4,217,183.62	59,483,375,000.00	4,217,183.62
IDR	JIBOR 6 MONTHS	4.974%	2017	2024	125,000,000,000.00	8,862,105.64	125,000,000,000.00	8,862,105.64
IDR	JIBOR 6 MONTHS	4.974%	2017	2024	185,000,000,000.00	13,115,916.34	180,565,927,000.00	12,801,554.56
IDR	JIBOR 6 MONTHS	4.974%	2018	2024	147,000,000,000.00	10,421,836.23	147,000,000,000.00	10,421,836.23
IDR	JIBOR 6 MONTHS	4.642%	2017	2025	1,122,179,120,000.00	79,558,959.23	1,122,179,120,000.00	79,558,959.23
IDR	JIBOR 6 MONTHS	4.642%	2018	2025	291,093,250,000.00	20,637,593.05	291,093,250,000.00	20,637,593.05
IDR	JIBOR 6 MONTHS	4.642%	2018	2025	40,000,000,000.00	2,835,873.80	40,000,000,000.00	2,835,873.80
IDR	JIBOR 6 MONTHS	4.642%	2019	2025	180,000,000,000.00	12,761,432.12	180,000,000,000.00	12,761,432.12
IDR	JIBOR 6 MONTHS	4.605%	2019	2025	123,979,473,850.00	8,789,753.55	111,581,526,465.00	7,910,778.20
IDR	JIBOR 6 MONTHS	4.605%	2019	2025	353,936,800,000.00	25,093,002.48	318,543,120,000.00	22,583,702.23
IDR	JIBOR 6 MONTHS	4.532%	2018	2025	185,500,000,000.00	13,151,364.76	185,500,000,000.00	13,151,364.76
IDR	JIBOR 6 MONTHS	4.672%	2017	2025	89,778,402,000.00	6,365,005.46	89,778,402,000.00	6,365,005.46
IDR	JIBOR 6 MONTHS	4.672%	2017	2025	184,574,623,000.00	13,085,758.45	184,574,623,000.00	13,085,758.45
IDR	JIBOR 6 MONTHS	4.672%	2017	2025	34,867,909,600.00	2,472,024.79	34,867,909,600.00	2,472,024.79
IDR	JIBOR 6 MONTHS	4.672%	2018	2025	139,468,114,900.00	9,887,849.34	139,468,114,900.00	9,887,849.34

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	ISSUE DATE	MATURITY DATE	ORIGINAL AMOUNT		OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
COMMERCIAL CREDIT
IDR	JIBOR 6 MONTHS	4.672%	2018	2025	109,811,225,100.00	7,785,269.42	109,811,225,100.00	7,785,269.42
IDR	JIBOR 6 MONTHS	4.672%	2018	2025	449,950,000,000.00	31,900,035.45	449,950,000,000.00	31,900,035.45
IDR	JIBOR 6 MONTHS	4.605%	2019	2025	58,754,773,600.00	4,165,528.08	58,754,773,600.00	4,165,528.08
IDR	JIBOR 6 MONTHS	4.605%	2019	2025	149,994,270,000.00	10,634,120.52	149,994,270,000.00	10,634,120.52
IDR	JIBOR 6 MONTHS	4.605%	2019	2025	29,922,220,800.00	2,121,391.05	29,922,220,800.00	2,121,391.05
IDR	JIBOR 6 MONTHS	4.352%	2020	2026	383,500,000,000.00	27,188,940.09	76,700,000,000.00	5,437,788.02
IDR	JIBOR 6 MONTHS	4.605%	2019	2026	49,998,866,500.00	3,544,761.89	49,998,866,500.00	3,544,761.89
IDR	JIBOR 6 MONTHS	4.605%	2019	2026	24,969,500,000.00	1,770,258.77	24,969,500,000.00	1,770,258.77
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	84,442,466,900.00	5,986,704.49	42,221,233,450.00	2,993,352.25
IDR	JIBOR 6 MONTHS	4.256%	2020	2026	750,000,000,000.00	53,172,633.82	217,000,000,000.00	15,384,615.38
IDR	JIBOR 6 MONTHS	4.605%	2019	2026	39,917,980,000.00	2,830,058.84	39,917,980,000.00	2,830,058.84
IDR	JIBOR 6 MONTHS	4.605%	2019	2026	19,581,000,000.00	1,388,231.12	2,937,150,000.00	208,234.67
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	461,459,983,300.00	32,716,056.95	461,459,983,300.00	32,716,056.95
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	2,201,768,100,000.00	156,098,411.91	1,054,768,100,000.00	74,779,730.59
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	80,000,000,000.00	5,671,747.61	50,000,000,000.00	3,544,842.25
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	67,998,236,950.00	4,820,860.47	67,998,236,950.00	4,820,860.47
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	355,000,000,000.00	25,168,380.01	190,473,000,000.00	13,503,934.77
IDR	JIBOR 6 MONTHS	4.224%	2019	2026	210,000,000,000.00	14,888,337.47	210,000,000,000.00	14,888,337.47
IDR	JIBOR 6 MONTHS	5.061%	2018	2026	469,385,374,600.00	33,277,942.19	356,907,874,600.00	25,303,642.30
IDR	JIBOR 6 MONTHS	5.061%	2019	2026	123,943,387,000.00	8,787,195.11	123,943,387,000.00	8,787,195.11
IDR	JIBOR 6 MONTHS	5.061%	2019	2026	164,987,847,220.00	11,697,117.85	164,987,847,220.00	11,697,117.85
IDR	JIBOR 6 MONTHS	5.061%	2019	2026	39,987,475,000.00	2,834,985.82	39,987,475,000.00	2,834,985.82
IDR	JIBOR 6 MONTHS	4.605%	2019	2027	44,994,893,800.00	3,189,996.02	44,994,893,800.00	3,189,996.02
IDR	JIBOR 6 MONTHS	4.605%	2019	2027	39,883,379,000.00	2,827,605.74	39,883,379,000.00	2,827,605.74
IDR	JIBOR 6 MONTHS	0.500%	2019	2028	20,000,000,000.00	1,417,936.90	16,000,000,000.00	1,134,349.52
IDR	JIBOR 6 MONTHS	4.002%	2019	2028	170,000,000,000.00	12,052,463.67	47,222,000,000.00	3,347,890.82
IDR	JIBOR 6 MONTHS	4.054%	2019	2028	180,000,000,000.00	12,761,432.12	108,000,000,000.00	7,656,859.27
IDR	JIBOR 6 MONTHS	4.605%	2019	2028	2,472,761,439,845.58	175,310,984.75	1,366,691,481,895.00	96,894,114.28
IDR	JIBOR 6 MONTHS	4.605%	2019	2028	300,000,000,000.00	21,269,053.53	150,000,000,000.00	10,634,526.76
IDR	JIBOR 6 MONTHS	4.605%	2019	2028	773,668,054,438.00	54,850,624.21	329,568,601,828.00	23,365,374.11
IDR	JIBOR 6 MONTHS	4.605%	2019	2028	77,998,697,749.00	5,529,861.59	46,799,218,647.00	3,317,916.95

TOTAL COMMERCIAL CREDIT					USD	1,309,501,267.19	USD	848,484,096.17

GUARANTEED DOMESTIC LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2020

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE Q4 2020
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
DOMESTIC CREDIT
IDR	JIBOR 6 MONTHS	0.710%	2008	2021	1,045,924,241,800	74,152,703	130,740,530,232	9,269,088
IDR	JIBOR 6 MONTHS	0.710%	2008	2021	1,606,612,307,950	113,903,704	168,276,227,870	11,930,249
IDR	SBI 12 Bulan	4.500%	2012	2021	44,974,000,000	3,188,514	—	—
IDR	Fixed	7.800%	2017	2022	3,532,000,000,000	250,407,568	3,532,000,000,000	250,407,568
IDR	SBI 12 Bulan	4.500%	2012	2022	110,000,000,000	7,798,650	25,882,352,932	1,834,977
IDR	SBI 12 Bulan	4.500%	2014	2023	45,000,000,000	3,190,357	17,131,781,397	1,214,589
IDR	SBI 12 Bulan	4.500%	2011	2024	11,175,000,000	792,272	—	—
IDR	SBI 12 Bulan	4.500%	2014	2024	32,350,000,000	2,293,512	9,328,059,556	661,330
IDR	SBI 12 Bulan	4.500%	2014	2024	7,984,000,000	566,040	4,569,020,909	323,929
IDR	SBI 12 Bulan	4.500%	2014	2024	17,294,000,000	1,226,090	8,235,690,680	583,884
IDR	JIBOR 3 MONTHS	1.200%	2015	2025	2,449,962,746,818	173,694,568	1,749,973,386,818	124,067,548
IDR	JIBOR 3 MONTHS	1.500%	2015	2025	2,225,000,000,000	157,745,424	1,509,821,428,566	107,041,538
IDR	Fixed	8.550%	2016	2026	1,000,000,000,000	70,896,820	1,000,000,000,000	70,896,820
IDR	SBI 12 Bulan	4.500%	2014	2026	16,870,000,000	1,196,029	7,310,500,000	518,291
IDR	Fixed	8.550%	2017	2027	1,968,000,000,000	139,524,942	1,968,000,000,000	139,524,942
IDR	SUN Y10	0.750%	2018	2028	4,500,000,000,000	319,035,690	3,700,000,000,000	262,318,234
IDR	JIBOR 6M	1.250%	2019	2029	4,506,787,490,000	319,516,901	1,652,077,881,197	117,127,068
IDR	JIBOR 6 Bulan	1.250%	2020	2030	5,071,000,000,000	359,517,774	2,275,940,596,978	161,356,951
IDR	Setara JIBOR 6 Bulan	1.250%	2020	2030	2,846,000,000,000	201,772,350	576,464,575,523	40,869,505
IDR	JIBOR 3 Bulan	2.500%	2017	2032	19,250,000,000,000	1,364,763,784	7,952,552,804,199	563,810,704
IDR	SUN Y15	1.000%	2018	2033	12,264,000,000,000	869,478,600	7,057,804,280,100	500,375,879
IDR	SUN Y15	1.250%	2018	2033	14,366,000,000,000	1,018,503,716	8,116,582,175,242	575,439,865
IDR	BI Rate	2.000%	2016	2041	481,000,000,000	34,101,370	450,867,651,434	31,965,083
IDR	BI Rate	2.000%	2016	2041	1,240,335,000,000	87,935,807	978,184,003,018	69,350,135

TOTAL					78,638,268,786,568	5,575,203,184	42,891,742,946,650	3,040,888,177

Kurs
USD	14,105.005
EUR	17,330.125
Kurs tengah BI 31 Desember 2020

GUARANTEED EXTERNAL LOANS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2020

CURRENCY BASE	INTEREST RATE BASIS	INTEREST RATE	YEAR OF CONTRACT	YEAR OF MATURITY	ORIGINAL AMOUNT		OUTSTANDING BALANCE Q4 2020
					(In Original Currency)	(In US Dollar)	(In Original Currency)	(In US Dollar)
EXTERNAL CREDIT
EUR	LIBOR 6 MONTHS	0.000%	2019	2034	294,700,000	362,083,377	—	—
EUR	LIBOR 6 MONTHS	0.6% - 0.1%	2015	2035	489,881,140	601,892,831	489,881,140	601,892,831
EUR	EURIBOR 6 MONTHS	0.390%	2020	2035	255,165,034	313,508,711	—	—
USD	LIBOR 6 MONTHS	0.785%	2008	2021	592,224,258	592,224,258	27,294,245	27,294,245
USD	LIBOR 6 MONTHS	3.250%	2008	2021	261,800,000	261,800,000	—	—
USD	LIBOR 6 MONTHS	2.300%	2009	2022	454,974,082	454,974,082	64,821,288	64,821,288
USD	LIBOR 6 MONTHS	2.300%	2009	2022	371,509,145	371,509,145	71,033,573	71,033,573
USD	LIBOR 6 MONTHS	0.840%	2008	2023	284,288,744	284,288,744	70,573,425	70,573,425
USD	LIBOR 6 MONTHS	0.840%	2008	2023	330,825,515	330,825,515	72,330,757	72,330,757
USD	LIBOR 6 MONTHS	3.850%	2009	2023	138,336,845	138,336,845	30,577,154	30,577,154
USD	LIBOR 6 MONTHS	2.800%	2009	2024	124,339,936	124,339,936	42,974,246	42,974,246
USD	LIBOR 6 MONTHS	3.850%	2009	2024	625,256,803	625,256,803	227,733,847	227,733,847
USD	LIBOR 6 MONTHS	2.800%	2009	2025	481,937,182	481,937,182	209,850,979	209,850,979
USD	LIBOR 6 MONTHS	2.800%	2009	2025	293,226,064	293,226,064	113,198,670	113,198,670
USD	Fixed	3.750%	2020	2030	600,000,000	600,000,000	600,000,000	600,000,000
USD	LIBOR 6 MONTHS	0.6% - 0.1%	2015	2035	36,277,710	36,277,710	28,835,627	28,835,627
USD	LIBOR 6 MONTHS	0.6% - 0.1%	2015	2035	25,000,000	25,000,000	24,677,904	24,677,904
USD	Reference Rate for Loan Curr. + Var. Spread		2016	2036	500,000,000	500,000,000	499,979,828	499,979,828
USD	LIBOR 6 MONTHS	0.500%	2017	2037	600,000,000	600,000,000	533,410,000	533,410,000
USD	LIBOR 6 MONTHS	0.500%	2020	2040	300,000,000	300,000,000	—	—
USD	LIBOR 6 MONTHS	0.500%	2020	2040	35,000,000	35,000,000	—	—
USD	LIBOR 6 MONTHS	1.500%	2020	2040	600,000,000	600,000,000	—	—
USD	LIBOR 6 MONTHS	1.400%	2018	2053	248,400,000	248,400,000	5,082,050	5,082,050
USD	SWAP Rate (LIBOR-6mo)	1.300%	2017	Tentative	330,000,000	330,000,000	162,088,049	162,088,049

Total						8,510,881,203		3,386,354,472

Kurs
USD	14,105.005
EUR	17,330.125

FOREIGN CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2020

CURRENCY	INTEREST RATE BASIS	INTEREST RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
I. GOVERNMENT DEBT SECURITIES
US DOLLAR
RI0521	FIXED	4.87500%	5-May-2011	5-May-2021	2,500,000,000	2,500,000,000
RI0122	FIXED	3.70000%	8-Dec-2016	8-Jan-2022	750,000,000	750,000,000
RI0422	FIXED	3.75000%	25-Apr-2012	25-Apr-2022	2,000,000,000	2,000,000,000
RI0123	FIXED	2.95000%	11-Dec-2017	11-Jan-2023	1,000,000,000	1,000,000,000
RI0423	FIXED	3.37500%	15-Apr-2013	15-Apr-2023	1,500,000,000	1,500,000,000
RI1023	FIXED	5.37500%	17-Jul-2013	17-Oct-2023	1,000,000,000	1,000,000,000
RI0124	FIXED	5.87500%	15-Jan-2014	15-Jan-2024	2,000,000,000	2,000,000,000
RI0224	FIXED	4.45000%	11-Dec-2018	11-Feb-2024	750,000,000	750,000,000
RI0125	FIXED	4.12500%	15-Jan-2015	15-Jan-2025	2,000,000,000	2,000,000,000
RI0126	FIXED	4.75000%	8-Dec-2015	8-Jan-2026	2,250,000,000	2,250,000,000
RI0127	FIXED	4.35000%	8-Dec-2016	8-Jan-2027	1,250,000,000	1,250,000,000
RI0727	FIXED	3.85000%	18-Jul-2017	18-Jul-2027	1,000,000,000	1,000,000,000
RI0128	FIXED	3.50000%	11-Dec-2017	11-Jan-2028	1,250,000,000	1,250,000,000
RI0428	FIXED	4.10000%	24-Apr-2018	24-Apr-2028	1,000,000,000	1,000,000,000
RI0229	FIXED	4.75000%	11-Dec-2018	11-Feb-2029	1,250,000,000	1,250,000,000
RI0929	FIXED	3.40000%	18-Jun-2019	18-Sep-2029	750,000,000	750,000,000
RI0230	FIXED	2.85000%	14-Jan-2020	14-Feb-2030	1,200,000,000	1,200,000,000
RI1030	FIXED	3.85000%	15-Apr-2020	15-Oct-2030	1,650,000,000	1,650,000,000
RI0035	FIXED	8.50000%	12-Oct-2005	12-Oct-2035	1,600,000,000	1,600,000,000
RI0037	FIXED	6.62500%	14-Feb-2007	17-Feb-2037	1,500,000,000	1,500,000,000
RI0038	FIXED	7.75000%	17-Jan-2008	17-Jan-2038	2,000,000,000	2,000,000,000
RI0142	FIXED	5.25000%	17-Jan-2012	17-Jan-2042	2,250,000,000	2,250,000,000
RI0443	FIXED	4.62500%	15-Apr-2013	15-Apr-2043	1,500,000,000	1,500,000,000
RI0144	FIXED	6.75000%	15-Jan-2014	15-Jan-2044	2,000,000,000	2,000,000,000
RI0145	FIXED	5.12500%	15-Jan-2015	15-Jan-2045	2,000,000,000	2,000,000,000
RI0146	FIXED	5.95000%	8-Dec-2015	8-Jan-2046	1,250,000,000	1,250,000,000
RI0147	FIXED	5.25000%	8-Dec-2016	8-Jan-2047	1,500,000,000	1,500,000,000
RI0747	FIXED	4.75000%	18-Jul-2017	18-Jul-2047	1,000,000,000	1,000,000,000
RI0148	FIXED	4.35000%	11-Dec-2017	11-Jan-2048	1,750,000,000	1,750,000,000
RI0249	FIXED	5.35000%	11-Dec-2018	11-Feb-2049	1,000,000,000	1,000,000,000
RI1049	FIXED	3.70000%	30-Oct-2019	30-Oct-2049	1,000,000,000	1,000,000,000
RI0250	FIXED	3.50000%	14-Jan-2020	14-Jan-2050	800,000,000	800,000,000
RI1050	FIXED	4.20000%	15-Apr-2020	15-Oct-2050	1,650,000,000	1,650,000,000
RI0470	FIXED	4.45000%	15-Apr-2020	15-Apr-2070	1,000,000,000	1,000,000,000
USDFR0002	FIXED	4.05000%	24-Jun-2016	24-Jun-2026	200,000,000	200,000,000

TOTAL US DOLLAR DENOMINATED					49,100,000,000	49,100,000,000

JAPAN YEN
JBIC GUARANTEED SAMURAI BONDS
RIJPY1122	FIXED	1.130%	22-Nov-2012	22-Nov-2022	60,000,000,000	580,523,297
RIJPY0825	FIXED	0.910%	13-Aug-2015	13-Aug-2025	55,000,000,000	532,146,355

TOTAL JBIC GUARANTEED SAMURAI BONDS					115,000,000,000	1,112,669,652

CURRENCY	INTEREST RATE BASIS	INTEREST RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
NON JBIC GUARANTEED SAMURAI BONDS
RIJPY0521	FIXED	0.670%	31-May-2018	31-May-2021	49,000,000,000	474,094,025
RIJPY0621	FIXED	1.160%	21-Jun-2016	21-Jun-2021	38,000,000,000	367,664,754
RIJPY0522	FIXED	0.540%	22-May-2019	20-May-2022	75,700,000,000	732,426,892
RIJPY0622	FIXED	0.890%	8-Jun-2017	8-Jun-2022	50,000,000,000	483,769,414
RIJPY0523	FIXED	0.920%	31-May-2018	31-May-2023	39,000,000,000	377,340,143
RIJPY0723	FIXED	1.130%	8-Jul-2020	7-Jul-2023	50,700,000,000	490,542,186
RIJPY0524	FIXED	0.830%	22-May-2019	22-May-2024	80,200,000,000	775,966,140
RIJPY0624	FIXED	1.040%	8-Jun-2017	7-Jun-2024	10,000,000,000	96,753,883
RIJPY0525	FIXED	1.070%	31-May-2018	30-May-2025	3,500,000,000	33,863,859
RIJPY0725	FIXED	1.350%	8-Jul-2020	8-Jul-2025	24,300,000,000	235,111,935
RIJPY0526	FIXED	0.960%	22-May-2019	22-May-2026	4,500,000,000	43,539,247
RIJPY0727	FIXED	1.480%	8-Jul-2020	8-Jul-2027	10,100,000,000	97,721,422
RIJPY0528	FIXED	1.270%	31-May-2018	31-May-2028	8,500,000,000	82,240,800
RIJPY0529	FIXED	1.170%	22-May-2019	22-May-2029	7,600,000,000	73,532,951
RIJPY0730	FIXED	1.590%	8-Jul-2020	8-Jul-2030	13,400,000,000	129,650,203
RIJPY0534	FIXED	1.550%	22-May-2019	22-May-2034	4,000,000,000	38,701,553
RIJPY0539	FIXED	1.790%	22-May-2019	20-May-2039	5,000,000,000	48,376,941
RIJPY0740	FIXED	1.800%	8-Jul-2020	6-Jul-2040	1,500,000,000	14,513,082

TOTAL NON JBIC GUARANTEED SAMURAI BONDS					475,000,000,000	4,595,809,431

TOTAL JAPAN YEN DENOMINATED					590,000,000,000	5,708,479,082

EURO
RIEUR0721	FIXED	2.87500%	8-Jul-2014	8-Jul-2021	1,000,000,000	1,228,650,752
RIEUR0623	FIXED	2.62500%	14-Jun-2016	14-Jun-2023	1,500,000,000	1,842,976,128
RIEUR0724	FIXED	2.15000%	18-Jul-2017	18-Jul-2024	1,000,000,000	1,228,650,752
RIEUR0425	FIXED	1.75000%	24-Apr-2018	24-Apr-2025	1,000,000,000	1,228,650,752
RIEUR0725	FIXED	3.37500%	30-Jul-2015	30-Jul-2025	1,250,000,000	1,535,813,440
RIEUR0926	FIXED	1.45000%	18-Jun-2019	18-Sep-2026	750,000,000	921,488,064
RIEUR0227	FIXED	0.90000%	14-Jan-2020	14-Feb-2027	1,000,000,000	1,228,650,752
RIEUR0628	FIXED	3.75000%	14-Jun-2016	14-Jun-2028	1,500,000,000	1,842,976,128
RIEUR1031	FIXED	1.40000%	30-Oct-2019	30-Oct-2031	1,000,000,000	1,228,650,752

TOTAL EURO DENOMINATED					10,000,000,000	12,286,507,520

CURRENCY	INTEREST RATE BASIS	INTEREST RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
II. GOVERNMENT ISLAMIC DEBT SECURITIES
US DOLLAR
SNI21	FIXED	3.400%	29-Mar-2016	29-Mar-2021	750,000,000	750,000,000
SNI0322	FIXED	3.400%	29-Mar-2017	29-Mar-2022	1,000,000,000	1,000,000,000
SNI22	FIXED	3.300%	21-Nov-2012	21-Nov-2022	1,000,000,000	1,000,000,000
SNI0323	FIXED	3.750%	1-Mar-2018	1-Mar-2023	1,250,000,000	1,250,000,000
SNI0824	FIXED	3.900%	20-Feb-2019	20-Aug-2024	750,000,000	750,000,000
SNI24	FIXED	4.350%	10-Sep-2014	10-Sep-2024	1,500,000,000	1,500,000,000
SNI25	FIXED	4.325%	28-May-2015	28-May-2025	2,000,000,000	2,000,000,000
SNI0625	FIXED	2.300%	23-Jun-2020	23-Jun-2025	750,000,000	750,000,000
SNI26	FIXED	4.550%	29-Mar-2016	29-Mar-2026	1,750,000,000	1,750,000,000
SNI0327	FIXED	4.150%	29-Mar-2017	29-Mar-2027	2,000,000,000	2,000,000,000
SNI0328	FIXED	4.400%	1-Mar-2018	1-Mar-2028	1,750,000,000	1,750,000,000
SNI0229	FIXED	4.450%	20-Feb-2019	20-Feb-2029	1,250,000,000	1,250,000,000
SNI0630	FIXED	2.800%	23-Jun-2020	23-Jun-2030	1,000,000,000	1,000,000,000
SNI0650	FIXED	3.800%	23-Jun-2020	23-Jun-2050	750,000,000	750,000,000
USDPBS001	FIXED	4.050%	15-Nov-2018	15-Nov-2021	100,000,000	100,000,000
USDPBS002	FIXED	4.000%	11-Jan-2019	11-Jan-2022	100,000,000	100,000,000

TOTAL US DOLLAR DENOMINATED					17,700,000,000	17,700,000,000

TOTAL FOREIGN CURRENCY DENOMINATED BONDS IN EQUIVALENT AMOUNT OF US DOLLAR						84,794,986,602

Assumed exchange rate for conversion as of December 31 2020 (Bank Indonesia Middle Exchange Rate)

IDR/USD	14,105.005
IDR/JPY	136.471
IDR/EUR	17,330.125

DOMESTIC CURRENCY-DENOMINATED BONDS OF THE REPUBLIC OF INDONESIA

AS OF DECEMBER 31, 2020

SERIES	INTEREST RATE BASIS	COUPON RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
I. TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. TREASURY BILLS
SPN12210108	FIXED	ZERO COUPON	9-Jan-2020	8-Jan-2021	5,050,000,000,000	358,028,941
SPN03210121	FIXED	ZERO COUPON	22-Oct-2020	21-Jan-2021	2,250,000,000,000	159,517,845
SPN12210205	FIXED	ZERO COUPON	6-Feb-2020	5-Feb-2021	4,500,000,000,000	319,035,690
SPN03210218	FIXED	ZERO COUPON	19-Nov-2020	18-Feb-2021	1,000,000,000,000	70,896,820
SPN12210304	FIXED	ZERO COUPON	5-Mar-2020	4-Mar-2021	8,220,000,000,000	582,771,860
SPN12210401	FIXED	ZERO COUPON	2-Apr-2020	1-Apr-2021	4,600,000,000,000	326,125,372
SPN12210429	FIXED	ZERO COUPON	30-Apr-2020	29-Apr-2021	1,270,000,000,000	90,038,961
SPN12210603	FIXED	ZERO COUPON	4-Jun-2020	3-Jun-2021	1,200,000,000,000	85,076,184
SPN12210701	FIXED	ZERO COUPON	2-Jul-2020	1-Jul-2021	4,540,000,000,000	321,871,563
SPN12210812	FIXED	ZERO COUPON	13-Aug-2020	12-Aug-2021	2,000,000,000,000	141,793,640
SPN12210909	FIXED	ZERO COUPON	10-Sep-2020	9-Sep-2021	2,000,000,000,000	141,793,640
SPN12211007	FIXED	ZERO COUPON	8-Oct-2020	7-Oct-2021	2,900,000,000,000	205,600,778
SPN12211104	FIXED	ZERO COUPON	5-Nov-2020	4-Nov-2021	1,050,000,000,000	74,441,661
SPN12211202	FIXED	ZERO COUPON	3-Dec-2020	2-Dec-2021	800,000,000,000	56,717,456

TOTAL TREASURY BILLS					41,380,000,000,000	2,933,710,410

2. TREASURY NOTES
FR0034	FIXED	12.800%	26-Jan-2006	15-Jun-2021	15,729,400,000,000	1,115,164,440
FR0035	FIXED	12.900%	16-Feb-2006	15-Jun-2022	10,442,750,000,000	740,357,767
FR0037	FIXED	12.000%	18-May-2006	15-Sep-2026	2,450,000,000,000	173,697,209
FR0039	FIXED	11.750%	24-Aug-2006	15-Aug-2023	4,061,000,000,000	287,911,986
FR0040	FIXED	11.000%	21-Sep-2006	15-Sep-2025	26,002,090,000,000	1,843,465,493
FR0042	FIXED	10.250%	25-Jan-2007	15-Jul-2027	14,774,100,000,000	1,047,436,708
FR0043	FIXED	10.250%	22-Feb-2007	15-Jul-2022	13,542,000,000,000	960,084,736
FR0044	FIXED	10.000%	19-Apr-2007	15-Sep-2024	17,701,000,000,000	1,254,944,610
FR0045	FIXED	9.750%	24-May-2007	15-May-2037	9,624,304,000,000	682,332,548
FR0046	FIXED	9.500%	19-Jul-2007	15-Jul-2023	24,037,000,000,000	1,704,146,861
FR0047	FIXED	10.000%	30-Aug-2007	15-Feb-2028	20,385,000,000,000	1,445,231,675
FR0050	FIXED	10.500%	24-Jan-2008	15-Jul-2038	15,661,000,000,000	1,110,315,097
FR0052	FIXED	10.500%	20-Aug-2009	15-Aug-2030	23,500,000,000,000	1,666,075,269
FR0053	FIXED	8.250%	8-Jul-2010	15-Jul-2021	98,537,793,000,000	6,986,016,169

SERIES	INTEREST RATE BASIS	COUPON RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
FR0054	FIXED	9.500%	22-Jul-2010	15-Jul-2031	27,096,000,000,000	1,921,020,234
FR0056	FIXED	8.375%	23-Sep-2010	15-Sep-2026	121,414,000,000,000	8,607,866,498
FR0057	FIXED	9.500%	21-Apr-2011	15-May-2041	17,236,573,000,000	1,222,018,213
FR0058	FIXED	8.250%	21-Jul-2011	15-Jun-2032	42,798,000,000,000	3,034,242,101
FR0059	FIXED	7.000%	15-Sep-2011	15-May-2027	117,080,000,000,000	8,300,599,681
FR0061	FIXED	7.000%	6-Oct-2011	15-May-2022	102,729,000,000,000	7,283,159,418
FR0062	FIXED	6.375%	9-Feb-2012	15-Apr-2042	13,692,000,000,000	970,719,259
FR0063	FIXED	5.625%	13-Aug-2012	15-May-2023	95,918,000,000,000	6,800,281,177
FR0064	FIXED	6.125%	13-Aug-2012	15-May-2028	111,295,000,000,000	7,890,461,577
FR0065	FIXED	6.625%	30-Aug-2012	15-May-2033	85,343,000,000,000	6,050,547,306
FR0067	FIXED	8.750%	18-Jul-2013	15-Feb-2044	28,488,284,000,000	2,019,728,742
FR0068	FIXED	8.375%	1-Aug-2013	15-Mar-2034	137,758,000,000,000	9,766,604,124
FR0070	FIXED	8.375%	29-Aug-2013	15-Mar-2024	135,439,421,000,000	9,602,224,246
FR0071	FIXED	9.000%	12-Sep-2013	15-Mar-2029	93,390,682,000,000	6,621,102,368
FR0072	FIXED	8.250%	9-Jul-2015	15-May-2036	90,910,000,000,000	6,445,229,902
FR0073	FIXED	8.750%	6-Aug-2015	15-May-2031	66,717,000,000,000	4,730,023,137
FR0074	FIXED	7.500%	10-Nov-2016	15-Aug-2032	47,831,140,000,000	3,391,075,721
FR0075	FIXED	7.500%	10-Aug-2017	15-May-2038	68,420,860,000,000	4,850,821,393
FR0076	FIXED	7.375%	22-Sep-2017	15-May-2048	68,789,000,000,000	4,876,921,348
FR0077	FIXED	8.125%	27-Sep-2018	15-May-2024	89,495,000,000,000	6,344,910,902
FR0078	FIXED	8.250%	27-Sep-2018	15-May-2029	108,775,000,000,000	7,711,801,591
FR0079	FIXED	8.375%	7-Jan-2019	15-Apr-2039	57,180,000,000,000	4,053,880,165
FR0080	FIXED	7.500%	4-Jul-2019	15-Jun-2035	109,138,300,000,000	7,737,558,406
FR0081	FIXED	6.500%	1-Aug-2019	15-Jun-2025	151,419,400,000,000	10,735,153,940
FR0082	FIXED	7.000%	1-Aug-2019	15-Sep-2030	158,188,800,000,000	11,215,082,873
FR0083	FIXED	7.500%	7-Nov-2019	15-Apr-2040	58,341,500,000,000	4,136,226,822
FR0084	FIXED	7.250%	4-May-2020	15-Feb-2026	37,877,372,000,000	2,685,385,223
FR0085	FIXED	7.750%	4-May-2020	15-Apr-2031	21,177,940,000,000	1,501,448,599
FR0086	FIXED	5.500%	13-Aug-2020	15-Apr-2026	51,150,000,000,000	3,626,372,341
FR0087	FIXED	6.500%	13-Aug-2020	15-Feb-2031	67,250,000,000,000	4,767,811,142
VR0033	3 MONTH-REVERSE REPO BI	7.101%	4-May-2020	25-Apr-2025	3,568,686,000,000	253,008,489
VR0034	3 MONTH-REVERSE REPO BI	7.624%	10-Aug-2020	10-Aug-2025	20,525,000,000,000	1,455,157,230
VR0035	3 MONTH-REVERSE REPO BI	7.624%	10-Aug-2020	10-Aug-2026	20,525,000,000,000	1,455,157,230
VR0036	3 MONTH-REVERSE REPO BI	7.624%	10-Aug-2020	10-Aug-2027	20,525,000,000,000	1,455,157,230
VR0037	3 MONTH-REVERSE REPO BI	7.624%	10-Aug-2020	10-Aug-2028	20,525,000,000,000	1,455,157,230
VR0038	3 MONTH-REVERSE REPO BI	7.410%	28-Aug-2020	28-Aug-2025	4,245,000,000,000	300,957,001
VR0039	3 MONTH-REVERSE REPO BI	7.410%	28-Aug-2020	28-Aug-2026	4,245,000,000,000	300,957,001
VR0040	3 MONTH-REVERSE REPO BI	7.410%	28-Aug-2020	28-Aug-2027	4,245,000,000,000	300,957,001
VR0041	3 MONTH-REVERSE REPO BI	7.410%	28-Aug-2020	28-Aug-2028	4,245,000,000,000	300,957,001
VR0042	3 MONTH-REVERSE REPO BI	7.406%	28-Sep-2020	28-Sep-2025	21,100,000,000,000	1,495,922,901
VR0043	3 MONTH-REVERSE REPO BI	7.406%	28-Sep-2020	28-Sep-2026	21,100,000,000,000	1,495,922,901
VR0044	3 MONTH-REVERSE REPO BI	7.406%	28-Sep-2020	28-Sep-2027	21,100,000,000,000	1,495,922,901
VR0045	3 MONTH-REVERSE REPO BI	7.406%	28-Sep-2020	28-Sep-2028	21,100,000,000,000	1,495,922,901
VR0046	3 MONTH-REVERSE REPO BI	3.840%	12-Oct-2020	12-Oct-2025	11,550,000,000,000	818,858,271
VR0047	3 MONTH-REVERSE REPO BI	3.840%	12-Oct-2020	12-Oct-2026	11,550,000,000,000	818,858,271
VR0048	3 MONTH-REVERSE REPO BI	3.840%	12-Oct-2020	12-Oct-2027	11,550,000,000,000	818,858,271
VR0049	3 MONTH-REVERSE REPO BI	3.840%	12-Oct-2020	12-Oct-2028	11,550,000,000,000	818,858,271
VR0050	3 MONTH-REVERSE REPO BI	3.840%	26-Oct-2020	26-Oct-2025	5,717,500,000,000	405,352,568
VR0051	3 MONTH-REVERSE REPO BI	3.840%	26-Oct-2020	26-Oct-2026	5,717,500,000,000	405,352,568
VR0052	3 MONTH-REVERSE REPO BI	3.840%	26-Oct-2020	26-Oct-2027	5,717,500,000,000	405,352,568
VR0053	3 MONTH-REVERSE REPO BI	3.840%	26-Oct-2020	26-Oct-2028	5,717,500,000,000	405,352,568
VR0054	3 MONTH-REVERSE REPO BI	3.821%	16-Nov-2020	16-Nov-2025	4,370,000,000,000	309,819,103
VR0055	3 MONTH-REVERSE REPO BI	3.821%	16-Nov-2020	16-Nov-2026	4,370,000,000,000	309,819,103
VR0056	3 MONTH-REVERSE REPO BI	3.821%	16-Nov-2020	16-Nov-2027	4,370,000,000,000	309,819,103
VR0057	3 MONTH-REVERSE REPO BI	3.821%	16-Nov-2020	16-Nov-2028	4,370,000,000,000	309,819,103
VR0058	3 MONTH-REVERSE REPO BI	3.817%	23-Nov-2020	23-Nov-2025	6,750,000,000,000	478,553,535
VR0059	3 MONTH-REVERSE REPO BI	3.817%	23-Nov-2020	23-Nov-2026	6,750,000,000,000	478,553,535
VR0060	3 MONTH-REVERSE REPO BI	3.817%	23-Nov-2020	23-Nov-2027	6,750,000,000,000	478,553,535
VR0061	3 MONTH-REVERSE REPO BI	3.817%	23-Nov-2020	23-Nov-2028	6,750,000,000,000	478,553,535
VR0062	3 MONTH-REVERSE REPO BI	3.573%	14-Dec-2020	14-Dec-2025	25,742,500,000,000	1,825,061,388
VR0063	3 MONTH-REVERSE REPO BI	3.573%	14-Dec-2020	14-Dec-2026	25,742,500,000,000	1,825,061,388
VR0064	3 MONTH-REVERSE REPO BI	3.573%	14-Dec-2020	14-Dec-2027	25,742,500,000,000	1,825,061,388
VR0065	3 MONTH-REVERSE REPO BI	3.573%	14-Dec-2020	14-Dec-2028	23,302,500,000,000	1,652,073,147

TOTAL TREASURY NOTES					3,079,915,395,000,000	218,356,207,247

3. RETAIL BONDS
ORI015	FIXED	8.250%	31-Oct-2018	15-Oct-2021	23,378,269,000,000	1,657,444,928
ORI016	FIXED	6.800%	30-Oct-2019	15-Oct-2022	8,213,531,000,000	582,313,229
ORI017	FIXED	6.400%	15-Jul-2020	15-Jul-2023	18,336,042,000,000	1,299,967,068
ORI018	FIXED	5.700%	27-Oct-2020	15-Oct-2023	12,972,170,000,000	919,685,601

TOTAL RETAIL BONDS					62,900,012,000,000	4,459,410,826

TOTAL TRADABLE GOVERNMENT DEBT SECURITIES					3,184,195,407,000,000	225,749,328,483

SERIES	INTEREST RATE BASIS	COUPON RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. ISLAMIC TREASURY BILLS
SPNS08012021	FIXED	ZERO COUPON	9-Apr-2020	8-Jan-2021	4,460,000,000,000	316,199,817
SPNS05022021	FIXED	ZERO COUPON	6-Aug-2020	5-Feb-2021	1,950,000,000,000	138,248,799
SPNS02032021	FIXED	ZERO COUPON	3-Sep-2020	2-Mar-2021	3,000,000,000,000	212,690,460
SPNS14042021	FIXED	ZERO COUPON	15-Oct-2020	14-Apr-2021	3,750,000,000,000	265,863,075
SPNS11052021	FIXED	ZERO COUPON	12-Nov-2020	11-May-2021	1,000,000,000,000	70,896,820
SPNS09062021	FIXED	ZERO COUPON	11-Dec-2020	9-Jun-2021	240,000,000,000	17,015,237

TOTAL ISLAMIC TREASURY BILLS					14,400,000,000,000	1,020,914,207

2. ISLAMIC TREASURY NOTES
IFR0006	FIXED	10.250%	1-Apr-2010	15-Mar-2030	2,175,000,000,000	154,200,583
IFR0007	FIXED	10.250%	21-Jan-2010	15-Jan-2025	1,547,000,000,000	109,677,380
IFR0010	FIXED	10.000%	3-Mar-2011	15-Feb-2036	4,110,000,000,000	291,385,930
PBS002	FIXED	5.450%	2-Feb-2012	15-Jan-2022	63,660,857,000,000	4,513,352,317
PBS003	FIXED	6.000%	2-Feb-2012	15-Jan-2027	17,136,000,000,000	1,214,887,907
PBS004	FIXED	6.100%	16-Feb-2012	15-Feb-2037	23,967,857,000,000	1,699,244,843
PBS005	FIXED	6.750%	2-May-2013	15-Apr-2043	34,324,000,000,000	2,433,462,448
PBS007	FIXED	9.000%	29-Sep-2014	15-Sep-2040	10,375,000,000,000	735,554,507
PBS011	FIXED	8.750%	14-Jan-2016	15-Aug-2023	21,750,000,000,000	1,542,005,834
PBS012	FIXED	8.875%	28-Jan-2016	15-Nov-2031	47,680,694,000,000	3,380,409,578
PBS014	FIXED	6.500%	6-Oct-2016	15-May-2021	75,007,857,000,000	5,317,818,533
PBS015	FIXED	8.000%	21-Jul-2017	15-Jul-2047	23,043,000,000,000	1,633,675,422
PBS017	FIXED	6.125%	11-Jan-2018	15-Oct-2025	41,157,580,000,000	2,917,941,539
PBS018	FIXED	7.625%	4-Jun-2018	15-May-2028	7,500,000,000,000	531,726,150
PBS019	FIXED	8.250%	4-Oct-2018	15-Sep-2023	43,040,000,000,000	3,051,399,131
PBS020	FIXED	9.000%	22-Oct-2018	15-Oct-2027	2,250,000,000,000	159,517,845
PBS021	FIXED	8.500%	5-Dec-2018	15-Nov-2026	13,185,000,000,000	934,774,571
PBS022	FIXED	8.625%	24-Jan-2019	15-Apr-2034	16,330,000,000,000	1,157,745,070
PBS023	FIXED	8.125%	15-May-2019	15-May-2030	10,875,000,000,000	771,002,917
PBS024	FIXED	8.375%	28-May-2019	15-May-2032	3,000,000,000,000	212,690,460
PBS025	FIXED	8.375%	29-May-2019	15-May-2033	24,735,000,000,000	1,753,632,842
PBS026	FIXED	6.625%	17-Oct-2019	15-Oct-2024	57,895,000,000,000	4,104,571,392
PBS027	FIXED	6.500%	4-May-2020	15-May-2023	19,288,896,000,000	1,367,521,387
PBS028	FIXED	7.750%	23-Jul-2020	15-Oct-2046	40,765,000,000,000	2,890,108,866

TOTAL ISLAMIC TREASURY NOTES					604,798,741,000,000	42,878,307,452

3. RETAIL ISLAMIC DEBT SECURITIES
SR-010	FIXED	5.900%	21-Mar-2018	10-Mar-2021	8,436,570,000,000	598,125,984
SR-011	FIXED	8.050%	28-Mar-2019	10-Mar-2022	21,117,570,000,000	1,497,168,558
SR-012	FIXED	6.300%	26-Mar-2020	10-Mar-2023	12,142,572,000,000	860,869,741
SR-013	FIXED	6.050%	30-Sep-2020	10-Sep-2023	25,665,971,000,000	1,819,635,725

TOTAL RETAIL ISLAMIC DEBT SECURITIES					67,362,683,000,000	4,775,800,009

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES					686,561,424,000,000	48,675,021,668

TOTAL TRADABLE SECURITIES					3,870,756,831,000,000	274,424,350,151

SERIES	INTEREST RATE BASIS	COUPON RATE	ISSUE DATE	MATURITY DATE	OUTSTANDING BALANCE
					(In Original Currency)	(In US Dollar)
II. NON-TRADABLE SECURITIES
A. GOVERNMENT DEBT SECURITIES
1. HELD BY BANK INDONESIA
FRNT0001	FIXED	8.000%	29-Aug-2018	29-Aug-2023	3,500,000,000,000	248,138,870
SRBI01 (4)	FIXED	0.100%	7-Aug-2003	1-Aug-2043	49,042,244,961,845	3,476,939,211
SU002 (3)	FIXED	0.100%	23-Oct-1998	1-Apr-2025	9,116,793,505,349	646,351,668
SU004 (3)	FIXED	0.100%	28-May-1999	1-Dec-2025	26,278,525,615,548	1,863,063,899
SU007 (3)	FIXED	0.100%	1-Jan-2006	1-Aug-2025	25,114,635,818,981	1,780,547,814

TOTAL GOVERNMENT DEBT SECURITIES HELD BY BANK INDONESIA					113,052,199,901,723	8,015,041,462

2. RETAIL NON-TRADABLE BONDS
SBR005	BI 7-day (Reverse) Repo Rate	BI 7-Day RR +2.15%	30-Jan-2019	10-Jan-2021	3,977,219,000,000	281,972,179
SBR006	BI 7-day (Reverse) Repo Rate	BI 7-Day RR +1.95%	24-Apr-2019	10-Apr-2021	2,236,018,000,000	158,526,566
SBR007	BI 7-day (Reverse) Repo Rate	BI 7-Day RR +1.50%	31-Jul-2019	10-Jul-2021	3,190,278,000,000	226,180,565
SBR008	BI 7-day (Reverse) Repo Rate	BI 7-Day RR +1.70%	25-Sep-2019	10-Sep-2021	1,875,481,000,000	132,965,639
SBR009	BI 7-day (Reverse) Repo Rate	BI 7-Day RR +1.30%	19-Feb-2020	10-Feb-2022	2,255,246,000,000	159,889,770

TOTAL GOVERNMENT DEBT SECURITIES RETAIL NON-TRADABLE BONDS					13,534,242,000,000	959,534,718

B. GOVERNMENT ISLAMIC DEBT SECURITIES
1. HELD BY MINISTRY OF RELIGIOUS AFFAIR
PBSNT001	FIXED	8.000%	29-Aug-2018	29-Aug-2023	1,500,000,000,000	106,345,230
PBSNTQ01	FIXED	6.370%	27-Aug-2020	27-Aug-2030	3,000,000,000,000	212,690,460
SDHI-2021A	FIXED	8.000%	11-Apr-2011	11-Apr-2021	2,000,000,000,000	141,793,640
SDHI-2021B	FIXED	7.160%	17-Oct-2011	17-Oct-2021	3,000,000,000,000	212,690,460
SDHI-2022A	FIXED	5.910%	21-Mar-2012	21-Mar-2022	3,342,000,000,000	236,937,172
SDHI-2022B	FIXED	8.750%	11-Feb-2014	11-Feb-2022	2,000,000,000,000	141,793,640
SDHI-2024A	FIXED	9.040%	11-Feb-2014	11-Feb-2024	2,000,000,000,000	141,793,640
SDHI-2029A	FIXED	8.430%	25-Mar-2014	25-Mar-2029	1,000,000,000,000	70,896,820
SDHI-2029B	FIXED	8.620%	13-Aug-2014	13-Aug-2029	2,855,000,000,000	202,410,421
SDHI2023A	FIXED	8.820%	4-Nov-2015	4-Nov-2023	1,500,000,000,000	106,345,230
SDHI2025A	FIXED	8.300%	8-Jul-2015	8-Jul-2025	2,000,000,000,000	141,793,640
SW001	FIXED	5.000%	10-Mar-2020	10-Mar-2025	50,849,000,000	3,605,032
SWR001	FIXED	5.500%	26-Nov-2020	10-Nov-2022	14,912,000,000	1,057,213

TOTAL GOVERNMENT ISLAMIC DEBT SECURITIES HELD BY MINISTRY OF RELIGIOUS AFFAIR					24,262,761,000,000	1,720,152,598

2. RETAIL NON-TRADABLE ISLAMIC DEBT SECURITIES
ST003	FIXED	8.150%	27-Feb-2019	10-Feb-2021	3,093,698,000,000	219,333,350
ST004	FIXED	7.950%	28-May-2019	10-May-2021	2,602,809,000,000	184,530,881
ST005	FIXED	7.650%	28-Aug-2019	10-Aug-2021	1,945,098,000,000	137,901,263
ST006	FIXED	7.750%	28-Nov-2019	10-Nov-2021	1,452,499,000,000	102,977,560
ST007	FIXED	1.500%	2-Dec-2020	10-Nov-2022	5,421,257,000,000	384,349,881

TOTAL RETAIL NON-TRADABLE ISLAMIC DEBT SECURITIES					14,515,361,000,000	1,029,092,935

TOTAL NON-TRADABLE SECURITIES					165,364,563,901,723	11,723,821,714

TOTAL DOMESTIC CURRENCY DENOMINATED BONDS					4,036,121,394,901,720	286,148,171,865

Assumed exchange rate for conversion as of December 31 2020 (Bank Indonesia Middle Exchange Rate)

IDR/USD	14,105.005
BI 7-day (Reverse) Repo Rate as of December 2020	5.00%

FR: Fixed Rate (Treasury Notes)

IFR: Islamic Fixed Rate

ORI: Obligasi Negara Ritel (Retail Bonds)

PBS: Project Based Sukuk

SBR: Saving Bonds Retail

SDHI: Sukuk Dana Haji Indonesia (Hajj Fund Sukuk)

SPN: Surat Perbendaharaan Negara (Treasury Bills)

SPNS: Surat Perbendaharaan Negara Syariah (Islamic Treasury Bills)

SR: Sukuk Ritel (Retail Islamic Debt Securities)

SRBI: Special Rate Bank Indonesia

ST: Sukuk Tabungan (Savings Sukuk)

SU: Surat Utang (Debt Securities)

SW: Sukuk Wakaf (Cash Waqf Linked Sukuk)

SWR: Sukuk Wakaf Ritel (Retail Cash Waqf Linked Sukuk)